UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

EMPIRE RESORTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14(a)-6(i)(1) and 0-11.

(1)

Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of Empire Resorts, Inc. (“Common Stock”)

Series B Preferred Stock, par value, $0.01 per share, of Empire Resorts, Inc. (“Series B Preferred Stock”)

(2)

Aggregate number of securities to which transaction applies:

5,945,634 shares of Common Stock (including 406,000 shares of Common Stock issuable pursuant to a corresponding number of restricted stock units and 18,750 shares of restricted Common Stock) and 2,390 shares of Common Stock underlying 44,258 shares of Series B Preferred Stock.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of transaction for purposes of calculating the filing fee is $57,933,753.76. The maximum aggregate value of the transaction was calculated based upon (i) (A) 5,945,634 shares of Common Stock (including 406,000 shares of Common Stock issuable pursuant to a corresponding number of restricted stock units and 18,750 shares of restricted Common Stock) issued and outstanding plus (B) 2,390 shares of Common Stock issuable upon conversion of 44,258 shares of Series B Preferred Stock issued and outstanding, multiplied by (ii) $9.74. The filing fee equals the product of 0.0001212 multiplied by the maximum aggregate value of the transaction.

	(4)	Proposed maximum aggregate value of transaction: $57,933,753.76
	(5)	Total fee paid: $7,021.57

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

EMPIRE RESORTS, INC.

c/o Monticello Casino and Raceway

204 State Route 17B

P.O. Box 5013

Monticello, New York 12701

                    , 2019

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders (the “Special Meeting”) of Empire Resorts, Inc. (“Empire” or the “Company”), which will be held at                  , Eastern Time, on                  , 2019 at                 . The Special Meeting is being held for the following purposes, as more fully described in the accompanying Proxy Statement:

1.

To hold a vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 18, 2019 (as it may be amended, the “Merger Agreement”), by and among the Company, Hercules Topco LLC, a Delaware limited liability company (“Parent”), and Hercules Merger Subsidiary Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving as a subsidiary of Parent (the “Merger Proposal”);

2.

To hold an advisory (non-binding) vote to approve certain items of compensation that are based on or otherwise related to the Merger that may become payable to the Company’s named executive officers under existing agreements with the Company (the “golden parachute compensation” and the proposal, the “Compensation Proposal”); and

3.

To hold a vote on a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal (the “Adjournment Proposal”).

If the Merger is completed, each share of common stock, par value $0.01 per share, of the Company (“Common Stock”) that you own immediately prior to the effective time of the Merger (the “Effective Time”), other than as provided below, will be converted into the right to receive $9.74 in cash (the “Common Stock Per Share Merger Consideration”), without interest and less applicable withholding taxes, and each share of the Company’s Series B Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), that you own immediately prior to the Effective Time of the Merger, other than as provided below, will be converted into the right to receive an amount in cash equal to the product of the Common Stock Per Share Merger Consideration multiplied by the number of shares of Common Stock into which such share of Series B Preferred Stock is convertible, without interest and less applicable withholding taxes. In addition, in connection with completion of the Merger: (i) shares of Common Stock or Series F Convertible Preferred Stock, par value $0.01 per share (“Series F Preferred Stock” and, together with the Common Stock and Series B Preferred Stock, the “Voting Stock”), owned by Kien Huat, GenM or their respective affiliates will remain outstanding, (ii) shares of Voting Stock owned by the Company or any of its wholly-owned subsidiaries will be canceled and (iii) shares of Voting Stock owned by any stockholder who properly exercises appraisal rights under Delaware law with respect to such shares will be canceled and entitle the holder thereof only to such appraisal rights, unless and until such holder fails to perfect, and therefore loses, such appraisal rights. Following the completion of the Merger, the Company will no longer have Common Stock listed on the Nasdaq Global Market and will no longer be required to file periodic and other reports with the Securities and Exchange Commission with respect to Common Stock. After the Merger, you will no longer have an equity interest in the Company and will not participate in any potential future earnings of the Company.

The completion of the Merger requires the affirmative vote of holders of a majority of the voting power of the outstanding shares of Common Stock, Series B Preferred Stock, and Series F Preferred Stock entitled to vote thereon as of the record date of the Special Meeting, voting as one class (the “General Stockholder Vote”). In addition, the Merger Agreement makes it a condition to the parties’ obligations to consummate the Merger that the holders of a majority of the voting power of the outstanding shares of Voting Stock not held by Kien Huat Realty III Limited, an Isle of Man company limited by shares (“Kien Huat”), Genting Malaysia Berhad, a Malaysian public company limited by shares (“GenM”), their respective affiliates, or any director or executive officer of the Company (such holders, collectively, the “Public Stockholders”), entitled to vote thereon as of the record date of the Special Meeting, voting as one class, vote in favor of the Merger Proposal (the “Public Stockholder Vote” and, together with the General Stockholder Vote, the “Required Stockholder Vote”). In connection with the execution of the Merger Agreement, Kien Huat, entered into a voting agreement with the Company, pursuant to which Kien Huat has agreed to vote its shares of Voting Stock in favor of the Merger Proposal, subject to the limitations set forth in the voting agreement.

Pursuant to the binding term sheet by and between GenM, Kien Huat and Genting (USA) Limited, an Isle of Man company limited by shares (“Gen USA”), dated as of August 5, 2019, subject to the satisfaction of certain conditions (including receipt of regulatory approvals), it is expected that prior to the completion of the Merger, Kien Huat will sell to Gen USA 13,200,000 shares of Common Stock at $9.74 per share, the same price as the Common Stock Per Share Merger Consideration. Following such purchase, it is expected that Kien Huat and Gen USA will contribute their shares of Common Stock to Parent. As a result, it is expected that Parent will own all of the Company’s Common Stock and Kien Huat will own all of the Company’s Series F Preferred Stock following the completion of the Merger, no other parties will own any capital stock of the Company, and neither Kien Huat, Gen USA, nor Parent will receive the Common Stock Per Share Merger Consideration or the Series B Per Share Merger Consideration (as defined herein).

Each of the Compensation Proposal and the Adjournment Proposal will be approved if a majority of the votes cast by holders of Voting Stock vote in favor of such proposal. Approval of the Compensation Proposal and the Adjournment Proposal are not conditions to the completion of the Merger.

The board of directors of the Company (the “Board”) formed a special committee comprised entirely of independent and disinterested directors (the “Special Committee”) to consider and negotiate the terms and conditions of the Merger and to recommend to the Board whether to pursue the Merger and, if so, on what terms and conditions.

The Board, based in part on the unanimous recommendation of the Special Committee, has adopted and approved the Merger Agreement and recommends a vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

In arriving at its recommendations, the Board and the Special Committee carefully considered a number of factors described in the accompanying Proxy Statement.

In considering the recommendation of the Board, you should be aware that certain of the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally as further described in the accompanying Proxy Statement. You should also be aware that Kien Huat has interests in the Merger that are different from, or in addition to, the interests of the Company’s other stockholders, as further described in the accompanying Proxy Statement.

Any holder of Voting Stock who does not vote in favor of the Merger Proposal will have the right to seek appraisal of the fair value of such holder’s shares of capital stock as determined by the Delaware Chancery Court if the Merger is completed, but only if such holder does not vote in favor of the Merger Proposal and otherwise complies with the procedures of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), which is the appraisal rights statute applicable to Delaware corporations. These appraisal rights are summarized in the accompanying Proxy Statement. The accompanying Proxy Statement will constitute notice to you from the Company of the availability of appraisal rights under Section 262 of the DGCL.

Your vote is important. Whether or not you plan to attend the Special Meeting in person, to ensure that your shares are represented at the Special Meeting, please vote via the Internet or by telephone as instructed in the accompanying proxy materials or complete, date and sign and return a proxy card as promptly as possible. Even if you plan to attend the Special Meeting, please take advantage of one of the advance voting options to ensure that your shares are represented at the Special Meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying Proxy Statement. The Merger cannot be completed unless the Merger Proposal is approved by the affirmative vote of: (i) holders of a majority of the voting power of the outstanding shares of Voting Stock, voting as a single class, entitled to vote thereon as of the record date for the Special Meeting, and (ii) holders of a majority of the voting power of the outstanding shares of Voting Stock not held by Kien Huat, GenM, their respective affiliates or any director or executive officer of the Company entitled to vote thereon as of the record date for the Special Meeting, voting as a single class.

Thank you for your continued support.

Sincerely,

Emanuel R. Pearlman

Executive Chairman of the Board

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved the Merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated thereby, including the proposed Merger, or passed upon the adequacy or accuracy of the information contained in this document or the accompanying Proxy Statement. Any representation to the contrary is a criminal offense.

The accompanying Proxy Statement is dated                     , 2019 and is first being mailed to the Company’s stockholders on or about                     , 2019.

EMPIRE RESORTS, INC.

c/o Monticello Raceway

204 State Route 17B

P.O. Box 5013

Monticello, New York 12701

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2019

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders (the “Special Meeting”) of Empire Resorts, Inc. (“Empire Resorts” or the “Company”) which will be held at              , Eastern Time, on                     , 2019 at             . The Special Meeting is being held for the following purposes, as more fully described in the accompanying Proxy Statement:

1.

To hold a vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 18, 2019 (as it may be amended, the “Merger Agreement”), by and among the Company, Hercules Topco LLC, a Delaware limited liability company (“Parent”), and Hercules Merger Subsidiary Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving as a subsidiary of Parent (the “Merger Proposal”);

2.

To hold an advisory (non-binding) vote to approve certain items of compensation that are based on or otherwise related to the Merger that may become payable to the Company’s named executive officers under existing agreements with the Company (the “golden parachute compensation” and the proposal, the “Compensation Proposal”); and

3.

To hold a vote on a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal (the “Adjournment Proposal” and, together with the Merger Proposal and the Compensation Proposal, the “Proposals”).

The Proposals are more fully described in the accompanying Proxy Statement, which the Company urges you to read carefully and in its entirety. A copy of the Merger Agreement is attached as Appendix A to the accompanying Proxy Statement, which the Company also urges you to read carefully and in its entirety.

The board of directors of the Company (the “Board”), based in part on the unanimous recommendation of a special committee comprised entirely of independent and disinterested directors (the “Special Committee”), has adopted and approved the Merger Agreement and recommends a vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal. The Company does not expect a vote to be taken on any other matters at the Special Meeting or any adjournment or postponement thereof.

Holders of record of the Company’s common stock, par value $.01 per share (the “Common Stock”), Series B Preferred Stock, par value $.01 per share (the “Series B Preferred Stock”), and Series F Convertible Preferred Stock, par value $.01 per share (the “Series F Preferred Stock,” and, together with the Common Stock and Series B Preferred Stock, the “Voting Stock”), at the close of business on                , 2019 (the “Record Date”) will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Each share of Common Stock entitles the holder thereof to one vote, each share of Series B Preferred Stock entitles the holder thereof to fifty-four thousandths (.054) of one vote, and each share of Series F Preferred Stock entitles the holder thereof to 5,000 votes.

The completion of the Merger requires the affirmative vote of holders of a majority of the voting power of the outstanding shares of Voting Stock entitled to vote thereon as of the Record Date for the Special Meeting, voting as one class (the “General Stockholder Vote”). In addition, the Merger Agreement makes it a condition to the parties’ obligations to consummate the Merger that the holders of a majority of the voting power of the outstanding shares of Voting Stock (as defined herein) not held by Kien Huat, GenM, their respective affiliates, or any director or executive officer of the Company (such holders, collectively, the “Public Stockholders”), entitled to vote thereon as of the Record Date for the Special Meeting, voting as one class, vote in favor of the Merger Proposal (the “Public Stockholder Vote” and, together with the General Stockholder Vote, the “Required Stockholder Vote”). In connection with the execution of the Merger Agreement, Kien Huat, entered into a voting agreement with the Company, pursuant to which Kien Huat has agreed to vote its shares of Voting Stock in favor of the Merger Proposal, subject to the limitations set forth in the voting agreement.

The proposed Merger is a “going-private” transaction under the rules of the Securities and Exchange Commission (the “SEC”). Approximately 86% of the Voting Stock is owned by Kien Huat Realty III Limited, an Isle of Man company limited by shares (“Kien Huat”). Genting (USA) Limited, an Isle of Man company limited by shares (“Gen USA”) currently holds a 49% membership interest in Parent and Kien Huat currently holds a 51% membership interest in Parent. Pursuant to the binding term sheet by and between GenM, Kien Huat and Gen USA, dated as of August 5, 2019, subject to the satisfaction of certain conditions (including receipt of regulatory approvals), it is expected that prior to the completion of the Merger, Kien Huat will sell to Gen USA 13,200,000 shares of Common Stock at $9.74 per share, the same price as the Common Stock Per Share Merger Consideration (as defined herein). Following such purchase, it is expected that Kien Huat and Gen USA will contribute their shares of Common Stock to Parent. As a result, it is expected that Parent will own all of the Company’s Common Stock and Kien Huat will own all of the Company’s Series F Preferred Stock following the completion of the Merger, no other parties will own any capital stock of the Company, and neither Kien Huat, Gen USA, nor Parent will receive the Common Stock Per Share Merger Consideration or the Series B Per Share Merger Consideration (as defined herein). We refer to Merger Sub, Parent, Kien Huat, Gen USA, GenM, Genting Berhad, a Malaysian public company limited by shares (“Genting”) and Tan Sri Lim Kok Thay, together, as the “Parent Filing Group Persons.”

In considering the recommendations of the Board, you should be aware that certain of the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally, as further described in the accompanying Proxy Statement. You should also be aware that Kien Huat has interests in the Merger that are different from, or in addition to, the interests of the Company’s other stockholders, as further described in the accompanying Proxy Statement.

Any holder of Voting Stock who does not vote in favor of the Merger Proposal will have the right to seek appraisal of the fair value of such holder’s shares of capital stock as determined by the Delaware Chancery Court if the Merger is completed, but only if such holder does not vote in favor of the Merger Proposal and otherwise complies with the procedures of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), which is the appraisal rights statute applicable to Delaware corporations. These appraisal rights are summarized in the accompanying Proxy Statement. The accompanying Proxy Statement will constitute notice to you from the Company of the availability of appraisal rights under Section 262 of the DGCL.

Your vote is important. Whether or not you plan to attend the Special Meeting in person, to ensure that your shares are represented at the Special Meeting, please vote via the Internet or by telephone as instructed in the accompanying proxy materials or complete, date and sign and return a proxy card as promptly as possible. Even if you plan to attend the Special Meeting, please take advantage of one of the advance voting options to ensure that your shares are represented at the Special Meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying Proxy Statement.

The Company urges you to read the Proxy Statement and Merger Agreement carefully and in their entirety.

By order of the Board,

Nanette Horner

Executive Vice President, Chief Counsel and Chief Compliance Officer

                    , 2019

Please do not send your Voting Stock certificates to the Company at this time. If the Merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

If you have questions about the Merger Agreement or the Merger, including the procedures for voting your shares, you should contact MacKenzie Partners, Inc., our proxy solicitor, by calling toll-free at (800) 322-2885.

PROXY STATEMENT

Page
SUMMARY TERM SHEET	1

FORWARD-LOOKING STATEMENTS	11

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS AND THE SPECIAL MEETING	12

SPECIAL FACTORS	20
Background of the Merger	20
Recommendation of the Special Committee and Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger	36
Projected Financial Information	43
Opinion of Financial Advisor to the Special Committee	46
Purposes and Reasons of the Company for the Merger	52
Purposes and Reasons of the Parent Filing Group Persons for the Merger	52
Positions of the Parent Filing Group Persons Regarding the Fairness of the Merger	54
Certain Effects of the Merger; Plans for the Company	64
Alternatives to the Merger	67
Effects on the Company if the Merger is not Completed	67
Financing of the Merger	68
Interests of the Company’s Directors and Executive Officers in the Merger	68
Voting Agreement	74
Dividends	74
Appraisal Rights	75
Accounting Treatment of the Merger	79
Material U.S. Federal Income Tax Consequences	79
Regulatory Approvals	82
Delisting and Deregistration of Voting Stock	83
Effective Time of Merger	83
Payment of Per Share Merger Consideration and Surrender of Stock Certificates	83
Fees and Expenses	84

THE PARTIES INVOLVED IN THE MERGER	85
The Parties Involved in the Merger	85
Business and Background of Natural Persons Related to the Company	90
Business and Background of Natural Persons Related to the Parent Filing Group Persons	94
Company Transactions with the Parent Filing Group Persons	101

THE SPECIAL MEETING	109
Date, Time, Place and Purpose of the Special Meeting	109
Recommendation of the Board	109
Record Date, Voting and Quorum	109
Required Vote	110
Voting	110
Revocability of Proxies	111
Attendance at the Special Meeting	111
Adjournments and Postponements	111
Who is Entitled to Vote at the Special Meeting?	111
How Do I Vote?	112
What If I Request and Return a Proxy Card But Do Not Make Specific Choices?	113
Can I Change My Vote After I Return My Proxy Card?	113

i

ii

Page

HOUSEHOLDING	152

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION	153

APPENDICES

Appendix A: Agreement and Plan of Merger

Appendix B: Opinion of Moelis & Company LLC

Appendix C: Section 262 of the Delaware General Corporation Law

iii

EMPIRE RESORTS, INC.

c/o Monticello Casino and Raceway

204 State Route 17B

P.O. Box 5013

Monticello, New York 12701

PROXY STATEMENT

This Proxy Statement contains information related to a special meeting of stockholders (the “Special Meeting”) of Empire Resorts, Inc., which will be held at                      , Eastern Time, on                     , 2019 at                     , and at any adjournments or postponements thereof. We are furnishing this Proxy Statement to our stockholders as part of the solicitation of proxies by our board of directors of the Company (the “Board”) for use at the Special Meeting. At the Special Meeting you will be asked to, among other things, consider and vote on the adoption of the Merger Agreement (as defined immediately below). This Proxy Statement is first being mailed to stockholders on or about                     , 2019.

SUMMARY TERM SHEET

This following summary term sheet highlights selected information contained in this Proxy Statement and may not contain all of the information that is important to you. We urge you to read this entire Proxy Statement carefully, including the appendices, before voting. We have included section references to direct you to a more complete description of the topics described in this summary term sheet. You may obtain the information incorporated by reference into this Proxy Statement without charge by following the instructions in “Where Stockholders Can Find More Information” beginning on page 153. Unless the context requires otherwise, references in this Proxy Statement to “we,” “us,” “our,” the “Company” or “Empire Resorts” refer to Empire Resorts, Inc., a Delaware corporation, and its subsidiaries. We refer to Hercules Topco LLC, a Delaware limited liability company, as “Parent,” and Hercules Merger Subsidiary Inc., a Delaware corporation, as “Merger Sub.” We refer to Merger Sub, Parent, Kien Huat Realty III Limited , an Isle of Man company limited by shares and our largest stockholder (“Kien Huat”), Genting (USA) Limited, an Isle of Man company limited by shares (“Gen USA”), Genting Malaysia Berhad, a Malaysian public company limited by shares (“GenM”), Genting Berhad, a Malaysian public company limited by shares (“Genting”) and Tan Sri Lim Kok Thay (collectively, the “Parent Filing Group Persons”). We refer to the board of directors of the Company as the “Board.” We refer to the special committee of the board of directors, comprised entirely of independent and disinterested directors, as the “Special Committee.”

Because the Merger is a “going private” transaction, the Company and the Parent Filing Group Persons have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger (as amended from time to time, the “Schedule 13E-3”). You may obtain additional information about the Schedule 13E-3 under the caption “Where You Can Find Additional Information.”

•	Purpose of Stockholders’ Vote. You are being asked to:

•	consider and vote upon a proposal (the “Merger Proposal”) to adopt the Agreement and Plan of Merger, dated as of August 18, 2019, by and among the Company, Parent and

Merger Sub, as it may be amended from time to time (the “Merger Agreement”). A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), and the Company will continue as the surviving corporation. If the Merger is completed, each share of common stock, par value $0.01 per share, of the Company (“Common Stock”) that you own immediately prior to the effective time of the Merger (the “Effective Time”), other than as provided below, will be converted into the right to receive $9.74 in cash (the “Common Stock Per Share Merger Consideration”), without interest and less applicable withholding taxes, and each share of the Company’s Series B Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), that you own immediately prior to the Effective Time of the Merger, other than as provided below, will be converted into the right to receive an amount in cash equal to the product of the Common Stock Per Share Merger Consideration multiplied by the number of shares of Common Stock into which such share of Series B Preferred Stock is convertible, without interest and less applicable withholding taxes (the “Series B Per Share Merger Consideration” and together with the Common Stock Per Share Merger Consideration, the “Per Share Merger Consideration”). In addition, in connection with completion of the Merger: (i) shares of Common Stock or Series F Convertible Preferred Stock, par value $0.01 per share (“Series F Preferred Stock” and, together with the Common Stock and Series B Preferred Stock, the “Voting Stock”), owned by Kien Huat, GenM or their respective affiliates (the “Rollover Shares”) will remain outstanding, (ii) shares of Voting Stock owned by the Company or any of its wholly-owned subsidiaries (the “Canceled Shares”) will be canceled and (iii) shares of Voting Stock owned by any stockholder who properly exercises appraisal rights under Delaware law with respect to such shares (the “Dissenting Shares”) will be canceled and entitle the holder thereof only to such appraisal rights, unless and until such holder fails to perfect, and therefore loses, such appraisal rights. See “Special Factors” beginning on page 20; “The Special Meeting” beginning on page 109; “The Merger Proposal” beginning on page 119; and “The Merger Agreement—Conversion of Securities” beginning on page 120;

•

approve on an advisory (non-binding) basis, certain items of compensation that are based on or otherwise related to the Merger that may become payable to the Company’s named executive officers under existing agreements with the Company (which is referred to in this Proxy Statement as the “golden parachute compensation” and the proposal, the “Compensation Proposal”). See “Advisory Vote on Golden Parachute Compensation” beginning on page 139; and

•

approve a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal (the “Adjournment Proposal” and, together with the Merger Proposal and the Compensation Proposal,” the “Proposals”). See “Adjournment of the Special Meeting” beginning on page 140.

•

Voting Agreement. In connection with the execution of the Merger Agreement, Kien Huat entered into a voting agreement (the “Voting Agreement”) with the Company pursuant to which Kien Huat has agreed to vote its shares of Voting Stock, representing approximately 86% of the voting power of the outstanding shares of Voting Stock, in favor of the Merger Proposal, subject to the limitations set forth in the Voting Agreement. Under the Voting

Agreement, Kien Huat agreed not to transfer any of its shares in the Company, except to certain permitted transferees that agree to join the Voting Agreement. Kien Huat’s obligations under the Voting Agreement will automatically terminate upon the earliest to occur of (i) the mutual agreement of the parties thereto to terminate the Voting Agreement; (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the Effective Time. See “Special Factors—Voting Agreement” beginning on page 74.

•

Term Sheet Acquisition. Pursuant to the binding term sheet by and between GenM, Kien Huat and Gen USA, dated as of August 5, 2019 (the “Term Sheet”), subject to the satisfaction of certain conditions (including receipt of regulatory approvals), it is expected that prior to the completion of the Merger, Kien Huat will sell to Gen USA 13,200,000 shares of Common Stock at $9.74 per share, the same price as the Common Stock Per Share Merger Consideration. In addition, it is expected that prior to completion of the Merger, (i) Gen USA will contribute 13,200,000 shares of Common Stock to Parent and Kien Huat will contribute 15,714,606 shares of Common Stock (representing all shares of Common Stock held by Kien Huat at such time) to Parent and (ii) Gen USA will contribute an amount of cash equal to 49% of the aggregate Per Share Merger Consideration plus approximately $9.4 million and Kien Huat will contribute an amount of cash equal to 51% of the aggregate Per Share Merger Consideration less $9.4 million. In exchange for such contributions, (a) Gen USA will continue to hold a 49% membership interest in Parent and (b) Kien Huat will continue to hold a 51% membership interest in Parent and will also receive $9.4 million in cash. The $9.4 million will be contributed to Parent by Gen USA in order for Gen USA to maintain a membership interest of 49%, assuming that all shares of Common Stock contributed to Parent have a value of $9.74 per share.

•

Parties Involved in the Merger. The Company, a Delaware corporation headquartered in Monticello, New York, serves as a holding company for various subsidiaries engaged in the hospitality and gaming industries. Parent is a newly formed Delaware limited liability company, in which Gen USA currently holds a 49% membership interest and Kien Huat currently holds a 51% membership interest. Merger Sub is a newly formed Delaware corporation, wholly-owned by Parent. Both Parent and Merger Sub were formed for the sole purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement, including the Merger. Kien Huat, an Isle of Man company limited by shares, acts as an investment holding company for investments held ultimately for a trust for the benefit of Tan Sri Lim Kok Thay and certain other members of his family. Gen USA, an Isle of Man company limited by shares, acts as an investment holding company for investments indirectly held by GenM, including the transactions contemplated by the Term Sheet. GenM, a Malaysian public company limited by shares, is one of the leading destination resort operators in the world. Genting, a Malaysian public company limited by shares, is principally an investment holding and management company. Tan Sri Lim Kok Thay, a citizen of Malaysia, indirectly controls Kien Huat and, for purposes of Rule 13e-3, may be deemed to indirectly control Genting, which may be deemed to control GenM and which controls its indirect wholly-owned subsidiary Gen USA. See “The Parties Involved in the Merger” beginning on page 85.

•	Conditions to the Merger. The completion of the Merger is subject to the satisfaction or waiver of certain conditions, which are described in “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 135. These conditions include, among others:

•

Adoption of the Merger Proposal by the affirmative vote of holders of a majority of the voting power of the outstanding shares of Voting Stock entitled to vote thereon as of the record date of the Special Meeting, voting as one class (the “General Stockholder Vote”). In addition, the Merger Agreement makes it a condition to the parties’ obligations to consummate the Merger that the holders of a majority of the voting power of the outstanding shares of Voting Stock not held by Kien Huat, GenM, and their respective affiliates, or any director or executive officer of the Company (such holders, collectively, the “Public Stockholders”), entitled to vote thereon as of the Record Date of the Special Meeting, voting as one class, vote in favor of the Merger Proposal (the “Public Stockholder Vote” and, together with the General Stockholder Vote, the “Required Stockholder Vote”).

•	Obtaining certain requisite gaming authority approvals;

•	The absence of any law or order enjoining or prohibiting the Merger;

•

At least twenty-one calendar days have elapsed since an information statement relating to an amendment to the terms of the Series F Preferred Stock has been cleared by the staff of the Securities and Exchange Commission and mailed to the Company’s holders of Voting Stock;

•	The accuracy of the other party’s representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers);

•

The other party’s performance and compliance, in all material respects, with its obligations required to be performed or complied with under the Merger Agreement at or before the date of completion of the Merger;

•

The non-occurrence of an event of default under certain of the Company’s outstanding indebtedness, unless such event of default occurred and is continuing due to a failure by Kien Huat to provide financing in the amounts and at the times required by the letter agreement by and between the Company and Kien Huat, dated November 6, 2018 (as amended and restated on November 9, 2018, and as amended on August 18, 2019); and

•	The non-occurrence of a material adverse effect from the date of the Merger Agreement to the Effective Time.

•

Purposes and Reasons of the Company for the Merger. The Company has determined to undertake the Merger based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail under “Special Factors —Recommendation of the Special Committee and Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” beginning on page 36.

•

Special Committee and Board Recommendation. The Special Committee, after careful consideration, voted unanimously to (i) approve and declare advisable the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, (ii) declare that it is in the best interests of the Company to enter into the Merger Agreement and consummate the Merger on the terms and subject to the conditions set forth in the Merger Agreement and (iii) recommend that the Board approve the Merger Agreement and the Merger. The Board, after careful consideration of the recommendation of the Special Committee and acknowledging the interest of Kien Huat in the Merger, voted to (i) approve and declare it is fair, advisable and in the best interests of the Company to approve the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement (ii) direct that the adoption of the Merger Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iii) recommend to the stockholders of the Company that they vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal. See “Special Factors—Recommendation of the Special Committee and Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” beginning on page 36 and see “Advisory Vote on Golden Parachute Compensation” beginning on page 139.

•

Opinion of the Special Committee’s Financial Advisor. In connection with the Merger, the Special Committee received a written opinion, dated August 18, 2019, from the Special Committee’s financial advisor, Moelis & Company LLC (“Moelis”), as to the fairness, from a financial point of view and as of the date of such opinion, of the Common Stock Per Share Merger Consideration to be received in the Merger by the holders of Common Stock, other than Hercules Topco LLC, Hercules Merger Subsidiary Inc. and Kien Huat (collectively, with their respective affiliates, the “Excluded Holders”). The full text of Moelis’ written opinion dated August 18, 2019, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this Proxy Statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Special Committee (solely in its capacity as such) in its evaluation of the Merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, to the Merger Consideration, and does not address the Company’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available with respect to the Company. Moelis’ opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Merger or any other matter. See “Special Factors—Opinion of Financial Advisor to the Special Committee” beginning on page 46.

•

Purposes and Reasons of the Parent Filing Group Persons for the Merger. The Parent Filing Group Persons have determined to undertake the Merger based on the material factors, determinations and conclusions described in detail under “Special Factors —Purposes and Reasons of the Parent Filing Group Persons for the Merger” beginning on page 52.

•

Financing of the Merger. Pursuant to separate equity commitment letters, each dated August 18, 2019, each of Kien Huat and Resorts World Omni, LLC, an affiliate of Gen USA (“RW Omni”), have committed to, among other things, provide equity support (the “Equity Commitment”) to fund, subject to the terms and conditions set forth therein, all of Parent’s payment obligations and relevant fees and expenses to be reimbursed by Parent under the Merger Agreement (collectively, the “Kien Huat Equity Commitment Letter,” such equity commitment letter of RW Omni, the “RW Omni Equity Commitment Letter” and, together with the Kien Huat Equity Commitment Letter, the “Equity Commitment Letters”). Availability of financing for the

Merger is not a condition to Parent’s obligation to consummate the Merger. See “Special Factors—Financing of the Merger” beginning on page 68.

•

Interests of the Company’s Directors and Executive Officers in the Merger. In considering the recommendation of the Board, you should be aware that certain of the Company’s directors and executive officers may have interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders. Shares of Voting Stock owned by the Company’s directors and executive officers (in their individual capacity) will be treated the same way as shares of Voting Stock held by the Company’s Public Stockholders. Restricted stock units (“RSUs”) and restricted shares of Common Stock (“Company Stock Awards”) held by the Company’s directors and executive officers (in their individual capacity) will be treated the same as Company Stock Awards held by the Company’s employees that are outstanding immediately prior to the Effective Time. See “The Merger Agreement—Conversion of Securities—Treatment of Outstanding RSUs and Company Stock Awards” beginning on page 120. For additional information relating to interests of directors and executive officers in the Merger, see “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 68 and “Advisory Vote on “Golden Parachute Compensation” beginning on page 139.

•

Interests of the Parent Filing Group Persons in the Merger. In considering the recommendation of the Board, you should be aware that the Parent Filing Group Persons have interests in the Merger that are different from, or in addition to, the interests of the Company’s Public Stockholders. The Parent Filing Group Persons will continue to have direct or indirect equity interests in the Company after the completion of the Merger and shares of Voting Stock held by the Parent Filing Group Persons will remain outstanding following the Merger. The Special Committee and the Board were aware of these interests during their respective deliberations on the merits of the Merger and in making their decisions to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. These interests are discussed in “Special Factors—Positions of the Parent Filing Group Persons Regarding the Fairness of the Merger” beginning on page 54.

•

Material U.S. Federal Income Tax Consequences of the Merger. The exchange of Voting Stock for the Per Share Merger Consideration pursuant to the Merger generally will be a taxable event for U.S. federal income tax purposes. Each U.S. holder (as defined in the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 79) whose shares of Voting Stock are converted into the right to receive the Per Share Merger Consideration will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the Per Share Merger Consideration and the U.S. holder’s adjusted tax basis in such shares of Voting Stock. Gain or loss will be determined separately for each block of shares of Voting Stock (i.e., shares of Voting Stock acquired at the same cost in a single transaction). See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 79 for a discussion of the material U.S. federal income tax consequences of the Merger to certain U.S. holders and certain non-U.S. holders. The determination of the actual tax consequences of the Merger to a holder of Voting Stock will depend on the holder’s specific situation. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the Merger to them based on their particular circumstance, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

•

Treatment of Outstanding RSUs and Company Stock Awards. Immediately prior to the Effective Time, each RSU under the Company’s Amended and Restated 2015 Equity Incentive Plan (the “Plan”) that is outstanding, whether or not then vested, will be canceled, extinguished and converted into the right to receive an amount in cash equal to the product of the aggregate number of shares of Common Stock underlying such RSUs, multiplied by the Common Stock Per Share Merger Consideration. Immediately prior to the Effective Time, each Company Stock Award that is outstanding will be forfeited by the Company and converted into the right to receive an amount in cash equal to the product of the aggregate number of Company Stock Awards multiplied by the Common Stock Per Share Merger Consideration. The cash payments for outstanding RSUs and Company Stock Awards will be payable through the payroll system of the Company (or one of the Company’s subsidiaries), without interest and net of applicable tax withholding. For more details about the treatment of Company equity-based awards, please see the section entitled “The Merger Agreement—Conversion of Securities—Treatment of Outstanding RSUs and Company Stock Awards” beginning on page 120.

•

Anticipated Closing of the Merger. The Merger is expected to be completed after all of the conditions to the Merger are satisfied or waived. The Company currently expects the Merger to be completed in the fourth quarter of 2019, although the Company cannot assure completion by any particular date, if at all. The Company will issue a press release once the Merger has been completed. See “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 135.

•

Go-Shop Period; No-Shop Period. Under the Merger Agreement, during the 10-business day period beginning on the date of the Merger Agreement and continuing until 12:00 p.m. Eastern time on August 30, 2019 (the “Go-Shop Period”), the Company had the right to solicit, initiate, knowingly facilitate or knowingly encourage any alternative takeover proposal and to participate or engage in discussions or negotiations with respect to any takeover proposal. At 12:00 p.m. Eastern time on August 30, 2019 the Go-Shop Period expired. During the Go-Shop Period, the Company, with the assistance of Moelis, the financial advisor to the Special Committee of the Board, contacted 19 potential bidders. Each party that was contacted either notified the Company that it would not be interested in pursuing a potential transaction with the Company or did not respond. The Company also received inbound indications of interest from two potential financing sources. Ultimately, however, both of these parties failed to make a proposal constituting a “Takeover Proposal” (as defined in the Merger Agreement). Starting immediately after 12:00 p.m. Eastern time on August 30, 2019 and in accordance with the terms of the Merger Agreement, the Company became subject to customary covenants restricting its ability to solicit takeover proposals from third parties or to provide information to and engage in discussions with a third party in relation to a takeover proposal, subject to certain customary exceptions, to permit the Board to comply with its fiduciary duties. Until the Required Stockholder Vote is obtained, the Board or the Special Committee may (i) change its recommendation that stockholders vote to adopt the Merger Agreement in response to an “Intervening Event” (as defined in the Merger Agreement) or (ii) change its recommendation in response to, or terminate the Merger Agreement to accept, a Superior Proposal, in each case, if the Board (acting on the recommendation of the Special Committee) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that failing to so act would be inconsistent with its fiduciary duties and if the Company first provides Parent an opportunity of up to five business days to negotiate amendments to the Merger Agreement that, if accepted by the Company, would, in the case of a Superior

Proposal, cause the applicable takeover proposal to cease to be a Superior Proposal or, in the case of an Intervening Event, to cease to require a change to the Board’s recommendation that stockholders vote to adopt the Merger Agreement in response to such Intervening Event. A “Superior Proposal” is a bona fide written takeover proposal to acquire at least 75% of the outstanding equity or assets of the Company that the Special Committee has determined in good faith, after consultation with its outside legal counsel and financial advisors, (i) is on terms and conditions more favorable, from a financial point of view, to the stockholders of the Company than those contemplated by the Merger Agreement and (ii) is reasonably capable of being completed, taking into account all material financial, regulatory, legal and other aspects of such proposal, but excluding whether Parent and any of its affiliates that are stockholders of the Company would support the takeover proposal. See “The Merger Agreement—Covenants of the Company—Go-Shop Period; No Shop Period” beginning on page 129 and “The Merger Agreement—Effect of Termination; Fees and Expenses” beginning on page 137.

•	Termination. The Merger Agreement may be terminated at any time before the Effective Time:

•	by mutual written consent of Parent and the Company (but with respect to the Company, only pursuant to a resolution adopted by the Special Committee);

•	by either Parent or the Company (but with respect to the Company, only pursuant to a resolution adopted by the Special Committee) if:

•

the Merger has not been consummated by March 1, 2020 (the “Termination Date”), except that such right to terminate will not be available to any party whose breach of any representation, warranty, covenant or agreement of the Merger Agreement has materially contributed to, or resulted in, the failure to consummate the Merger by such date;

•

the Merger Agreement has been submitted to the stockholders of the Company for adoption at a duly convened stockholders meeting and the Required Stockholder Vote is not obtained upon a vote taken thereat (or following an adjournment or postponement thereof); or

•

a final and nonappealable order of any governmental authority having jurisdiction over any party to the Merger Agreement permanently enjoins or prohibits completion of the Merger; provided that the party seeking to terminate the Merger Agreement must have used reasonable best efforts to challenge such order and cause such order to be withdrawn, rescinded, terminated, cancelled or otherwise nullified;

•	by Parent if:

•

prior to the Company obtaining the Required Stockholder Vote, the Board or any committee thereof (including the Special Committee) has (i) withdrawn, modified or amended its recommendation that the Company’s stockholders adopt the Merger Agreement in any manner adverse to Parent or failed to include such recommendation in a proxy statement in respect of the Merger, (ii) failed to publicly reaffirm its approval or recommendation of the Merger Agreement and the Merger as promptly as practicable following receipt of a “Takeover Proposal” (as defined in the Merger Agreement) after receipt of a reasonable written request to do so from Parent and (iii) failed to recommend against a Takeover Proposal subject to Regulation 14D under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) within ten business days after commencement of such Takeover Proposal (any of the above, an “Adverse Company Recommendation”);

•

the Company breaches any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would give rise to the failure of certain specified conditions to closing and such breach is not capable of being cured prior to the Termination Date or is not cured within twenty business days after the Company’s receipt of written notice of such breach from Parent, but only so long as neither Parent nor Merger Sub are then in breach of their respective representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would give rise to the failure of such specified conditions to the Company’s obligation to close;

•	by the Company (only pursuant to a resolution adopted by the Special Committee):

•	pursuant to the “no-shop” provisions in the Merger Agreement as described in “The Merger Agreement—Covenants of the Company—Go-Shop Period; No Shop Period” beginning on page 129;

•

if Parent or Merger Sub breaches any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would give rise to the failure of certain specified conditions to closing and such breach is not capable of being cured prior to the Termination Date or is not cured within twenty business days after Parent’s receipt of written notice of such breach from the Company, but only so long as the Company is not then in breach of their respective representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would give rise to the failure of such specified conditions to the Company’s obligation to close;

•

if (i) all of the obligations of the Company to close have been satisfied or waived (other than any condition the failure of which to be satisfied is attributable, in whole or in part, to a breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements contained in the Merger Agreement and other than conditions that, by their nature, are to be satisfied at the closing and which were, at the time of termination, capable of being satisfied), (ii) Parent and Merger Sub have failed to consummate the closing on the date required under the Merger Agreement, (iii) the Company notified Parent in writing that the Company is ready, willing and able to consummate the closing and (iv) Parent and Merger Sub fail to consummate the closing within five business days after such notice is delivered to Parent;

See “The Merger Agreement—Termination” beginning on page 136.

•

Termination Fees. The Company will pay to Parent $1,750,000 if (i) the Merger Agreement is terminated by Parent prior to the Company obtaining the Required Stockholder Vote if the Board or any committee thereof (including the Special Committee) has effected an Adverse Company Recommendation or (ii) the Merger Agreement is terminated by the Company to enter into a definitive contract providing for a Superior Proposal. See “The Merger Agreement—Effect of Termination; Fees and Expenses” beginning on page 137.

•

Specific Performance. The Company and Parent are entitled to specific performance of the terms of the Merger Agreement against the parties thereto, in addition to any other remedy at law or equity. See “The Merger Agreement—Effect of Termination; Fees and Expenses” beginning on page 137 and see “Special Factors—Financing of the Merger” beginning on page 68.

•

Limit on Damages. Under the terms of the Equity Commitment Letters, Kien Huat’s and RW Omni’s obligation to fund the payment of monetary damages payable to the Company by Parent or Merger Sub arising out of the Merger Agreement will be limited to Kien Huat’s and RW Omni’s respective portions of the Equity Commitment.

•	The Special Meeting. The special meeting of shareholders will be held at a.m., Eastern Time, on , 2019, at . For more information, see “The Special Meeting.”

•

Record Date, Voting and Quorum. The holders of record of Voting Stock as of the close of business on                     , 2019, the Record Date, are entitled to receive notice of and to vote at the Special Meeting. On the Record Date, 34,454,240 shares of Common Stock, 44,258 shares of Series B Preferred Stock and 965 shares of Series F Preferred Stock were issued and outstanding and a total of 39,281,630 votes may be cast by holders of Voting Stock. The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of Voting Stock entitled to be cast as of the Record Date will constitute a quorum, permitting the Company to conduct its business at the Special Meeting. For more information, see “The Special Meeting – Record Date, Voting and Quorum.”

•

Required Votes. The completion of the Merger requires the Required Stockholder Vote, which requires the approval of (i) the holders of a majority of the voting power of the outstanding shares of Voting Stock entitled to vote thereon as of the Record Date of the Special Meeting, voting as one class, and (ii) the holders of a majority of the voting power of the outstanding shares of Voting Stock held by Public Stockholders entitled to vote thereon as of the Record Date of the Special Meeting, voting as one class. If you fail to vote on the Merger Agreement Proposal, the effect will be the same as a vote “AGAINST” the approval of the Merger Proposal. Each of the Compensation Proposal and the Adjournment Proposal will be approved if a majority of the votes cast by holders of Voting Stock vote in favor of such proposal.

•

Additional Information. You can find more information about the Company in the periodic reports and other information the Company files with the Securities and Exchange Commission (the “SEC”). This information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov and on the Company’s website at http://empireresorts.gcs-web.com/. For a more detailed description of the additional information available, see “Where Stockholders Can Find More Information” beginning on page 153. You may also contact the Company’s proxy solicitor, MacKenzie Partners, Inc., by calling toll-free at (800) 322-2885.

FORWARD-LOOKING STATEMENTS

The information in this Proxy Statement contains forward-looking statements. There are forward-looking statements throughout this Proxy Statement that reflect our expectations as to the completion and timing of the Merger, other information relating to the Merger, projected financial information and other forward-looking information, including under the headings, among others, “Summary Term Sheet,” “Questions and Answers About the Proposals and the Special Meeting,” “The Special Meeting,” “Special Factors,” and often in statements identified by the words “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” and variations of these terms and similar expression, or the negative of these terms or similar expressions. These statements are based on management’s current beliefs, expectations, plans, assumptions and objectives of the Company and are subject to significant risks and uncertainties. All forward-looking statements speak only as of the date as of which they are made. These statements are not guarantees and involve certain risks, uncertainties and assumptions concerning future events that are difficult to predict. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, risks related to the Merger, including the risk that the proposed Merger may not occur, the risk of unexpected costs or liabilities, delays due to regulatory review, the risk that certain closing conditions may not be timely satisfied or waived, the risk of litigation, the risk that any announcements relating to the proposed Merger could have adverse effects on the market price of the Company’s Common Stock, and the risk that general and business conditions may change. Risk factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and subsequent reports filed with the SEC. Such reports are available on the SEC’s website (www.sec.gov). We caution you not to place undue reliance on any forward-looking statements, which are made as of the date hereof or as otherwise specified herein. The Company undertakes no obligation to update any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS AND THE SPECIAL MEETING

The following questions and answers, which are for your convenience only, briefly address some commonly asked questions about the Special Meeting and the Proposals to be presented at the Special Meeting and are qualified in their entirety by the more detailed information contained elsewhere in this Proxy Statement. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. You should still carefully read this entire Proxy Statement, including the attached appendices.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held at Eastern Time, on , 2019. The Special Meeting will be held at .

Q:	Who can attend and vote at the Special Meeting?

A:

Holders of Voting Stock at the close of business on                     , 2019, the Record Date for the Special Meeting, are entitled to attend and vote (in person or by proxy) at the Special Meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will be permitted to attend the Special Meeting but you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Q:	How many shares must be present or represented to conduct business at the Special Meeting?

A:

The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of Voting Stock entitled to be cast as of the Record Date will constitute a quorum, permitting the Company to conduct its business at the Special Meeting.

Q:	What items will be voted upon at the Special Meeting?

A:	There are three matters scheduled for a vote at the Special Meeting:

1.

A vote on the adoption of the Merger Proposal, pursuant to which Merger Sub will merge with and into the Company and the Company will continue as the surviving corporation and become a subsidiary of Parent;

2.

An advisory (non-binding) vote on the Compensation Proposal to approve the “golden parachute compensation” that will become payable to the Company’s named executive officers in connection with the Merger; and

3.

A vote on the Adjournment Proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies, if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal.

Q:	What will happen in the Merger?

A:	In the Merger, Merger Sub will be merged with and into the Company and the Company will continue as the surviving corporation. As a result of the Merger, the Common Stock will be delisted from the Nasdaq Global Market and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to the Common Stock. After the Merger, you will no longer have an equity interest in the Company and will not participate in any potential future earnings of the Company.

Q:	What will I receive in the Merger?

A:

If the Merger is completed, you will be entitled to receive the Common Stock Per Share Merger Consideration for each share of Common Stock that you own immediately prior to the Effective Time, other than Dissenting Shares. For each share of Series B Preferred Stock that you own immediately prior to the Effective Time, other than Dissenting Shares, you will be entitled to receive the Series B Per Share Merger Consideration. For example, (i) if you own 100 shares of Common Stock, you will receive $974.00 in cash in exchange for your shares of Common Stock, without giving effect to any applicable withholding taxes and (ii) if you own 100 shares of Series B Preferred stock, you will receive $52.60 in cash in exchange for your shares of Series B Preferred Stock, without giving effect to any applicable withholding taxes. Except for Kien Huat and Parent, Company stockholders will not own any shares of the capital stock in the Company following the Merger.

Immediately prior to the Effective Time of the Merger, each RSU you hold, whether or not then vested, will be canceled and extinguished, and you will have the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Common Stock underlying such RSUs, multiplied by (ii) the Common Stock Per Share Merger Consideration. For example, if you hold RSUs to acquire 100 shares of Common Stock, you will receive $974.00 in cash, less applicable withholding taxes. Immediately prior to the Effective Time of the Merger, each Company Stock Award you hold will be forfeited to the Company and converted into the right to receive an amount in cash equal to the product of the aggregate number of Company Stock Awards multiplied by the Common Stock Per Share Merger Consideration. The cash payments for outstanding RSUs and Company Stock Awards will be payable through the payroll system of the Company (or one of the Company’s subsidiaries), without interest and net of applicable tax withholding.

Q:	How does the Common Stock Per Share Merger Consideration compare to the market price of Common Stock prior to announcement of the Merger?

A:

The $9.74 per share to be paid in respect of each share of Common Stock represents (i) a premium of approximately 1.7% based on the closing price per share of Common Stock on July 24, 2019 (the “Undisturbed Date”), the last trading day before the announcement by the Company of a proposal by Kien Huat to acquire the Company, of $9.58; and (ii) a premium of approximately 15.3% based on the closing price per share of Common Stock on August 16, 2019, the last trading day before the announcement of the Merger Agreement, of $8.45.

Q:	What vote is required to adopt the Merger Proposal?

A:

The Merger Proposal must be adopted by the Required Stockholder Vote. Because the required vote is based on the number of shares of Voting Stock outstanding rather than on the number of votes cast, failure to vote your shares of Voting Stock and abstentions will have the same effect as voting “AGAINST” the adoption of the Merger Proposal. Whether or not you plan to attend the Special Meeting in person that your shares of Voting Stock are represented at the

Special Meeting, please vote via the Internet or by telephone as instructed in the accompanying proxy materials or complete, date and sign and return a proxy card as promptly as possible.

Q:	How will Kien Huat and the directors and officers of the Company vote on the Merger Proposal?

A:

In connection with the execution of the Merger Agreement, Kien Huat entered into the Voting Agreement with the Company pursuant to which Kien Huat has agreed to vote its shares in the Company, representing approximately 86% of the voting power of the outstanding shares of Voting Stock, in favor the Merger Proposal. In addition, our directors and executive officers have informed us that, as of the date of this Proxy Statement, they intend to vote all of the shares of Voting Stock owned directly by them, in favor of the Merger Proposal. As of , 2019, the Record Date for the Special Meeting, our directors and executive officers directly owned, in the aggregate, 113,184 shares of Voting Stock, or collectively approximately 0.3% of the outstanding Voting Stock entitled to vote at the Special Meeting. Kien Huat and our directors and executive officers may have interests in the Merger that may be different from the interests of our Public Stockholders. The shares of Voting Stock held by Kien Huat and our directors and executive officers will be excluded from the requirement to obtain the affirmative vote of holders of a majority of the voting power of the outstanding shares of Voting Stock not held by Kien Huat, GenM, their respective affiliates or any director or executive officer of the Company entitled to vote thereon as of the Record Date for the Special Meeting, voting as a single class. See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 68.

Q:

Why am I being asked to cast an advisory (non-binding) vote to approve “golden parachute compensation” that may become payable to the Company’s named executive officers under existing agreements with the Company in connection with the Merger?

A:

The SEC has adopted rules that require the Company to seek an advisory (non-binding) vote with respect to certain compensation that will or may be payable to the Company’s named executive officers in connection with the Merger.

Q:	What is the “golden parachute compensation”?

A:

The “golden parachute compensation” is certain compensation that is tied to or based on the completion of the Merger and may become payable to the Company’s named executive officers under existing agreements with the Company. See “Advisory Vote on Golden Parachute Compensation” beginning on page 139.

Q:

What vote is required to approve, on an advisory basis, the “golden parachute compensation” that may become payable to the Company’s named executive officers under existing agreements with the Company in connection with the Merger?

A:

The affirmative vote of a majority of the votes cast by holders of Voting Stock present in person or represented by proxy and entitled to vote thereon as of the Record Date of the Special Meeting, voting as one class, is required to approve, on an advisory (non-binding) basis, the Compensation Proposal on “golden parachute compensation.” Abstentions and broker non-votes are not considered “votes cast.” Therefore, abstentions and broker non-votes will have no effect on the outcome of the Compensation Proposal.

Q:	What will happen if stockholders do not approve the Compensation Proposal at the Special Meeting?

A:

Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the Merger Proposal is adopted and completed, our named executive officers will be eligible to receive the various “golden parachute compensation” payments.

Q:	How many votes am I entitled to per share?

A:

Each share of Common Stock entitles the holder thereof to one vote, each share of Series B Preferred Stock entitles the holder thereof to fifty-four thousandths (.054) of one vote, and each share of Series F Preferred Stock entitles the holder thereof to 5,000 votes. There were 34,454,240 shares of Common Stock, 44,258 shares of Series B Preferred Stock and 965 shares of Series F Preferred Stock outstanding on the Record Date. All Voting Stock votes together as one class. As a condition to the completion of the Merger, the Required Stockholder Vote must be obtained.

Q:	How are votes counted and what happens if I do not vote?

A:

You may vote “for,” “against,” or “abstain” on each of the Proposals presented to stockholders at the Special Meeting. If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur when brokers or others hold shares in street name for a beneficial owner that has not provided instructions on how to vote on a particular matter. Matters on which a broker is not permitted to vote without instructions from the beneficial owner and those requisite instructions are not given are referred to as “non-routine” matters. Each of the Proposals are “non-routine.”

The approval of the Merger Proposal requires the Required Stockholder Vote, which requires the approval of (i) the holders of a majority of the voting power of the outstanding shares of Voting Stock entitled to vote thereon as of the Record Date of the Special Meeting, voting as one class, and (ii) the holders of a majority of the voting power of the outstanding shares of Voting Stock held by Public Stockholders entitled to vote thereon as of the Record Date of the Special Meeting, voting as one class. Accordingly, abstentions and “broker non-votes” will have the same effect as a vote “AGAINST” the Merger Proposal.

The adoption of each of the Compensation Proposal and the Adjournment Proposal require the affirmative vote of a majority of the votes cast by holders of Voting Stock entitled to vote thereon as of the Record Date of the Special Meeting, voting as one class. Abstentions and “broker non-votes” are not considered votes cast for purposes of the Compensation Proposals and the Adjournment Proposal and will have no effect on the approval of those proposals.

Q:	What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

A:

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “voting instruction form.” If you request printed copies of the proxy materials by mail, you will receive a voting instruction form.

Q:	If I am a stockholder of record of the Company’s Voting Stock, how do I vote?

A:	There are three ways to vote:

•

In person. If you are a stockholder of record, you may vote in person at the Special Meeting. The Company will give you a ballot when you arrive if you have not previously sent in your proxy or if requested.

•	Via the Internet or telephone. You may vote by proxy via the Internet or telephone by following the instructions on the enclosed proxy card for Internet or telephone submissions.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided

Even if you plan to attend the Special Meeting, it is strongly recommended you vote by proxy via the Internet or complete and return your proxy card before the Special Meeting date just in case your plans change.

Q:	If I am a beneficial owner of shares held in street name, how do I vote?

A:	There are three ways to vote:

•

In person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Special Meeting, you must obtain a legal proxy from the brokerage firm, bank, broker-dealer or other similar organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided by your brokerage firm, bank, broker-dealer or other similar organization that holds your shares.

•

By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the voting instruction form and sending it back in the envelope provided by your brokerage firm, bank, broker-dealer or other similar organization that holds your shares.

Q:	What is the proxy?

A:

The vote by proxy via the Internet and the vote by proxy card each enable you to appoint each of Ryan Eller, our President and Chief Executive Officer, and Emanuel R. Pearlman, the Executive Chairman of our Board, as your representatives at the Special Meeting. By voting by proxy via the Internet or completing and returning the proxy card, you are authorizing these persons to vote your shares at the Special Meeting in accordance with your instructions. This way your shares will be voted whether or not you attend the Special Meeting. Even if you plan to attend the Special Meeting, it is strongly recommended you vote by proxy via the Internet or complete and return your proxy card before the Special Meeting date just in case your plans change.

Q:	May I vote in person?

A:

Yes. You may attend the Special Meeting and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the Special Meeting, you must obtain a proxy from such record holder.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. If you are the stockholder of record of your shares, you may revoke your proxy in any one of three ways:

•

You may submit another properly completed proxy bearing a later date, or submit another proxy by Internet or telephone, which is received by MacKenzie Partners, Inc, before the start of the Special Meeting on                     , 2019;

•

You may send a written notice which is received before the start of the Special Meeting on                     , 2019 that you are revoking your proxy to c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, New York 12701, Attention: Nanette Horner, Executive Vice President, Chief Counsel and Chief Compliance Officer; or

•

You may attend the Special Meeting and notify the meeting officials that you wish to revoke your proxy and vote in person. Your attendance at the Special Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent as your nominee, you should follow the instructions provided by your broker, bank or other agent.

Q:	What does it mean if I receive more than one set of proxy materials?

A:

This means you own shares of Voting Stock that are registered under different names or are in more than one account. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	If the Merger is completed, how will I receive cash for my shares?

A:

If the Merger Proposal is approved, the Merger is consummated, and if you are the record holder of your shares of Voting Stock (i.e., you have a stock certificate (or, in lieu thereof, an affidavit of loss and posting of a customary bond as indemnity against any claim that may be made with respect to such certificate) or you hold shares in book-entry), as soon as reasonably practicable, and in any event within five business days, after the Effective Time, you will be sent a letter of transmittal to complete and return to a paying agent to be designated by Parent, referred to herein as the “paying agent.” In order to receive the Per Share Merger Consideration, you must send the paying agent, according to the instructions provided, your validly completed and signed letter of transmittal together with your Company stock certificates (or, in lieu thereof, an affidavit of loss and posting of a customary bond as indemnity against any claim that may be made with respect to such certificate) or book-entry shares, as applicable, and other required documents as instructed in the separate mailing. Once you have properly submitted these materials, you will receive cash for your shares. If your shares of Voting Stock are held in “street name” by your broker, bank or other nominee, you will receive instructions after the Effective Time from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares and receive cash for those shares.

Q:	What happens if the Merger is not completed?

A:

If the Company’s stockholders do not adopt the Merger Proposal or if the Merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of Voting Stock unless the Company is sold to a third party. Instead, unless the Company is sold to a third party, we will remain a public company, our Common Stock will continue to be listed and traded on the Nasdaq Global Market, and our stockholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Voting Stock. If the Merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Voting Stock, including the risk that the market price of Voting Stock may decline to the extent that the current market price of Voting Stock reflects a market assumption that the Merger will be completed. If the Company’s stockholders do not adopt the Merger Proposal or if the Merger is not completed for any other reason, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, prospects or results of operations of the Company will not be adversely impacted, including as a result of the significant costs and expenses incurred by the Company in connection with the Merger. Under specified circumstances, the Company may be required to pay to Parent a fee with respect to the termination of the Merger Agreement, as described under “The Merger Agreement—Effect of Termination; Fees and Expenses” beginning on page 137.

Q:	When should I send in my stock certificates?

A:

If the Merger Proposal is approved you will receive the letter of transmittal following the completion of the Merger. You should send your stock certificates (or, in lieu thereof, an affidavit of loss and posting of a customary bond as indemnity against any claim that may be made with respect to such certificate) together with the letter of transmittal in accordance with the instructions provided after the Merger is consummated and not now.

Q:	I do not know where my stock certificate is—how will I get my cash?

A:

The materials you are sent after the completion of the Merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. The Company may also require that you provide a customary bond in such amount as the Company may reasonably require as indemnity against any claim that may be made against it with respect to such stock certificate.

Q:	What happens if I sell my shares of Voting Stock before the Special Meeting?

A:

The Record Date for stockholders entitled to vote at the Special Meeting is earlier than the completion of the Merger. If you transfer your shares of Voting Stock after the Record Date but before the Special Meeting you will, unless special arrangements are made, retain your right to vote at the Special Meeting, but will transfer the right to receive the Per Share Merger Consideration to the person to whom you transfer your shares.

Q:	What rights do I have to seek a valuation of my shares?

A:

Holders of Voting Stock will have the right to seek appraisal of the fair value of such holder’s shares of capital stock as determined by the Delaware Chancery Court if the Merger is completed, but only if such holder does not vote in favor of the Merger Proposal and otherwise complies with the procedures of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), which is the appraisal rights statute applicable to Delaware corporations. A copy of Section 262 of the DGCL is included as Appendix C to this Proxy Statement and the procedures are summarized in this Proxy Statement. See “Special Factors—Appraisal Rights” beginning on page 75 and Appendix C to this Proxy Statement.

Q:	What do I need to do now?

A:

You should carefully read this Proxy Statement, including the appendices, in their entirety, and consider how the Merger and the “golden parachute compensation” would affect you. Whether or not you plan to attend the Special Meeting in person, to ensure the presence of a quorum and that your shares are represented at the Special Meeting, please vote via the Internet or by telephone as instructed in the accompanying proxy materials or complete, date, sign and return a proxy card as promptly as possible.

Q:	Who can help answer my questions?

A:

If you have questions about the Merger Agreement or the Merger, including the procedures for voting your shares, you should contact MacKenzie Partners, Inc., our proxy solicitor, by calling toll-free at (800) 322-2885.

SPECIAL FACTORS

The following, together with the summary of the Merger Agreement set forth under “The Merger Agreement,” is a description of the material aspects of the Merger. While we believe that the following description covers the material aspects of the Merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the Merger Agreement attached to this Proxy Statement as Appendix A, for a more complete understanding of the Merger. The following description is subject to, and is qualified in its entirety by reference to, the Merger Agreement. You may obtain additional information without charge by following the instructions in “Where Stockholders Can Find More Information” beginning on page 153 of this Proxy Statement.

Background of the Merger

The Company regularly evaluates strategies for improving its competitive position and enhancing stockholder value. As part of these evaluations, the Company has, from time to time, considered various strategic alternatives, such as public offerings, joint ventures, collaborations and business combinations, including a possible sale of the Company. In that regard and in light of the fact that Kien Huat had become the holder of approximately 88.7% of the Company’s outstanding common stock following the closing of an approximately $290 million rights offering and related transactions in early 2016, the Company and Kien Huat entered into a letter agreement on February 17, 2016, and which they later amended on December 28, 2017, pursuant to which Kien Huat agreed not to, and to cause its affiliates not to, make any public announcement with respect to, or submit a proposal for, or offer in respect of a transaction or series of transactions that would constitute or result in a take-private of the Company until February 8, 2020, unless the proposed take-private were conditioned on the prior approval of a committee of independent directors and a majority of the minority stockholders. We refer to this letter agreement as amended as the “Kien Huat Letter Agreement.”

Due to ongoing losses from operations and increased debt service obligations, in November 2018, the Company and Kien Huat entered into a letter agreement (as amended and restated on November 9, 2018, the “KH 2018 Preferred Stock Commitment Letter”), under which Kien Huat committed to provide equity financing in support of the general corporate and working capital requirements of the Company. This equity financing took the form of a schedule by which the Company could request Kien Huat to purchase newly issued shares of Series F Preferred Stock. As of November 9, 2018, pursuant to the KH 2018 Preferred Stock Commitment Letter, Kien Huat committed to fund a total of $126 million, with funding dates roughly every three months in amounts ranging from up to $12 million to up to $37 million. On November 9, 2018, the Company issued 120 shares of Series F Preferred Stock to Kien Huat pursuant to the KH 2018 Preferred Stock Commitment Letter for an aggregate purchase price of $12 million.

In connection with the Board’s regular review of the Company’s liquidity and cash flow positions and forecasts, by February 2019 the Board began considering implementing cost-cutting measures, such as the planned closure, as publicly announced on January 22, 2019, of the Company’s video gaming machine operations at Monticello Casino and Raceway, which management also believed would drive patrons to the Company’s Resorts World Catskills property (“RWC”). The Board also considered the need to seek additional capital commitments from Kien Huat or third parties or to pursue other strategic alternatives if operating results did not improve. In connection with this review, the Board held a meeting on February 1, 2019, at which representatives of Paul, Weiss, Rifkind,

Wharton & Garrison LLP (“Paul, Weiss”) were also in attendance. During the meeting, the Company’s senior management informed the Board that, unless newly implemented strategies produced improvements to the Company’s operating results, the Company’s liquidity and cash flow forecasts indicated the Company would likely run out of operating capital sometime during the first quarter of 2020. During the course of this meeting, the Board authorized Company management to negotiate and execute an engagement letter with Moelis & Company LLC (“Moelis”) to assist the Company in its review of the Company’s and its subsidiaries’ capital structure and related advisory services, given Moelis’ prior engagements by the Company and its familiarity with the Company’s business. The Board, together with the representatives of Paul, Weiss, also considered whether to form a special committee of independent directors in connection with these strategic explorations, given the possibility that any alternative might involve participation by Kien Huat as the Company’s largest stockholder. However, as no specific proposals from Kien Huat or recommendations from Company management regarding alternatives had been put forward at that time, the Board determined to defer formation of any such committee if and until it later became necessary.

On February 15, 2019, the Company and Moelis entered into an engagement letter in respect of Moelis’ general financial advisory services discussed at the February 1 Board meeting.

On February 20, 2019, the Company issued 200 shares of Series F Preferred Stock to Kien Huat pursuant to the KH 2018 Preferred Stock Commitment Letter for an aggregate purchase price of $20 million.

On March 12, 2019, the Board held a regular quarterly meeting at which Moelis reviewed the Company’s capital structure as well as related strategic options for the Company regarding existing debt obligations of Montreign Operating Company, LLC (“Montreign”), the Company subsidiary that owns and operates RWC, The Alder and an adjacent property.

On April 23, 2019, the Company ceased video gaming machine operations at Monticello Casino and Raceway, as previously announced. With the elimination of video gaming machine operations on the premises, the Company subsequently changed the name of this property to the Monticello Raceway.

Throughout the Spring of 2019, members of the Company’s senior management team had a number of discussions with representatives of Kien Huat about the Company’s need to accelerate the funding schedule under the KH 2018 Preferred Stock Commitment Letter. As a result of those discussions, on May 7, 2019, the Company and Kien Huat amended and restated the KH 2018 Preferred Stock Commitment Letter to accelerate the schedule on which Kien Huat would purchase additional shares of Series F Preferred Stock (the “May 2019 KH Commitment Amendment” and, together with the KH 2018 Preferred Stock Commitment Letter, the “Existing Preferred Stock Commitment Letter”). In particular, Kien Huat agreed in that amendment: (i) to increase its commitment to purchase up to $20 million of Series F Preferred Stock no earlier than May 15, 2019 to up to $27 million of Series F Preferred Stock by such date; (ii) to accelerate its commitment to purchase up to an incremental $15 million of Series F Preferred Stock to no earlier than June 17, 2019; and (iii) to maintain its commitment to purchase up to $15 million of Series F Preferred Stock no earlier than August 15, 2019 and up to $37 million of Series F Preferred Stock no earlier than November 15, 2019, respectively. Accordingly, Kien Huat accelerated its commitment to purchase up to the full commitment amount from March 15, 2020 to November 15, 2019.

Also on May 7, 2019, the Board held a regular quarterly meeting at which Moelis reviewed the Company’s leverage capacity and potential funding options, including, among other things, an evaluation of the Company’s strategic options for achieving a potentially more sustainable capital structure in light of the Company’s continuing losses from operations.

On May 21, 2019, the Company issued 270 shares of Series F Preferred Stock to Kien Huat pursuant to the Existing Preferred Stock Commitment Letter for an aggregate purchase price of $27 million.

On June 5, 2019, the Board had a meeting during which, among other topics discussed, representatives of Ashby & Geddes, P.A., the Company’s outside Delaware counsel, and Paul, Weiss gave a joint presentation regarding the fiduciary duties of the directors of the Company, regarding the fiduciary duties of the board of managers of Montreign and regarding various options and considerations in respect of the Company’s liquidity strategy and Montreign’s ability to service its outstanding indebtedness.

On June 17, 2019, the Company issued 150 shares of Series F Preferred Stock to Kien Huat pursuant to the Existing Preferred Stock Commitment Letter for an aggregate purchase price of $15 million.

On June 20, 2019, the New York Legislature approved the creation of a video lottery terminal (“VLT”) gaming facility in Orange County, New York. In particular, the legislation allowed the Company to operate the new VLT facility in Orange County, subject to certain statutory requirements relating to, among other things, employment levels at the Company’s facilities, continued operation of racing at Monticello Raceway, location of the VLT facility within Orange County and entry into a mitigation agreement between the Company and the VLT facility operating at the Yonkers racetrack.

On June 21, 2019, the Board had a meeting at which, among other things, the Board discussed possible changes to the Company’s prospects due to the approval of the Orange County VGM facility. In addition, Moelis discussed with the Board certain financial aspects regarding the Company’s liquidity outlook and an overview of near-term key dates regarding the existing debt obligations of Montreign. Among other things, Moelis discussed with the Board the Company’s cash flow profile and certain financial implications attributable to key covenants in existing debt obligations at Montreign, and summarized the benefits and considerations of various approaches the Company could consider taking in respect of these issues. The Board also discussed with its advisors forecasts from management of the Company that projected that Montreign likely would not be able to meet interest and amortization payments, or cure other covenant defaults, due in August and September 2019 under its outstanding credit agreements unless the Company drew on the Existing Preferred Stock Commitment Letter and contributed the proceeds of the draw to Montreign. Also at the meeting and in connection with the Board’s review of the Company’s continuing losses from operations and general liquidity issues, and the Board’s belief of an increasing likelihood of Kien Huat’s being a potential source for further financing support, including as a possible counterparty in a business combination transaction with the Company, to redress the Company’s ongoing financial challenges, the Board resolved to form the Special Committee to engage in an evaluation of the potential options available to the Company, including, among other possibilities, a possible negotiated transaction involving the restructuring or refinancing of the Company’s indebtedness or an acquisition (whether by stock sale, merger or otherwise) of the Company by a related party or third party. The same resolutions appointed Keith L. Horn, Nancy A. Palumbo and Edward Marinucci to the Special Committee, with Mr. Horn serving as the Chair, with the Special Committee members to receive cash compensation for their service in the amount of $48,000 per year plus, in the case of the chair, an additional $48,000 per year, which was identical to the compensation paid to non-employee directors in respect of service on the extant Strategic Development Committee of the Board. As noted earlier in this Proxy Statement, the Board also determined at this meeting that each of the members of the Special Committee was independent and disinterested with respect to the Special Committee’s mandate. At that same meeting, the Board resolved to disband the Strategic Development Committee, which had, among other things, overseen the development of RWC. During the same meeting, the Special Committee determined to engage Paul, Weiss as its outside legal counsel and Moelis as its financial advisor in connection with its evaluation. In addition, Moelis orally indicated to the Special Committee during the meeting that, since August 2016, other than in respect of engagements by the Company and its subsidiaries, Moelis had not been engaged by and had not received fees from Kien Huat or GenM. Moelis’ oral indication was subsequently confirmed with a written disclosure letter delivered by Moelis to the Special Committee.

On June 24, 2019, the Company publicly announced the formation of the Special Committee and its engagement of Moelis as its financial advisor to evaluate strategic alternatives for the Company as a whole.

Also on June 24, a meeting was held at the offices of Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”), Kien Huat’s outside legal counsel at the time, that was attended by representatives of Cleary Gottlieb; representatives of Kien Huat; Emanuel R. Pearlman, Chairman of the Board, and Ryan Eller, President and Chief Executive Officer and then a member of the Board, from the Company; and representatives of Moelis and Paul, Weiss. At the meeting, the attendees discussed preliminary matters related to the formation of the Special Committee, key upcoming dates regarding the Company’s liquidity needs (including in respect of Montreign’s obligations to its lenders) and the draw schedule under the Existing Preferred Stock Commitment Letter, and the possibility of a potential transaction involving Kien Huat and the Company. However, the representatives of Kien Huat and Cleary Gottlieb also made clear that, while Kien Huat was in the process of reviewing various information relating to the Company and Kien Huat’s options in respect of Kien Huat’s investment in the Company, Kien Huat had not at that time made any changes to its investment purposes or future plans and it could not be assumed that Kien Huat ultimately would choose to make a proposal or engage in future discussions regarding a possible transaction with the Company.

On June 25, 2019, the Company and Moelis executed a new engagement letter relating to Moelis’ retention as financial advisor to the Special Committee in connection with the Special Committee’s exploration of strategic alternatives for the Company. Throughout the rest of June 2019 and into the first several weeks of July 2019, the Company’s senior management team worked to prepare financial models for Moelis to use in its financial analysis in connection with the Special Committee’s review of strategic alternatives as well as in preparation for a possible presentation to Montreign’s lenders, potentially as early as in August 2019.

On June 26, 2019, representatives of Paul, Weiss held a conference call with representatives of Cleary Gottlieb to continue their discussion from the June 24 meeting regarding various preliminary matters related to the formation of the Special Committee, key upcoming dates regarding the Company’s upcoming liquidity needs (including in respect of Montreign’s obligations to its lenders) and the draw schedule under the Existing Preferred Stock Commitment Letter, and the possibility of a potential transaction involving Kien Huat and the Company. Again during this call, Cleary Gottlieb indicated that there had not been any change to Kien Huat’s investment purposes or future plans at that time.

Effective July 17, 2019, Gregg Polle resigned from the Board because he had accepted employment at a new firm that requested he not serve on the board of a public company. Upon Mr. Polle’s resignation, to ensure the Board continued to comprise a majority of independent directors under the listing rules of The Nasdaq Stock Market, Mr. Eller also resigned from his position as a director of the Company, effective on the same day. Mr. Eller did not resign from his position as the Company’s President and Chief Executive Officer. At the same time, Mr. Marinucci was appointed to the Audit Committee of the Board (the “Audit Committee”) to fill the vacancy on that committee created by Mr. Polle’s resignation.

On July 25, 2019, Kien Huat submitted a letter (the “Initial Letter”) to the Company stating that Kien Huat no longer believed that the Company could become financially self-sustaining as a standalone public company at that time, and therefore did not intend to provide further equity or debt financing beyond Kien Huat’s obligations under the Existing Preferred Stock Commitment Letter while the Company remained a public company. In the Initial Letter, Kien Huat also stated that it would be willing to submit a proposal to acquire all of the outstanding equity of the Company not already owned by Kien Huat if so requested by the Company. Kien Huat also filed an amendment to its Schedule 13D in connection with the Initial Letter, which attached a copy of the Initial Letter as an exhibit.

Later that morning, the Special Committee held a meeting to discuss the Initial Letter. Paul, Weiss and Moelis attended the meeting. During the meeting, the Special Committee considered whether to solicit indications of interest from third parties to acquire the Company at that time, but ultimately concluded that, with Kien Huat’s having just publicly disclosed the Initial Letter, outbound solicitations were unlikely to be productive until further information regarding Kien Huat’s potential proposal and whether it would consider selling its shares to a third party could be disclosed to prospective counterparties. The Special Committee also discussed the fact that the Initial Letter did not address how Kien Huat might treat the Company’s outstanding indebtedness in any such transaction and the possible consequences from the Company’s and Montreign’s lenders’ perspective if additional clarity on that issue were not publicly disclosed in the near term. Additionally, the Special Committee discussed the fact that, having formed and publicly disclosed the existence of the Special Committee to review strategic alternatives, it was neither necessary to formally invite Kien Huat to make a proposal nor in the best interests of the Company’s Public Stockholders to do so, in that a public invitation to Kien Huat could be misinterpreted by other potential counterparties as a Company preference to deal exclusively with Kien Huat. Accordingly, the Special Committee directed Paul, Weiss to speak with Cleary Gottlieb regarding the Initial Letter and ask if Kien Huat would be willing to sell its interests in the Company to a third party, ask whether Kien Huat had definitive plans regarding treatment of the Company’s debt in any proposal Kien Huat might make and relay that the Special Committee was open to considering any offer Kien Huat might choose to make, as well as any other potential superior proposal from third parties, but that the Special Committee would not formally invite Kien Huat to make an offer. The Special Committee also discussed and approved a press release to be issued by the Company in respect of the Initial Letter.

Throughout the day on July 25, 2019, Paul, Weiss held multiple calls with Cleary Gottlieb regarding the Initial Letter. During the calls, Paul, Weiss asked Cleary Gottlieb whether Kien Huat would be willing to sell its shares of common stock of the Company to a third party and Kien Huat’s intentions with respect to the Company’s outstanding indebtedness. Paul, Weiss also informed Cleary Gottlieb that the Company would be open to consider an offer if Kien Huat submitted one. On one of the calls between Cleary Gottlieb and Paul, Weiss, Cleary Gottlieb asked that the Special Committee grant a waiver (a “203 Waiver”) of the restrictions on transactions with interested stockholders under section 203 of the DGCL in order to facilitate an offer from one or more to-be-formed bidding entities.

The Special Committee held a second meeting later in the evening of July 25, 2019, at which the Special Committee further discussed the Initial Letter and the strategic alternatives that the Company might pursue. In particular, the Special Committee discussed strategic alternatives for the Company whether or not Kien Huat submitted a proposal. Among other things, the Special Committee members discussed in this regard: obligations and opportunities to preserve capital in the absence of a business combination transaction; possible effects of the public disclosure of the Initial Letter on the Company’s operations and development plans and on the Company’s relationships with various commercial counterparties and business relations, including in each case the risks to those operations and relationships that could result from management distraction on a potential business combination; and the long-term viability of the VLT facility in Orange County as a standalone alternative to a business combination transaction. The Special Committee also discussed appropriate and customary precautions to ensure Kien Huat’s representatives on the Board did not obtain confidential information regarding the Special Committee’s discussions about the Company’s review of potential strategic alternatives now that Kien Huat had publicly offered to be a counterparty in one such alternative.

On July 28, 2019, Cleary Gottlieb and Paul, Weiss had a call to further discuss the requested 203 Waiver. During that call, Cleary Gottlieb also informed Paul, Weiss that Kien Huat was considering submitting a non-binding indication of interest regarding an acquisition by Kien Huat of all of the outstanding shares of common and preferred stock of the Company not owned by Kien Huat and might do so on August 2, 2019. Cleary Gottlieb also informed Paul, Weiss that Kien Huat might transfer some of its shares of common and preferred stock of the Company to one or more affiliates in connection with a potential acquisition of the Company.

Later in the morning of July 28, 2019, the Special Committee held a meeting, which was attended by Paul, Weiss and Moelis, during which the Special Committee further discussed the Initial Letter and the request for the 203 Waiver. At the meeting, Paul, Weiss informed the Special Committee about Paul, Weiss’s calls with Cleary Gottlieb since July 25, 2019, including that Cleary Gottlieb indicated that (i) Kien Huat was considering submitting a non-binding indication of interest and might do so on or about August 2, 2019, (ii) were Kien Huat to make a proposal, the proposal would likely address the Company’s outstanding indebtedness and (iii) Cleary Gottlieb would revert to Paul, Weiss once Cleary Gottlieb confirmed with Kien Huat whether it would consider selling its shares of common and preferred stock of the Company in an alternative transaction or if Kien Huat was only willing to be a “buyer” in a proposal made by Kien Huat. At the meeting, the Special Committee again discussed with their financial advisor and legal counsel whether to solicit additional indications of interest from third parties before receipt of Kien Huat’s indication of interest, and again concluded that outbound solicitations were unlikely to be productive until more information was available regarding Kien Huat’s prospective proposal and its willingness to support alternative transactions. In reaching that determination, the Special Committee also considered that prospective third party acquirers should generally be aware that the Company was open to considering acquisition proposals due to the public disclosure of the Special Committee’s formation and mandate as well as of the Initial Letter. The Special Committee directed Paul, Weiss to inform Cleary Gottlieb that the Special Committee would be willing to grant the 203 Waiver to facilitate a bid by Kien Huat so long as any new entity agrees to abide by the Kien Huat Letter Agreement. Also during this meeting, the Special Committee discussed that Company management’s input would likely be necessary in any negotiations with Kien Huat or any other party. Accordingly, the Special Committee determined that Mr. Horn would speak with the Company’s management team regarding the importance of preserving the integrity and confidentiality of the strategic alternatives review process being run by the Special Committee whenever the Special Committee provided updates to Company management or requested their input. The Special Committee also discussed the potential engagement of a public relations firm in connection with a potential transaction with Kien Huat and authorized Mr. Horn to act on the Special Committee’s behalf in finalizing such an engagement. Finally, the Special Committee discussed personnel matters relating to the potential transaction, including potential effects on employee morale and retention and on the Company’s relations with the public and other key constituencies. The Special Committee further determined that it would explore providing retention compensation or incentives to certain employees of the Company if a definitive proposal or definitive agreement ultimately were forthcoming from Kien Huat.

Later that day, Paul, Weiss and Cleary Gottlieb had several calls to discuss the requested 203 Waiver and the Initial Letter. Among other things discussed during those calls, Cleary Gottlieb acknowledged that any to-be-formed entity receiving a 203 Waiver would be covered by the existing Kien Huat Letter Agreement between the Company and Kien Huat until it expired in February 2020.

On July 31, 2019, the Special Committee engaged Joele Frank, Wilkinson Brimmer Katcher (“Joele Frank”) as its public relations advisor.

On August 4, 2019, with the prior approval of the Special Committee, Mr. Pearlman met with Gerard Ewe Keng Lim, a director on the Board and representative of Kien Huat. Mr. Gerard Lim informed Mr. Pearlman that Kien Huat intended to submit a letter to the Company on August 5, 2019 containing an offer to purchase the outstanding equity of the Company not owned by Kien Huat at a per share price close to the closing price per share of Common Stock on August 2, 2019. Mr. Gerard Lim noted that the letter would not address the Company’s indebtedness. Mr. Gerard Lim further informed Mr. Pearlman that Kien Huat intended to transfer some of its shares of Company stock to GenM or one of its subsidiaries in furtherance of setting up a joint bidding arrangement among Kien Huat and GenM, but that Kien Huat would remain the owner, directly or indirectly, of 51% or more of the Company and GenM would own (indirectly through its subsidiary) 49% or less of the Company. Mr. Pearlman again promptly informed the Special Committee and its advisors of his discussion with Mr. Gerard Lim.

On August 5, 2019, Kien Huat and GenM submitted a letter to the Company containing a non-binding indication of interest (the “Proposal Letter”) whereby Kien Huat and GenM, through Parent (a to-be-formed jointly owned bidding entity), would acquire all of the outstanding equity of the Company not then owned by Kien Huat through a merger at a price of $9.74 per share of Company common stock, with each share of Series B Preferred Stock receiving such consideration on an as-converted basis (the “Offer Price”). The Proposal Letter further indicated that GenM would pay the Offer Price to Kien Huat to acquire 13.2 million shares of common stock of the Company owned by Kien Huat and that GenM would acquire such shares whether or not the proposed transaction with the Company were consummated, subject to certain conditions set forth in the Term Sheet (as defined below). In addition, the Proposal Letter stated that Kien Huat expected to remain the direct or indirect majority owner of the Company at all times and, following the closing of the proposed transaction, GenM would assist in the operation of the Company and its subsidiaries and that Kien Huat was not interested in, nor would it expect to vote in favor of or otherwise support, any alternative transactions involving the Company. Attached to the Proposal Letter was a copy of the Term Sheet setting forth terms relating to the formation and operations of Parent by Kien Huat and GenM, including with respect to the sale by Kien Huat to Gen USA of 13,200,000 shares of Common Stock at $9.74 per share, the same price as the Offer Price.

Also on August 5, 2019, the Special Committee held a meeting to discuss the Proposal Letter, the Term Sheet and related matters. Mr. Pearlman, Mr. Eller, Moelis and Paul, Weiss were present at the meeting. The Special Committee noted that the Offer Price reflected a relatively low premium over the August 2, 2019 closing price of $9.56 per share of common stock of the Company. Further, the Special Committee discussed the fact that Kien Huat and GenM indicated in the Proposal Letter that they were not willing to be “sellers” in or otherwise support alternative transactions, potentially limiting the Company’s alternatives to solicit superior offers if true. The Special Committee discussed issues relating to the timing of a potential transaction and the fact that the Company likely would have to divert cash and other resources toward efforts to negotiate and consummate a potential transaction with Kien Huat and GenM, which could pose risks to the Company’s and its subsidiaries’ already challenging liquidity position and contractual obligations without further financing support from Kien Huat, and, in the absence of such support, the need to proceed with preparations for a bankruptcy of Montreign. The Special Committee determined to take initial steps toward preparing for bankruptcy in parallel with negotiating the potential transaction with Kien Huat and GenM. In addition, the Special Committee discussed matters relating to retention bonuses and similar payments for certain employees in connection with a potential transaction with Kien Huat and GenM.

Later in the day on August 5, 2019, and at the Special Committee’s direction, Paul, Weiss had a call with Cleary Gottlieb to confirm various factual aspects of the Proposal Letter and Term Sheet. In particular, Cleary Gottlieb confirmed to Paul, Weiss that GenM is an affiliate of Kien Huat and therefore already was covered by the existing Kien Huat Letter Agreement between the Company and Kien Huat until it expired in February 2020. In addition, Moelis and Paul, Weiss asked Cleary Gottlieb if their client would not be willing to be a “seller” at any price; the Cleary Gottlieb representatives referred to the statement in the Proposal Letter that Kien Huat and GenM had no interest in selling any equity of the Company to any other party, and the Cleary Gottlieb representatives could not provide any confirmation beyond the statement made in the Proposal Letter.

On August 6, 2019, Kien Huat filed with the SEC an amendment to its Schedule 13D disclosing the Proposal Letter and the Term Sheet. Later that morning, the Company also issued a press release confirming the Company’s receipt of the Proposal Letter and indicating that the Special Committee would carefully review the Proposal Letter and consider it in the context of the Company’s ongoing strategic review.

On August 6, 2019, the Board held a regular quarterly meeting to discuss the business and operations of the Company. At the Board meeting, Mr. Horn was appointed to the Compensation Committee of the Board and to the Corporate Governance and Nominations Committee of the Board and Mr. Marinucci was appointed to the Regulatory Compliance Committee of the Board, in each case to fill the vacancy created when Mr. Polle resigned. After the Board meeting, the Special Committee met with Paul, Weiss, Moelis and Ellenoff Grossman & Schole LLP, the Company’s regular outside counsel (“EGS”), to discuss the Proposal Letter and the Company’s liquidity. At the meeting, Moelis reviewed with the Special Committee preliminary financial analyses regarding the Company and its near term liquidity needs and budgeted cash positions. Consistent with management’s analysis in February 2019, Moelis noted that the Company’s forecasts indicated that the Company remained on track to run out of operating capital not later than the end of February 2020. Accordingly, the Special Committee discussed the need to request additional liquidity support from Kien Huat and GenM in connection with their proposal. The Special Committee also again discussed the effectiveness of soliciting third party indications of interest at that time. At the conclusion of the meeting, the Special Committee directed Moelis and Paul, Weiss to communicate the following counterproposal to Cleary Gottlieb: (i) the Special Committee concluded that the Offer Price was not yet compelling and requested that Kien Huat and GenM increase the price offered, (ii) Kien Huat commit to continue financing the Company between signing and closing of the proposed Merger Agreement, including by committing to provide additional liquidity beyond the existing remaining commitments under the Existing Preferred Stock Commitment Letter and (iii) that the proposed Merger Agreement and related ancillary documents include provisions obligating Kien Huat and GenM to support superior proposals from third parties (subject to customary “match rights” in favor of Kien Huat and GenM).

Following the Special Committee meeting, Paul, Weiss, Moelis and Cleary Gottlieb held a call to discuss the Proposal Letter, during which Paul, Weiss and Moelis conveyed the Special Committee’s counter-proposal.

Later that day, Cleary Gottlieb, which was then outside counsel to GenM, and Morris, Nichols, Arsht & Tunnell LLP (“MNAT”), which was engaged as counsel to Kien Huat in connection with the Term Sheet negotiations and any subsequent negotiations regarding a potential transaction with the Company, sent Paul, Weiss a draft confidentiality agreement to facilitate due diligence by Kien Huat and GenM of the Company’s non-public information. That night, Paul, Weiss sent a revised draft of the confidentiality agreement to Cleary Gottlieb and MNAT. Paul, Weiss’s draft included, among other things, a covenant that Kien Huat and GenM would not acquire additional securities, assets or indebtedness of the Company for the next two years, a covenant that Kien Huat and GenM would not enter into any agreement with any potential debt financing source that would in any way limit the debt financing source’s ability to provide financing or other assistance to any other person in any other possible transaction involving the Company and a two-year term.

The Special Committee met on August 7, 2019, at which representatives of EGS were in attendance for a portion of the meeting. At the meeting, the Special Committee discussed, among other things, treatment of the Company’s restricted stock units in connection with the potential transaction with Kien Huat and GenM, possible retention payments relating to the potential transaction with Kien Huat and GenM, the call Paul, Weiss and Moelis had with Cleary Gottlieb the prior day regarding the Special Committee’s counter-proposal and the decline in GenM’s trading price since the Proposal Letter was disclosed as well as recent press coverage in the United States and Malaysia.

Later that evening, Cleary Gottlieb and MNAT sent a revised draft of the confidentiality agreement to Paul, Weiss. The draft provided by Cleary Gottlieb and MNAT included provisions that the confidentiality agreement would expire in February 2020 and that Kien Huat and GenM would have no restrictions on acquiring additional securities, assets or indebtedness of the Company.

On the morning of August 8, 2019, Paul, Weiss contacted Cleary Gottlieb to discuss the draft confidentiality agreement, requesting, in particular, that GenM and Kien Huat be subject to a limited restriction on their ability to acquire additional shares of the common stock of the Company without the prior written consent of the Special Committee so that, once the Kien Huat Letter Agreement expired in February 2020, Kien Huat and GenM could not have already become the owner of over 90% of each class of the Company’s securities and thereby entitled under the DGCL to effect a “short form merger” without the prior approval of the Board, the Special Committee or the Company’s other stockholders.

Later on August 8, 2019, the Special Committee met to discuss the confidentiality agreement and related transaction with Paul, Weiss and Moelis representatives in attendance. At the conclusion of this meeting, the Special Committee determined to accept a confidentiality agreement with Kien Huat and GenM that would expire in February 2020, but directed Paul, Weiss to continue negotiating for limited restrictions to ensure Kien Huat and GenM did not acquire additional Company stock until the Kien Huat Letter Agreement terminated in February 2020. Later that evening, Paul, Weiss sent a revised draft of the confidentiality agreement to Cleary Gottlieb and MNAT, consistent with the Special Committee’s directions.

Also in the evening of August 8, 2019, Moelis and Cleary Gottlieb had a call during which Cleary Gottlieb conveyed doubts from Kien Huat regarding whether the Company was interested in entering into a potential transaction or was merely pressuring Kien Huat to commit to provide incremental financing with the intention of using that incremental funding to support standalone operations as an independent company. To reassure Kien Huat that the Company was negotiating in good faith, Moelis indicated that the Company would be willing to promptly deliver a form of Merger Agreement. Overnight, Paul, Weiss sent a draft Merger Agreement to Cleary Gottlieb and MNAT.

On August 9, 2019, the Company filed its quarterly report on Form 10-Q with the SEC. As approved by the Board at its August 6, 2019 meeting, the notes to the Company’s financial statements in that filing included disclosure of the Company’s continuing negative cash flows from operations and need to obtain additional liquidity resources or possibly restructure the Company’s existing debts and other obligations in order to meet expected cash needs for the next 12 months, as well as, in the absence of such a restructuring, the Company’s substantial doubt about its ability to continue as a going concern and possible need to implement an in-court proceeding under Chapter 11 of the U.S. Bankruptcy Code with respect to Montreign and its subsidiaries. The Form 10-Q also disclosed several risk factors to the same effect, including that failing to obtain additional, adequate financing may require the Company to delay, scale back or eliminate some or all of its operations or enter into bankruptcy proceedings with respect to Montreign and its subsidiaries as well as adversely affect the Company’s ability to operate as a going concern.

Also on August 9, 2019, the Special Committee had a meeting to discuss updates in the negotiations between the Special Committee’s representatives and Kien Huat’s and GenM’s representatives.

Later that day, Paul, Weiss and Cleary Gottlieb had a call to discuss the confidentiality agreements between the Company and each of GenM and Kien Huat. In addition, after that call Paul, Weiss sent Cleary Gottlieb and MNAT a draft Voting Agreement to be entered into by Kien Huat, GenM and their respective affiliates that beneficially owned common and preferred stock of the Company, which would require those parties to vote in favor of the adoption of the Merger Agreement as well as to support any superior transaction that the Company entered into after terminating the Merger Agreement.

On August 10, 2019, Cleary Gottlieb contacted Paul, Weiss to confirm that Kien Huat and GenM would agree to restrictions in the confidentiality agreements on their ability to acquire 90% or more of the common stock of the Company until February 2020.

On the morning of August 11, 2019, Cleary Gottlieb submitted a list of due diligence requests to Paul, Weiss on behalf of Kien Huat and GenM. Later that afternoon, the Company entered into confidentiality agreements with Kien Huat and GenM.

Subsequently, late that night, Cleary Gottlieb and MNAT sent Paul, Weiss a revised draft of the Merger Agreement. Among the revisions and notes to the proposed Merger Agreement were the following: Kien Huat would commit to no more than $15 million of liquidity support in addition to the remaining $52 million of commitments under the Existing Preferred Stock Commitment Letter, no increase to the Offer Price, a new covenant that the Company pay the principal and interest on its debts between signing and closing, a new condition that Kien Huat and GenM would not need to close the transaction if an event of default had occurred under the Company’s credit agreements, elimination of the Company’s right to terminate the transaction to enter into an unsolicited superior proposal, and that the parties would have the right to terminate the agreement if the merger had not been consummated by October 31, 2019.

On August 12, 2019, Paul, Weiss and Cleary Gottlieb had a call to discuss Cleary Gottlieb and MNAT’s revisions to the proposed Merger Agreement. On the call, Paul, Weiss informed Cleary Gottlieb that, among other issues, the October 31, 2019 termination date likely would be unacceptable to the Special Committee, that the Company would need additional liquidity support between signing and closing and that the Company would need flexibility to take cost-saving measures between signing and closing to continue the operation of the business. Cleary Gottlieb indicated that, among other things, Kien Huat considered the Offer Price to be its best and final offer and that the October 31, 2019 termination date was intended to signal that Kien Huat and GenM were serious about proceeding quickly with the transaction.

On August 12, 2019, representatives of GenM and Kien Huat asked the Special Committee whether the Company would host representatives of GenM and Kien Huat for a due diligence site visit at the Company’s facilities the following day.

Later that evening, the Special Committee had a meeting, at which Messrs. Pearlman and Eller and representatives of Moelis and Paul, Weiss also were in attendance. During the meeting, the Special Committee discussed updates relating to the potential transaction with Kien Huat and GenM and preparations for a potential bankruptcy filing by Montreign. With regard to the negotiations, the Special Committee discussed several of the outstanding issues in the proposed Merger Agreement draft sent by Cleary Gottlieb and MNAT the prior night. Paul, Weiss conveyed to the Special Committee the substance of its call with Cleary Gottlieb earlier that day. Among the issues in the proposed Merger Agreement that the Special Committee discussed were the Offer Price, the termination date, whether to seek a “go-shop” provision allowing the Company to solicit indications of interest from third parties for a period of time following signing of the Merger Agreement, the covenant to pay the principal and interest on the Company’s outstanding debt, the condition on Kien Huat’s and GenM’s obligation to close the transaction if an event of default has occurred under the Company’s credit agreements and whether to seek additional liquidity support from Kien Huat. In addition, the Special Committee discussed how to seek additional merger consideration, including through additional capital support from Kien Huat that would allow the Company to pay a special dividend to the Company’s other stockholders out of the Company’s pre-closing cash on hand as a way to effectively increase the merger consideration without the need for Kien Huat and GenM to increase their Offer Price. The Special Committee and its advisors also discussed whether the $67 million in total liquidity support offered by Kien Huat (i.e., the incremental $15 million proposed on August 11 together with the remaining $52 million of commitments under the Existing Preferred Stock Commitment Letter) would be sufficient to keep the Company cash balance positive through the estimated closing of a merger, as well as various potential unexpected, unbudgeted events that could have adverse effects on the Company during that period. In addition to the discussions regarding the proposed Merger Agreement, the Special Committee and its advisors discussed preparations the Company would need to take in anticipation of a potential bankruptcy filing by Montreign.

At the end of the meeting, the Special Committee directed Moelis and Paul, Weiss to prepare a response to Cleary Gottlieb addressing the following key points: (i) the Special Committee would seek new capital commitments totaling $30 million, with $15 million to be drawn on or after August 28, 2019 and $15 million to be drawn on or after February 1, 2020, $5 million of which to be used to fund a special dividend to the Company’s stockholders in connection with the completion of the potential transaction; (ii) at the direction of the Special Committee, Moelis would begin outbound solicitations for offers from third parties prior to signing; and (iii) revisions to the draft Merger Agreement so that the Company would have a right to terminate the Merger Agreement to accept a superior offer from a third party, but without requiring Kien Huat’s advance commitment to support a superior proposal. The Special Committee further directed Paul, Weiss to revise the draft Merger Agreement accordingly and send it to Cleary Gottlieb the following day. The Special Committee directed Moelis to reach out to potential third-party acquirers, as well.

On August 13, 2019, at the direction of the Special Committee, Moelis and Paul, Weiss had a call with Cleary Gottlieb and MNAT on which Paul, Weiss and Moelis presented the Special Committee’s counter-proposal and Moelis opened a virtual data room to Kien Huat, GenM and their respective advisors and other representatives.

Later that night, Paul, Weiss circulated revised drafts of the Merger Agreement and Voting Agreement to Cleary Gottlieb and MNAT, each reflecting the positions discussed at the Special Committee meeting on August 12, 2019.

On August 14, 2019, Paul, Weiss notified Cleary Gottlieb that the Company would provide Kien Huat with the necessary notice on August 15, 2019 in order for the Company to make a draw on August 19, 2019 under the Existing Preferred Stock Commitment Letter.

Later that day, Cleary Gottlieb sent Paul, Weiss a supplemental due diligence request list based on Cleary Gottlieb’s, Kien Huat’s and GenM’s review of the virtual data room.

On August 15, 2019, Paul, Weiss had a call with Cleary Gottlieb on which Cleary Gottlieb indicated that Kien Huat would be calling Moelis to inform Moelis that (i) Kien Huat would not increase its offered purchase price above the Offer Price, whether through an increase to the per-share purchase price or through a capital commitment used to fund a special dividend to the minority stockholders of the Company, (ii) Kien Huat would only be willing to provide $15 million in liquidity support in addition to Kien Huat’s remaining commitments of $52 million under the Existing Preferred Stock Commitment Letter, (iii) Kien Huat and GenM would insist on covenants in the Merger Agreement obligating the Company to pay principal and interest on its debts between signing and closing and a condition to Kien Huat’s and GenM’s obligation to close the Merger that no event of payment default will have occurred under the Company’s credit agreements, (iv) Kien Huat targeted Monday, August 19, 2019 at 4:01 p.m. Eastern Time for signing of the Merger Agreement and (v) Kien Huat would not be able to form Parent and Merger Sub unless the Special Committee granted the 203 Waiver requested in July 2019.

Later that night, at the direction of the Special Committee, Moelis held a call with Cleary Gottlieb to further discuss the Company’s liquidity needs, including the fact that $15 million of incremental financing would be insufficient to support the Company’s operations through the estimated closing of the proposed merger.

Later that night, Paul, Weiss circulated an initial draft of the Company disclosure letter to the Merger Agreement to Cleary Gottlieb and MNAT and a draft amendment to the Existing Preferred Stock Commitment Letter with regard to incremental financing (the “Preferred Stock Commitment Letter Amendment”).

In the morning on August 16, 2019, Cleary Gottlieb and MNAT circulated an updated draft of the Merger Agreement to Paul, Weiss. The updated draft reflected the following changes, among others: (i) the purchase price remained the Offer Price, with no special dividend or other additional consideration, (ii) incremental liquidity support consisting of commitments of $7.5 million drawable no sooner than September 15, 2019, $7.5 million drawable no sooner than October 15, 2019 and $10 million drawable no sooner than February 15, 2020, (iii) no ability for the Company to terminate the Merger Agreement to enter into a definitive agreement constituting a superior proposal, (iv) covenants obligating the Company to pay the principal and interest under its debt, (v) a condition to Kien Huat’s and GenM’s obligation to close that no event of payment default will have occurred under the Company’s credit agreements and (vi) a cap on damages payable by Kien Huat, GenM and their affiliates in the event of a willful and material breach of the Merger Agreement.

Also on the morning of August 16, 2019, Cleary Gottlieb and Paul, Weiss had a call, during which Cleary Gottlieb indicated that it was important to Kien Huat and GenM that the proposed transaction be announced by Monday, August 19, 2019 and that they could not guarantee that they would be willing to continue negotiations beyond Sunday, August 18, 2019. On the call, Cleary Gottlieb also indicated that Kien Huat and GenM would need to receive the requested 203 Waiver that day so that GenM and Kien Huat could form Parent and Merger Sub during the last regular business day before their requested accelerated timeline to sign a definitive agreement. Cleary Gottlieb and Paul, Weiss also discussed the $25 million of incremental financing reflected in the last draft of the Merger Agreement, that Kien Huat would be willing to allow a 10-business-day “go-shop” period in the Merger Agreement, and a request that the Company delay drawing on Kien Huat’s existing capital commitment for one week so the draw would be effected on August 28, 2019.

Also on August 16, 2019, Mr. Pearlman received an unsolicited call from a representative of a New York-based investment fund (“Party A”) regarding potential capital support Party A would consider providing to the Company. Mr. Pearlman promptly informed the Special Committee and its advisors of the call.

Later that morning, Cleary Gottlieb, EGS, Paul, Weiss and members of the Company’s senior management had a legal due diligence call during which Cleary Gottlieb asked senior management of the Company questions regarding the Company.

Early in the afternoon on August 16, 2019, the Special Committee had a telephonic meeting to discuss the most recent draft of the Merger Agreement, the anticipated timing of signing the Merger Agreement, alternatives to a transaction with Kien Huat and GenM (including bankruptcy of Montreign) and resolutions approving the formation of Parent and Merger Sub for purposes of Section 203 of the DGCL. The attendees at the Special Committee meeting discussed whether the

Offer Price would maximize value for the Company and its stockholders, whether the 10-business-day “go-shop” would be sufficient to solicit and explore potential indications of interest from third parties, how the Company’s stockholders would perceive a transaction with Kien Huat and GenM at the Offer Price, and the risks to the Company of not entering into a definitive agreement with Kien Huat and GenM. During the meeting, Moelis informed the Special Committee that of the approximately 10 to 20 likely potential counterparties Moelis had already identified and contacted, at least 6 (representing the largest strategic parties) had already definitively declined to engage in discussions regarding a transaction with the Company, and that Moelis had had an initial discussion with representatives of Party A and intended to have further discussions with Party A later that day. At the conclusion of the meeting, the Special Committee reached a preliminary consensus view that, subject to reaching agreement on definitive transaction documents acceptable to the Special Committee, the Special Committee was prepared to accept the Offer Price and enter into a definitive merger agreement over the upcoming weekend. In addition, the Special Committee resolved to grant the requested 203 Waiver so as to facilitate the ability of Parent and Merger Sub to be formed and to enter into the Merger Agreement over the upcoming weekend. Further, the Special Committee directed Paul, Weiss and Moelis to respond to Cleary Gottlieb with the following counter-positions, among others: (i) that the Company would accept a condition to Kien Huat’s and GenM’s obligation to close that no payment defaults had occurred under the Company’s credit agreements, subject to Kien Huat’s also not having defaulted under the Existing Preferred Stock Commitment Letter, as amended by the Preferred Stock Commitment Letter Amendment, (ii) that the Company would be willing to accept a covenant requiring the Company to pay the principal and interest on its debts, again subject to the same absence of a prior default by Kien Huat of its financing commitments to the Company, (iii) that a damages cap of the proposed aggregate purchase price would likely be acceptable and (iv) that the Special Committee’s willingness to proceed on the proposed accelerated timeline to signing was conditioned on obtaining a 10-business day “go-shop” period for Moelis to complete its third party solicitation efforts.

Immediately following the meeting, Paul, Weiss relayed to Cleary Gottlieb and MNAT that the Special Committee had granted the requested 203 Waiver.

In the early evening of August 16, 2019, Cleary Gottlieb and MNAT circulated to Paul, Weiss a draft equity commitment letter to be entered into by Kien Huat and a controlled affiliate of GenM in connection with entry into the Merger Agreement.

Later that evening, Paul, Weiss and Cleary Gottlieb had several calls to discuss the Special Committee’s and Paul, Weiss’s comments to the Merger Agreement draft circulated that morning and remaining open issues and the targeted timing of Sunday, August 18, 2019 to enter into definitive agreements. As of the conclusion of the last of those calls, inclusion of a “go-shop” provision in the Merger Agreement remained an open point.

Also on the evening of August 16, 2019, Paul, Weiss sent Cleary Gottlieb and MNAT revised drafts of the Preferred Stock Commitment Letter Amendment, an amendment (the “Series F COD Amendment”) to the Amended and Restated Certificate of the Designations, Powers, Preferences and Rights of the Series F Preferred Stock (the “Series F COD”), (the purpose of which was to increase the authorized shares of Series F Preferred Stock to conform with the contemplated $25 million of incremental financing support as well as to eliminate an arguable interpretation that the transactions contemplated by the Term Sheet in advance of closing the merger could have triggered automatic conversion of the Series F Preferred Stock into common stock), and the equity commitment letters, and

Cleary Gottlieb circulated to Paul, Weiss a revised draft of the Company Disclosure Letter to the Merger Agreement.

On the morning of August 17, 2019, Paul, Weiss, MNAT and Cleary Gottlieb had a call on which they discussed the open issues in the proposed Merger Agreement. During that call, Cleary Gottlieb confirmed that Kien Huat and GenM were amenable to the “go-shop” provision, and also requested that Kien Huat’s obligations under the Preferred Stock Commitment Letter Amendment terminate in the event the Merger Agreement terminated.

Throughout August 17, 2019, Paul, Weiss, on the one hand, and Cleary Gottlieb and MNAT, on the other hand, exchanged revised drafts of the Merger Agreement, the Voting Agreement, the documents relating to Kien Huat’s additional capital commitments, the Company Disclosure Letter to the Merger Agreement and the Parent Disclosure Letter to the Merger Agreement.

In the afternoon of August 17, 2019, Moelis, Paul, Weiss, MNAT and Cleary Gottlieb had a call to discuss the remaining open issues in the proposed Merger Agreement. During that call, Paul, Weiss informed MNAT and Cleary Gottlieb that the Company could not accept the request received that morning that Kien Huat’s commitments under the Existing Preferred Stock Commitment Letter terminate if the Merger Agreement terminated, but the Company would be willing to permit the $25 million in incremental funding provided by the Preferred Stock Commitment Letter Amendment (as opposed to any of the commitments already in place under the Existing Preferred Stock Commitment Letter) to terminate if the Merger Agreement terminated due to the Company’s willful and material breach or acceptance of a Superior Proposal. Following the call, Cleary Gottlieb circulated a revised draft of the Merger Agreement reflecting the finalized positions of the parties as discussed on the call. That evening, Cleary Gottlieb, MNAT and Paul, Weiss exchanged finalized versions of the Parent Disclosure Letter to the Merger Agreement and the Company Disclosure Letter to the Merger Agreement, as well as finalized versions of the other transaction documents, including the equity commitment letters from Kien Huat and GenM’s controlled affiliate and the Preferred Stock Commitment Letter Amendment and related documents. The finalized Preferred Stock Commitment Letter Amendment reflected the position offered by the Paul, Weiss representatives earlier in the day that termination of the Merger Agreement in certain circumstances would result in termination of only the $25 million incremental funding provided by the Preferred Stock Commitment Letter Amendment but not terminate Kien Huat’s capital commitments under the Existing Preferred Stock Commitment Letter.

In the early evening of August 17, 2019, Moelis distributed its financial analysis regarding the proposed Common Stock Per Share Merger Consideration to the Special Committee.

On the morning of August 18, 2019, the Audit Committee, Special Committee and Board held a joint meeting with representatives from the Company’s management, Moelis, Paul, Weiss and EGS. Mr. Gerard Lim, who, although a director of the Company, is also a representative of Kien Huat, did not attend the meeting. Representatives of Paul, Weiss reviewed with the directors their fiduciary duties under applicable law and the provisions of the proposed Merger Agreement and other transaction documents. Also at this meeting, Moelis reviewed with the Special Committee Moelis’ financial analysis regarding the Common Stock Per Share Merger Consideration. After discussion of the financial analysis among members of the Special Committee and representatives of Moelis, including questions and answers, Moelis delivered to the Special Committee an oral opinion, which was confirmed by delivery of a written opinion, dated August 18, 2019, addressed to the Special

Committee to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, the Common Stock Per Share Merger Consideration to be received in the Merger pursuant the Merger Agreement by holders of Common Stock (other than the Excluded Holders), was fair, from a financial point of view, to such holders. After careful consideration of various reasons to approve the Merger Agreement, the Voting Agreement, the Preferred Stock Commitment Letter Amendment, the Series F COD Amendment and certain countervailing factors, (i) the Audit Committee unanimously determined that the various transaction documents to which Kien Huat and any of its affiliates were parties, including the Merger Agreement and the Preferred Stock Commitment Letter Amendment, were fair and in the best interests of the Company and its stockholders, and recommended that the Board approve such transaction documents and the transactions contemplated thereby, (ii) the Special Committee unanimously approved and recommended that the Board approve the form, terms and provisions of, and the transactions contemplated by, the Merger Agreement, the Voting Agreement, the Preferred Stock Commitment Letter Amendment and the Series F COD Amendment, and (iii) the Board, on the unanimous vote of those directors in attendance at the meeting, declared that the form, terms and provisions of, and the transactions contemplated by, the Merger Agreement, the Voting Agreement, the Preferred Stock Commitment Letter Amendment and the Series F COD Amendment, including the Merger, were advisable and fair to and in the best interests of the Company and its stockholders, approved the form, terms and provisions of, and the transactions contemplated by, the Merger Agreement, including the Merger, and authorized the Company to enter into the Merger Agreement and other transaction documents and perform each of its obligations thereunder, including the Merger, and recommended that the company’s stockholders adopt the Merger Agreement.

Later in the day on August 18, 2019, the parties executed the Merger Agreement and the other transaction documents, including the amendment to the 2018 Kien Huat Preferred Stock Commitment, by electronic exchange of signatures and Kien Huat delivered a written consent, in its capacity as the Company’s majority stockholder, approving the adoption of the Series F COD Amendment.

Early in the morning of August 19, 2019, the Company issued a press release announcing the entry into the Merger Agreement. That afternoon, after market close, the Company filed with the SEC a current report on Form 8-K in respect of the Merger Agreement and other definitive transaction documents, which appended the Merger Agreement, Voting Agreement, the Preferred Stock Commitment Letter Amendment and the press release as exhibits.

On August 20, 2019, Kien Huat filed an amendment to its Schedule 13D in respect of the Merger Agreement and other definitive transactions entered into on August 18, 2019.

On August 26, 2019, the Company filed with the SEC a preliminary information statement on Schedule 14C pursuant to Section 14(c) of the Exchange Act relating to the written consent delivered by Kien Huat approving the Series F COD Amendment and the issuance of additional shares of Series F Preferred Stock under the Preferred Stock Commitment Letter Amendment.

Also on August 26, 2019, the Company issued 150 shares of Series F Preferred Stock to Kien Huat pursuant to the Existing Preferred Stock Commitment Letter, as amended by the Preferred Stock Commitment Letter Amendment, for an aggregate purchase price of $15 million.

During the Go-Shop Period (which ran from signing of the Merger Agreement to 12:00 p.m. Eastern Time on August 30, 2019), the Company, with the assistance of Moelis, the financial advisor to the Special Committee, contacted 19 potential bidders. Each party that was contacted either notified the Company that it would not be interested in pursuing a potential transaction with the Company or did not respond. The Company also continued its discussions with Party A and received a second inbound indication of interest from another potential financing source. Ultimately, however, both of these parties failed to make a proposal constituting a “Takeover Proposal” as defined by the Merger Agreement. Starting immediately after 12:00 p.m. Eastern time on August 30, 2019 and in accordance with the terms of the Merger Agreement, the Company became subject to customary covenants restricting its ability to solicit takeover proposals from third parties or to provide information to and engage in discussions with a third party in relation to a takeover proposal, subject to certain customary exceptions to permit the Board comply with its fiduciary duties, as set forth in the Merger Agreement.

On September 3, 2019, the Company filed a Current Report on Form 8-K with the SEC publicly disclosing the results of the Go-Shop Period.

On September 5, 2019, the Company filed with the SEC a definitive information statement on Schedule 14C pursuant to Section 14(c) of the Exchange Act relating to the written consent delivered by Kien Huat approving the Series F COD Amendment and the issuance of additional shares of Series F Preferred Stock under the Preferred Stock Commitment Letter Amendment.

On September 23, 2019, the Company issued 75 shares of Series F Preferred Stock to Kien Huat pursuant to the Existing Preferred Stock Commitment Letter for an aggregate purchase price of $7.5 million.

Recommendation of the Special Committee and Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger

As described in the section titled “—Background of the Merger,” prior to and in reaching their respective determinations to approve the Merger Agreement, the Voting Agreement, the Preferred Stock Commitment Letter Amendment and the Series F COD Amendment, the Special Committee and the Board consulted with and received the advice of the Company’s management and the Company’s and the Special Committee’s outside legal counsel and, in the case of the Special Committee, the Special Committee’s financial advisor, and considered a variety of factors weighing positively in favor of the approval of the Merger Agreement, the Voting Agreement, the May 2019 KH Commitment Amendment, the Series F COD Amendment and the transactions contemplated thereby, including the Merger, including the following material factors:

Merger Consideration

•

the per share price of $9.74 as compared to current and historical market prices of the Common Stock and the fact that the consideration represented a premium of approximately 15.3% over the closing price per share of Common Stock on Friday, August 16, 2019 of $8.45 (the last full trading day before entry into the Merger Agreement) and of approximately 1.9% over the closing price per share of Common Stock on August 2, 2019 (the last full trading day before the date of the Proposal Letter);

•

the belief that the price per share of Common Stock was not likely to trade at or above the Common Stock Per Share Merger Consideration for any extended period of time in the foreseeable future in the event the Merger were not consummated, which belief was based on a number of factors, including the directors’ knowledge and understanding of the Company and its industry, projections of management (as further described in the section titled “Projected Financial Information”), the Company’s operating plans and the Company’s ability to comply with the covenants in its existing debt agreements;

•

the belief, as disclosed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, filed with the SEC on August 9, 2019 (the “10-Q”) that, in the event the Merger is not consummated, it may be required to seek an in-court proceeding under Chapter 11 of the United States Bankruptcy Code (a “Voluntary Bankruptcy”) and the effect on the Common Stock and Series B Preferred Stock held by Public Stockholders in such a Voluntary Bankruptcy are uncertain;

•

the immediacy and certainty of the value of the cash consideration to be paid to the stockholders in the Merger, especially given the risks disclosed in Item 1A of the 10-Q, as well as compared to the long-term and recent historical trading prices of the Common Stock, long-term business and execution risk to stockholders and other potential forms of consideration and the fact that such liquidity may not otherwise be available to Public Stockholders in the thinly traded market for the Common Stock. In addition, such Public Stockholders will have the opportunity to liquidate their ownership of Common Stock without incurring the transaction costs typically associated with market sales;

•

based on the course of negotiations with Kien Huat and GenM, the directors’ and Special Committee members’ belief that the consideration per share negotiated with Kien Huat and GenM was the highest that Kien Huat and GenM were willing to pay;

Available Alternatives

•	historical and current information concerning the Company’s business, financial condition, results of operations and prospects;

•

current financial market conditions, and historical market prices, volatility and trading information with respect to the Common Stock, as well as the general risks of market conditions that could reduce the price per share of Common Stock;

•

the prospects of the Company if it were to remain an independent, stand-alone company, including the competitive landscape and the facts that the Company’s expenses and fixed costs associated with its operations exceed its revenues, that the Company’s available cash is declining, and that the Company’s ability to raise capital in the future may be limited given that in the Initial Letter, Kien Huat indicated that, as of the date of the letter, it did not intend to provide further equity or debt financing to the Company beyond its obligations under the Existing Preferred Stock Commitment Letter while the Company remains a public company;

•

the review by the Special Committee, the Board and management, with the assistance of the Company’s legal advisors and the review by the Special Committee with the assistance of its financial advisor, with respect to the strategic alternatives available to the Company, all of which had significant risks and uncertainties;

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the directors’ belief that the Merger was more favorable to the Company’s stockholders than any other alternative reasonably available to the Company and its stockholders, including the alternative of remaining an independent, stand-alone company;

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based on Kien Huat’s statement in the Proposal Letter and statements from Kien Huat’s representatives to the Company’s representatives during the course of negotiations that Kien Huat would not be willing to sell its equity stake in the Company, and the fact that, because

Kien Huat owns a majority of the Company’s voting power, any alternative transaction requiring a stockholder vote would require Kien Huat’s approval;

•

the fact that the Company publicly announced on June 24, 2019 that the Special Committee had been formed to evaluate strategic alternatives for the Company as a whole, and because of the that, the Board and the Special Committee expected that third parties interested in pursuing a strategic transaction with the Company would have come forward; however, since that time, no inbound offers from third parties relating to strategic alternatives for the Company have been received, other than the call from Party A, which was an offer to provide incremental capital support, the Initial Letter and the Proposal Letter;

•

the fact that, before the Company entered into the Merger Agreement and, at the direction of the Special Committee, Moelis contacted 19 parties considered to be potential bidders for the Company, and that, of those 19 parties, 11 had indicated as of the time the Board and Special Committee approved the Merger Agreement that such parties were not interested in pursuing a transaction with the Company, and the remaining parties had not responded prior to the time the Board and Special Committee approved the Merger Agreement;

•	the Go-Shop Period provided under the Merger Agreement would allow the Company continued opportunity to seek out alternatives to the Merger;

Negotiations with Kien Huat and GenM

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the course of negotiations regarding the transaction and the Merger Agreement among the Company, Kien Huat and GenM resulting in more favorable terms to the Company than those originally proposed by Kien Huat and GenM, including $25 million of additional incremental financing support, more favorable closing conditions, less restrictive post-signing operating covenants, the addition of the Go-Shop Period, and the directors’ and Special Committee members’ belief, based on the course of negotiations, that the Merger Agreement reflected overall the most favorable terms and conditions that Kien Huat and GenM were willing to agree to or that were reasonably attainable from any third party;

•	in connection with the Merger Agreement, Kien Huat agreed, in the May 2019 KH Commitment Amendment, to provide $25 million of incremental equity financing support for the Company;

•

the fact that the consideration and negotiation of the Merger Agreement was conducted through arm’s-length negotiations by a special committee comprised entirely of disinterested and independent directors, who were fully empowered to say “no” definitively to any transaction and to identify, evaluate, negotiate and make recommendations to the Board regarding any alternative transactions;

High Likelihood of Completion

•	the reasonable likelihood of the completion of the transactions contemplated by the Merger Agreement based on, among other things:

•	the relatively limited number of conditions to Parent’s obligations to complete the Merger under the Merger Agreement;

•	the absence of any financing condition to Parent’s obligation to complete the Merger;

•

the Equity Commitment Letters, in which the Company has customary third party beneficiary rights and pursuant to which Kien Huat and RW Omni have committed to provide Parent equity contributions of an aggregate amount of $60.2 million immediately prior to the closing of the Merger;

•	the relative likelihood of obtaining required regulatory approvals;

•	the commitment of the parties to use reasonable best efforts to complete the Merger and other transactions contemplated by the Merger Agreement;

•	the absence of required approval of the Merger by the members or holders of any capital stock or comparable equity interest of Parent;

Financial Advisor’s Opinion

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in the case of the recommendation by the Special Committee, the opinion of Moelis, dated August 18, 2019, to the Special Committee to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, the Common Stock Per Share Merger Consideration to be received in the Merger pursuant the Merger Agreement by holders of Common Stock (other than the Excluded Holders), was fair, from a financial point of view, to such holders, as more fully described in the section titled “Opinion of Financial Advisor to the Special Committee”;

Terms of the Merger Agreement and Certain Other Agreements

•	the terms and conditions of the Merger Agreement, including:

•	the Board’s ability under certain circumstances to change its recommendation in favor of the adoption of the Merger Agreement;

•

the Company’s ability to solicit, consider or respond to, under certain circumstances specified in the Merger Agreement, a bona fide written proposal for an acquisition transaction from a third party for a period of 10 business days following entry into the Merger Agreement;

•

the Board’s right, after complying with the terms of the Merger Agreement, to terminate the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal, upon payment of the applicable Company termination fee;

•

the termination fee, which the directors believed was favorable relative to the customary range for termination fees payable in similar transactions, which was payable under customary and appropriate circumstances and which should not preclude any third party with the financial capability and bona fide interest of acquiring the Company from making a Superior Proposal;

•	the Company’s ability to seek specific performance to prevent breaches of the Merger Agreement by Parent or Merger Sub and to enforce specifically the terms of the Merger Agreement;

•

that the Merger Agreement contains terms that, taken as a whole, the Special Committee and the Board believed (i) provided a significant degree of certainty that the Merger will be completed on a reasonably prompt basis, (ii) while restricting the Company from taking certain actions during the pendency of the Merger, would not unduly interfere with the Company’s ability to operate its business in the ordinary course, and (iii) were of a customary nature for mergers involving companies of the Company’s size and operating in the Company’s industry;

•	the terms and conditions of the Equity Commitment Letters and Merger Agreement relating to the Equity Commitment, including the facts that:

•	the Company has customary third party beneficiary rights in such Equity Commitment Letters;

•	Kien Huat and RW Omni have committed to provide Parent an equity contribution of an aggregate amount of $60.2 million immediately prior to the closing of the Merger;

•

Parent and Merger Sub have represented to the Company in the Merger Agreement that, following the funding of the Equity Commitment, Parent will have cash on hand sufficient to consummate the Merger and the other transactions contemplated by the Merger Agreement, including the payment by Parent and Merger Sub of the aggregate Common Stock Per Share Merger Consideration and Series B Per Share Merger Consideration and any fees and expenses of or payable by Parent, Merger Sub or the Company;

•

the terms and conditions of the Voting Agreement, which terms and conditions the Special Committee and the Board were advised should not preclude any third party with the financial capability and bona fide interest of acquiring the Company from making a Superior Proposal or impair the Company’s ability to consummate any such Superior Proposal;

Approval by the Company’s Directors

•	the fact that the Special Committee consists of only independent, non-management directors and that the Board consists of a majority of independent, non-management directors;

•	the fact that the Special Committee was unanimous in its determination to recommend that the Board approve the Merger Agreement and recommend the Company’s stockholders adopt the Merger Agreement;

•

in the case of the Board, the fact that the Special Committee had the authority not to recommend the Merger or any other transaction to the Board and to identify, evaluate, negotiate and make recommendations to the Board regarding any alternative transaction;

•

the fact that the directors on the Board present at the meeting on August 18, 2019 were unanimous in their determination to approve the Merger Agreement and recommend that the Company’s stockholders adopt the Merger Agreement, with the only director not present at the meeting being Mr. Gerard Lim, who is also a representative of Kien Huat and, therefore, would have had interests in the Merger different from those of the Public Stockholders;

Stockholder Approval and Availability of Appraisal Rights

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the fact that the completion of the Merger will require the adoption of the Merger Agreement by holders of a majority of the voting power of the outstanding shares of Voting Stock not held by Kien Huat, GenM, their respective affiliates or any director or executive officer of the Company entitled to vote thereon as of the record date for the Special Meeting, voting as a single class;

•	the fact that completion of the Merger will require the adoption of the Merger Agreement by the Company’s stockholders;

•

the fact that the Company’s stockholders who believe that the Common Stock Per Share Merger Consideration or the Series B Per Share Merger Consideration is inadequate, and who properly exercise, and do not effectively withdraw or lose or fail to perfect, their appraisal rights under the DGCL, will be entitled to such appraisal rights in connection with the Merger.

The Special Committee and the Board also considered a variety of risks and other countervailing or negative factors related to the Merger Agreement and the Merger, including the following material factors:

•	the risk that the Merger might not be completed in a timely manner or at all due to failure to satisfy the closing conditions, some of which are outside of the Company’s control;

•

the risks and costs to the Company if the Merger is not completed in a timely manner or at all, including the potential adverse effect on the Company’s ability to attract and retain key personnel, the diversion of management and employee attention and the potential disruptive effect on the Company’s day-to-day operations and the Company’s relationships with customers, suppliers and other third parties, any or all of which risks and costs, among other, could adversely affect the Company’s overall competitive position and the trading price of the Common Stock;

•

the nature of the Merger as a cash transaction means that the Company’s stockholders will not have an ongoing equity interest in the surviving corporation following the Merger and therefore will not (by virtue of their holding Common Stock or Series B Preferred Stock) participate in future earnings or growth of the Company following the Merger, including any appreciation in value attributable to the VLT facility in Orange County, the Golf Course Project and any potential legalization of online and mobile sports gaming in the State of New York;

•

the Merger Agreement’s restrictions on the conduct of the Company’s business prior to the completion of the Merger, which may delay or prevent the Company from pursuing business opportunities that would otherwise be in its best interest as a stand-alone company;

•	certain restrictions that the Merger Agreement imposes on soliciting competing acquisition proposals after the Go-Shop Period ends;

•

the fact that the Company would be obligated to pay the applicable Company termination fee to Parent if the Merger Agreement is terminated under certain circumstances set forth in the Merger Agreement;

•

the risk that the amendment to the Existing Preferred Stock Commitment Letter terminates in certain circumstances, including upon the termination of the Merger Agreement by the Company to enter into a definitive agreement in respect of a Superior Proposal and the termination of the Merger Agreement by Parent if the Company committed a Willful and Material Breach (as defined in the Merger Agreement) of the Company’s representations, warranties or covenants under the Merger Agreement and, if that were to happen, the Company would not have sufficient financing commitments to meet the Company’s expected cash needs for the next 12 months or over the longer term and, if the Company is unable to find alternate sources of financing or restructure its existing debt and other obligations, the Company might not have enough cash and working capital to fund the operations of the Company and satisfy the obligations of Montreign beyond the near term, which would raise substantial doubt about the Company’s ability to continue as a going concern,

•	the fact that Parent and Merger Sub are newly formed companies with essentially no assets other than the Equity Commitment;

•

the significant costs involved in connection with negotiating the Merger Agreement and completing the Merger, including in connection with any litigation that may result from the announcement or pendency of the Merger, and the fact that if the Merger is not consummated, the Company may be required to bear such costs; and

•

the fact that the Common Stock Per Share Merger Consideration and the Series B Per Share Merger Consideration will generally be taxable to the Company’s stockholders for U.S. federal income tax purposes.

In addition, the Special Committee and the Board were aware of and considered the fact that certain of the Company’s directors and executive officers have financial interests in the transactions contemplated by the Merger Agreement that may be different from, or in addition to, those of the Company’s stockholders generally, including those interests that are a result of employment and compensation arrangements with the Company, as more fully described in the section titled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the factors considered by the Special Committee and the Board is not intended to be exhaustive but does set forth the principal factors considered by the Special Committee and the Board. The Special Committee collectively reached the unanimous conclusion to recommend that the Board approve the Merger Agreement, and the Board collectively reached the conclusion, by unanimous vote of the directors present at the meeting, to approve the Merger Agreement, in light of the various factors described above and other factors that each director deemed relevant. In view of the wide variety of factors considered by the members of the Special Committee and the Board in connection with their evaluation of the Merger Agreement and the complexity of these matters, the Special Committee and the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors they considered in reaching their decisions. The Special Committee and the Board made their decisions based on the totality of information presented to and considered by them. In considering the factors discussed above, individual directors may have given different weights to different factors. The Board, on the unanimous recommendation of the Special Committee, determined, by unanimous vote of the directors present at the meeting, that the Merger is advisable, fair to and in the best interests of, the Company and its stockholders and has approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board recommends that you vote “FOR” the proposal to adopt the Merger Agreement.

In light of the procedural protections described above, and the engagement of Paul,Weiss and Moelis by the Special Committee, the Special Committee and the Board did not consider it necessary to make any provision to grant Public Stockholders access to the Company’s corporate files or to obtain counsel or appraisal services for Public Stockholders.

Projected Financial Information

The Company does not as a matter of course make public financial projections as to future revenues, earnings or other results given, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, as further described in “Special Factors—Background of the Merger,” financial projections prepared by management of the Company were made available to the Special Committee and the Special Committee’s advisors in connection with their evaluation of the Initial Letter and the Proposal Letter. These financial projections are being included in this Proxy Statement to give stockholders access to this information, but not to influence their decision whether to vote for or against the approval of the Merger Proposal or any other proposal at the special meeting. By including the projections in this Proxy Statement, neither the Company nor any other person (or their respective representatives) has made or is making any representation to any person regarding the information included in the projections or the ultimate performance of the Company compared to the information contained in the projections. Similarly, the Company has not made any representation to Parent or Merger Sub, in the Merger Agreement or otherwise, concerning the projections.

The financial projections are subjective in many respects. Although presented with numerical specificity, the financial projections reflect and are based on numerous varying assumptions and estimates with respect to industry performance, including the ability to use free-play, the tax rate of online sports betting and the use of agents, the ability to conduct certain promotions, regulatory fines, licensing and investigative costs, general business, economic, political, market and financial conditions, competitive uncertainties, and other matters, all of which are difficult to predict and beyond the Company’s control. The financial projections are forward-looking statements that should be read with caution, and there can be no assurance that the projected results will be realized or that actual results will not be higher or lower than projected. In addition, since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. The financial projections also reflect assumptions as to certain business matters that are subject to change and/or beyond the Company’s control. See “Cautionary Statement Concerning Forward-Looking Information,” as well as the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated by reference into this Proxy Statement.

The financial projections were not prepared with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. The Company’s independent registered public accounting firm has not examined or compiled any of the financial projections, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them. The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC.

The financial projections do not take into account any circumstances or events occurring after the date they were prepared, and, except as may be required in order to comply with applicable securities laws, the Company does not intend to update or otherwise revise the financial projections, or the specific portions presented, to reflect circumstances existing after the date when they were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this Proxy Statement should not be regarded as an indication that such projections are an accurate prediction of future events, and they should not be relied on as such.

Set forth below is a summary of the financial projections that the Special Committee and its advisors considered in their evaluation of the Merger. As part of its annual financial planning process, the Company prepares management projections for its upcoming fiscal year and multi-year treasury models, which the Company then updates from time to time. In this capacity, the Company had prepared, and subsequently made available to the Special Committee and its advisors a set of management projections in July 2019, which included projected financials for fiscal years 2019 through 2024. Management prepared two sets of projections with one to include the introduction of online sports gambling beginning in 2021.

Empire Resorts Inc.
Long Term Financial Model ($000’s)
	Forecast 2019	Forecast 2020	Forecast 2021	Forecast 2022	Forecast 2023	Forecast 2024
Statement of Operations
Revenues:
Gaming	$208,442	$241,321	$254,362	$265,779	$275,298	$280,804
Racing	$5,212	$5,316	$5,422	$5,531	$5,641	$5,754
Food & Beverage	$31,874	$35,622	$37,403	$38,899	$40,066	$40,867
Room	$13,981	$15,949	$16,746	$17,416	$17,939	$18,298
Other	$8,153	$8,968	$9,685	$10,073	$10,375	$10,582

Gross Revenue	$267,661	$307,176	$323,619	$337,698	$349,319	$356,306
Less: Promotional allowances	($30,124)	($33,878)	($35,572)	($36,995)	($38,105)	($38,867)

Net Revenue (a)	$237,538	$273,297	$288,046	$300,702	$311,214	$317,439

Total Operating costs and expenses	$249,499	$260,798	$273,457	$284,070	$292,782	$298,678

Adjusted EBITDA (per Credit Agreement) (b)	($11,961)	$12,499	$14,589	$16,632	$18,432	$18,760

Projection inclusive of online sports gambling beginning in 2021;

Empire Resorts Inc.
Long Term Financial Model with Online Sportsbetting ($000’s)
	Forecast 2019	Forecast 2020	Forecast 2021	Forecast 2022	Forecast 2023	Forecast 2024
Statement of Operations
Revenues:
Gaming	$208,442	$241,321	$254,862	$280,779	$301,298	$320,804
Racing	$5,212	$5,316	$5,422	$5,531	$5,641	$5,754
Food & Beverage	$31,874	$35,622	$37,403	$38,899	$40,066	$40,867
Room	$13,981	$15,949	$16,746	$17,416	$17,939	$18,298
Other	$8,153	$8,968	$9,685	$10,073	$10,375	$10,582

Gross Revenue	$267,661	$307,176	$324,119	$352,698	$375,319	$396,306
Less: Promotional allowances	($30,124)	($33,878)	($35,572)	($36,995)	($38,105)	($38,867)

Net Revenue (a)	$237,538	$273,297	$288,546	$315,702	$337,214	$357,439

Total Operating costs and expenses	$249,499	$260,798	$273,457	$284,070	$292,782	$298,678

Adjusted EBITDA (per Credit Agreement) (b)	($11,961)	$12,499	$15,089	$31,632	$44,432	$58,760

(a)

Net revenues include gaming revenue, which is the aggregate of gaming wins and losses, as well as revenues from racing, food and beverage, rooms and other revenues less complimentary items provided to our patrons. The Company uses gaming revenues and net revenues as a measure of the Company’s ability to attract and retain its patrons and to measure the effectiveness of its marketing programs.

(b)

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is a non-GAAP measurement. EBITDA is calculated using net income and adding back income tax provisions, amortization of financing related fees and expenses, interest expense, amortization of capitalized interest, and depreciation and amortization expense and reducing it by interest income. EBITDA is the primary tool used by management to measure the Company’s operating results to meet its debt service, capital expenditure requirements and working capital requirements.

The summary financial projections excluded any impacts associated with the positive effect of a potential video gaming machine facility in Orange County, the negative effect of any prospective opening of potential casino(s) in downstate New York and any impact of a potential management contract with Resorts World Casino New York City.

The summary financial projections were utilized by Moelis, at the direction of the Special Committee, in performing its financial analysis in connection with its opinion rendered to the Special Committee on August 18, 2019 as to the fairness, as of such date and from a financial point of view, of the Common Stock Per Share Merger Consideration to be received by the holders of Common Stock (other than the Excluded Holders) pursuant to the Merger Agreement.

For additional information on the Company’s actual results for fiscal year 2018, which were reported on March 15, 2019, and first and second quarters of 2019, which were reported on May 8, 2019, and August 9, 2019, respectively, see “Selected Financial Information” and “Where Stockholders Can Find Additional Information.”

Opinion of Financial Advisor to the Special Committee

At the meeting of the Special Committee on August 18, 2019, to evaluate and approve the Merger, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated August 18, 2019, addressed to the Special Committee to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, the Common Stock Per Share Merger Consideration to be received in the Merger pursuant to the Merger Agreement by the holders of Common Stock, other than the Excluded Holders, was fair, from a financial point of view, to such holders.

The full text of Moelis’ written opinion dated August 18, 2019, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this Proxy Statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Special Committee (solely in its capacity as such) in its evaluation of the Merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, to the holders of Common Stock, other than the Excluded Holders, of the Common Stock Per Share Merger Consideration to be received in the Merger pursuant to the Merger Agreement, and does not address the Company’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available with respect to the Company. Moelis’ opinion does not constitute a recommendation to any holder of securities of the Company as to how such securityholder should vote or act with respect to the Merger or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to the Company;

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reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Moelis by the Company, including financial forecasts relating to the Company provided to or discussed with Moelis by the management of the Company (referred to in this section as the “Company Forecasts”);

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conducted discussions with members of the senior management and representatives of the Company concerning the information described in the foregoing, as well as the business and prospects of the Company generally;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•	reviewed an execution version of the Merger Agreement;

•	participated in certain discussions and negotiations among representatives of the Company and representatives of, and advisors to, Parent and its affiliates; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with Moelis’ review, with the Special Committee’s consent, Moelis relied on the information supplied to, discussed with or reviewed by it for purposes of its opinion being complete and accurate in all material respects. In connection with its review, Moelis did not assume any responsibility for, and Moelis did not undertake any, independent verification of any such information.

With the Special Committee’s consent, Moelis relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts referred to above, Moelis assumed, at the Special Committee’s direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. Moelis expressed no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, with the Special Committee’s consent, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor had Moelis been furnished with any such evaluation or appraisal.

Moelis’ opinion did not address the Company’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax or accounting matters. At the direction of the Special Committee, Moelis was not asked to, nor did it, offer any opinion as to any terms of the Merger Agreement or any aspect or implication of the Merger, except for the fairness of the Common Stock Per Share Merger Consideration from a financial point of view to the holders of Common Stock, other than the Excluded Holders, to the extent expressly specified in Moelis’ opinion. In addition, Moelis noted and took into account the Company’s disclosure in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019 that the Company may be required, in the absence of obtaining additional liquidity sources or restructuring its existing debt and other obligations, to pursue an in-court proceeding for protection under Chapter 11 of the United States Bankruptcy Code with respect to certain subsidiaries of the Company in light of liquidity challenges facing the Company and its subsidiaries. Moelis did not express any opinion as to fair value or the solvency of the Company following the closing of the Merger. In rendering its opinion, Moelis assumed, with the consent of the Special Committee, that the final executed form of the Merger Agreement would not differ in any material respect from the draft that Moelis reviewed, that the Merger would be consummated in accordance with its terms, without any waiver or modification that could be material to Moelis’ analysis, and that the parties to the Merger Agreement would comply with all the material terms of the Merger Agreement. Moelis assumed, with the Special Committee’s consent, that all governmental, regulatory or other consents or approvals necessary for the completion of the Merger would be obtained, except to the extent that could not be material to its analysis.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion, and Moelis assumed no responsibility to update its opinion for developments occurring or coming to its attention after the date of its opinion. Moelis noted that the credit, financial and stock markets had been experiencing unusual volatility and Moelis expressed no opinion or view as to any potential effects of such volatility on the Company or the Merger.

Moelis’ opinion did not address the fairness of the Merger or any aspect or implication of the Merger to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Common Stock Per Share Merger Consideration to be received in the Merger from a financial point of view to the holders of Common Stock, other than the Excluded Holders. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Common Stock Per Share Merger Consideration or otherwise. Except as described in this summary, the Special Committee did not impose any other limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion.

The following is a summary of the material financial analyses presented by Moelis to the Special Committee at its meeting held on August 18, 2019, in connection with its opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’s analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

For purposes of its analyses, Moelis reviewed a number of financial metrics, including the following:

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Adjusted EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation, amortization, and any one-time and non-recurring items, and in the case of the Company, an adjustment accounting for the difference between the cash and accrual accounting methodology with respect to the Company’s land lease, for a specified time period; and

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Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company), plus the value as of such date of its net debt.

Unless the context indicates otherwise, (i) Enterprise Values used in the selected public companies analyses described below were calculated using the market prices of the common stock of the selected companies listed below as of August 15, 2019, (ii) the estimates of the future financial performance for the selected companies listed below were based on certain publicly available research analyst estimates for those companies, and (iii) the estimates of the future financial performance of the Company relied upon for the financial analyses described below were based on the Company Forecasts. Share count information for the Company was obtained from the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019.

Financial Analyses

Discounted Cash Flow Analysis. Moelis performed discounted cash flow (“DCF”) analyses of the Company using financial forecasts and other information and data provided by the Company. Given the uncertainty around online sports betting regulation, the Special Committee advised Moelis to analyze two scenarios to calculate the present value of the estimated future unlevered free cash flows projected to be generated by the Company. In one scenario, the Company Forecasts used by Moelis in its analysis excluded financial contribution from the Company’s online sports betting business and, given the views of the Company’s management as to the Company’s future taxable income in this scenario, reflected no utilization of the Company’s net operating losses (“Scenario A”). In the second scenario, the Company Forecasts used by Moelis in its analysis reflected management’s expected financial contribution from the Company’s online sports betting business and, given the views of the Company’s management as to the Company’s future taxable income in this scenario, the Company’s anticipated utilization of its net operating losses (“Scenario B”). In performing its DCF analysis of the Company, Moelis utilized a range of discount rates of 8.5% to 10.0% to calculate estimated present values as of September 30, 2019 of (i) the Company’s estimated after-tax unlevered free cash flows for the period from October 1, 2019 to December 31, 2024 and (ii) estimated terminal values derived by applying a range of terminal multiples of 7.0x to 9.0x to a terminal year 2024 Adjusted EBITDA. Moelis selected a range of discount rates based on an estimate of the Company’s weighted average cost of capital (“WACC”) that reflected a derived cost of equity using (i) a selected range of betas and debt to total capitalization ratios in each case informed by selected public companies that Moelis considered similar for this purpose as of August 15, 2019 and (ii) a size premium based on public companies with equity values similar to the Company. This analysis indicated the following implied per share reference ranges for the Company’s Common Stock based on Scenario A and Scenario B (with numbers in parentheses in the table below being negative values), as compared to the $9.74 Common Stock Per Share Merger Consideration in the Merger:

Scenario A-Implied Per Share Reference Range	Scenario B-Implied Per Share Reference Range	Common Stock Per Share Merger Consideration
($14.58) – ($13.68)	($7.47) – ($4.62)	$9.74

Selected Public Companies Analysis. Moelis reviewed financial and stock market information of the selected publicly traded companies noted below that are certain U.S. regional land-based gaming operators listed on a major U.S. exchange deemed relevant by Moelis in certain respects to the Company. Moelis also reviewed financial and stock market information of certain publicly traded casino operators with a national or international focus, however due to certain differences from the Company, these companies were not deemed relevant by Moelis for purposes of its analyses.

Moelis reviewed, among other things, Enterprise Values of the selected companies as a multiple of estimated EBITDA for calendar year 2020 (or, for Caesars Entertainment Corporation, Penn National Gaming, Inc., Eldorado Resorts, Inc. and Boyd Gaming Corporation. Enterprise Value is a multiple of estimated EBITDA(R) (EBITDA less rent expense) for calendar year 2020, with rent expense capitalized based on the book value of these companies’ capitalized lease obligations). Financial data for the selected companies were based on publicly available consensus research analysts’ estimates, public filings and other publicly available information. The selected companies and the Enterprise Value to calendar year 2020E estimated Adjusted EBITDA(R) multiples are summarized below:

Selected Public Company	Adjusted EBITDA(R) Growth (2020E)	Enterprise Value / 2020E Adjusted EBITDA(R)
Caesars Entertainment Corporation	5.9%	10.5x
Penn National Gaming, Inc.	3.8%	7.6x
Boyd Gaming Corporation	3.4%	7.7x
Churchill Downs Incorporated	4.2%	13.1x
Eldorado Resorts, Inc.	8.1%	9.2x
Red Rock Resorts, Inc.	14.9%	8.5x
Twin River Worldwide Holdings	1.2%[2]	6.3x	[3]
Golden Entertainment, Inc.	6.9%	7.1x
Monarch Casino & Resort, Inc.	36.3%	10.3x

Moelis then noted that the mean, median, high and low Enterprise Value to 2020E EBITDA(R) multiples for the selected companies were 8.9x, 8.5x, 13.1x and 6.3x, respectively. Moelis noted that it focused less on (i) Twin River Worldwide Holdings given its trading may have been impacted by contract negotiations with the State of Rhode Island and other parties regarding slot machines at its

[2]

Pro forma for Twin River’s announced acquisition of Isle of Capri Casino Kansas City and Lady Luck Casino Vicksburg on July 11th, 2019 and based on property EBITDA. The equivalent growth rate based on Adjusted EBITDA as of August 15th, 2019 would have been 2.1%.

[3]

Pro forma for Twin River’s announced acquisition of Isle of Capri Casino Kansas City and Lady Luck Casino Vicksburg on July 11th, 2019 and based on property EBITDA. The equivalent multiple based on Adjusted EBITDA as of August 15th, 2019 would have been 6.8x.

casinos and on Monarch Casino & Resort as its trading may have been affected by expectations regarding the new Black Hawk resort. Moelis applied a range of selected multiples derived from the selected companies of 7.0x to 9.0x to 2020E Adjusted EBITDA of the Company. Financial data for the Company was based on the financial forecasts and other information and data provided by the Company’s management and, since the Company’s estimated 2020E EBITDA was the same under Scenario A and Scenario B, only one reference range was derived. This analysis indicated the following implied per share reference range for the Company (with numbers in parentheses in the table below being negative values), as compared to the $9.74 Common Stock Per Share Merger Consideration in the Merger:

Implied Per Share Reference Range	Common Stock Per Share Merger Consideration
($14.28) – ($13.56)	$9.74

Other Information

Moelis also noted for the Company’s Special Committee certain additional factors that were not considered part of Moelis’ financial analysis with respect to its opinion but were referenced for informational purposes, including, among other things, recent trading performance for the shares of the Common Stock. The Special Committee directed Moelis to use for purposes of its financial analysis, financial forecasts for the Company that excluded any impacts associated with the positive effect of a potential video gaming machine facility in Orange County, the negative effect of any prospective opening of potential casino(s) in downstate New York and any impact of a potential management contract with Resorts World Casino New York City (“RWNY”).

Miscellaneous

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company used in the analyses described above is identical to the Company or the Merger. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither the Company nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

The Common Stock Per Share Merger Consideration was determined through arms’-length negotiations between the Special Committee, on behalf of the Company, and Parent (and its affiliates), and was approved by the Special Committee. Moelis did not recommend any specific consideration to the Special Committee, or that any specific amount or type of consideration constituted the only appropriate consideration for the Merger.

The Special Committee selected Moelis as its financial advisor in connection with the Merger because Moelis has substantial experience in similar transactions and familiarity with the Company. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Moelis acted as financial advisor to the Special Committee in connection with the Merger. Under the terms of its engagement, Moelis is entitled to receive monthly fees, creditable against the transaction fee, of $300,000 and earned an additional fee of $1,000,000 for the delivery of its Opinion. In addition, Moelis will receive a transaction fee of $3,200,000 (net of the $300,000 of monthly fees received) contingent upon the closing of the Merger.

Moelis will also receive a capital raise fee for its services of $1,000,000 for negotiations regarding increasing Kien Huat’s remaining commitments from $52 million to $77 million. In addition, the Company has agreed to indemnify Moelis and certain related parties for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and Parent. Moelis in the past provided and currently provides investment banking and other services to the Company unrelated to the Merger and has received and may receive compensation for such services. In the two years prior to the date of Moelis’ opinion, Moelis acted, among other things, (i) as a financial advisor to the Company in connection with a capital markets transaction in January 2017, (ii) as a financial advisor to the Company in connection with a capital markets transaction in May 2017, (iii) as a financial advisor to a subsidiary of the Company for general advisory services in December 2017, (iv) as a financial advisor to the Company in connection with a sports betting strategic alliance in November 2018, and (v) currently as a financial advisor to the Company in connection with a potential acquisition transaction. Moelis may in the future provide investment banking and other services for the Company, Parent, or any their respective affiliates, including of the Parent Filing Group Persons, and may receive compensation for such services. Since January 2017, Moelis received fees from the Company and its subsidiaries for investment banking services of approximately $7,125,000. Additionally, Mr. Gregg Polle, who served as a director of the Company from December 2010 to July 2019, was a Managing Director of Moelis until July 23, 2019.

Purposes and Reasons of the Company for the Merger

The Company’s purpose in engaging in the Merger is to enable its stockholders to receive $9.74 per share of in cash, without interest and net of applicable withholding taxes, which $9.74 price represents a premium of $0.18 per share over the reported closing price of Common Stock on August 2, 2019, the last full trading day prior to the date that Kien Huat and GenM submitted the Proposal Letter. The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail above under “Special Factors—Recommendation of the Special Committee and our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger.”

Purposes and Reasons of the Parent Filing Group Persons for the Merger

Under the SEC rules governing “going-private” transactions, the Parent Filing Group Persons may be deemed to be affiliates of the Company and, therefore, are required to express their purposes and reasons for the Merger to the Public Stockholders. The Parent Filing Group Persons are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For the Parent Filing Group Persons, the purpose of the Merger is to enable Parent to acquire all outstanding equity of the Company not already owned by the Parent Filing Group Persons or their respective affiliates for the Per Share Merger Consideration, so that Gen USA and Kien Huat, through their ownership of Parent and through Kien Huat’s direct ownership of the Series F Preferred Stock, will bear the rewards and risk of the ownership of the Company after shares of Common Stock cease to be publicly traded.

As stated in the Initial Letter Kien Huat decided to pursue the Merger because Kien Huat no longer believed that the Company could become financially self -sustaining as a standalone public company. However, the Parent Filing Group Persons believe that ownership of the entire Company by the Parent and Kien Huat would help the Company to meet its present liquidity challenges, provided that the Company undergoes certain immediate improvements to its operations following completion of the Merger. As communicated in the Proposal Letter, Kien Huat and GenM believe that the Merger will create a path to such improvements in the long -term operating performance of the Company by, among other things, leveraging the institutional support and industry experience of GenM, including through the entry into an arm’s length operations agreement following the closing of the Merger.

In the Parent Filing Group Persons opinion, in addition to those benefits outlined above, there would be a number of other benefits to Kien Huat, Parent and the Company that would follow from the Company becoming wholly-owned by Parent and Kien Huat in addition to those outlined above. These benefits include but are not limited to the following:

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As a privately held company, the Company will have greater flexibility to operate with a view to the long term without focusing on short-term operating earnings and the associated implications to Public Stockholders.

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By ceasing to be a public company, the Company will benefit from the elimination of the additional burdens on its management, as well as the expense associated with being a public company, including the burdens of preparing periodic reports, maintaining required controls under U.S. federal securities laws and the costs of maintaining investor relationships staff and resources.

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Successful completion of the Merger will allow the Company to have increased resources, including relationships with affiliates of Parent and other group opportunities, in comparison to the Company on a standalone basis.

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Following the Merger, the Company will be in a position to take advantage of synergies between its operations at RWC with GenM’s existing operations at RWNY, providing RWC with potential economies of scale which may result in a net cost reduction and improve earnings.

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Following the Merger, the Company will be able to leverage the customer bases of both New York operations to form a combined marketing approach that will maximize gaming revenue while improving margins.

•	Combining RWC and RWNY will increase the Company’s international presence.

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Successful execution of the Merger will place the Company and RWNY in a position to more deeply access the New York market and provide both the Company and RWNY the opportunity to compete more effectively in the northeastern U.S. region’s current competitive gaming landscape.

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The Company will be in a favorable position to take advantage of the emerging Sports Wagering market in New York as the Company opened an on-site sports book and is in prime position in the eventuality of the enactment of mobile sports betting.

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The Company will have access to increased resources to develop a video gaming machine facility in Orange County, New York adjacent to Woodbury Commons, one of the premier outlet shopping malls in North America.

The Parent Filing Group Persons were aware of and considered the interests that certain Parent Filing Group Persons may have with respect to the Merger due to their interests as stockholders, directors and otherwise, as described in “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” on page 68.

The foregoing discussion summarizes the material factors considered by the Parent Filing Group Persons in their consideration of the Merger. In view of the wide variety of factors considered by the Parent Filing Group Persons, the amount of information considered and the complexity of these matters, the Parent Filing Group Persons did not find it practicable to, and did not attempt to, rank, quantify, make specific assignments of, or otherwise assign relative weights to the specific factors considered in reaching its determination. The Parent Filing Group Persons considered these factors as a whole, and in their totality considered them to be favorable to, and support, its determination.

Positions of the Parent Filing Group Persons Regarding the Fairness of the Merger

Under the SEC rules governing “going-private” transactions, the Parent Filing Group Persons may be deemed to be affiliates of the Company and, therefore, are required to express their beliefs as to the fairness of the Merger to the Public Stockholders. The Parent Filing Group Persons are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

As described below, the Parent Filing Group Persons believe that the Merger is fair to the Public Stockholders on the basis of (i) the factors as described in “Special Factors—Recommendation of the Special Committee and our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” beginning on page 36, which factors the Parent Filing Group Persons agree with and adopt and (ii) the additional factors described below.

The Parent Filing Group Persons believe that the interests of the Public Stockholders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement on behalf of the Public Stockholders with the assistance of its independent legal and financial advisors.

None of the Parent Filing Group Persons participated in the deliberations of the Special Committee regarding, or received advice from the Special Committee’s independent legal or financial advisors as to, the substantive or procedural fairness of the Merger. Kien Huat has interests in the Merger different from those of the Public Stockholders of the Company by virtue of Kien Huat’s continuing equity interest in Parent and the Company following the Merger. The Parent Filing Group Persons have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the Merger to the Public Stockholders of the Company. GenM engaged Union Gaming Securities LLC and affiliates (“Union Gaming”) as a financial advisor in connection with the Merger and, from time to time, upon the request of GenM, Union Gaming provided its advice, and consulted with, GenM with respect to illustrative summary valuation ranges of the Company.

Based on the Parent Filing Group Persons’ knowledge and analysis of available information regarding the Company, as well as discussions with members of the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Board and the Special Committee discussed in “Special Factors—Recommendation of the Special Committee and our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” beginning on page 36 (which findings the Parent Filing Group Persons agree with and adopt), the Parent Filing Group Persons believe that the Merger is substantively fair to the Public Stockholders of the Company. The Parent Filing Group Persons base their belief on the following factors, among others, each of which, in their judgment, supports their view as to the fairness of the transaction:

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The Common Stock Per Share Merger Consideration represents a premium of approximately 1.9% over the last trading price for the Common Stock before the public disclosure of the Proposal Letter and a premium of 15.3% over the last trading price for the Common Stock before the public disclosure of the Merger Agreement.

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The Company indicated on its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 (the “June 30 10-Q”), that the Company may be required to file for a voluntary bankruptcy with respect to Montreign, an indirect, wholly-owned subsidiary of the Company that owns and operates RWC. The effect on Public Stockholders in such a voluntary bankruptcy are uncertain and the Merger allows the Public Stockholders to avoid the risks and uncertainties associated with such a voluntary bankruptcy.

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The Per Share Merger Consideration is all cash, providing the Public Stockholders with certainty of value and liquidity for their shares of Common Stock and Series B Preferred Stock, which may not otherwise be available to such Public Stockholders in the thinly traded market for the Common Stock. In addition, such Public Stockholders will have the opportunity to liquidate their ownership of Common Stock at a premium of 2.3% over the volume weighted average price of the Common Stock for the thirty-day period prior to the public disclosure of the Initial Letter, without incurring the transaction costs typically associated with market sales.

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The Special Committee has received from its financial advisor an opinion to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, the Common Stock Per Share Merger Consideration to be received by the holders of Common Stock (other than Excluded Holders) in the Merger pursuant the Merger Agreement, was fair, from a financial point of view, to such holders.

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The Common Stock Per Share Merger Consideration is equal to the per share consideration to be paid by Gen USA to Kien Huat in respect of the 13,200,000 shares of Common Stock held by Kien Huat that GenM has agreed to purchase pursuant to the Term Sheet.

•	The Merger is not subject to any financing condition and Parent has secured the Equity Commitment from Kien Huat and RW Omni in an aggregate amount sufficient to consummate the Merger.

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The Parent Filing Group Persons believe that no alternative bidder would likely be able to consummate an acquisition of the Company due to Kien Huat, who holds a majority of the Common Stock, indicating in the Proposal Letter that it has no interest in selling any equity of the Company to any other party nor would it expect, as a Company stockholder, to vote in favor of, or otherwise support, any alternative transactions, including a sale, merger or similar transaction involving the Company. During the Go -Shop Period, the Company had the right to solicit, initiate, knowingly facilitate or knowingly encourage any alternative takeover proposal and to participate or engage in discussions or negotiations with respect to any takeover proposal. As disclosed on the Company’s Current Report on Form 8 -K, filed with the SEC on September 3, 2019 (the “Go -Shop 8 -K”), each of the 19 potential bidders contacted by the Company during the Go -Shop Period either notified the Company that it would not be interested in pursuing a potential transaction with the Company or did not respond.

In addition, the Parent Filing Group Persons believe that the transaction is procedurally fair to the Public Stockholders, based on the following factors, among others:

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Other than their receipt of Board and Special Committee fees (which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation or approval of the Merger) and their interests described in “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 68, no member of the Special Committee has a financial interest in the Merger that is different from, or in addition to, the interests of the Public Stockholders generally, although the Merger Agreement does include customary provisions for (i) indemnity, (ii) the continuation of liability insurance for the Company’s officers and directors and (iii) the acceleration of outstanding equity awards.

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The interests of the Public Stockholders were represented by the Special Committee, consisting solely of directors who are not officers or employees of the Company and who are not affiliated with the Parent Filing Group Persons.

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The Special Committee was granted the exclusive power and authority to, among other things: (i) review, evaluate, investigate and discuss the Initial Letter, the Proposal Letter, the Merger and any alternative offers or proposals and other strategic alternatives; (ii) determine whether the Initial Letter, the Proposal Letter, the Merger, any alternative offers or proposals or other strategic alternatives were appropriate and desirable for the Company and its stockholders; (iii) negotiate the terms and conditions of any transaction pursuant to the Proposal Letter, including the Merger, any alternative offers or proposals or other strategic alternatives and (iv) determine whether to recommend to the full Board the approval of the Merger, any alternative offers or proposals or other strategic alternatives.

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As stated in the Initial Letter, Kien Huat no longer believed that the Company could become financially self -sustaining as a standalone public company. However, the Parent Filing Group Persons believe that the ownership of the entire Company by Parent and Kien Huat would help the Company to meet its present liquidity challenges, provided that the Company undergoes certain immediate improvements to its operations following completion of the Merger. As communicated in the Proposal Letter, Kien Huat and GenM believe that the Merger will create a path to improve the long -term operating performance of the Company by, among other things, leveraging the institutional support and industry experience of GenM, including through the entry into an arm’s length operations agreement following the completion of the Merger.

•	The Special Committee retained its own independent legal and financial advisors.

•	The Parent Filing Group Persons did not participate in the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee.

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The Board determined, after careful consideration and acknowledgment of the Parent Filing Group Persons’ interest in the Merger, by the unanimous vote of all members of the Board, based in part on the unanimous recommendation of the Special Committee, that the Merger is fair to, and in the best interests of, the Company and its Public Stockholders.

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The Merger is subject to a condition requiring the adoption of the Merger Agreement by Required Stockholder Vote, which requires the approval of (i) the holders of a majority of the voting power of the outstanding shares of Voting Stock entitled to vote thereon as of the Record Date of the Special Meeting, voting as one class, and (ii) the holders of a majority of the voting power of the outstanding shares of Voting Stock held by Public Stockholders entitled to vote thereon as of the Record Date of the Special Meeting, voting as one class.

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During the Go-Shop Period, the Company had the right to solicit, initiate, knowingly facilitate or knowingly encourage any alternative takeover proposal and to participate or engage in discussions or negotiations with respect to any takeover proposal. If a third party submitted a takeover proposal during the Go-Shop Period that the Board or the Special Committee determined in good faith, after consultation with its financial advisor and outside legal counsel, is or would reasonably be expected to result in a Superior Proposal, then the Company was permitted to continue discussions or negotiations with such Exempted Party until the tenth day after the Go-Shop Period ends. As disclosed on the Go-Shop 8-K, each of the 19 potential bidders contacted by the Company during the Go-Shop Period either notified the Company that it would not be interested in pursuing a potential transaction with the Company or did not respond. The Company also received inbound indications of interest from two potential financing sources; however, both of these parties failed to make a proposal constituting a Takeover Proposal. Following the end of the Go-Shop Period (or the end of the Cut-Off Date in respect of an Exempted Party) and until the required stockholder approval is obtained, the Board or the Special Committee may (i) change its recommendation that stockholders vote to adopt the Merger Agreement in response to an Intervening Event (as defined in the Merger Agreement) or (ii) change its recommendation in response to, or terminate the Merger Agreement to accept, a Superior Proposal, in each case, if the Board (acting on the recommendation of the Special Committee) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that failing to so act would be inconsistent with its fiduciary duties and if the Company first provides Parent an opportunity of up to five business days to negotiate amendments to the Merger Agreement that, if accepted by the Company, would, in the case of a Superior Proposal, cause the applicable Takeover Proposal to cease to be a Superior Proposal or, in the case of an Intervening Event, to cease to require a change to the Board’s recommendation that stockholders vote to adopt the Merger Agreement in response to such Intervening Event.

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Appraisal rights are available to Public Stockholders of the Company who comply with all of the required procedures under the DGCL for exercising appraisal rights, which allows such holders to seek appraisal of the fair value of their shares in lieu of receiving the Per Share Merger Consideration.

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Kien Huat’s financial interest in selling 13,200,000 shares of Common Stock to GenM pursuant to the Term Sheet for the highest price possible, which is the same price to be paid to Public Stockholders in the Merger, was aligned with the financial interests of Public Stockholders.

The Parent Filing Group Persons’ consideration of the factors described above reflects its assessment of the fairness of the Per Share Merger Consideration payable in the Merger to the Company’s Public Stockholders in relation to the going concern value of the Company on a stand-alone basis. The Parent Filing Group Persons considered the value of the Company in a sale as a going concern by taking into account the Company’s current and anticipated business, financial condition, results and operations, prospects, synergies and other forward-looking matters. The Parent Filing Group Persons did not, however, calculate a stand-alone going concern value for the Company because the Parent Filing Group Persons believe that going concern value is not an appropriate method of determining the value of the shares of Common Stock for the purposes of the Merger. The Parent Filing Group Persons believe that the trading price of the Common Stock at any given time represents the best available indicator of the Company’s going-concern value at that time, so long as the trading price is not impacted by speculation regarding the likelihood of a potential transaction.

In reaching their conclusion as to fairness, the Parent Filing Group Persons did not consider the net book value of the Company, which is an accounting concept, as a factor because the Parent Filing Group Persons believe that net book value is not a material indicator for the value of the Company as a going concern but rather is indicative of historical costs.

In addition, while the Company publicly disclosed in its June 30 10-Q that it may be required to seek a voluntary bankruptcy, the liquidation value of the Company was not considered by the Parent Filing Group Persons in reaching their conclusion as to fairness. The Parent Filing Group Persons believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than the price being offered in the Merger and might not return any value for the Company’s stockholders. Due to the fact that the Company is being sold as a going concern and the Parent Filing Group Persons have no plans to liquidate the Company, the Parent Filing Group Persons did not consider the liquidation value of the Company relevant to a determination as to whether the Merger is fair to the Public Stockholders.

In making their determination as to the substantive fairness of the Merger to the Public Stockholders, while the Parent Filing Group Persons considered the trading history of the shares of Common Stock, and noted that in certain instances it reflected prices above the Common Stock Per Share Merger Consideration, the Parent Filing Group Persons concluded that these factors were not conclusive in determining current value. In the judgment of the Parent Filing Group Persons, the prices paid in the past for shares of Common Stock are not indicative of the Company’s present market value because such prices were made at then-current trading prices of the Common Stock and, in part, were supported by Kien Huat’s financial support of the Company and speculation regarding a potential acquisition. The Parent Filing Group Persons did not consider the prices paid for Common Stock or Series F Preferred Stock by certain Parent Filing Group Persons in making their determination as to the substantive fairness of the Merger to the Public Stockholders, as such purchases were made in consideration of (i) then-current trading prices of the Common Stock, (ii) then-current and then-anticipated business, financial condition, results and operations, prospects, synergies and other forward-looking matters and (iii) the existing relationship of Kien Huat to the Company. See “Common Stock Transaction Information—Transactions by the Parent Filing Group Persons” on page 147.

Except as set forth in “Common Stock Transaction Information—Transactions by the Parent Filing Group Persons” on page 147 and “The Parties Involved in the Merger—Company Transactions with the Parent Filing Group Persons” on page 101, in making their determination as to the substantive fairness of the Merger to the Public Stockholders, the Parent Filing Group Persons were not aware of any firm offers during the prior two years by any person for (a) the merger or consolidation of the Company with another company, (b) the sale or transfer of all or any substantial part of the Company’s assets or (c) a purchase of the Company’s securities that would enable the holder to exercise control of the Company.

The foregoing discussion summarizes the material factors considered by Parent in its consideration of the Merger and is not intended to be exhaustive. In view of the wide variety of factors considered by Parent, the amount of information considered and the complexity of these matters, Parent did not find it practicable to, and did not attempt to, rank, quantify, make specific assignments of, or otherwise assign relative weights to the specific factors considered in reaching its determination. Parent considered these factors as a whole, and in their totality considered them to be favorable to, and support, its determination. Parent’s view as to the fairness of the transaction to stockholders of the Company should not be construed as a recommendation to any stockholder as to whether that stockholder should vote its shares in favor of the Merger.

Summary of Union Gaming Letter

GenM engaged Union Gaming as its independent financial advisor in connection with the potential acquisition of the Company. In selecting Union Gaming as its financial advisor, GenM primarily considered Union Gaming’s qualifications and knowledge of GenM’s business affairs and the global gaming industry, as well as its internationally recognized reputation as one of the leading boutique investment banks and advisory firms that is exclusively focused on the gaming industry. At the request of GenM, Union Gaming provided advice to GenM’s board of directors on July 22, 2019 which, on August 5, 2019, was formalized in a letter, dated as of July 22, 2019, which reflected the transaction terms known on August 5, 2019 and otherwise formalized the advice provided to GenM’s board of directors on July 22, 2019 (the “UG Letter”).

Union Gaming was not asked to deliver and has not delivered an opinion to GenM, the Special Committee or the Board as to the fairness, from a financial point of view or otherwise, of the consideration to be paid or received, as the case may be, in connection with the Merger. Union Gaming prepared the UG Letter for the sole use and benefit by GenM and its board of directors in connection with their evaluation of the consideration of a potential transaction and as such did not prepare the UG Letter for the benefit of any other party (including any of GenM’s shareholders, the Company’s stockholders, the Company’s management team and/or the Board) and as such should not be used or relied upon by any other party. Union Gaming did not determine or recommend the consideration of $9.74 per share of Common Stock nor did it determine the proposed transaction structure, both of which were determined by negotiations between GenM, Kien Huat and the Special Committee and approved by the Board. The UG Letter and accompanying analysis does not constitute a recommendation, and was not prepared to support a recommendation, to the Public Stockholders with respect to any particular offer price for the shares not held by Kien Huat or at all. Furthermore, Union Gaming did not prepare the UG Letter to support a determination that the consideration is fair, from a financial point of view or otherwise. The UG Letter is not an opinion concerning the trading price or value of any securities of GenM or the Company following the announcement, completion, or termination of the Merger.

THE FULL TEXT OF THE UG LETTER HAS BEEN FILED AS EXHIBIT C(2) TO THE STATEMENT ON SCHEDULE 13E-3 FILED BY THE COMPANY AND THE PARENT FILING GROUP PERSONS AND IS INCORPORATED HEREIN BY REFERENCE. COPIES OF THE UG LETTER MAY BE OBTAINED FROM THE SEC IN THE MANNER DESCRIBED IN “WHERE STOCKHOLDERS CAN FIND MORE INFORMATION” BEGINNING ON PAGE 153. YOU ARE URGED TO, AND SHOULD, READ THE UG LETTER IN ITS ENTIRETY. THE UG LETTER DOES NOT CONSTITUTE A RECOMMENDATION AS TO WHETHER ANY STOCKHOLDER SHOULD VOTE IN FAVOR OF THE MERGER OR AS TO HOW SUCH STOCKHOLDER SHOULD ACT IN CONNECTION WITH THE MERGER.

In connection with preparing the UG Letter, Union Gaming has reviewed, relied upon (without verifying or attempting to verify independently the completeness or accuracy thereof), or carried out, among other things, the following:

•	Key structural terms of the Merger with the Company as discussed and publicly disclosed by GenM.

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Certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Union Gaming by GenM including financial projections (and adjustments thereto) prepared by the management of GenM relating to the Company for the fiscal years ending December 31, 2019 through 2025.

•	Certain public historical financial and operating data related to the Company as disclosed in the Company’s public filings.

•	Publicly available market economic information and data on the New York gaming market and associated relevant regions.

•	Comparison of the historical and projected financial performance of the Company with that of certain other public companies that Union Gaming deemed relevant.

•	Certain historical prices, trading multiples and trading activity of the Company and certain other public companies that Union Gaming deemed relevant.

•	The valuation and financial metrics of certain mergers and acquisitions that Union Gaming deemed relevant in evaluating the Merger.

•	Financial terms, to the extent publicly available, of certain business combination transactions that Union Gaming deemed relevant.

•	Associated premiums/discounts of other similar transactions that Union Gaming deemed relevant in evaluating the Merger.

•	Such other financial studies and analyses and considered such other matters as Union Gaming have deemed appropriate.

•	Discussions with GenM’s management team regarding the financial projections, strategic considerations, and market outlook.

The following is a summary of the material financial analysis conducted by Union Gaming as part of the UG Letter. The following, however, does not purport to be a complete description of the financial analyses performed by Union Gaming, nor does the order of analyses described represent the relative importance or weight given to those analyses by Union Gaming.

Union Gaming prepared its analysis based upon the following methodologies:

Discounted Cash Flow Analysis—The discounted cash flow analysis is a forward-looking enterprise valuation methodology that estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business. The total enterprise value is determined by calculating the present value of unlevered after-tax free cash flows over the course of the projection period plus an estimate for the value of the Company beyond the projection period, known as the terminal value. The terminal value is commonly derived pursuant to two methods, the comparable company analysis (as discussed separately) or using the perpetuity growth method, in which the projected cash flows beyond the projection period are estimated using an assumed growth rate. The discounted cash flow analysis, based on five-year forecasted cash flows of the Company (including projected synergies and expansions to current operations that would require substantial additional investment to implement) discounted at between 7.7% to 8.7%, with a terminal value of 8.0x to 9.0x of 2024E EBITDA, indicated an implied potential valuation range following the Merger of $5.44-$15.95 per share of Common Stock.

Comparable Company Analysis—The comparable company analysis estimates the value of a company based on a relative comparison with publicly traded companies with similar operating and financial characteristics. Under this methodology, the enterprise value for each selected public company is determined by examining the trading prices for the equity securities of such company in the public markets and adding the aggregate amount of outstanding net debt (at the market trading value of debt, if available) and minority interests in unconsolidated subsidiaries. Such enterprise values are commonly expressed as multiples of various measures of financial and operating statistics, most commonly EBITDA and EBITDAR. The total enterprise value of the Company is then calculated by applying these multiples to the Company’s projected forward financial and operational metrics. The comparable company analysis, based on 7.0x to 9.0x Enterprise Value/EBITDA multiples of a range of listed gaming companies and the Company’s 2021E EBITDA (including projected synergies and expansions to current operations that would require substantial additional investment to implement), indicated an implied potential valuation range following the Merger of $6.46-$13.11 per share of Common Stock.

Precedent Transaction Analysis—The precedent transaction analysis estimates the value of a company based on a relative comparison with recently announced and completed mergers and acquisitions with similar operating and financial characteristics. Under this methodology, the enterprise value for each of the selected transactions is based on the gross consideration paid for the company or enterprise value. Such enterprise values are commonly expressed as multiples of various measures of financial and operating statistics, most commonly EBITDA and EBITDAR. The total enterprise value of the company is then calculated by applying these multiples to the company’s financial and operational metrics. The precedent transaction analysis, based on 8.0x to 9.5x Enterprise Value/EBITDA multiples of comparable single asset resort transactions in the region and the Company’s 2021E EBITDA (including projected synergies and expansions to current operations that would require substantial additional investment to implement), indicated an implied potential valuation range following the Merger of $9.79-$14.77 per share of Common Stock.

Given GenM’s unique ability to execute on potential expansion plans and ability to realize substantial synergies with Genting Americas and existing operations in the New York State area, Union Gaming believes the Discounted Cash Flow Analysis is most reflective of the illustrative valuation range of the Company following the Merger, taking into account projected synergies and expansions to current operations that would require substantial additional investment to implement. These analyses do not reflect the valuation of the Company on a standalone basis based on the Company’s historical and current operations, financial condition and prospects, and can only be realized through the recognition of synergies with GenM and the expansion of current operations after significant additional investment by the Company in its business and operations.

Assumptions and Limitations

The UG Letter and above summary thereof are subject to the assumptions, explanations, and limitations set forth below and included in the referenced UG Letter.

Union Gaming has, subject to the exercise of its professional judgment, relied, without independent verification, upon the completeness, accuracy and fair presentation of all of the financial and other information, financial projections, data, advice, opinions and representations obtained by it from public sources, or that was provided to Union Gaming by GenM, and its associates and affiliates and advisors (collectively, the “Information”), and we have assumed that this Information did not omit to state any material facts or any facts necessary to be stated to make that Information not misleading. The analysis is conditional upon the completeness, accuracy and fair presentation of such Information.

Union Gaming relied on the Information provided by GenM while preparing the UG Letter. Additionally, management of GenM has advised Union Gaming, and Union Gaming have assumed, that GenM’s projections of the Company have been reasonably prepared in good faith and on a basis reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company following the Merger, taking into account projected synergies and expansions to current operations that would require substantial additional investment to implement. Union Gaming expresses no view or opinion with respect to such projections or the assumptions on which they are based.

Union Gaming has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Union Gaming that would be material to Union Gaming’s analyses, and that there is no information or any facts that would make any of the information reviewed by Union Gaming incomplete or misleading.

Furthermore, Union Gaming relied on guidance and forecasts from GenM, subject to the exercise of its professional judgment and without independent verification, as it related to certain net operating losses and other tax matters at the Company.

Union Gaming is not a legal, tax, or accounting expert, and Union Gaming expresses no opinion concerning any legal, tax, or accounting matters concerning the Merger.

Union Gaming’s analysis is provided on the basis of securities markets, economic, and general business and financial conditions prevailing as at the date of the UG Letter and the conditions and prospects, financial and otherwise, of RWNY and the Company as they are reflected in the Information and as they were represented to Union Gaming in Union Gaming’s discussions with management of GenM and any of its affiliates and advisors.

Union Gaming’s analysis does not represent a fairness opinion on the Merger. Union Gaming’s analysis and Letter was furnished to non-interested directors of GenM’s Board of Directors in connection with their consideration of the Merger and should not be used for any other purpose or relied upon by any other party. Union Gaming’s analysis is not intended to be and did not constitute a recommendation to the non-interested directors of GenM’s Board of Directors to approve the Merger, nor as an opinion concerning the trading price or value of any securities of GenM or the Company following the announcement, completion, or termination of the Merger.

Furthermore, Union Gaming’s analysis is not, and should not be construed as, advice as to the trading price at which the securities of GenM or the Company may trade at any time.

In connection with Union Gaming’s analysis, Union Gaming has not been requested to make, and has not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed contingent, derivative, off-balance-sheet or otherwise) of the Company, nor was Union Gaming provided with any such appraisal or evaluation.

Union Gaming has relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the completion of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of GenM or the Company, or otherwise have an effect on the Merger, GenM or the Company or any expected benefits of the Merger that would be material to Union Gaming’s analyses.

Union Gaming believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the analysis. The preparation of an analysis is complex and is not necessarily susceptible to partial analysis or summary description and any attempt to do so could lead to undue emphasis on any particular factor or analysis. Furthermore, the valuation of any company or its assets is inherently imprecise and is subject to certain uncertainties and contingencies, all of which are difficult to predict and are beyond Union Gaming’s control. In performing Union Gaming’s analysis, Union Gaming made numerous assumptions with respect to industry performance and general business and economic conditions, many of which are beyond the control of GenM or the Company.

Independence of Union Gaming

Neither Union Gaming nor any of its affiliates or associates is an insider, associate or affiliate of GenM, Parent or any of their respective subsidiaries, associates or affiliates, and is not an advisor to any person or company other than to GenM with respect to this Merger. Union Gaming and certain of its affiliates have in the past provided and are currently providing financial advisory and/or other financial or consulting services to certain affiliates of GenM, (Genting Americas Inc., RW Orange County LLC, Resorts World Las Vegas), for which Union Gaming and its affiliates have received, and may receive, compensation. Union Gaming has not provided any investment banking services to the Company in the past two years.

Union Gaming may, in the ordinary course of its business, provide financial advisory or investment banking services to GenM or any of its affiliates or associates, from time to time and receive fees for rendering such services. In addition, Union Gaming may execute transactions on behalf of GenM or other clients for which Union Gaming may receive compensation. Also, as an investment dealer in Hong Kong and the United States, Union Gaming conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to GenM and its affiliates or associates.

Under the terms of its agreement with GenM, Union Gaming is to be paid certain fees for its services as financial advisor, including a portion of its fee which is payable following the closing of the Merger. In addition, pursuant to the agreement, GenM has agreed to reimburse Union Gaming’s expenses and indemnify Union Gaming against certain liabilities that may arise out of its engagement.

Certain Effects of the Merger; Plans for the Company

If the Merger is consummated, all of the equity interest in the Company will be owned by Parent and Kien Huat. No current Company stockholder (other than Kien Huat and, following the Term Sheet Acquisition, Gen USA or Parent) will have any ownership interest in, or be a stockholder of, the Company. As a result, the Company’s stockholders (other than the Parent Filing Group Persons) will no longer benefit from any increases in the Company’s value, nor will they bear the risk of any decreases in the Company’s value. Following the Merger, Parent and Kien Huat will benefit from the Company’s future earnings, growth and increases in the value of the Company, if any, and will be entitled to vote on corporate matters affecting the Company following the Merger. Similarly, Parent and Kien Huat will bear the risk of ongoing operations, including the risk of any decreases in the value of the Company after the Merger and operational and other risks.

If the Merger is consummated, each share of Common Stock and Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive the Per Share Merger Consideration, respectively, without interest and less any applicable withholding taxes. This does not apply to the Rollover Shares, the Canceled Shares or the Dissenting Shares. In connection with the completion of the Merger: (i) the Rollover Shares will remain outstanding, (ii) the Canceled Shares will be canceled and (iii) the Dissenting Shares will be canceled and entitle the holder thereof only to appraisal rights, unless and until such holder fails to perfect, and therefore loses, such appraisal rights. Immediately prior to the Effective Time, each RSU that is outstanding, whether or not then vested, will be canceled, extinguished and then converted into the right to receive an amount in cash equal to the product of the aggregate number of shares of Common Stock underlying such RSUs multiplied by the Common Stock Per Share Merger

Consideration. Immediately prior to the Effective Time, each Company Stock Award that is outstanding will be forfeited to the Company and converted into the right to receive an amount in cash equal to the product of the aggregate number of Company Stock Awards multiplied by the Common Stock Per Share Merger Consideration. The cash payments for outstanding RSUs and Company Stock Awards will be payable through the payroll system of the Company (or one of the Company’s subsidiaries), without interest and net of applicable tax withholding.

Pursuant to the Term Sheet, subject to the satisfaction of certain conditions (including receipt of regulatory approvals), it is expected that prior to the completion of the Merger Kien Huat will sell to Gen USA 13,200,000 shares of Common Stock at $9.74 per share (the “Term Sheet Acquisition”). In addition, prior to completion of the Merger, it is expected that (i) Gen USA will contribute the Term Sheet Shares to Parent and Kien Huat will contribute 15,714,606 shares of Common Stock (representing all shares of Common Stock held by Kien Huat following the Term Sheet Acquisition) to Parent (the “Term Sheet Common Stock Contributions”) and (ii) Gen USA will contribute an amount of cash equal to 49% of the aggregate Per Share Merger Consideration plus approximately $9.4 million (the “True -Up Payment”) and Kien Huat will contribute an amount of cash equal to 51% of the aggregate Per Share Merger Consideration less the True -Up Payment. In exchange for the Term Sheet Common Stock Contributions, (a) Gen USA will continue to hold a 49% membership interest in Parent and (b) Kien Huat will continue to hold a 51% membership interest in Parent and will also receive an amount equal to the True -Up Payment. The True -Up Payment will be contributed to Parent by Gen USA in order for Gen USA to maintain a membership interest of 49%, assuming that all shares of Company Common Stock contributed in the Term Sheet Common Stock Contributions have a value of $9.74 per share.

Pursuant to the terms of the Delayed Draw Term Loan Credit Agreement (the “Bangkok Bank Loan Agreement” and amounts lent thereunder, the “Bangkok Bank Loan”) by and between the Company and Bangkok Bank PCL, New York Branch (“Bangkok Bank”), as lender, and Monticello Raceway Management, Inc., a wholly-owned subsidiary of the Company, as guarantor, neither the Company nor any of its subsidiaries is permitted to declare or pay any dividends or make other payments to purchase, redeem, retire or otherwise acquire any capital stock of the Company. Such restriction will lapse upon the payment in full of any amounts outstanding under the Bangkok Bank Loan Agreement. Notwithstanding the foregoing, so long as no event of default has occurred, subsidiaries of the Company are permitted to pay dividends to Company and the Company may pay dividends on the Series B Preferred Stock and for withholding taxes payable in connection with equity compensation programs. During 2018 and 2019, quarterly payments of dividends to the holders of Series B Preferred Stock in the amount of $32,087 were made on January 2, 2018, April 2, 2018, July 3, 2018, October 1, 2018, January 2, 2019, April 2, 2019 and July 1, 2019. If the Merger is consummated, no Series B Preferred Stock will remain outstanding and such Series B Preferred Stock dividend payments will cease.

If the Merger is consummated, the Common Stock will be delisted from the Nasdaq Global Market and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to Common Stock.

From and after the Effective Time of the Merger, (i) the directors of Merger Sub immediately prior to the Effective Time of the Merger will be the directors of the Company until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Company’s certificate of incorporation, bylaws and applicable law following the Merger and (ii) the officers of the Company immediately prior to the Effective Time of the Merger will continue to be the officers of the Company until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Company’s certificate of incorporation, bylaws and applicable law following the Merger.

Pursuant to the Term Sheet, GenM, or an affiliate thereof, will enter into an arm’s length operations agreement following the closing of the Merger, the terms of which have not yet been determined.

The Parent Filing Group Persons expect Parent to review the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the Merger in order to best organize and realize synergies from the ongoing activities of Parent’s affiliates and the Company. The Parent Filing Group Persons expressly reserve the right to make any changes that they deem necessary or appropriate in light of Parent’s review of the Company or in light of future developments.

The Parent Filing Group Persons have no current plans, proposal or negotiations which relate to or would result in an extraordinary corporate transaction involving the Company’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets, or the incurrence of any indebtedness, in each case, except as described above or elsewhere in this Proxy Statement, including under “Special Factors—Purposes and Reasons of the Parent Filing Group Persons for the Merger” beginning on page 52. However, the Parent Filing Group Persons expressly reserve the right to make any changes that they deem necessary or appropriate in light of Parent’s review of the Company or in light of future developments.

If the Merger is completed, the Public Stockholders will have no interest in the Company’s net book value or net earnings or losses. As a result of the completion of the Merger, the Parent Filing Group Persons’ interest in the Company’s net book value and net losses will increase. According to the Company’s Quarterly Report on Form 10 -Q filed on March 15, 2019, the Company’s net book value at December 31, 2018, was approximately $211.8 million and net loss attributable to the Company for the twelve months ended December 31, 2018 was approximately $138.7 million. Assuming the Parent Filing Group Persons owned approximately 86% of the outstanding shares of Common Stock throughout 2018 (the percentage of shares of Common Stock owned as of the date hereof), the Parent Filing Group Persons’ interest in the Company’s net book value and net loss as of December 31, 2018, would have been approximately $181.7 million and $119 million, respectively. Assuming the Merger is consummated, the Parent Filing Group Persons’ interest in those items would increase to 100%, and the Parent Filing Group Persons would be entitled to all other benefits resulting from its 100% ownership of the Company, including all income generated by the Company’s operations and any future increase in the Company’s value. Similarly, the Parent Filing Group Persons would also bear all of the risk of losses generated by the Company’s operations and any decrease in the value of the Company after the completion of the Merger. Upon completion of the Merger, the Company will become a privately held corporation. Accordingly, former stockholders will not have the opportunity to participate in the earnings and growth of the Company and will not have any right to vote on corporate matters. Similarly, former stockholders will not face the risk of losses generated by the Company’s operations or decline in the value of the Company.

Alternatives to the Merger

As noted above, in response to the proposed offer from Kien Huat and GenM, the Special Committee evaluated potential strategic alternatives, including a potential sale of the Company, with the assistance of the Company’s executive officers and advisors. The Special Committee considered the risks and potential likelihood of achieving greater value for the Public Stockholders by pursuing strategic alternatives to the Merger, including continuing as an independent public company or, in view of the Company’s challenging liquidity position, to prepare for a voluntary bankruptcy of Montreign, relative to the benefits of the Merger. In this regard, the Special Committee took into account that Kien Huat had an effective veto over any alternative extraordinary transaction and that Kien Huat and GenM had stated in their Proposal Letter on August 5, 2019 that it and its affiliates intended to remain the majority owner of the Company at all times and would not vote for any alternative sale, merger or other extraordinary corporate transaction involving the Company. The Special Committee also considered the fact that, since the public announcement of the Proposal Letter through the expiration of the Go-Shop Period on August 30, 2019, despite contacting 19 potential bidders, the Company only received inbound indications of interest from two potential financing sources. Ultimately, however, both of these parties failed to make a proposal constituting a Takeover Proposal. Starting immediately after 12:00 p.m., Eastern Time, on August 30, 2019 and in accordance with the terms of the Merger Agreement, the Company became subject to customary covenants restricting its ability to solicit Takeover Proposals from third parties or to provide information to and engage in discussions with a third party in relation to a Takeover Proposal, subject to certain customary exceptions to permit the Board to comply with its fiduciary duties. For more information on the process behind the Special Committee’s determination, see “Special Factors—Background of the Merger” and “Special Factors—Recommendation of the Special Committee and our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger.”

Effects on the Company if the Merger is not Completed

If the Company’s stockholders do not adopt the Merger Proposal or if the Merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of Voting Stock unless the Company is sold to a third party. Instead, unless the Company is sold to a third party, we will remain a public company, our Common Stock will continue to be listed and traded on the Nasdaq Global Market, and our stockholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Voting Stock. If the Merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Voting Stock, including the risk that the market price of Voting Stock may decline to the extent that the current market price of Voting Stock reflects a market assumption that the Merger will be completed. If the Company’s stockholders do not adopt the Merger Proposal or if the Merger is not completed for any other reason, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, prospects or results of operations of the Company will not be adversely impacted, including as a result of the significant costs and expenses incurred by the Company in connection with the Merger.

Pursuant to the Merger Agreement, under certain circumstances, the Company is permitted to terminate the Merger Agreement and recommend an alternative transaction. See “The Merger Agreement—Termination” beginning on page 136. Additionally, under certain circumstances, if the Merger is not completed, the Company may be obligated to pay to Parent a termination fee. See “The Merger Agreement—Effect of Termination; Fees and Expenses” beginning on page 137.

Financing of the Merger

The Parent Filing Group Persons estimate that Parent will need up to approximately $60.2 million to consummate the Merger and other transactions contemplated by the Merger Agreement, including the payment by Parent of the aggregate Per Share Merger Consideration and all related fees and expenses that Parent is obligated to pay. Under the terms of the Equity Commitment Letters, Kien Huat’s and RW Omni’s obligation to fund the payment of monetary damages payable to the Company by Parent or Merger Sub arising out of the Merger Agreement will be limited to Kien Huat’s and RW Omni’s respective portions of the Equity Commitment. The Company has customary third party beneficiary rights under each of the Equity Commitment Letters. The obligations of Parent and Merger sub to consummate the Merger under the Merger Agreement are not subject to a condition of Parent or Merger Sub obtaining funds to consummate the Merger. Parent has obtained equity financing commitments for the transactions contemplated by the Merger Agreement, the aggregate proceeds of which are expected to be sufficient, assuming such financing commitments are funded in accordance with their terms, to consummate the Merger and other transactions contemplated by the Merger Agreement, including the payment by Parent of the aggregate Per Share Merger Consideration and all related fees and expenses that Parent is obligated to pay.

Equity Commitment Letters

Pursuant to separate Equity Commitment Letters, each of Kien Huat and RW Omni, have committed to, among other things, provide equity support sufficient, in the aggregate, to fund all of Parent’s payment obligations and relevant fees and expenses to be reimbursed by Parent under the Merger Agreement. Pursuant to the Kien Huat Equity Commitment Letter, Kien Huat is obligated, subject to the terms and conditions thereof, to make a contribution to Parent of $30.7 million. Pursuant to the RW Omni Equity Commitment Letter, RW Omni is obligated, subject to the terms and conditions thereof, to make a contribution to Parent of $29.5 million. The funding of amounts payable under the Equity Commitment Letters are subject to the satisfaction or waiver by Parent of all of the conditions to the obligations of Parent and Merger Sub to effect the completion of the Merger in the Merger Agreement (other than conditions which by their terms are to be satisfied by actions to be performed at the completion of the Merger, provided that such conditions would be satisfied or waived at the completion of the Merger). The Company has customary third party beneficiary rights under each of the equity commitment letters.

The foregoing description of the Equity Commitment Letters does not purport to be complete and is qualified in its entirety by reference to the complete text of each Equity Commitment Letter, copies of which are attached as exhibits (d)(4) and (d)(5) to the statement on Schedule 13E-3 filed by the Company and the Parent Filing Group Persons with the SEC on September  24, 2019.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board, you should be aware that, aside from their interests as stockholders of the Company, the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of other stockholders of the Company generally. The members of the Special Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in making it recommendations to the Board, which was also aware of and took into account these interests, among other matters, when making its recommendation to the stockholders of the Company that the Merger Agreement be approved. See “—Background of the Merger” and “Recommendation of the Special Committee and Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger.”

Stockholders should take these interests into account in deciding whether to vote “FOR” the Merger Proposal. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.

Compensation of the Special Committee

The Special Committee consists of three independent members of the Board, Keith Horn, Nancy Palumbo and Edmund Marinucci. At a meeting of the Compensation Committee held on July 17, 2019, the compensation committee unanimously adopted resolutions providing that each member of the Special Committee would receive compensation of $48,000 on an annualized basis and the chairman of the Special Committee, Keith Horn, would receive an additional $48,000 on an annualized basis for service as the Chairman of the Special Committee. These fees are not dependent on the closing of the Merger or on the Special Committee’s or the Board’s approval of, or recommendations with respect to, the Merger.

In recommending and approving the compensation structure, the compensation committee considered, among other things, precedent compensation structures for special committees formed by the Company for purposes comparable to those for which the Special Committee was formed. The compensation committee considered the nature and scope of the proposed transaction and the time expected to be required by the Special Committee members and chairperson. The compensation committee also considered the advantages and disadvantages of alternative arrangements, including retainers, and determined that the fee structure chosen was consistent with the precedent for comparable transactions that it reviewed with counsel.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

The Company’s Second Amended and Restated Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of our directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving wrongful acts, including:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions as provided in Section 174 of the DGCL; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

The Company’s Second Amended and Restated Certificate of Incorporation also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL. We believe that these provisions are necessary to attract and retain qualified individuals to serve as directors and officers.

The Company’s Third Amended and Restated Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred for their service. The Third Amended and Restated Bylaws provide that we will advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding; provided that such advances will be repaid to us to the extent that it is ultimately determined that the director or officer is not entitled to be so indemnified. The Third Amended and Restated Bylaws, together with our Second Amended and Restated Certificate of Incorporation, also authorize us to indemnify, on a case-by-case basis, any of our employees or agents and permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity.

The Merger Agreement provides that Parent and the surviving corporation will cause all rights of indemnification, advancement of expenses and exculpation existing in favor of any present or former director, officer or employee of the Company or any of its subsidiaries to survive the Merger and continue in full force and effect for at least six years after the Effective Time. In addition, for six years following the Effective Time, the Company and its subsidiaries will cause their respective organizational documents to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the respective organizational documents of the Company and its subsidiaries as of the date of the Merger Agreement.

Following the Effective Time, the Company and its subsidiaries will indemnify and hold harmless, to the fullest extent permitted by applicable law, any present or former director, officer or employee of the Company or its subsidiaries, respectively, against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any threatened or actual action or proceeding arising out of such individual’s role as a director, officer or employee of the Company, including matters, acts or omissions occurring in connection with the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

Additionally, for a period of six years after the Effective Time, the Company will maintain in effect the policies of directors’ and officers’ liability insurance currently maintained by the Company or policies of at least the same coverage and amounts containing terms and conditions no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Effective Time, provided that the Company is not obligated to expend on an annual basis an amount in excess of 300% of the current annual premium paid by the Company. In lieu of such policies, the Company may purchase a “tail” directors’ and officers’ liability insurance policy, provided that such policy covers the matters currently covered by directors’ and officers’ liability insurance and such policy is maintained in effect for six years following the Effective Time.

Merger Proceeds in Respect of Company Equity-Based Awards

Treatment of RSUs and Company Stock Awards Immediately prior to the Effective Time, each RSU that is outstanding, whether or not then vested, will be canceled, extinguished and converted into the right to receive an amount in cash equal to the product of the aggregate number of shares of Common Stock underlying such RSUs, multiplied by the Common Stock Per Share Merger Consideration. Immediately prior to the Effective Time, each Company Stock Award that is outstanding will be forfeited to the Company and converted into the right to receive an amount in cash equal to the product of the aggregate number of Company Stock Awards, multiplied by the Common Stock Per Share Merger Consideration. The cash payments for outstanding RSUs and Company Stock Awards will be payable through the payroll system of the Company (or one of the Company’s subsidiaries), without interest and net of applicable tax withholding.

The following table shows, for each member of the Board and for each named executive officer of the Company, as applicable: (1) the number of shares of Common Stock underlying outstanding RSU awards and the number of shares of Common Stock subject to unvested Company Stock Awards and (2) the value of such awards. The values in the table below have been determined using the Common Stock Per Share Merger Consideration of $9.74, and are based on applicable holdings as of August 31, 2019, which date is the assumed date of the completion of the Merger solely for purposes of this compensation-related disclosure.

Name	RSUs (#)	Value ($)		Company Stock Awards (#) (1)	Value ($)
Directors
Emanuel R. Pearlman	100,000	$974,000	(2)	18,750	$182,625
Keith R. Horn	17,400	$169,476	(2)	—	$—
Edmund Marinucci	17,400	$169,476	(2)	—	$—
Nancy Palumbo	17,400	$169,476	(2)	—	$—
Gerard Ewe Keng Lim	17,400	$169,476	(2)	—	$—
Current Officers
Ryan Eller	90,000	$876,600	(2)	—	$—
Nanette L. Horner	30,100	$293,174	(2)	—	$—
Jamie M. Sanko	40,000	$389,600	(2)	—	$—

(1)	Amounts in this column include Company Stock Awards that vest based on continued service.
(2)

Amounts in this column include RSUs that vest based on length of service. Each RSUs will be converted into a right to receive a restricted cash award, and the cash awards will be subject to accelerated vesting upon a termination without cause or for good reason prior to the scheduled vesting date.

Outstanding Shares Held by Directors and Executive Officers

The members of the Board and the executive officers that own Common Stock, Company Stock Awards and RSUs will receive the same Common Stock Per Share Merger Consideration of $9.74 on the same terms and conditions as other Company stockholders.

The following table shows, for each member of the Board and for each executive officer of the Company, as applicable: (1) the number of shares of Common Stock held by such individual, and (2) the value of such Common Stock. The values in the table below have been determined using the Common Stock Per Share Merger Consideration of $9.74, and are based on applicable holdings as of August 31, 2019, which date is the assumed date of the completion of the Merger solely for purposes of this compensation-related disclosure.

Name	Shares of Empire Resorts, Inc. Common Stock (#)	Value ($)
Directors
Emanuel R. Pearlman	39,581	$385,519
Keith L. Horn	9,250	$90,095
Edmund Marinucci	10,622	$103,458
Nancy Palumbo	21,372	$208,163
Gerard Ewe Keng Lim	4,875	$47,483
Current Officers
Ryan Eller	0	$0
Nanette L. Horner	8,734	$85,069
Jamie M. Sanko	0	$0

Employment Arrangements with Company Executive Officers

Each of Mr. Eller, Ms. Horner and Mr. Sanko has entered into an employment agreement with the Company. The employment agreements provide for certain severance benefits to be paid in the event of an executive’s termination of employment by the Company without “Cause” or by an executive with “Good Reason” (each as defined in the applicable employment agreement). The occurrence of a change in control event is not in itself a severance trigger. The amount of the severance benefit upon a termination without Cause or with Good Reason, is enhanced if it occurs on or following a change in control. The transactions contemplated by the Merger Agreement may constitute a “Change in Control” as defined in the employment agreements.

Specifically, in the event that the Company terminates an executive’s employment without Cause (as defined in the applicable employment agreement) or the executive resigns with Good Reason (as defined in the applicable employment agreement) following a Change in Control (as defined in the applicable employment agreement), the Company is obligated to pay or provide (i) accrued obligations, (ii) a pro rata portion of any bonus awarded pursuant to a bonus plan in which the executive is a participant, (iii) continued base salary payments during the Salary Continuation Period (as defined below), (iv) accelerated vesting of any equity awards held by the executive and (v) fully subsidized COBRA premiums during the Salary Continuation Period. The Salary Continuation Period means (x) if the termination occurs following a Change in Control, the greater of (A) 24 months or (B) the remainder of the term of the executive’s employment agreement, and (y) if the termination occurs prior to a Change in Control, the lesser of (A) 18 months or (B) the remainder of the term of the executive’s employment agreement.

Mr. Eller’s employment agreement was effective March 27, 2017 and the term extends through February 28, 2021. Ms. Horner’s employment agreement, dated as of March 11, 2019, was effective as of January 1, 2019 and the term extends through January 4, 2021. Mr. Sanko’s employment agreement was effective as of December 12, 2017 and the term extends through December 11, 2020.

For a tabular discussion of severance benefits payable to the above-mentioned executives see the Golden Parachute Compensation table below.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of the Company’s named executive officers that is based on or otherwise becomes payable immediately prior to, or upon the effectiveness of, the Merger, assuming that the Merger was consummated on August 31, 2019 and, with respect to the severance payments, that a qualifying termination occurs in connection with the closing of the Merger.

GOLDEN PARACHUTE COMPENSATION

Name (1)	Cash ($)	Equity ($)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
Emanuel Pearlman, Chairman (2)	$0	$1,156,625	$0	$0	$0	$0	$1,156,625
Ryan Eller, Chief Executive Officer (3)	$1,200,000	$876,600	$0	$0	$0	$42,528	$2,119,128
Nanette L. Horner, Executive Vice President, Chief Counsel and Chief Compliance Officer (4)	$600,000	$293,174	$0	$0	$0	$27,840	$921,014
Jamie M. Sanko, Chief Accounting Officer (5)	$800,000	$389,600	$0	$0	$0	$42,528	$1,232,128

(1)

Does not include Mr. Kevin Kline, who submitted his resignation as Chief Operating Officer and General Manager of Montreign on September 11, 2019, effective as of September 20, 2019. As such, he is not entitled to any compensation in connection with the closing of the Merger.

(2)	Mr. Pearlman does not have an employment agreement with the Company. Equity compensation represents 18,750 unvested Company Stock Awards and 100,000 RSUs.
(3)

Mr. Eller has an employment agreement with the Company, the term of which ends on February 28, 2021, at an annual salary of $600,000, which is payable over two years following a termination of employment by the Company without Cause or by Mr. Eller for Good Reason following a change in control of the Company. Additionally, Mr. Eller would receive fully subsidized COBRA premiums for two years following such termination and a pro rata portion of any bonus awarded. Equity compensation represents 90,000 RSUs for which Mr. Eller will receive the Common Stock Per Share Merger Consideration at $9.74 per share.

(4)

Ms. Horner has an employment agreement with the Company, the term of which ends on January 4, 2021, at an annual salary of $300,000, which is payable over two years following a termination of employment by the Company without Cause or by Ms. Horner for Good Reason following a change in control of the Company. Additionally, Ms. Horner would receive fully subsidized COBRA premiums for two years following such termination and a pro rata portion of any bonus awarded. Equity Compensation represents 30,100 RSUs for which Ms. Horner will receive the Common Stock Per Share Merger Consideration at $9.74 per share.

(5)

Mr. Sanko has an employment agreement with the Company, the term of which ends on December 11, 2020, at an annual salary of $400,000, which is payable over two years following a termination of employment by the Company without Cause or by Mr. Sanko for Good Reason following a change in control of the Company. Additionally, Mr. Sanko would receive fully subsidized COBRA premiums for two years following such termination and a pro rata portion of any bonus awarded. Equity compensation represents 40,000 RSUs for which Mr. Sanko will receive the Common Stock Per Share Merger Consideration at $9.74 per share.

Benefit Arrangements of the Surviving Corporation

As described under “The Merger Agreement—Covenants of Parent and/or Merger Sub—Employee Matters” beginning on page 131, the Merger Agreement requires Parent to continue to provide certain compensation and benefits following the completion of the Merger to all Company employees, including the Company’s executive officers, who remain employed by the Company following completion of the Merger.

Intent to Vote in Favor of the Merger

Our directors and executive officers have informed us that, as of the date of this Proxy Statement, they intend to vote all of the shares of Common Stock owned directly by them in favor of the Merger Proposal. As of     the Record Date, our directors and executive officers directly owned, in the aggregate, 113,184 shares of Common Stock entitled to vote at the Special Meeting, or approximately 0.3% of the outstanding shares of Common Stock entitled to vote at the Special Meeting.

Voting Agreement

In connection with the execution of the Merger Agreement, Kien Huat entered into the Voting Agreement with the Company pursuant to which Kien Huat has agreed to vote its shares in the Company, representing approximately 86% of the voting power of the outstanding shares of Voting Stock, in favor of the Merger Proposal, subject to the limitations set forth in the Voting Agreement. Under the Voting Agreement, Kien Huat agreed not to transfer any of its shares in the Company, except to certain permitted transferees that agree to join the Voting Agreement. Kien Huat’s obligations under the Voting Agreement will automatically terminate upon the earliest to occur of (i) the mutual agreement of the parties thereto to terminate the Voting Agreement; (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the Effective Time.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Voting Agreement, a copy of which is attached as exhibit (d)(2) to the statement on Schedule 13E-3 filed by the Company and the Parent Filing Group Persons with the SEC on the date hereof.

Dividends

Pursuant to the terms of the Bangkok Bank Loan Agreement, neither the Company nor any of its subsidiaries is permitted to declare or pay any dividends or make other payments to purchase, redeem, retire or otherwise acquire any capital stock of the Company. Such restriction will lapse upon the payment in full of any amounts outstanding under the Bangkok Bank Loan Agreement. Notwithstanding the foregoing, so long as no event of default has occurred, subsidiaries of the Company are permitted to pay dividends to the Company and the Company may pay dividends on the Series B Preferred Stock and for withholding taxes payable in connection with equity compensation programs. Quarterly payments in the amount of $32,087 were made to the holders of Series B Preferred Stock on April 2, 2019 and July 1, 2019 for the first two quarters of 2019, and quarterly payments in the amount of $32,087 to the holders of Series B Preferred Stock were made on April 2, 2018, July 2, 2018, October 1, 2018 and January 2, 2019 for the 2018 period.

The Merger Agreement provides that, except with respect to periodic cash dividends paid on the Series B Preferred Stock, neither the Company nor its subsidiaries will make, declare, set aside or pay any dividend or distribution on, or make any other distributions in respect of, any of their respective capital stock, other than dividends and distributions by wholly-owned subsidiaries of the Company, without the prior written consent of Parent. See “The Merger Agreement—Covenants of the Company—Conduct of Business Pending the Merger” below.

Appraisal Rights

The summary of the provisions set forth in this section is not a complete statement of your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of Section 262 of the DGCL, a copy of which is attached as Appendix C to this Proxy Statement and is incorporated herein by reference. Stockholders intending to exercise appraisal rights should carefully review Appendix C to this Proxy Statement. Failure to follow any of the statutory procedures precisely may result in a termination or waiver of these rights.

Holders of Voting Stock who do not vote in favor of the adoption of the Merger Proposal and who properly demand and perfect appraisal of their shares will be entitled to appraisal rights in connection with the Merger in accordance with Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of shares of Voting Stock must follow properly and in a timely manner the statutory procedures of Section 262 of the DGCL. Such holders will be entitled to have their shares of Voting Stock appraised by the Delaware Court of Chancery (the “Court”) and to receive the “fair value” of such shares in cash as determined by the Court, together with interest, if any, to be paid on the amount determined to be the fair value, in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the Merger Agreement.

The following is a brief summary and not a complete statement of all applicable requirements of Section 262 of the DGCL, which sets forth the procedures for dissenting from the Merger and demanding and perfecting appraisal rights. Failure to follow the procedures set forth in Section 262 of the DGCL precisely could result in the loss of appraisal rights. Under Section 262 of the DGCL, where a merger is to be submitted for approval at a meeting of stockholders, such as the Special Meeting, not less than 20 days prior to the meeting, the corporation must notify each of its stockholders as of the record date for notice of such meeting with respect to shares for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262 of the DGCL. This Proxy Statement constitutes such notice to holders of Voting Stock concerning the availability of appraisal rights in accordance with Section 262 of the DGCL. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date a demand for appraisal rights with respect to such shares is made and must continuously hold such shares through the effective time of such merger. Accordingly, a stockholder who is the record holder of shares of stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of such merger, will lose any right to appraisal in respect of such shares. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Voting Stock, if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262 of the DGCL. A written demand for appraisal of shares must be delivered to the Company before the taking of the vote on the Merger at the Special Meeting. This written demand for appraisal of shares must be in addition to, and separate from, a vote against the Merger Proposal, or an abstention or failure to vote in favor of the Merger Proposal. Stockholders electing to exercise their appraisal rights must not vote FOR the Merger Proposal. Any proxy or vote against the Merger

Proposal in and of itself will not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.

A demand for appraisal must be executed by or for the stockholder of record. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the record owner. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner or owners. Beneficial owners of shares of Voting Stock have no right directly to demand appraisal; such demands must be made through the record holder of such shares. A person having a beneficial interest in Voting Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized herein and in a timely manner to perfect whatever appraisal rights the beneficial owner may have. A record holder who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Voting Stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. If the number of shares of Voting Stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If Voting Stock is held through a broker who in turn holds the Voting Stock through a central securities depository nominee such as Cede & Co., a demand for appraisal of such Voting Stock must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A stockholder who elects to exercise appraisal rights should mail or deliver the required written demand to the Company at Empire Resorts, Inc., c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, New York 12701, Attention: Nanette Horner, Executive Vice President, Chief Counsel and Chief Compliance Officer.

The demand must reasonably inform the Company of the identity of the holder as well as the holder’s intention to demand the appraisal of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting will constitute a waiver of appraisal rights. Within 10 days after the Effective Time, the Company must provide notice of the Effective Time to all of the Company’s stockholders who have complied with Section 262 of the DGCL and have not voted in favor of the adoption of the Merger Agreement.

Within 120 days after the Effective Time (but not thereafter), any stockholder who has satisfied the requirements of Section 262 of the DGCL will be entitled, upon written request, to receive from the Company a statement listing the aggregate number of shares not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after a written request therefor has been received by the Company or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Voting Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the Company the statement described in this paragraph.

Within 120 days after the Effective Time (but not thereafter), either the Company or any stockholder who has complied with Section 262 of the DGCL and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Voting Stock owned by stockholders entitled to appraisal rights. If no such petition is filed within such 120-day period, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. The Company has no obligation or present intention to file such a petition if demand for appraisal is made, and holders should not assume that the Company will file a petition. Accordingly, it is the obligation of the holders of Voting Stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Voting Stock within the time prescribed in Section 262 of the DGCL. A person who is the beneficial owner of shares of Voting Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file such a petition.

Upon the filing of any petition by a stockholder in accordance with Section 262 of the DGCL, service of a copy thereof must be made upon the Company. The Company must, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom the Company has not reached agreements as to the value of their shares. The Court may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Court may dismiss the proceedings as to any stockholder that fails to comply with such direction.

At the hearing on such petition, the Court will determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. After the Court determines the holders of Voting Stock entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court will determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5.0% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. If immediately before the Effective Time, the shares of the Voting Stock are listed on a national securities exchange, the Court will dismiss the proceedings as to all holders of shares who are entitled to appraisal rights unless the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal or the value of the consideration provided in the Merger for such total number of shares exceeds $1 million.

In determining fair value, the Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Supreme Court of Delaware stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined in accordance with Section 262 of the DGCL could be more, or less than, or equal to, the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.

Stockholders also should be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, are not opinions as to, and do not otherwise address, fair value under Section 262 of the DGCL. Although the Company believes that the Per Share Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court. Moreover, the Company does not anticipate offering more than the Per Share Merger Consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of a share of Voting Stock is less than the Per Share Merger Consideration.

The costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court and taxed against the parties as the Court deems equitable under the circumstances. Upon application of a dissenting stockholder, the Court may order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses.

Any stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

At any time within 60 days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the Merger Agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the Merger Agreement only with the Company’s written consent. No appraisal proceeding in the Court will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Per Share Merger Consideration offered pursuant to the Merger Agreement within 60 days after the Effective Time. If the Company does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Court does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more or less than, or equal to, the consideration being offered pursuant to the Merger Agreement. If no petition for appraisal is filed with the court within 120 days after the Effective Time, stockholders’ rights to appraisal (if available) will cease. Inasmuch as the Company has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis.

Failure by any stockholder to comply fully with the procedures of Section 262 of the DGCL (as reproduced in Appendix C to this Proxy Statement) may result in termination of such stockholder’s appraisal rights. In view of the complexity of Section 262 of the DGCL, stockholders of the Company who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

Accounting Treatment of the Merger

The Merger will be accounted for in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company does not believe the Merger will have a material impact on the accounting for the Company.

Material U.S. Federal Income Tax Consequences

Except as specifically described below, the following is a discussion of the material U.S. federal income tax consequences of the Merger to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of Voting Stock whose shares of Voting Stock are converted into the right to receive cash in the Merger, that hold such shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and that will not own (actually or constructively) any equity interests in the surviving corporation or Parent after the Merger. The following discussion is based upon the Code, judicial decisions, administrative rulings and existing and proposed Treasury regulations, all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. The Company has not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions the Company has reached and described herein.

This discussion is not a complete analysis or listing of all of the possible tax consequences of the Merger and does not address all tax considerations that might be relevant to particular holders in light of their personal circumstances or to persons that are subject to special tax rules. In addition, this discussion of the material U.S. federal income tax consequences does not address the tax treatment of special classes of holders, such as: banks, insurance companies or other financial institutions; mutual funds; real estate investment trusts or regulated investment companies; tax-exempt organizations or governmental organizations; an entity or arrangement treated for U.S. federal income tax purposes as a partnership, S-corporation or other pass-through entity (or an investor in such an entity or arrangement); controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax (or stockholders of such corporations); retirement plans, pension funds or other tax-deferred accounts; persons holding shares of Voting Stock as part of a hedging, straddle, synthetic security, conversion or other integrated transaction; persons deemed to have sold their shares of Voting Stock under the constructive sale provisions of the Code; persons who acquired Voting Stock through the exercise or cancellation of employee stock options, through a tax qualified retirement plan or otherwise as compensation for their services; U.S. expatriates or entities covered by the U.S. anti-inversion rules; persons subject to the alternative minimum tax; dealers, traders or brokers in stocks and securities or currencies; U.S. holders (as defined below) whose functional currency is not the U.S. dollar; traders in securities that elect mark-to-market treatment; U.S. holders (as defined below) who hold shares of Voting Stock through a bank financial institution or other entity, or a branch or office thereof, that is located, organized or resident outside the United States; or persons that are required to report income no later than when such income is reported in an “applicable financial statement.” This discussion also does not address the receipt of cash in connection with the cancellation of RSUs or options to purchase shares of Voting Stock and does not address any other matters relating to equity compensation or benefit plans.

This discussion does not address any tax consequences other than U.S. federal income tax consequences, including estate and gift tax consequences and consequences under any state, local or non-U.S. laws.

For purposes of this section, the term “U.S. holder” means a beneficial owner of Voting Stock that is: (i) an individual citizen of the United States or a resident of the United States as determined for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (a) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust.

The term “non-U.S. holder” means a beneficial owner of Voting Stock that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. holder. The term “holder” means a U.S. holder or a non-U.S. holder.

If an entity treated as a partnership (or other pass-through entity) for U.S. federal income tax purposes is a beneficial owner of Voting Stock, the U.S. federal income tax treatment of a partner or other owner will generally depend upon the status of the partner (or other owner) and the activities of the partner (or other owner) and the entity. If you are a partner (or other owner) of a partnership or other pass-through entity for U.S. federal income tax purposes, you are urged to consult your tax advisor regarding the tax consequences of the Merger.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of Voting Stock and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder or prospective holder is made. Each holder of Voting Stock is urged to consult such holder’s tax advisors as to the particular consequences to such holder of the Merger under U.S. federal, state and local, and applicable non-U.S. tax laws.

U.S. Holders

General. The exchange of shares of Voting Stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder of Voting Stock whose shares are converted into the right to receive cash in the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined prior to reduction for any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis generally will equal the price the U.S. holder paid for such shares. Such gain or loss will be capital gain or loss and will be treated as long-term capital gain or loss if the holding period for the shares of Voting Stock exceeds one year at the Effective Time. If the holding period for such shares is one year or less at the Effective Time, any capital gain or loss generally will be treated as short-term capital gain or loss. Long-term capital gains of non-corporate U.S. holders (including individuals) are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. If a U.S. holder acquired different blocks of Voting Stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Voting Stock.

Information Reporting and Backup Withholding. Information reporting and backup withholding may apply to payments made in connection with the Merger. Backup withholding will not apply, however, to a U.S. holder of Voting Stock that (1) furnishes a correct taxpayer identification number (“TIN”), certifies that such U.S. holder is not subject to backup withholding on the IRS Form W-9 (or appropriate successor form) included in the transmittal materials that such U.S. holder will receive, and otherwise complies with all applicable requirements of the backup withholding rules; or (2) provides proof that such U.S. holder is otherwise exempt from backup withholding. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any; provided, that such U.S. holder furnishes the required information to the IRS in a timely manner. The IRS may impose a penalty upon any taxpayer that fails to provide the correct TIN.

Non-U.S. Holders

General. A non-U.S. holder’s receipt of cash in exchange for shares of Voting Stock pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•

the gain, if any, on such shares is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in the case of an individual non-U.S. holder, a fixed base) maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the Merger, and certain other conditions are met; or

•

the Company is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (a “USRPHC”) for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on any gain derived from the Merger in the same manner as if it were a U.S. holder. In addition, such a non-U.S. holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder described in the second bullet point immediately above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain realized as a result of the Merger, which may be offset by certain U.S. source capital losses recognized in the same year.

If the Company is or has been a USRPHC at any time within the shorter of the five-year period preceding the Effective Time or a non-U.S. holder’s holding period with respect to the applicable shares of Voting Stock, the exchange of Voting Stock for cash in the Merger by such non-U.S. holder will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, except that the branch profits tax will not apply. The Company believes that it is not, and has not been, a USRPHC at any time during the five-year period preceding the offer, and therefore does not expect these rules to apply to non-U.S. holders of the Company’s Voting Stock. However, even if the Company is or has been a USRPHC during the 5-year testing period described above, so long as Voting Stock is regularly traded on an established securities market, the Company’s treatment as a USRPHC would cause only a non-U.S. holder who holds or held, directly or indirectly under certain ownership rules of the Code, more than 5% of Voting Stock (at any time during the shorter of the five-year period preceding the Merger or the period that the non-U.S. holder held Voting Stock), and is not eligible for a treaty exemption, to incur such tax liability (the “publicly traded exception”). Because the Company’s Common Stock is regularly traded on the Nasdaq Global Market, an established securities market for this purpose, the Company believes that holders of less than 5% of the Company’s Common Stock will be entitled to the publicly traded exception.

The publicly traded exception may not apply to holders of Voting Stock other than Common Stock, such as the Series B Preferred Stock. Such holders are urged to consult their tax advisors regarding the U.S. tax consequences of receiving the Per Share Merger Consideration in light of their particular circumstances.

Information Reporting and Backup Withholding. Information reporting and backup withholding will generally apply to payments made pursuant to the Merger to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder properly and correctly on an appropriate version of IRS Form W-8 and satisfies certain other requirements, or otherwise establishes an exemption. Copies of applicable information returns reporting such payments and any withholding may also be made available to the tax authorities in the non-U.S. holder’s country in which such holder resides under the provisions of an applicable treaty or agreement. Payments of disposition proceeds to a non-U.S. holder where the transaction is effected through a non- U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting. However, if such broker is for U.S. federal income tax purposes: a U.S. person; a controlled foreign corporation; a non-U.S. person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or a non-U.S. partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the beneficial owner is a U.S. person. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability (if any) provided, that an appropriate claim is timely filed with the IRS.

Regulatory Approvals

In connection with the Merger, the Company is required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including filing the certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL at the closing of the Merger and complying U.S. federal securities laws.

The ownership, management and operation of RWC and Monticello Raceway are subject to extensive state regulatory oversight. This oversight includes the responsibilities, financial stability and character of the owners and managers of our gaming operations as well as persons financially interested or involved in gaming operations, and require such parties to obtain certain licenses, permits and approvals. The Company has submitted the Merger Agreement to the New York State Gaming Commission (“NYSGC”).

In connection with the Merger, the Parent Filing Group Persons will also be required to apply for NYSGC approval with respect to changes in the ownership and management of RWC, Montreign and its related corporate entities; any financing that could constitute a “material debt transaction” under the gaming laws; financial sources involved in the financing of RWC in connection with the Merger or otherwise. Additionally, any changes in the sources and total amount of capitalization to maintain and operate RWC post-Merger must be filed with the NYSGC at least 10 business days prior to such changes. Appropriate applications related to the suitability of certain key persons and entities related to any enterprise that owns, directly or indirectly, RWC must be filed with the NYSGC, which will cause the subsequent investigation of such applications.

Delisting and Deregistration of Voting Stock

If the Merger is completed, the shares of the Company’s Voting Stock will no longer be publicly traded and will be delisted from the Nasdaq Global Market. Additionally, the Voting Stock will be deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to its Voting Stock.

Effective Time of Merger

The Merger will become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

Payment of the Per Share Merger Consideration and Surrender of Stock Certificates

At the Effective Time, each share of Common Stock and Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive the Per Share Merger Consideration, respectively, without interest and less any applicable withholding taxes. This does not apply to the Rollover Shares, Canceled Shares or Dissenting Shares. Prior to the Effective Time, Parent will designate a paying agent, satisfactory to the Company in its reasonable discretion, to make the cash payments contemplated by the Merger Agreement. At or prior to the Effective Time of the Merger, Parent will deposit or cause to be deposited with the paying agent an aggregate amount of cash sufficient to pay the aggregate Per Share Merger Consideration to the holders of shares of Common Stock and Series B Preferred Stock (other than Rollover Shares, Canceled Shares and Dissenting Shares). The paying agent will deliver the Per Share Merger Consideration, as the case may be, according to the procedure summarized below.

Promptly after the Effective Time, but in no event later than five business days thereafter, Parent will cause the paying agent to send each record holder of shares of Common Stock and Series B Preferred Stock that were converted into the Per Share Merger Consideration, respectively, a letter of transmittal and instructions for use in effecting the delivery of shares of such stock to the paying agent and for effecting the surrender of any certificates (or, in lieu thereof, an affidavit of loss and posting of a customary bond as indemnity against any claim that may be made with respect to such certificate) in exchange for the Per Share Merger Consideration. Each holder of shares of Common Stock and Series B Preferred Stock that have been converted into the right to receive the Per Share Merger Consideration will be entitled to receive such Per Share Merger Consideration upon (i) surrender to the paying agent a duly completed letter of transmittal and any other documents reasonably required by the paying agent and (ii) surrender of a certificate or certificates representing such shares (or, in lieu thereof, an affidavit of loss and posting of a customary bond as indemnity against any claim that may be made with respect to such certificate) or, in the case of book-entry shares, adherence to the procedures set forth in the letter of transmittal. After the Effective Time, until so surrendered, each certificate and book entry share representing shares of Common Stock and Series B Preferred Stock will represent only the right to receive the Per Share Merger Consideration.

The Company will pay to each holder of RSUs and Company Stock Awards the cash amounts described above under “Treatment of Outstanding RSUs and Company Stock Awards” solely through the Company’s payroll system or its applicable subsidiaries, less applicable withholding taxes and other deductions (if any), as soon as reasonably practicable following the Effective Time but in no event later than the second payroll date following the closing of the Merger.

After the completion of the Merger, you will cease to have any rights as a Company stockholder, other than the right to receive the Per Share Merger Consideration.

Upon demand, the paying agent will return to Parent all funds in its possession one year after the Merger occurs, and the paying agent’s duties will terminate. After that time, if you have not received payment of the Per Share Merger Consideration, you may look only to Parent and/or the Company for payment of the Per Share Merger Consideration without interest, subject to applicable abandoned property, escheat and similar laws.

Fees and Expenses

Except as otherwise described in “The Merger Agreement—Effect of Termination; Fees and Expenses” beginning on page 137, all fees, expenses and costs incurred in connection with the Merger Agreement, including legal, accounting, investment banking and other fees, expenses and costs, will be paid by the party incurring such fees, expenses and costs, whether or not the Merger is consummated, except that expenses incurred in connection with the filing, printing and mailing of this Proxy Statement and the Schedule 13E-3 will be paid by Parent.

Estimated fees and expenses to be incurred by the Company and the Parent Filing Group Persons in connection with the Merger are as follows:

Description	Amount (in thousands)
Financial advisors fee and expenses	$6,250,642
Legal fees and expenses	$5,180,918
Accounting fees and expenses	$825,000
SEC filing fee	$7,022
Printing, proxy solicitation, filing fees and mailing costs	$34,770
Miscellaneous	$50,000

Total fees and expenses	$12,348,352

THE PARTIES INVOLVED IN THE MERGER

The Parties Involved in the Merger

Empire Resorts, Inc.

Empire Resorts, Inc. was organized as a Delaware corporation on March 19, 1993 and, since that time, has served as a holding company for various subsidiaries engaged in the hospitality and gaming industries.

Our indirect, wholly-owned subsidiary, Montreign Operating Company, LLC, doing business as RWC, owns and operates RWC, a casino resort, which is located at the approximately 1,700 acre site of a four-season destination resort (“Destination Resort”) in Sullivan County, New York, approximately 90 miles from New York City. The Destination Resort in which RWC is located also includes a 101-room lifestyle hotel (“The Alder”) adjacent to RWC. The Alder is owned and operated by Empire Resorts Real Estate II, LLC, a wholly-owned subsidiary of Montreign. Empire Resorts I, LLC, which is a wholly-owned subsidiary of Montreign, is developing a golf course (the “Golf Course Project” and, together with RWC and The Alder, the “Development Projects”) at the Destination Resort.

On March 25, 2019, the NYSGC approved a request by Montreign to adjust certain conditions of the gaming facility license with respect to RWC which would reduce the minimum number of slot machines from no less than 2,150 to no less than 1,600.

Through our wholly-owned subsidiary, Monticello Raceway Management, Inc., we own and operate Monticello Raceway, which began racing operations in 1958 in Monticello, New York, which is proximate to RWC. Monticello Raceway featured a video gaming machine (“VGM”) and harness horseracing facility. VGM operations and food and beverage service at Monticello Raceway ceased on April 23, 2019. We generate racing revenues through pari-mutuel wagering on the running of live harness horse races, the import simulcasting of harness and thoroughbred horse races from racetracks across the country and internationally, and the export simulcasting of our races to offsite pari-mutuel wagering facilities.

On June 20, 2019, the New York State legislature approved the creation of a VGM facility in Orange County, New York. In particular, the legislation allows the Company to operate the new VGM facility in Orange County, subject to certain statutory requirements relating to, among other things, employment levels at the Company’s facilities, continued operation of racing at Monticello Raceway, location of the VGM facility within Orange County and entry into a mitigation agreement between the Company and the VGM facility operating at the Yonkers racetrack. The Company will work with local, state and federal agencies and officials to obtain the necessary permits and approvals to designate the site for, and begin construction on, the new VGM facility.

The principal business address and phone number of the Company are:

Empire Resorts, Inc.

c/o Monticello Casino and Raceway

204 State Route 17B

P.O. Box 5013

Monticello, New York 12701

Telephone: (845) 807-0001

Tan Sri Lim Kok Thay

Tan Sri Lim indirectly controls Kien Huat, which is a member of Parent and the Company’s largest stockholder. Tan Sri Lim, for purposes of Rule 13e-3, may be deemed to indirectly control Genting Berhad, which controls GenM, which controls its indirect, wholly-owned subsidiary Genting (USA) Limited, which is a member of Parent.

Kien Huat is indirectly controlled by Tan Sri Lim through two irrevocable private trusts: Golden Hope Unit Trust, a private unit trust held directly and indirectly by a discretionary trust established solely for the benefit of Tan Sri Lim and certain other members of his family (the “KH Discretionary Trust”). Tan Sri Lim may cause the removal of the trustee of each trust at any time in his sole discretion.

For purposes of Rule 13e-3, Genting Berhad may be deemed to be indirectly controlled by Tan Sri Lim through a discretionary trust of which Parkview Management Sdn Bhd is the trustee, which owns 100% of voting shares of Kien Huat International Limited, which, in turn, owns 100% of the voting shares in Kien Huat Realty Sdn Berhad (“KHR”), which, in turn owns 100% of the voting shares of Inverway Sdn Bhd (“Inverway”). KHR and Inverway own ordinary shares in Genting Berhad.

Tan Sri Lim is a citizen of Malaysia.

Tan Sri Lim is the Chairman (since January 2004), Chief Executive (since November 2002) and a Director (since October 1988) of Gen M.

Tan Sri Lim is the Chairman (since January 2004), Chief Executive (since November 2002) and a director (since August 1976) of Genting Berhad. He was formerly President from November 2002 to June 2007 ).

Tan Sri Lim is also a Director (since May 2010) and Chief Executive Officer (since June 2011) of Gen USA.

Tan Sri Lim is the Executive Chairman (since September 2005) and a Director (since October 1986) of Genting Singapore Limited. The principal activities of Genting Singapore and its subsidiaries are in the development, management and operation of integrated resort destinations including gaming, hospitality, MICE, leisure and entertainment facilities. Genting Singapore Limited’s principal address is 10 Sentosa Gateway, Resorts World Sentosa, Singapore 098270.

Tan Sri Lim is the Executive Chairman (since July 2011) and a Director (since January 2007) of Genting UK Plc. Genting UK Plc is one of the United Kingdom’s largest leisure and entertainment businesses, operating 43 casinos, 42 of which are spread across the United Kingdom from Edinburgh to Plymouth and the 43rd is Crockfords Cairo. Genting UK Plc’s principal address is Genting Club Star City, Watson Road, Birmingham B7 5SA.

Tan Sri Lim was the Chief Executive (since February 2008) and Director (since September 1977) of Genting Plantations Berhad until he relinquished his position of Chief Executive and assumed the position of Deputy Chairman and Executive Director in January 2019. Genting Plantations Berhad has a landbank of about 64,600 hectares in Malaysia and some 182,800 hectares in Indonesia, owns seven oil mills in Malaysia and four in Indonesia and has ventured into the manufacturing of downstream palm-based products. Genting Plantations Berhad has also diversified into property development and invested in biotechnology in a major effort to apply genomics--based solutions to increase crop productivity and sustainability. Genting Plantations Berhad’s principal address is 10th Floor, Wisma Genting, Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia.

Tan Sri Lim is a Founding Member and a Permanent Trustee of The Community Chest, Malaysia. The Community Chest, Malaysia is an independent, not-for-profit, non-governmental charitable organization established in July 2011 to promote and support education for the sole benefit of the Malaysian community.

Tan Sri Lim sits on the boards of other Malaysian and foreign companies as well as the Boards of Trustees of several charitable organizations in Malaysia.

Tan Sri Lim is the Chairman (since December 1997), Chief Executive Officer (since November 2000) and a Director (since September 1994) of Genting Hong Kong Limited, a company listed on the Main Board of The Stock Exchange of Hong Kong Limited. Genting Hong Kong Limited is principally engaged in the business of cruise and cruise-related operations, shipyard operations and leisure, entertainment and hospitality activities. Genting Hong Kong Limited’s principal address is Suite 1501, Ocean Centre, 5 Canton Road, Tsimshatsui, Kowloon, Hong Kong.

Tan Sri Lim is also a Director (since September 2009) of Travellers International Hotel Group, Inc., a company listed on the Main Board of The Philippine Stock Exchange, Inc. Travellers International Hotel Group, Inc. is the developer and operator of Resorts World Manila, the first and largest integrated tourism resort in the Philippines. Travellers International Hotel Group, Inc.’s principal address is 10/F Newport Entertainment & Commercial Centre, Newport Boulevard, Newport, Cybertourism Economic Zone, Pasay City, Philippines 1309. Travellers International Hotel Group, Inc on August 20, 2019, filed a petition for voluntary delisting of their common shares from the Main Board of the Philippine Stock Exchange, Inc.

The principal business address and phone number of Tan Sri Lim are:

25th Floor, Wisma Genting

Jalan Sultan Ismail

50250 Kuala Lumpur, Malaysia

Telephone: +(60) 3 2178 2288

Kien Huat Realty III Limited

Kien Huat Realty III Limited, which we refer to as “Kien Huat”, is an Isle of Man company limited by shares. The principal business of Kien Huat is to act as an investment holding company for investments held ultimately for a trust for the benefit of Tan Sri Lim and certain other members of his family.

The registered office address and phone number of Kien Huat are:

First Names House

Victoria Road

Douglas, Isle of Man IM2 4DF

Telephone: 603-21782299

Genting Berhad

Genting Berhad was incorporated on July 30, 1968 and listed on the Main Market of Bursa Malaysia Securities Berhad in 1971. Genting Berhad is principally an investment holding and management company. Genting Berhad owns interests in several listed companies: GenM, Genting Plantations Berhad and Genting Singapore Limited, as well as wholly-owned unlisted subsidiaries Genting Energy Limited and Resorts World Las Vegas LLC. Genting Berhad and the companies in which it owns interests are involved in leisure and hospitality, oil palm plantations, power generation, oil and gas, property development, life sciences and biotechnology activities, with operations spanning across the globe, including in Malaysia, Singapore, Indonesia, India, China, the United States of America, Bahamas, the United Kingdom and Egypt.

The principal business address and phone number of Genting Berhad are:

24th Floor, Wisma Genting

Jalan Sultan Ismail

50250 Kuala Lumpur, Malaysia

Telephone: +(60) 3 2178 2288

Genting Malaysia Berhad

Genting Malaysia Berhad, which we refer to as “GenM”, was incorporated as Resorts World Sdn Bhd, a Malaysian private company limited by shares, on May 7, 1980. In 1989, Resorts World Sdn Bhd converted to a public company and changed its name to Resorts World Bhd. In 2009, Resorts World Bhd changed its name to GenM.

GenM is one of the leading destination resort operators in the world. GenM owns and operates major resort properties including Resorts World Genting in Malaysia, RWNY in the United States, Resorts World Bimini in the Bahamas, Resorts World Birmingham and over 40 casinos in the United Kingdom and Crockfords Cairo in Egypt. GenM also owns and operates two seaside resorts in Malaysia, namely Resorts World Kijal in Terengganu and Resorts World Langkawi on Langkawi Island.

The principal business address and phone number of GenM are:

Genting Highlands Resort

69000 Genting Highlands

Pahang Darul Makmur, Malaysia

Telephone: +(60) 3 6101 1118

Genting (USA) Limited

Genting (USA) Limited, which we refer to as “Gen USA”, is an Isle of Man company limited by shares. The principal business of Gen USA is to act as an investment holding company for investments indirectly held by GenM, including the transactions contemplated by the Term Sheet. Upon completion of the Term Sheet Acquisition, Gen USA will hold 13,200,000 shares of Common Stock, which, prior to the completion of the Merger, will be contributed into Parent.

Gen USA is indirectly wholly-owned by GenM. Tan Sri Lim owns, directly and indirectly, 49.83% of the voting shares of GenM. Tan Sri Lim Kok Thay also owns, indirectly, 100% of Kien

Huat, which currently owns approximately 86% of the voting power of the Company. As a result, Gen USA may be deemed to be an affiliate of the Company by virtue of Tan Sri Lim Kok Thay’s common indirect ownership of both Gen USA and the Company.

The registered office address and phone number of Gen USA are:

First Names House,

Victoria Road, Douglas

Isle of Man, IM2 4DF

Telephone: +44 1624 630600

Hercules Topco LLC

Hercules Topco LLC, which we refer to as “Parent”, is a newly formed Delaware limited liability company, in which Gen USA currently holds a 49% membership interest and Kien Huat currently holds a 51% membership interest. Parent has not carried on any activities to date, except for activities incidental to its formation, in connection with the financing of the Merger and as otherwise contemplated by the Merger Agreement. Upon completion of the Merger, Parent will hold all Common Stock.

The correspondence address and phone number of Parent are:

Hercules Topco LLC

c/o Genting Malaysia Berhad

24th Floor, Wisma Genting

Jalan Sultan Ismail

50250 Kuala Lumpur, Malaysia

Telephone: +(60) 3 2178 2288

Hercules Merger Subsidiary Inc.

Hercules Merger Subsidiary Inc., which we refer to as “Merger Sub”, is a newly formed Delaware corporation, wholly-owned by Parent. Merger Subsidiary has not carried on any activities to date, except for activities incidental to its formation and as otherwise contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will merge with and into the Company, Merger Sub will cease to exist and the Company will continue as the surviving corporation of which 100% of the Common Stock will be owned by Parent and 100% of the Series F Preferred Stock will be owned by Kien Huat.

The correspondence address and phone number of Merger Sub are:

Hercules Merger Subsidiary Inc.

c/o Genting Malaysia Berhad

24th Floor, Wisma Genting

Jalan Sultan Ismail

50250 Kuala Lumpur, Malaysia

Telephone: +(60) 3 2178 2288

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each directors and executive officer of Kien Huat, Genting

Berhad, GenM, Gen USA, Parent and Merger Sub are set forth in “The Parties Involved in the Merger —Business and Background of Natural Persons Related to Parent Filing Group Persons” on page 94.

We refer to Tan Sri Lim, Kien Huat, Genting Berhad, GenM, Gen USA, Parent and Merger Sub, collectively, as the “Parent Filing Group Persons”.

None of the Parent Filing Group Persons or, to the Parent Filing Group Persons’ knowledge after reasonable inquiry, the persons listed in “The Parties Involved in the Merger—Business and Background of Natural Persons Related to Parent Filing Group Persons” on page 94 (the “Parent Filing Group Natural Persons”) has been (a) convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting future activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Business and Background of Natural Persons Related to the Company

A biography for each of our current directors and executive officers is set forth below. None of the Company nor any of the Company’s directors or executive officers has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Except for Mr. Gerard Lim, each of the Company’s directors and executive officers listed below is a United States citizen. None of the Company nor any of the Company’s directors or executive officers listed below has been (a) convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting future activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Directors

Emanuel R. Pearlman has served as a director since May 2010 and as the Executive Chairman of the Board since June 2016. Mr. Pearlman served as Non-Executive Chairman of the Board from September 2010 through May 2016. He is the Chairman and Chief Executive Officer of Liberation Investment Group, LLC, a New York-based investment management and financial consulting firm, which he founded in January 2003. Mr. Pearlman has been a member of the Board of Directors of CEVA Logistics AG (SIX: CEVA) since May 2018 and serves on its Audit Committee and, from May 2018 through April 2019, he served on its Nomination and Governance Committee. From June 2013 through May 2018, he served on the Board of Directors of CEVA Holdings, LLC. Mr. Pearlman has been a director of Network-1 Technologies, Inc. (NYSE American:NTIP) since 2012, where he serves as Chairman of the Audit Committee and a member of the Corporate Governance Committee. From November 2018 through February 2019, Mr. Pearlman served on the Board of Managers and as President of each of SRC O.P. LLC, SRC Facilities LLC and SRC Real Estate (TX) LLC, which are special purpose bankruptcy remote limited liability companies with ownership of approximately 100 real estate properties of Sears, Roebuck and Company. From May 2017 through September 2017, Mr. Pearlman served on the Board of Directors of ClubCorp Holdings, Inc. (NYSE:MYCC) where he served on the Strategic Review Committee, and from 2009 to 2014, he served as the sole independent director of Fontainebleau Miami JV LLC, which currently owns and operates the Fontainebleau Hotel in Miami Beach. He also served as a director of Multimedia Games,

Inc. (Nasdaq-GS:MGAM) from October 2006 to March 2010. Mr. Pearlman holds an MBA from Harvard Business School and a B.A. in Economics from Duke University.

Keith L. Horn has served as a director of the Company since April 2016. He is the founder and Managing Member of Loring Capital Advisors, an investment advisory and consulting firm since July 2016. Mr. Horn served as Chief Operating Officer and a member of the Management Committee of Elliott Management Corporation (“Elliott”), a global, multi-strategy private investment fund with more than $30 billion of assets under management, from 2003 to 2015. Mr. Horn’s role at Elliott encompassed, among other things, direct responsibility for operations, accounting, finance, IT, applications development, human resources, compliance and all aspects of infrastructure and security. Prior to joining Elliott, beginning in 1987, Mr. Horn spent 16 years at Merrill Lynch serving in various capacities, including global head of Leveraged Finance, head of Latin America Debt, Chief of Staff to the Chairman and President and a managing director in High Yield Finance and Investment Banking. Mr. Horn began his career in private practice as a corporate and securities attorney. He is a member of the Binghamton University Foundation Board of Directors and the Vice Chairman of the Foundation’s Investment Committee. In addition, Mr. Horn is a member of the Board of Directors of PeacePlayers International, a non-profit organization that uses sports to educate and unite children in areas of conflict around the world. From 2011 to 2015, Mr. Horn served as a member of the Board of Directors of the Managed Funds Association, and was also a member of such Board’s Executive Committee and served as Chairman of its Nominating Committee and Chairman of its International Affairs Committee. In 2018, he joined the Board of Directors of ShopOne Centers REIT, Inc., a leading owner, operator and manager of high-quality shopping centers, and the Board of Managers of The Laundry Chute, LLC, a technology-driven laundry service for students on college campuses. Since July 2019, Mr. Horn has served on the strategic advisory board of Investcorp Strategic Capital Partners, a fund established to assemble a diverse portfolio of general partner stakes in alternative asset managers. Also, since July 2019, Mr. Horn has served as director of 5071 Inc., a holding company for various businesses engaged in the consumer and commercial food and beverage industries. Mr. Horn received his J.D. cum laude from Georgetown University Law Center and holds B.A. degrees in Economics and Political Science from Binghamton University, where he graduated Phi Beta Kappa with highest honors.

Edmund Marinucci has served as a director since March 2014. Mr. Marinucci has been a partner at PCH Hotels, LLC, a boutique hotel and resort operator based in San Francisco that is an operating division of Pacific Union Company since 1983. From October 1983 to December 2008, Mr. Marinucci served as President of PCH Hotels, LLC. During his tenure as President, PCH Hotels owned and managed properties in the U.S. and the Caribbean. Such properties included Meadowood Resort (Napa, California), Windermere Island Club (Bahamas), Divi Resorts (Aruba), Downtown Athletic Club (New York City), Frangipani Resort (Anguilla) and Marriott Resort (Grand Cayman). During his presidency of PCH Hotels, he oversaw the ground-up development of The Hotel Griffon and the renovation and repositioning of the Drisco Hotel (each in San Francisco). Prior to PCH Hotels, Mr. Marinucci served as Director of Development for HCP Hotels/Aston Resorts in Hawaii. In such position, Mr. Marinucci oversaw all development aspects of the hotel group and grew inventory from 15 to 20 hotel resorts. From 1978 to 1981, Mr. Marinucci served as Director of Resort Operations for Kapalua Resort Maui in Hawaii. While at Kapalua Resort Maui, Mr. Marinucci was responsible for the daily operations of the resort, including the Kapalua Bay Hotel, 150 rental villas, two golf courses, The Bay and The Village. He currently serves on the Board of Directors of The Dominick, a five-star boutique hotel located in Soho in New York City. Mr. Marinucci previously served on the Board of

Directors of Jameson Inns/Colony Capital, a private hotel and resort company, and from November 2009 to January 2018, he served on the Board of Directors of Miami JV Member LLC, an investor in a private hotel and resort company known as the Fountainbleu. Mr. Marinucci is a member of The Cornell Hotel Society. Mr. Marinucci received a BS in Hotel Administration from the Cornell University School of Hotel Administration.

Nancy A. Palumbo has served as director since June 2009. Ms. Palumbo also acts as an independent consultant in the areas of strategic marketing, corporate communications and business development. Ms. Palumbo has also served as a principal in CRAMN LLC, a global business development company. From March 2009 to December 2010, she served as President of the Green Planet Group, a company that advised on solar and renewable energy solutions. Prior to joining Green Planet Group, from May 2007 to March 2009, Ms. Palumbo was the General Manager for Walker Digital Lottery and from October 2006 to May 2007, she served as the Senior Vice President for Strategic Marketing and Corporate Communications for the New York Daily News. From January 2004 to October 2006, Ms. Palumbo served as the Director of the New York Lottery, where she managed a $6 billion a year business and oversaw the opening of six video gaming facilities. From February 1995 to January 2004, Ms. Palumbo served as the Executive Deputy Commissioner for the Office of Parks Recreation and Historic Preservation for the State of New York, where she was instrumental in developing public-private partnerships to generate additional revenue to expand park services. Ms. Palumbo is a graduate of St. Bonaventure University.

Gerard Ewe Keng Lim has served as a director since September 2017. Mr. Gerard Lim serves as a director of Kien Huat, the Company’s largest stockholder. Since February 2009, Mr. Gerard Lim has served as General Manager of Kien Huat Realty Sdn Berhad (“KHRSB”), which is a holding company that is a substantial shareholder of Genting Berhad. He was appointed as a director of KHRSB in September 2017. Genting Berhad is the holding company for the Genting Group, a multi-national conglomerate that includes, among other things, hospitality and casino holdings worldwide. Mr. Gerard Lim also serves as director of Golden Hope Limited (“Golden Hope”), which acts as trustee for a private unit trust primarily involved in investment holding. Golden Hope as trustee of the unit trust is an affiliate of Kien Huat and a substantial shareholder of Genting Hong Kong Limited (formerly known as Star Cruises Limited) which is publicly traded in Hong Kong. In his position as General Manager of KHRSB and director of KHRSB and Golden Hope, and in his positions as director of various subsidiaries and affiliates of KHRSB and Golden Hope, Mr. Gerard Lim oversees the investments of KHRSB and Golden Hope in various concerns, including a ski resort, casino resorts, genomics, real estate and leisure lifestyle companies. Mr. Gerard Lim also serves as a director of Resorts World Inc Pte Ltd., an affiliate of the Genting Group and the parent entity of RW Services Pte. Ltd., from which the Company licenses the “Resorts World” and “Genting” brand names. Mr. Gerard Lim also serves as a director of Grand Banks Yachts Limited, a company publicly traded in Singapore with significant subsidiaries in the business of manufacturing and selling luxury yachts worldwide. Genting Hong Kong Limited indirectly holds a substantial ownership interest in Grand Banks Yachts Limited. Prior to joining KHRSB and Golden Hope, from 1997 to 2007, Mr. Gerard Lim held various positions with Genting Hong Kong Limited. Most recently, Mr. Gerard Lim served as its Chief Financial Officer from 2004 to 2007. Mr. Gerard Lim holds a Bachelor of Science in Chemical Engineering from the University of Birmingham and a Master’s degree in Business Administration from the University of Aston.

Executive Officers

Ryan Eller has served as our President and Chief Executive Officer since June 2017. Mr. Eller served as our President and Chief Operating Officer from March 2017 through June 2017 and served as a director from September 2017 through July 2019. From June 2013 to March 2017, Mr. Eller served in various executive officer positions with Genting New York LLC (“Genting NY”), which operates RWNY. From June 2013 to October 2014, Mr. Eller served as Chief Financial Officer and from October 2014 to March 2017, Mr. Eller served as President of Genting NY. During his tenure at Genting NY, Mr. Eller oversaw RWNY’s planning with respect to a $315 million expansion to add 1,000 video lottery terminals, a new hotel and convention complex. Concurrently with his position at Genting NY, from October 2014 to March 2017, Mr. Eller served as Senior Vice President of Development of Genting Americas Inc. (“Genting Americas”), an indirect, wholly-owned subsidiary of GenM, which is also the parent entity of Genting NY. In his role with Genting Americas, Mr. Eller oversaw the design and development of the Resorts World Las Vegas integrated resort, a $4 billion project on the Las Vegas Strip. From September 2012 to June 2013, Mr. Eller served as Executive Vice President and Chief Financial Officer of Choctaw Resort Development Enterprise, a wholly-owned enterprise of the Mississippi Band of Choctaw Indians, which operates three casinos including the Pearl River Resort, a fully integrated casino and resort facility that includes two casinos, a golf course and waterpark in Choctaw, Mississippi. In this role, Mr. Eller was responsible for the overall financial operations of the Choctaw’s gaming and resort enterprises as well as a restructuring of the property’s operations following an extended period of distress. From September 2007 to September 2012, Mr. Eller served as Treasurer and Executive Director of Finance of PCI Gaming Authority, a business enterprise created by the Poarch Band of Creek Indians, where he helped design, open and operate three casino and hotels representing capital investments over $600 million. At PCI Gaming Authority, Mr. Eller also directed operations and oversaw efforts to acquire and integrate pari-mutuel wagering facilities in Florida and Alabama. From 2006 to 2007, Mr. Eller served as Regional Manager, Planning and Analysis at Caesar’s Entertainment, Inc., where he led a team responsible for strategic, operational and marketing analysis. Mr. Eller served in the United States Marine Corps from 1997 to 2004 where he attained the rank of Major, holds an MBA with honors from Harvard Business School and a bachelor’s degree with distinction from the U.S. Naval Academy.

Nanette L. Horner joined the Company in July 2010 and currently serves as Executive Vice President, Chief Counsel and Chief Compliance Officer. Ms. Horner has been an attorney in the gaming industry since 1996. Prior to her employment with the Company, Ms. Horner was a regulator with the Pennsylvania Gaming Control Board (“PGCB”) from August 2005 to June 2010 where she served as Deputy Chief Counsel assigned to the Bureau of Licensing. In September 2006, Ms. Horner was named the PGCB’s first director of the Office of Compulsive and Problem Gambling. She is a member of the Board of Directors for the National Council on Problem Gambling, and is a member of American Mensa and the International Masters of Gaming Law.

Jamie M. Sanko has served as Chief Accounting Officer since December 2017. Prior to joining the Company, from December 2014 to December 2017, Mr. Sanko served as the Chief Financial Officer of Genting Americas Inc., where he was responsible for financial oversight of operations in New York, Miami, Bimini and Las Vegas. From January 2011 to October 2014, Mr. Sanko served as the Director of Finance and as of October 2014, the Chief Financial Officer for RWNY. From July 2008 to November 2011, Mr. Sanko was the Reconciliation Manager and Trade Services Manager for DuPont Capital Management in Wilmington, Delaware. From 2003 to 2007, Mr. Sanko was an audit manager and audit senior for Ernst & Young LLP, where he served as the engagement executive for various public companies as well as non-public partnerships. Mr. Sanko earned his Bachelor’s degree from LaSalle University and his MBA from Drexel University.

Business and Background of Natural Persons Related to the Parent Filing Group Persons

The name, citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Parent Filing Group Persons are set forth below.

Kien Huat

Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Kien Huat. The correspondence address of each such person is First Names House, Victoria Road, Douglas, Isle of Man IM2 4DF, unless otherwise indicated. Directors are identified by an asterisk.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Gerard Ewe Keng Lim*	Mr. Gerard Lim has served as a Director of the Company since September 2017. Mr. Gerard Lim also serves as a Director of Kien Huat (since April 2010). Since February 2009, Mr. Gerard Lim has served as General Manager of Kien Huat Realty Sdn Bhd (“KHRSB”), which is a holding company that is a substantial stockholder of Genting Berhad. He was appointed as a Director of KHRSB in September 2017. Mr. Gerard Lim also serves as Director of Golden Hope Limited (“Golden Hope”), which acts as trustee for a private unit trust primarily involved in investment holding. Golden Hope as trustee of the unit trust is an affiliate of Kien Huat and a substantial stockholder of Genting Hong Kong Limited (formerly known as Star Cruises Limited) which is publicly traded in Hong Kong. Mr. Gerard Lim also serves as a Director of Resorts World Inc. Pte. Ltd. (since November 2010), an affiliate of the Genting Group and the parent entity of RW Services Pte. Ltd., from which the Company licenses the “Resorts World” and “Genting” brand names. Mr. Gerard Lim also serves as a Director of Grand Banks Yachts Limited (since February 2013), a company publicly traded in Singapore with significant subsidiaries in the business of manufacturing and selling luxury yachts worldwide. Mr. Gerard Lim is also Vice President and Secretary of Parent (since August 2019) and Director, Vice President and Secretary of Merger Sub (since August 2019). Mr. Gerard Lim is a citizen of Malaysia.

Declan Thomas Kenny	Mr. Kenny is a Director and Secretary of Kien Huat since December 2008. He is also a Director of Gen USA (since November 2012). Mr. Kenny is a Chartered Secretary / Chartered Accountant. Mr. Kenny is employed by IQ EQ (Isle of Man) Limited in the role of Sub Segment Leader, Leisure Administration.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Mr. Kenny has worked for IQ EQ (Isle of Man) Limited since November 1989. IQ EQ (Isle of Man) Limited is a corporate service provider. Mr. Kenny is a citizen of Ireland.

John Craig Brown	Mr. Brown is a Director of Kien Huat (since March 2018). Mr. Brown is employed by IQ EQ (Isle of Man) Limited in the role of Managing Director. Mr. Brown has worked for IQ EQ (Isle of Man) Limited since March 2013. Mr. Brown is a citizen of the United Kingdom.

Mark Jonathan Lewin	Mr. Lewin is an Alternate Director to Mr. Brown in Kien Huat (since March 2018). Mr. Lewin is a banker and trust and estate practitioner. Mr. Lewin is employed by IQ EQ (Isle of Man) Limited in the role of Deputy Managing Director. Mr. Lewin has worked for IQ EQ (Isle of Man) Limited since August 2006. Mr. Lewin is a citizen of the United Kingdom.

Niamh Norah Goddard	Mrs. Goddard is an Alternate Director to Mr. Kenny in Kien Huat (since December 2008). Mrs. Goddard is a Chartered Secretary. Mrs. Goddard is employed by IQ EQ (Isle of Man) Limited in the role of Assistant Manager. Mrs. Goddard has worked for IQ EQ (Isle of Man) Limited since November 1994. Mrs. Goddard is a citizen of Ireland.

Genting Berhad

Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Genting Berhad. The correspondence address of each such person is 24th Floor, Wisma Genting, Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia, unless otherwise indicated. Directors are identified by an asterisk. Unless otherwise indicated, all directors and officers listed below are citizens of Malaysia.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Tan Sri Lim Kok Thay*	See “The Parties Involved in the Merger” on page 85.

Tan Sri Foong Cheng Yuen*	Tan Sri Foong Cheng Yuen was appointed as an Independent Non-Executive Director of Genting Berhad in January 2016. Tan Sri Foong retired as an Independent Non-Executive Director of Genting Berhad at the conclusion of Genting Berhad’s 49th Annual General Meeting held on 1 June 2017 and on the same day, he was reappointed as an Independent Non-Executive Director of Genting Berhad. In January 2019, Tan Sri Foong was appointed as the Deputy Chairman/Independent Non-Executive Director of Genting Berhad. Tan Sri Foong is an Advocate, Solicitor and Arbitrator for Messrs James Foong (since September 2014), a business engaged in the practice of law and a Director of Only World Group Holdings Berhad (since February 2015), a company principally engaged in the business of investment

Name	Current Principal Occupation or Employment and Five-Year Employment History
holding and provision of management services. Since May 2016 to May 2019, Tan Sri Foong served as a Director of Paramount Corporation Berhad, a company principally engaged in the business of investment holding and provision of management services to its subsidiaries.

Mr. Lim Keong Hui*	Mr. Lim Keong Hui was appointed as a Non-Independent Non-Executive Director of Genting Berhad in June 2012 and was redesignated as a Non-Independent Executive Director, following his appointment as the Senior Vice President — Business Development of Genting Berhad in March 2013. Subsequently, he was redesignated as the Executive Director — Chairman’s Office in June 2013 and assumed additional role as the Chief Information Officer (“CIO”) of Genting Berhad in January 2015. In January 2019, Mr. Lim was redesignated as the Deputy Chief Executive and Executive Director of Genting Berhad. In GenM, Mr. Lim was appointed as a Non-Independent Non-Executive Director in July 2012. He was redesignated as a Non-Independent Executive Director, following his appointment as the CIO of GenM in January 2015. In January 2019, Mr. Lim was redesignated as the Deputy Chief Executive and Executive Director of GenM and Genting Plantations Berhad. He was a Non-Independent Non-Executive Director of Genting Plantations Berhad until he was redesignated as a Non-Independent Executive Director, following his appointment as the CIO of Genting Plantations Berhad in January 2015. In May 2017, Mr. Lim was redesignated as a Non-Independent Non-Executive Director of Genting Plantations Berhad, following his resignation as the CIO of Genting Plantations Berhad. He is also a Director of Genting UK Plc (since February 2016) and a member of the Board of Trustees of Yayasan Lim Goh Tong, a charitable organization. In March 2019, Mr. Lim was designated as Deputy Chief Executive Officer and Executive Director of Genting Hong Kong Limited.

Dato’ Dr. Thillainathan Ramasamy*	Dato’ Dr. Thillainathan Ramasamy was appointed a Director (since January 2003) and was redesignated as an Independent Non-Executive Director of Genting Berhad in July 2009. Dato’ Dr. Thillainathan Ramasamy retired as an Independent Non-Executive Director of Genting Berhad at the conclusion of Genting Berhad’s 49th Annual General Meeting held on 1 June 2017 and on the same day, he was reappointed as an Independent Non-Executive Director of Genting Berhad. Since June 2011, he has also been a Director of Allianz Malaysia Berhad, an investment holding company.

Madam Koid Swee Lian*	Madam Koid Swee Lian was appointed as an Independent Non-Executive Director of Genting Berhad in November 2017. From September 2018 to December 2018, she served as a Director

Name	Current Principal Occupation or Employment and Five-Year Employment History
of Hong Leong Capital Berhad, an investment holding company. From October 2011 to September 2014, she was the Chief Executive Officer of Credit Counselling & Debt Management Agency, a financial education, financial counselling and debt management business.

Datuk Manharlal Ratilal*	Datuk Manharlal Ratilal was appointed as an Independent Non-Executive Director of Genting Berhad in March 2019. In 2003, he joined Petroliam Nasional Berhad (“PETRONAS”) and in 2018 he retired from his position as the Executive Vice President & Group Chief Financial Officer. PETRONAS is a fully integrated oil and gas multinational. From August 2011 to November 2018, he served as a Director of MISC Berhad, a Malaysian public company primarily involved in ship operations and other activities related to shipping services and operating offshore floating terminals. From June 2004 to October 2018, he served as a Director of KLCC Property Holdings Berhad, a Malaysian public company that is principally an investment holding company, engaged in property investment and the provision of management services. From May 2014 to September 2015, he served as a Director of Petronas Gas Berhad, a Malaysian public company principally involved in the natural gas business.

Mr. Eric Ooi Lip Aun*	Mr. Eric Ooi Lip Aun was appointed as an Independent Non-Executive Director of Genting Berhad in March 2019. Mr. Eric Ooi Lip Aun serves as a Director of British American Tobacco (Malaysia) Berhad (since March 2019), a business principally engaged in providing day-to-day management and administrative services to its subsidiaries which are principally engaged in the manufacture, importation and sale of cigarettes, pipe tobaccos, cigars and other tobacco products. He was a Partner of PricewaterhouseCoopers PLT (PwC), Malaysia from January 1991 to June 2015.

Mr. Tan Kong Han	Mr. Tan Kong Han was appointed as the President and Chief Operating Officer of Genting Berhad in July 2007. He was appointed as the Chief Executive Officer and Executive Director of Genting Plantations Berhad in January 2019. Prior to this appointment, he was the Deputy Chief Executive of Genting Plantations Berhad (since December 2010). He is also the Managing Director of Pan Malaysian Pools Sdn Bhd (since August 2011), the operator of the numbers forecast totalizator in Malaysia.

Ms. Wong Yee Fun	Ms. Wong Yee Fun was appointed as the Deputy Chief Financial Officer of Genting Berhad in January 2018 prior to her appointment as the Chief Financial Officer of Genting Berhad in

Name	Current Principal Occupation or Employment and Five-Year Employment History
January 2019. Prior to joining Genting Berhad, she was the Chief Financial Officer of Maybank Islamic Berhad (since May 2016), an Islamic banking and financial player in the Asia Pacific region. Prior to this position, she was Head of Capital Management and Head of Corporate Finance of Malayan Banking Berhad (from September 2014 to April 2016), which is a commercial banking and related financial services provider.

GenM

Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with GenM. The correspondence address of each such person is 24th Floor, Wisma Genting, Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia, unless otherwise indicated. Directors are identified by an asterisk. Unless otherwise indicated, all directors and officers listed below are citizens of Malaysia.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Tan Sri Lim Kok Thay*	See “The Parties Involved in the Merger” on page 85.

Tan Sri Dato’ Seri Alwi Jantan*	Tan Sri Alwi Jantan appointed in August 1990, was redesignated as an Independent Non-Executive Director of GenM in July 2011. Tan Sri Alwi Jantan retired as an Independent Non-Executive Director of GenM at the conclusion of GenM’s 37th Annual General Meeting held on 31 May 2017 and on the same day, he was reappointed as an Independent Non-Executive Director of GenM. In January 2019, Tan Sri Alwi Jantan was appointed as the Deputy Chairman/Independent Non-Executive Director of GenM. From January 2011 to May 2016, he was the Independent Non-Executive Chairman of UOA Development Berhad, a Malaysian public company that is principally a property investment and development group.

Mr. Lim Keong Hui*	See information above.

Mr. Quah Chek Tin*	Mr. Quah Chek Tin appointed in January 2003, was redesignated as an Independent Non-Executive Director of GenM in October 2008. In October 2001, Mr. Quah Chek Tin was appointed as a Director of Genting Plantations Berhad and redesignated as an Independent Non-Executive Director in October 2008. He is also a Director of Batu Kawan Berhad (since March 2010), a Malaysian public company that is principally an investment holding company. From February 2007 to May 2019, Mr. Quah Chek Tin was a Director of Paramount Corporation Berhad, a Malaysian public company principally engaged in the business of investment holding and provision of management services to its subsidiaries and from December 2009 to May 2015, Mr. Quah Chek Tin was a Director of ECS ICT Berhad, now known as Vstecs Berhad, a

Name	Current Principal Occupation or Employment and Five-Year Employment History
Malaysian public company that is principally an investment holding company.

Tan Sri Datuk Clifford Francis Herbert*	Tan Sri Datuk Clifford Francis Herbert was appointed as an Independent Non-Executive Director of GenM in June 2002. Tan Sri Clifford retired as an Independent Non-Executive Director of GenM at the conclusion of GenM’s 37th Annual General Meeting held on 31 May 2017 and on the same day, he was reappointed as an Independent Non-Executive Director of GenM. From April 2004 to August 2015, Tan Sri Clifford served as a Director of AMMB Holdings Berhad, a Malaysian public company that is principally an investment holding company.

Gen. Dato’ Seri DiRaja Tan Sri (Dr.) Mohd Zahidi Bin Hj Zainuddin (R)*	Gen. Dato’ Seri DiRaja Tan Sri (Dr.) Mohd Zahidi bin Hj Zainuddin (R) was appointed as an Independent Non-Executive Director of GenM in August 2005. In the corporate world, Gen. Dato’ Seri DiRaja Tan Sri (Dr.) Mohd Zahidi bin Hj Zainuddin (R) holds several directorships. Currently he is the Chairman (since October 2011) and Independent Non-Executive Director (since July 2005) of Genting Plantations Berhad; and a Director of Bintulu Port Holdings (since March 2006), a Malaysian public company principally engaged in the business of investment holding and provision of management services and Chairman of Lembaga Tabung Angkatan Tentera (since August 2018), which provides pre-retirement benefit and other benefits to officers and members of the armed forces of Malaysia. From June 2017 to July 2019, Gen. Dato’ Seri DiRaja Tan Sri (Dr.) Mohd Zahidi bin Hj Zainuddin (R) was an Non-Independent Non-Executive Chairman of Affin Bank Berhad, a Malaysian public company and a financial services conglomerate. From July 2005 to April 2017, Gen. Dato’ Seri DiRaja Tan Sri (Dr.) Mohd Zahidi bin Hj Zainuddin (R) was a Director of Cahya Mata Sarawak Berhad, a Malaysian public company principally engaged in the business of investment holding and the provision of centralized treasury and administrative services.

Mr. Teo Eng Siong*	Mr. Teo Eng Siong was appointed as an Independent Non-Executive Director in February 2010.

Dato’ Koh Hong Sun*	Dato’ Koh Hong Sun was appointed as an Independent Non-Executive Director of GenM in July 2012. Dato’ Koh serves as a Director of Mega First Corporation Berhad (since December 2010), a Malaysian pubic company principally engaged in the business of investment holding and provision of management services. From August 2016 to June 2019, he served as a Director of DeGem Berhad, a Malaysian pubic company principally engaged in the business of investment holding and provision of management services.

Name	Current Principal Occupation or Employment and Five-Year Employment History

Madam Chong Kwai Ying*	Madam Chong Kwai Ying was appointed as an Independent Non-Executive Director of GenM in December 2018. Madam Chong was a Deputy Director in the Banking Supervision Department of Bank Negara Malaysia, a statutory body governed by the Central Bank of Malaysia Act 2009, from May 1998 until her retirement in April 2017.

Dato’ Sri Lee Choong Yan	Dato’ Sri Lee Choong Yan was appointed as the President and Chief Operating Officer of GenM in August 2006. He is also the Chief Executive Officer of Genting UK Plc (since July 2011). In addition, he oversees GenM Group’s businesses in the United States and Bahamas. Dato’ Sri Lee is also a Director, President and Chief Executive Officer of Merger Sub (since August 2019) and President of Parent (since August 2019). He is also a Director (since December 2008) and Chief Operating Officer (since June 2011) of Gen USA.

Ms. Koh Poy Yong	Koh Poy Yong was appointed as the Chief Financial Officer of GenM in January 2010. Ms. Koh is also Treasurer of Parent (since August 2019) and Merger Sub (since August 2019). She is also the Chief Financial Officer of Gen USA (since June 2011).

Gen USA

Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Gen USA. The correspondence address of each such person is c/o GenM, 24th Floor, Wisma Genting, Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia, unless otherwise indicated. Directors are identified by an asterisk. Unless otherwise indicated, all directors and officers listed below are citizens of Malaysia.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Tan Sri Lim Kok Thay*	See “The Parties Involved in the Merger” on page 85.

Dato’ Sri Lee Choong Yan*	See information above.

Declan Thomas Kenny*	See information above.

Ms. Koh Poy Yong	See information above.

Parent

Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent. The correspondence address of each such person is c/o GenM, 24th Floor, Wisma Genting, Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia unless otherwise indicated. Parent has no directors. Unless otherwise indicated, all officers listed below are citizens of Malaysia.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Dato’ Sri Lee Choong Yan	See information above.

Gerard Lim	See information above.

Ms. Koh Poy Yong	See information above.

Merger Sub

Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Merger Sub. The correspondence address of each such person is c/o GenM, 24th Floor, Wisma Genting, Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia, unless otherwise indicated. Directors are identified by an asterisk. Unless otherwise indicated, all directors and officers listed below are citizens of Malaysia.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Dato’ Sri Lee Choong Yan*	See information above.

Gerard Lim*	See information above.

Ms. Koh Poy Yong	See information above.

Company Transactions with the Parent Filing Group Persons

Under the SEC rules governing “going-private” transactions, the Parent Filing Group Persons may be deemed to be affiliates of the Company and, therefore, are required to provide certain information in respect of agreements, arrangements and understandings with respect to securities of the Company. The Parent Filing Group Persons are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

Other than the arrangements entered into in connection with the Merger, the Parent Filing Group Persons have entered into the following agreements, arrangements and understandings with respect to securities of the Company:

Existing Preferred Stock Commitment Letter

On November 6, 2018, the Company entered into a letter agreement (as amended and restated on November 9, 2018, the “KH 2018 Preferred Stock Commitment Letter”) with Kien Huat. Pursuant to the KH 2018 Preferred Stock Commitment Letter, Kien Huat agreed to purchase up to $126 million (the “Commitment Amount”) of Series F Preferred Stock of the Company pursuant to the following schedule: (i) up to $12 million no earlier than November 9, 2018, (ii) up to $20 million no earlier than February 15, 2019, (iii) up to $20 million no earlier than May 15, 2019, (iv) up to $15 million no earlier than August 15, 2019, (v) up to $37 million no earlier than November 15, 2019 and (vi) up to $22 million no earlier than March 15, 2020. The Company agreed to use its reasonable efforts to secure third-party financing in an amount equal to the Commitment Amount and the Commitment Amount will be reduced by the amount of any third-party financing raised by the Company. However, any equity financing raised by the Company from any person entering into a commercial agreement relating to online gaming and sports betting at RWC in an amount up to $29 million would not reduce the Commitment Amount.

On November 9, 2018, the Company and Kien Huat amended and restated the KH 2018 Preferred Stock Commitment Letter to add references to certain limitations on voting and conversion with respect to the Series F Preferred Stock (the “Series F Caps”) and related stockholder consent requirements for removing such Series F Caps. In addition, pursuant to the KH 2018 Preferred Stock Commitment Letter, Kien Huat, as the holder of a majority of voting power of the Company’s outstanding Voting Stock, agreed to execute a written consent to approve the removal of the Series F Caps. Furthermore, the Company agreed that its Board, including each director independent of Kien Huat, would approve and recommend to its stockholders the actions contemplated by such stockholder approval.

On November 14, 2018, an affiliate of bet365 Group Limited (“bet365”) entered into a common stock purchase agreement (the “bet365 Common Stock Purchase Agreement”) to purchase up to $50 million in shares of common stock of the Company in connection with the Company’s collaboration with another bet365 affiliate to develop a physical and online sportsbook and digital gaming services at Resorts Word Catskills. $33.715 million (the “bet365 proceeds”) of the $50 million was purchased on November 14, 2018, with the balance to acquire at a future date, subject to certain conditions. In accordance with the KH 2018 Preferred Stock Commitment Letter, as amended by the May 2019 KH Commitment Amendment and the August 2019 KH Commitment Amendment, the Commitment Amount is reduced by the amount of bet365 proceeds exceeding $29 million, from $151 million to $146.28 million. Any future sales to bet365 pursuant to the bet365 Common Stock Purchase Agreement would further reduce the Commitment Amount by such additional amount.

On May 7, 2019, the Company entered into the May 2019 KH Amendment, which amended the KH 2018 Preferred Stock Commitment Letter to accelerate Kien Huat’s commitment to purchase up to the full Commitment Amount from March 15, 2020 to November 15, 2019 (the May 2019 KH Commitment Amendment together with the KH 2018 Preferred Stock Commitment Letter, is referred to as the Existing Preferred Stock Commitment Letter). Pursuant to the Existing Preferred Stock Commitment Letter, Kien Huat had committed to purchase the Series F Preferred Stock pursuant to the following schedule: (i) up to $12 million no earlier than November 9, 2018; (ii) up to $20 million no earlier than February 15, 2019; (iii) up to $27 million no earlier than May 15, 2019; (iv) up to $15 million no earlier than June 17, 2019; (v) up to $15 million no earlier than August 15, 2019; and (vi) up to $37 million no earlier than November 15, 2019. In accordance with this schedule, on each of November 13, 2018, February 20, 2019, May 21, 2019, June 17, 2019, August 26, 2019 and September 23, 2019, the Company and Kien Huat entered into subscription agreements to purchase an aggregate of 965 shares of Series F Preferred Stock for an aggregate purchase price of $96.5 million, resulting in net proceeds to the Company (after deducting an aggregate $965,000 funding fee due to Kien Huat) of approximately $95.5 million.

Kien Huat is entitled to a funding fee in the amount of 1% of the portion of the Commitment Amount funded by Kien Huat. Unless earlier terminated by mutual agreement, the Existing Preferred Stock Commitment Letter will terminate upon the earlier of (a) the Company’s receipt of third-party financing in the Commitment Amount or (b) April 15, 2020.

The foregoing description of the KH 2018 Preferred Stock Commitment Letter and the May 2019 KH Commitment Amendment do not purport to be complete and are qualified in their entirety by reference to the complete text of each of the KH 2018 Preferred Stock Commitment Letter and the May 2019 KH Commitment Amendment, copies of which are attached exhibits (d)(18) and (d)(21) to the statement on Schedule 13E-3 filed by the Company and the Parent Filing Group Persons with the SEC on September 24, 2019.

Preferred Stock Commitment Letter Amendment

In connection with the execution of the Merger Agreement, on August 18, 2019 the Company and Kien Huat further amended the Existing Preferred Stock Commitment Letter by entering into the

Preferred Stock Commitment Letter Amendment, to, among other things, increase the Commitment Amount from $126 million to $151 million and modify the schedule on which Kien Huat will purchase additional shares of Series F Preferred Stock to adjust for the increased Commitment Amount. Accordingly, as a result of the August 2019 KH Commitment Amendment, Kien Huat has committed to purchase the Series F Preferred Stock pursuant to the following schedule: (i) up to $12 million no earlier than November 9, 2018; (ii) up to $20 million no earlier than February 15, 2019; (iii) up to $27 million no earlier than May 15, 2019; (iv) up to $15 million no earlier than June 17, 2019; (v) up to $15 million no earlier than August 15, 2019; (vi) up to $7.5 million no earlier than September 15, 2019; (vii) up to $7.5 million no earlier than October 15, 2019; (viii) up to $37 million no earlier than November 15, 2019; and (ix) up to $10 million no earlier than February 15, 2020.

Additionally, the Preferred Stock Commitment Letter Amendment obligated Kien Huat to execute a written consent to: (i) approve the issuance of an incremental $25 million of shares of Series F Preferred Stock (the “Additional Series F Shares”) and shares of Company Common Stock underlying such Additional Series F Shares and the terms of any specific financing consummated in connection with the Preferred Stock Commitment Letter Amendment and (ii) approve an amendment to the Amended and Restated Certificate of the Designations, Powers, Preferences and Rights of the Series F Preferred Stock ($0.01 par value per share) of the Company (the “Series F COD”) to (a) increase the number of shares designated as Series F Preferred Stock from 1,500 to 1,600 and (b) to change the definition of “Change of Control Transaction” to exempt from such definition (1) the proposed acquisition of shares of capital stock of the Company by Kien Huat, Gen USA or any of their respective affiliates or any person that is a “group” of which Kien Huat, Gen USA or their respective affiliates is a member (including the “Purchase” and the “Contributions”, each pursuant to, and as defined in, the Term Sheet) and (2) the completion of the Merger (the proposed amendments to the Series F COD in (ii) are collectively referred to herein as the “Series F COD Amendment”). The Preferred Stock Commitment Letter Amendment, and Kien Huat’s commitment to provide incremental financing contemplated thereby, terminates if the Merger Agreement is terminated by the Company to accept a Superior Proposal, or by Parent due to the Company’s willful and material breach, however any such termination will not relieve Kien Huat of its obligations and remaining commitments under the Existing Preferred Stock Commitment Letter.

The foregoing description of the Preferred Stock Commitment Letter Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of Preferred Stock Commitment Letter Amendment, a copy of which is attached as exhibit (d)(6) to the statement on Schedule 13E-3 filed by the Company and the Parent Filing Group Persons with the SEC on September 24, 2019.

Subscription Agreements

On each of November 13, 2018, February 20, 2019, May 21, 2019, June 17, 2019, August 26, 2019 and September 23, 2019, the Company and Kien Huat entered into the Subscription Agreements to purchase 120, 200, 270, 150, 150 and 75 shares of Series F Preferred Stock, respectively, at a purchase price of $100,000 per share of Series F Preferred Stock (the “Subscription Agreements”). In the aggregate, pursuant to the Subscription Agreements, Kien Huat purchased 965 shares of Series F Preferred Stock for an aggregate purchase price of $96.5 million, resulting in net proceeds to the Company (after deducting a $965,000 funding fee due to Kien Huat) of approximately $95.5 million. The Subscription Agreements contain customary representations and warranties.

The foregoing description of the Subscription Agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of each Subscription Agreement, copies of which are attached as exhibits (d)(19), (d)(20), (d)(22), (d)(23), (d)(24) and (d)(25) to the statement on Schedule 13E-3 filed by the Company and the Parent Filing Group Persons with the SEC on September 24, 2019.

Merger Agreement

See “The Merger Agreement” on page 119.

Equity Commitment Letters

See “Financing of the Merger” on page 68.

Voting Agreement

In connection with the execution of the Merger Agreement, Kien Huat entered into the Voting Agreement with the Company pursuant to which Kien Huat has agreed to vote its shares in the Company in favor of the Merger and the adoption of the Merger Agreement, subject to the limitations set forth in the Voting Agreement. Under the Voting Agreement, Kien Huat agreed not to transfer any of its shares in the Company, except to certain permitted transferees that agree to join the Voting Agreement. Kien Huat’s obligations under the Voting Agreement will automatically terminate upon the earliest to occur of (i) the mutual agreement of the parties thereto to terminate the Voting Agreement; (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the Effective Time.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Voting Agreement, a copy of which is attached as exhibit (d)(2) to the statement on Schedule 13E-3 filed by the Company and the Parent Filing Group Persons with the SEC on September 24, 2019.

Kien Huat Backstop Loan Agreement

On December 28, 2017, concurrently with, and as a condition to the closing of the Bangkok Bank Loan Agreement, the Company and Kien Huat entered into a loan agreement (the “Kien Huat Backstop Loan Agreement”), providing for loans to the Company in an aggregate principal amount of up to $20 million (the “Kien Huat Backstop Loan”). Any amounts borrowed under the Kien Huat Backstop Loan will be used exclusively to make payments required under the Bangkok Bank Loan Agreement and will mature on the one-year anniversary of the maturity date of the Bangkok Bank Loan, or such earlier date that the Bangkok Bank Loan is terminated (the “Backstop Maturity Date”). As of August 18, 2019, no amounts had been borrowed under the Kien Huat Backstop Loan.

The Kien Huat Backstop Loan bears interest at a rate of 12% per annum. Prior to the Backstop Maturity Date, interest on any principal amount outstanding under the Kien Huat Backstop Loan will accrue and be added to the outstanding principal of the Kien Huat Backstop Loan on the first business day of each calendar month beginning on January 1, 2018 and will thereafter be deemed to be part of the principal indebtedness. The Kien Huat Backstop Loan, including all interest and any other amounts due under the Kien Huat Backstop Loan, will be payable in cash on the Backstop Maturity Date. Kien Huat was paid a commitment fee of $200,000 on December 28, 2017 in connection with the entry into the Kien Huat Backstop Loan Agreement.

The Kien Huat Backstop Loan Agreement contains customary representations and warranties and affirmative covenants, including representations, warranties and covenants that restrict the Company’s use of the proceeds of the Kien Huat Backstop Loan to pay amounts due and payable under the Bangkok Bank Loan. Obligations under the Kien Huat Backstop Loan Agreement may be accelerated upon certain customary events of default (subject to grace periods, as applicable), including among others: nonpayment of principal, interest or fees; and breach of the affirmative covenants.

The foregoing description of the Kien Huat Backstop Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Kien Huat Backstop Loan Agreement, a copy of which is attached as exhibit (d)(16) to the statement on Schedule 13E-3 filed by the Company and the Parent Filing Group Persons with the SEC on September 24, 2019.

Kien Huat Subordinate Loan Agreement

On June 25, 2018, Kien Huat and the Company entered into a loan agreement (the “Kien Huat Subordinate Loan Agreement”), which provides for loans of up to $30 million (the “Kien Huat Subordinate Loan”). The Kien Huat Subordinate Loan is subordinate to the Bangkok Bank Loan. The proceeds of the Kien Huat Subordinate Loan may be used exclusively to make capital contributions to Montreign. Montreign may use such funds for marketing and general corporate purposes (including the payment of debt service). All amounts due under the Kien Huat Subordinate Loan will mature on December 28, 2020, which date may be extended for additional one-year periods if the Bangkok Bank Loan is similarly extended or accelerated in the event the Bangkok Bank Loan is accelerated. The maturity of the Kien Huat Subordinate Loan may also be extended for up to one year at the sole discretion of Kien Huat. Advances under the Kien Huat Subordinate Loan were made in four installments as follows: (i) $5 million was advanced on July 5, 2018; (ii) $5 million was advanced on July 31, 2018; (iii) $10 million was advanced on September 11, 2018; and (iv) $10 million was advanced on October 16, 2018. The only condition to each advance was the delivery of a request for an advance not less than five business days prior to the date of an advance and that the representations contained in the Kien Huat Subordinate Loan Agreement were true and correct. At June 30, 2019, $30 million was outstanding under the Kien Huat Subordinate Loan. The Company paid Kien Huat a commitment fee of $300,000 (or 1% of the principal amount) out of the proceeds of the first advance.

The Kien Huat Subordinate Loan bears interest at a rate of 12% per annum, compounded monthly, and will be payable monthly in arrears. Prior to the maturity of the Kien Huat Subordinate Loan, interest will not be required to be paid in cash and will be added to the outstanding principal of the Kien Huat Subordinate Loan and will thereafter be deemed to be part of the principal indebtedness due thereunder upon maturity. The Kien Huat Subordinate Loan may be repaid in full or in part at any time without premium or penalty.

The Kien Huat Subordinate Loan Agreement contains customary representations and warranties and affirmative covenants, including a restriction on the use of the proceeds of the Kien Huat Subordinate Loan as described above. Obligations under the Kien Huat Subordinate Loan Agreement may be accelerated upon certain customary events of default (subject to grace periods, as applicable), including among others: nonpayment of principal, interest or fees; breach of the affirmative covenants; and a default in payment of or acceleration of the Bangkok Bank Loan. Additionally, any future amendments to the Bangkok Bank Loan Agreement relating to default provisions thereunder, prepayment provisions or an increase of the maximum principal amount thereunder will be subject to Kien Huat’s prior written consent.

The Company agreed to indemnify and defend Kien Huat and its affiliates from negligent acts or omissions of the Company and its affiliates, any failure of the Company to comply with the terms of the Kien Huat Subordinate Loan Agreement and any failure of the Company to comply with any laws, except to the extent resulting from the gross negligence or willful misconduct of Kien Huat or its affiliates.

The foregoing description of the Kien Huat Subordinate Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Kien Huat Subordinate Loan Agreement, a copy of which is attached as exhibit (d)(17) to the statement on Schedule 13E-3 filed by the Company and the Parent Filing Group Persons with the SEC on September 24, 2019.

Kien Huat Investment Agreement

On August 19, 2009, the Company entered into the Investment Agreement by and between Kien Huat and the Company, dated August 19, 2009 (as amended on September 30, 2009, on August 19, 2009, the “Investment Agreement”), pursuant to which the Company issued 6,901,208 shares of Common Stock, representing just under 50% of its voting power at the time. Under the terms of the Investment Agreement, Kien Huat is entitled to recommend three directors whom the Company is required to cause to be elected or appointed to the Board, subject to the satisfaction of all legal and governance requirements regarding service as a member of the Board and to the reasonable approval of the Governance Committee of the Board. In 2017, Kien Huat recommended Messrs. Pearlman, Eller and Gerard Lim for appointment to the Board pursuant to the Investment Agreement. In connection with Mr. Polle’s resignation as director, effective July 17, 2019, and to ensure the Board continued to be composed of a majority of independent directors pursuant to the listing rules of The Nasdaq Stock Market, Ryan Eller, the Company’s President and Chief Executive Officer, resigned from his position as a director of the Company, effective on the same day. Mr. Eller is continuing to serve as the President and Chief Executive Officer of the Company. Pursuant to the Investment Agreement, Kien Huat will continue to be entitled to recommend three nominees for directors for so long as it owns at least 24% of the Company’s voting power outstanding at such time, after which the number of directors whom Kien Huat will be entitled to designate for election or appointment to the Board will be reduced proportionally to Kien Huat’s percentage of ownership. Under the Investment Agreement, for so long as Kien Huat is entitled to designate nominees for directors to the Board, among other things, Kien Huat will have the right to nominate one of its nominees elected to serve as a director to serve as the Chairman of the Board, and Mr. Pearlman was appointed to serve as Executive Chairman of the Board pursuant to Kien Huat’s recommendation. Until such time as Kien Huat ceases to own capital stock with at least 30% of the Company’s voting power outstanding at such time, the Board will be prohibited under the terms of the Investment Agreement from taking certain actions relating to fundamental transactions involving the Company and its subsidiaries and certain other matters without the affirmative vote of the directors nominated by Kien Huat.

The foregoing description of the Kien Huat Investment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Kien Huat Investment Agreement, a copy of which is attached as exhibit (d)(7) to the statement on Schedule 13E-3 filed by the Company and the Parent Filing Group Persons with the SEC on September 24, 2019.

Registration Rights

Pursuant to the Investment Agreement, the Company entered into a Registration Rights Agreement with Kien Huat (the “Registration Rights Agreement”). The Registration Rights Agreement provides, among other things, that Kien Huat may require that the Company file one or more “resale” registration statements, registering under the Securities Act of 1933, as amended, the offer and sale of all of the Common Stock issued or to be issued to Kien Huat pursuant to the Investment Agreement as well as any shares acquired by way of a share dividend or share split or in connection with a combination of such shares, recapitalization, merger, consolidation or other reorganization with respect to such shares. In addition, pursuant to a series of commitment letters between the Company and Kien Huat, last amended on August 18, 2019, the Company, among other things, agreed to register for resale all of the shares of Common Stock issued to Kien Huat, including in a rights offering commenced by the Company on January 5, 2015 and a rights offering commenced by the Company on January 4, 2016 (the “January 2016 Rights Offering”), as well as any follow-on rights offering and any other unregistered shares of Common Stock (including the shares of Common Stock issuable upon conversion of the Series F Preferred Stock (the “Conversion Shares”)) held by Kien Huat.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Registration Rights Agreement, a copy of which is attached as exhibit (d)(8) to the statement on Schedule 13E-3 filed by the Company and the Parent Filing Group Persons with the SEC on September 24, 2019.

Kien Huat Letter Agreement

As a result of Kien Huat’s increased proportionate ownership following the completion of the January 2016 Rights Offering and the conversion of a convertible promissory note issued to Kien Huat on November 17, 2010, at the request of the Company, on February 17, 2016, Kien Huat and the Company entered into a letter agreement (the “Kien Huat Letter Agreement”) pursuant to which, during the period commencing on February 17, 2016 and ending on the earlier of (i) the three year anniversary of the closing of the January 2016 Rights Offering and (ii) the one-year anniversary of the opening of RWC, Kien Huat has agreed not to take certain actions with respect to the Company. In particular, during such time period, Kien Huat has agreed not to, and to cause the Kien Huat parties not to, take certain actions in furtherance of a “going-private” transaction (as such term is defined in the Kien Huat Letter Agreement) involving the Company unless such transaction is subject to the approval of (x) holders of a majority of the votes represented by the common stock, Series B Preferred Stock and any other capital stock of the Company entitled to vote together with the common stock in the election of the Board (other than any such capital stock owned by any Kien Huat parties) and (x) either (A) a majority of disinterested members of the Board or (y) a committee of the Board composed of disinterested members of the Board. In addition, during such period, the Company and Kien Huat have agreed to cooperate to ensure that, to the greatest extent possible, the Board includes no fewer than three independent directors (the definition of independence as determined under the standards of The Nasdaq Stock Market LLC or any other securities exchange on which the common stock of the Company is then listed).

On December 28, 2017, the Company and Kien Huat amended the Kien Huat Letter Agreement (the “Amendment to the Kien Huat Letter Agreement”) to extend by one year Kien Huat’s obligation not to engage in a going-private transaction with the Company without the prior approval of the majority of the Company’s minority stockholders and a majority of the disinterested directors of the Company. As a result of the amendment, such restriction now covers a period ending in February 2020. Other than this one-year extension, all other terms of the Kien Huat Letter Agreement remain unchanged.

The foregoing description of the Kien Huat Letter Agreement and the Amendment to the Kien Huat Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the he Kien Huat Letter Agreement and the Amendment to the Kien Huat Letter Agreement, copies of which are attached as exhibits (d)(13) and (d)(14) to the statement on Schedule 13E-3 filed by the Company and the Parent Filing Group Persons with the SEC on September 24, 2019.

Term Sheet

Pursuant to the binding term sheet by and between GenM, Kien Huat and Gen USA, dated as of August 5, 2019 (the “Term Sheet”), subject to the satisfaction of certain conditions (including receipt of regulatory approvals), it is expected that prior to the completion of the Merger, Kien Huat will sell to Gen USA 13,200,000 shares of Common Stock at $9.74 per share, the same price as the Common Stock Per Share Merger Consideration. In addition, it is expected that prior to completion of the Merger, (i) Gen USA will contribute 13,200,000 shares of Common Stock to Parent and Kien Huat will contribute 15,714,606 shares of Common Stock (representing all shares of Common Stock held by Kien Huat at such time) to Parent and (ii) Gen USA will contribute an amount of cash equal to 49% of the aggregate Per Share Merger Consideration plus approximately $9.4 million and Kien Huat will contribute an amount of cash equal to 51% of the aggregate Per Share Merger Consideration less $9.4 million. In exchange for such contributions, (a) Gen USA will continue to hold a 49% membership interest in Parent and (b) Kien Huat will continue to hold a 51% membership interest in Parent and will also receive $9.4 million in cash. The $9.4 million will be contributed to Parent by Gen USA in order for Gen USA to maintain a membership interest of 49%, assuming that all shares of Common Stock contributed to Parent have a value of $9.74 per share.

The description of the Term Sheet does not purport to be complete and is qualified in its entirety by reference to the complete text of the Term Sheet, a copy of which is attached as exhibit (d)(3) to the statement on Schedule 13E-3 filed by the Company and the Parent Filing Group Persons with the SEC on September 24, 2019.

Other Interests

Mr. Gerard Ewe Keng Lim, our Director, is also a director of Kien Huat. Messrs. Pearlman and Gerard Lim were recommended by Kien Huat to the Board.

Pursuant to our Audit Committee Charter, the audit committee of the Board (the “Audit Committee”) reviews and approves all transactions between the Company and its officers, directors, director nominees, principal stockholders and their immediate family members. We intend that any such transactions will be on terms no less favorable to the Company than the Company could obtain from unaffiliated third parties.

The transactions contemplated by the August 2019 Commitment Amendment, including the issuance of the Additional Series F Shares and the Conversion Shares, were approved by the Audit Committee, the Special Committee and the Board on August 18, 2019 with Mr. Gerard Lim abstaining from such approval of the Board. The Audit Committee and the Special Committee determined that the transactions contemplated thereby were fair to, and in the best interest of, the Company and its stockholders.

THE SPECIAL MEETING

We are furnishing this Proxy Statement to you, as a stockholder of Empire Resorts, Inc., as part of the solicitation of proxies by our Board for use at our Special Meeting to be held on , 2019, or any adjournment(s) or postponement(s) thereof.

Date, Time, Place and Purpose of the Special Meeting

The Special Meeting will be held on                     , 2019 at                 , Eastern Time at                     . You are cordially invited to attend the Special Meeting, at which stockholders will be asked to consider and vote upon the following proposals, which are more fully described in this Proxy Statement:

1.	To hold a vote on the Merger Proposal;

2.	To hold an advisory (non-binding) vote on the Compensation Proposal; and

3.	To hold a vote on the Adjournment Proposal.

Other than the above-mentioned proposals, a vote will not be taken on any other matters at the Special Meeting or any adjournment or postponement thereof.

Recommendation of the Board

The Board recommends that stockholders vote:

•	“FOR” the Merger Proposal;

•	“FOR” the Compensation Proposal; and

•	“FOR” the Adjournment Proposal.

See “Special Factors—Background of the Merger; Recommendation of the Special Committee and Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger”.

Record Date, Voting and Quorum

Our Board fixed the close of business on                 , 2019, as the Record Date for the determination of holders of our outstanding Voting Stock entitled to notice of and to vote on all matters presented at the Special Meeting. As of the Record Date, there were 34,454,240 shares of Common Stock, 44,258 shares of Series B Preferred Stock, and 965 shares of Series F Preferred Stock issued and outstanding and entitled to vote. Each share of Common Stock entitles the holder thereof to one vote, each share of Series B Preferred Stock entitles the holder thereof to fifty-four thousandths (.054) of one vote, and each share of Series F Preferred Stock entitles the holder thereof to 5,000 votes. Accordingly, a total of 39,281,630 votes may be cast at the Special Meeting.

The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of Voting Stock entitled to be cast as of the Record Date will constitute a quorum. In the event that a quorum is not present or there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting, it is expected that the Special Meeting will be adjourned or postponed.

Required Vote

Approval of the Merger Proposal requires the Required Stockholder Vote. Abstentions and “broker non-votes” will have the same effect as voting “AGAINST” the Merger Proposal.

Approval of the Compensation Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the votes cast on such matters by the holders of Voting Stock present in person or represented by proxy and entitled to vote thereon as of the Record Date for the Special Meeting, voting as one class. Abstentions and broker non-votes, which are not considered “votes cast,” will reduce the absolute number, but not the overall percentage, of affirmative votes required to approve the Compensation Proposal. Therefore, abstentions and broker non-votes will have no effect on the outcome of either the Compensation Proposal or the Adjournment Proposal.

Voting

You can vote your shares at the Special Meeting by proxy or in person.

You can vote by proxy by having one or more individuals who will be at the Special Meeting vote your shares for you. These individuals are called “proxies” and using them to cast your ballot at the Special Meeting is called voting “by proxy.” If you wish to vote by proxy, you must do one of the following:

•	Use the Internet or telephone to vote by going to the Internet address or telephone number listed on your proxy card;

•	Have your proxy card in hand as you will be prompted to enter your control number and to create and submit an electronic vote; or

•	Complete the enclosed form, called a “proxy card,” and mail it in the envelope provided

If you do one of the above, you will designate each of our President and Chief Executive Officer and Executive Chairman of the Board to act as your proxies at the Special Meeting. One of them will then vote your shares at the Special Meeting in accordance with the instructions you have given them via the Internet or telephone or on the proxy card with respect to the election of directors. Proxies will extend to, and be voted at, any adjournment(s) or postponement(s) of the Special Meeting.

Alternatively, you can vote your shares in person by attending the Special Meeting. You will be given a ballot at the Special Meeting.

Our Board is asking for your proxy. Giving the Board your proxy means you authorize it to vote your shares at the Special Meeting in the manner you direct. You may vote for or against the proposals to be submitted at the Special Meeting or you may abstain from voting. All valid proxies received prior to the Special Meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted “FOR” the Merger Proposal, “FOR” the Compensation Proposal, “and “FOR” the Adjournment Proposal.

Stockholders who have questions or need assistance in completing or submitting their proxy cards should contact MacKenzie Partners, Inc.

Stockholders who hold their shares in “street name,” meaning the name of a broker or other nominee who is the record holder, must either direct the record holder of their shares to vote their shares or obtain a proxy or voting instruction form from the record holder to vote their shares at the Special Meeting.

Revocability of Proxies

Any proxy may be revoked by the person giving it at any time before the polls close at the Special Meeting. A proxy may be revoked by filing, prior to the Special Meeting, with our Secretary (Empire Resorts, Inc., c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, New York 12701) either (i) a written notice of revocation bearing a date later than the date of such proxy or (ii) a subsequent proxy relating to the same shares, or (iii) by attending the Special Meeting and voting in person.

Simply attending the Special Meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instruction of your broker or other nominee to revoke a previously given proxy.

Attendance at the Special Meeting

Only holders of Voting Stock, their proxy holders and guests may attend the Special Meeting. If you wish to attend the Special Meeting in person but you hold your shares through someone else, such as a broker, you must bring proof of your ownership and identification with photo identification at the Special Meeting. For example, you may bring an account statement showing that you beneficially owned Voting Stock as of the Record Date as acceptable proof of ownership.

Adjournments and Postponements

The Special Meeting may be adjourned or postponed from time to time, including for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Special Meeting to obtain the required stockholder vote, although this is not currently expected. If there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to obtain the required stockholder vote, the Company does not anticipate that it will adjourn or postpone the Special Meeting. Any signed proxies received by the Company in which no voting instructions are provided on the Adjournment Proposal will be voted in favor of adjournment, if the proposal is introduced.

Who is Entitled to Vote at the Special Meeting?

Our Board fixed the close of business on                 , 2019, as the Record Date for the determination of holders of our outstanding Voting Stock entitled to notice of and to vote on all matters presented at the Special Meeting. As of the Record Date, there were 34,454,240 shares of Common Stock, 44,258 shares of Series B Preferred Stock, and 965 shares of Series F Preferred Stock issued and outstanding and entitled to vote. Each share of Common Stock entitles the holder thereof to one vote, each share of Series B Preferred Stock entitles the holder thereof to fifty-four thousandths (.054) of one vote, and each share of Series F Preferred Stock entitles the holder thereof to 5,000 votes. Accordingly, a total of 39,281,630 votes may be cast at the Special Meeting.

The holders of a majority of the outstanding shares of Voting Stock as of the Record Date entitled to be voted, present in person or represented by proxy at the Special Meeting, constitute a quorum. Stockholders that own shares of Common Stock will vote together as one class on all matters hereby submitted to stockholders at the Special Meeting and any adjournment or postponement thereof.

Stockholder of Record: Shares Registered in Your Name. If, on                      , 2019, your shares were registered directly in your name with the Company’s transfer agent, Continental Stock Transfer and Trust, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Special Meeting or vote by proxy.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent. If, on                     , 2019, your shares were held in an account at a broker, bank or other agent, then you are the beneficial owner of shares held in “street name”. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent how to vote the shares in your account. You are also invited to attend the Special Meeting. Because you are not the stockholder of record, however, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

How Do I Vote?

For each of the Proposals, you may vote FOR or AGAINST or abstain from voting. The procedures for voting are set forth below:

You can vote your shares at the Special Meeting by proxy or in person.

You can vote by proxy by having one or more individuals who will be at the Special Meeting vote your shares for you. These individuals are called “proxies” and using them to cast your ballot at the Special Meeting is called voting “by proxy.” If you wish to vote by proxy, you must do one of the following:

•	Use the Internet or telephone to vote by going to the Internet address or telephone number listed on your proxy card;

•	Have your proxy card in hand as you will be prompted to enter your control number and to create and submit an electronic vote; or

•	Complete the enclosed form, called a “proxy card,” and mail it in the envelope provided

If you vote by proxy by one of the methods above, you will designate each of our President and Chief Executive Officer and Executive Chairman of the Board to act as your proxies at the Special Meeting. One of them will then vote your shares at the Special Meeting in accordance with the instructions you have given them via the Internet or on the proxy card with respect to the election of directors. Proxies will extend to, and be voted at, any adjournment(s) or postponement(s) of the Special Meeting.

Alternatively, you can vote your Voting Stock in person by attending the Special Meeting. You will be given a ballot at the Special Meeting.

A special note for those who plan to attend the Special Meeting and vote in person: if your shares are held in the name of a broker, bank or other nominee, you must bring a statement from your brokerage account or a letter from the person or entity in whose name the shares are registered indicating that you are the beneficial owner of those shares as of the Record Date. In addition, you will not be able to vote at the Special Meeting unless you obtain a legal proxy from the record holder of your shares.

Stockholders who hold their shares in “street name,” meaning the name of a broker or other nominee who is the record holder, must either direct the record holder of their shares to vote their shares or obtain a proxy or voting instruction form from the record holder to vote their shares at the Special Meeting.

What If I Request and Return a Proxy Card But Do Not Make Specific Choices?

Our Board is asking for your proxy. Giving the Board your proxy means you authorize it to vote your shares at the Special Meeting in the manner you direct. You may vote for or against the Proposals to be submitted at the Special Meeting or you may abstain from voting. All valid proxies received prior to the Special Meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted “FOR” Merger Proposal, “FOR” the Compensation Period, and “FOR” the Adjournment Proposal.

Stockholders who have questions or need assistance in completing or submitting their proxy cards should contact Nanette L. Horner, Executive Vice President, Chief Counsel and Chief Compliance Officer of the Company, at (845)  807-0001.

Can I Change My Vote After I Return My Proxy Card?

Yes. If you are the stockholder of record of your shares, you may revoke your proxy in any one of three ways:

•

You may submit another properly completed proxy bearing a later date, or submit another proxy by Internet or telephone, which is received by MacKenzie Partners, Inc., our proxy solicitor, before the start of the Special Meeting on                 , 2019;

•

You may send a written notice which is received before the start of the Special Meeting on                 , 2019 that you are revoking your proxy to c/o Monticello Casino and Raceway 204 State Route 17B, P.O. Box 5013, Monticello, New York 12701, Attention: Nanette Horner, Executive Vice President, Chief Counsel and Chief Compliance Officer; or

•

You may attend the Special Meeting and notify the election officials that you wish to revoke your proxy and vote in person. Your attendance at the Special Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent as your nominee, you should follow the instructions provided by your broker, bank or other agent.

How Are Votes Counted?

Votes will be counted by the inspector of election appointed for the Special Meeting, who will separately count FOR and AGAINST votes, abstentions and broker non-votes and separately count votes in respect of each proposal.

Because Delaware law requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Voting Stock to approve the adoption of the Merger Agreement, the failure to vote, broker non-votes and abstentions will have the same effect as a vote AGAINST the Merger Proposal.

Because the advisory vote on the Compensation Proposal to approve the golden parachute compensation and the approval of the Adjournment Proposal require the affirmative vote of a majority of the votes cast by the holders of Voting Stock present in person or represented by proxy and entitled to vote thereon, abstentions and broker non-votes will have no effect on the outcome of each of the Compensation Proposal and the Adjournment Proposal. Abstentions and broker non-votes, which are not considered “votes cast,” will reduce the absolute number, but not the overall percentage, of affirmative votes required to approve the Compensation Proposal and the Adjournment Proposal. Therefore, abstentions and broker non-votes will have no effect on the outcome of the Compensation Proposal and the Adjournment Proposal. The vote with respect to the golden parachute compensation is merely an advisory vote and will not be binding on the Company or Parent. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the Merger Proposal is approved by the stockholders and completed, our named executive officers will be eligible to receive the various golden parachute compensation payments.

If a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the Special Meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder’s name. Brokers who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the Merger Proposal. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.” Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Special Meeting.

How Many Votes Are Needed to Approve Each Proposal?

•

The Merger Proposal must be approved by the Required Stockholder Vote, which requires the approval of (i) the holders of a majority of the voting power of the outstanding shares of Voting Stock entitled to vote thereon as of the Record Date of the Special Meeting, voting as one class, and (ii) the holders of a majority of the voting power of the outstanding shares of Voting Stock held by Public Stockholders entitled to vote thereon as of the Record Date of the Special Meeting, voting as one class. Because adoption of the Merger Agreement requires the General Stockholder Vote, failure to vote your shares of Voting Stock (including failure to provide voting instructions if you hold through a broker, bank or other nominee) will have the same effect as a vote AGAINST the Merger Agreement.

•

For the Compensation Proposal, the advisory vote to approve the golden parachute compensation requires the affirmative vote of a majority of the votes cast by the holders of Voting Stock present or represented and entitled to vote thereon as of the Record Date for the Special Meeting, voting as one class. However, the vote on the Compensation Proposal is advisory only and will not be binding on the Company or Parent and is not a condition to the completion of the Merger. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the Merger Proposal is approved by the stockholders and the Merger is completed, our named executive officers will be eligible to receive the various golden parachute compensation payments. Abstentions and broker non-votes, which are not considered “votes cast,” will reduce the absolute number, but not the overall percentage, of affirmative votes required to approve the advisory vote on “golden parachute compensation.” Therefore, in tabulating the voting results for the advisory vote on “golden parachute compensation,” abstentions and broker non-votes will have no effect on the outcome of such proposal.

•

For the Adjournment Proposal, the vote to adjourn the Special Meeting if there are not sufficient votes to adopt the Merger Agreement requires the affirmative vote of a majority of the votes cast by the holders of Voting Stock present or represented and entitled to vote thereon as of the Record Date for the Special Meeting, voting as one class, whether or not a quorum is present. Abstentions and broker non-votes, which are not considered “votes cast,” will reduce the absolute number, but not the overall percentage, of affirmative votes required to approve the advisory vote on “golden parachute compensation.” Therefore, in tabulating the voting results for the Adjournment Proposal, abstentions and broker non-votes have no effect on the outcome of such proposal. The persons named as proxies may propose and vote for one or more adjournments of the Special Meeting, including adjournments to permit further solicitations of proxies.

Kien Huat has entered into the Voting Agreement pursuant to which Kien Huat has agreed to vote its shares in the Company, representing approximately 86% of the voting power of the outstanding shares of Voting Stock, FOR the adoption of the Merger Agreement and the approval of the Merger and any related proposal in furtherance of the Merger and the transactions contemplated by the Merger Agreement.

What Should I Do With My Stock Certificates at this Time?

Please do not send in stock certificates at this time. If the Merger is completed, you will be sent a letter of transmittal regarding the procedures for exchanging the existing Company’s Common Stock and Series B Preferred Stock certificates for the payment of $9.74 per share in cash, without interest and less any applicable withholding taxes.

How Many Shares Must Be Present to Constitute a Quorum for the Special Meeting?

The holders of a majority of the shares of Voting Stock entitled to be voted, present in person or represented by proxy at the Special Meeting, constitute a quorum. Stockholders that own shares of Common Stock will vote together as one class on all matters hereby submitted to stockholders at the Special Meeting and any adjournment or postponement thereof. As of the close of business on the Record Date, there were outstanding 34,454,240 shares of Common Stock, 44,258 shares of Series B Preferred Stock and 965 shares of Series F Preferred Stock.

Abstentions, but not broker non-votes, will be counted towards the quorum requirement.

Stock Ownership and Interests of Certain Persons

Our directors and executive officers have informed us that, as of the date of this Proxy Statement, they intend to vote all of the shares of Common Stock owned directly by them in favor of the adoption of the Merger Agreement. As of                 , 2019, the Record Date for the Special

Meeting, our directors and executive officers directly owned, in the aggregate, 113,184 shares of Common Stock entitled to vote as of the Record Date for the Special Meeting, or collectively approximately                 of the outstanding shares of Common Stock entitled to vote as of the Record Date for the Special Meeting. Certain of our directors and executive officers may have interests that may be different from, or in addition to, those of the Company’s stockholders generally. As of                     , 2019, the Record Date for the Special Meeting, our directors and executive officers directly owned, in the aggregate,                 shares of Common Stock entitled to vote as of the Record Date for the Special Meeting, or collectively approximately                 of the outstanding shares of Common Stock entitled to vote as of the Record Date for the Special Meeting. For more information, please see “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 68.

As of                 , 2019, the Record Date for the Special Meeting, Kien Huat owned 28,914,606 shares of Common Stock and 965 shares of Series F Preferred Stock entitled to vote as of the Record Date for the Special Meeting, representing approximately 86% of voting power of the outstanding shares of Voting Stock entitled to vote as of the Record Date for the Special Meeting. Kien Huat has entered into a voting agreement with Parent and the Company pursuant to which, unless the voting agreement is terminated in accordance with its terms (including upon a termination of the Merger Agreement in accordance with its terms), Kien Huat has agreed to, among other things, vote, or cause to be voted, its shares of Voting Stock in favor of the adoption of the Merger Agreement and any related proposal in furtherance of the Merger and the transactions contemplated by the Merger Agreement. See “Special Factors—Voting Agreement” beginning on page 74.

Kien Huat will have interests in the Merger that are different from, or in addition to, the interests of the Company’s other stockholders. Kien Huat will continue to have equity interests in the Company after the completion of the Merger. These interests may create conflicts of interest. The Special Committee and the Board were aware of these interests during their respective deliberations on the merits of the Merger and in making their decisions to recommend and approve, respectively, the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. These interests are discussed in “Special Factors—Positions of the Parent Filing Group Persons Regarding the Fairness of the Merger” beginning on page 54.

Expenses of Proxy Solicitation

The Company will pay for the entire cost of soliciting proxies. In addition to the costs of mailing the proxy materials and posting the proxy materials on the Internet, the Company’s directors and employees and the Parent Filing Group Persons also may solicit proxies in person, by telephone or by other means of communication. Directors and employees of the Company and the Parent Filing Group Persons will not be paid any additional compensation for soliciting proxies. The Company also may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. MacKenzie Partners, Inc. has been retained by the Company to assist it in the solicitation of proxies, using the means referred to above, and will receive a fee of approximately $15,000. The Company will reimburse MacKenzie Partners, Inc. for reasonable expenses and costs incurred by it in connection with its services and will indemnify MacKenzie Partners, Inc. for certain losses.

Adjournments and Postponements

Although the Company does not expect to do so, if the Company has not received sufficient proxies to constitute a quorum or sufficient votes for the adoption of the Merger Agreement, the Special Meeting may be adjourned or postponed for the purpose of soliciting additional proxies. The proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of votes cast by the holders of Voting Stock present or represented by proxy at the Special Meeting and entitled to vote on the matter. Any signed proxies received by the Company that approve the proposal to adjourn the Special Meeting will be voted in favor of an adjournment or postponement in these circumstances, whether or not a quorum is present. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Rights of Stockholders Who Object to the Merger

Holders of Voting Stock are entitled to statutory appraisal rights under the DGCL in connection with the Merger. This means that holders of Voting Stock who do not vote in favor of the adoption of the Merger Agreement may be entitled to have the value of their shares determined by the Court, and to receive payment based on that valuation instead of receiving the Per Share Merger Consideration. The ultimate amount received in an appraisal proceeding may be more than, the same as or less than the amount that would have been received under the Merger Agreement.

Holders of Voting Stock who oppose the Merger may exercise their right to seek appraisal of the fair value of their shares of Common Stock and Series B Preferred Stock as determined by the Delaware Court of Chancery if the Merger is completed, but only if they do not vote in favor of adopting the Merger Agreement and otherwise comply with the procedures of Section 262 of the DGCL, which is the appraisal rights statute applicable to Delaware corporations. A copy of Section 262 of the DGCL is included as Appendix C to this Proxy Statement and the procedures are summarized in this Proxy Statement. See “Special Factors—Appraisal Rights” beginning on page 75 and Appendix C to this Proxy Statement.

Questions and Additional Information

If you have questions about the Special Meeting or the Merger after reading this Proxy Statement, or if you would like additional copies of this Proxy Statement or the proxy card, you should contact MacKenzie Partners, Inc., our proxy solicitor, by calling toll-free at (800) 322-2885.

THE MERGER PROPOSAL

General

The Company is asking holders of Voting Stock to consider and vote on the approval of the Merger Agreement, which provides for the terms and conditions of the Merger. In the Merger, Voting Stock, other than the Rollover Shares, the Canceled Shares and the Dissenting Shares, will be converted into the right to receive the Per Share Merger Consideration, without interest and less applicable withholding taxes and, when so converted, will automatically be canceled and will cease to exist. For a detailed discussed of the Merger and the Merger Agreement, see “The Merger Agreement” below.

As discussed in the section entitled “Special Factors—Recommendation of the Special Committee and Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger,” the Board, acting on the unanimous recommendation of the Special Committee, has unanimously determined the proposed Merger to be fair and reasonable to, and in the best interests of, the Company and the Company’s stockholders.

The approval by the Company’s stockholders of the Merger Proposal is a condition to the completion of the Merger. If the Merger Proposal is not duly approved by the Company’s stockholders, the Merger will not occur.

Required Vote

Approval of the Merger Proposal requires the affirmative vote of (i) holders of a majority of the voting power of the outstanding shares of Voting Stock, voting as one class, entitled to vote thereon as of the Record Date for the Special Meeting, and (ii) holders of a majority of the voting power of the outstanding shares of Voting Stock held by Public Stockholders entitled to vote thereon as of the Record Date for the Special Meeting, voting as one class. Because adoption of the Merger Agreement requires the approval of stockholders representing a majority of the voting power of the outstanding Voting Stock rather than votes cast, abstentions and broker non-votes will have the same effect as a vote AGAINST the Merger Agreement.

Vote Recommendation

The Board recommends a vote “FOR” the Merger Proposal.

THE MERGER AGREEMENT

This section of the Proxy Statement summarizes the material provisions of the Merger Agreement, but is not intended to be an exhaustive discussion of the Merger Agreement. We encourage you to read carefully this entire document, including the Merger Agreement attached to this Proxy Statement as Appendix A, for a more complete understanding of the Merger. The following description is subject to, and is qualified in its entirety by reference to, the Merger Agreement. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not the summary set forth in this section or any other information contained in this Proxy Statement.

The summary of the Merger Agreement in this Proxy Statement is included to provide you with information regarding some of its material provisions. Factual disclosures about the Company contained in this Proxy Statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement and described in this summary. The Merger Agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. Furthermore, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality different from that generally applicable to public disclosures to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Proxy Statement, may have changed since the date of the Merger Agreement. The Merger Agreement is described in, and included as Appendix A to, this Proxy Statement only to provide you with information regarding its terms and conditions and not to provide any factual information regarding the Company, Parent or the Company’s or Parent’s respective businesses. The representations and warranties in the Merger Agreement and the description of them in this document should not be read alone, but instead should be read in conjunction with the other information contained in the reports, statements and filings the Company publicly files with the SEC.

General; The Merger

On August 18, 2019, the Company, entered into the Merger Agreement, by and among Parent, Merger Sub, and the Company (collectively, the “Parties”). Parent and Merger Sub are affiliates of Kien Huat and may be deemed to be affiliates of GenM for purposes of Rule 13e-3 under the Exchange Act. Kien Huat is currently the holder of approximately 86% of the voting power of the Company’s outstanding capital stock.

The Merger Agreement provides for, upon the terms and subject to the conditions set forth in the Merger Agreement, the Merger of Merger Sub with and into the Company, with the Company surviving as a subsidiary of Parent.

Closing and Effective Time of the Merger

Unless the Merger Agreement has been terminated in accordance with its terms, and subject to certain other conditions set forth in the Merger Agreement and described below under “ –Conditions to the Completion of the Merger,” the closing of the Merger will occur no later than second business day after all of the conditions are satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the closing, but subject to satisfaction or waiver of those conditions) or at such other time as Parent and the Company may agree in writing.

The Merger will become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL.

Certificate of Incorporation; Bylaws

At the Effective Time, the Second Amended and Restated Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time will be the Second Amended and Restated Certificate of Incorporation of the Company following the Effective Time until thereafter amended in accordance with the terms thereof and applicable law.

The Bylaws of Merger Sub as in effect immediately prior to the Effective Time will become the Bylaws of the Company following the Effective Time until thereafter amended in accordance with the terms thereof and applicable law.

Conversion of Securities

Common Stock and Series B Preferred Stock

If the Merger is completed, each share of Common Stock issued and outstanding immediately prior to the Effective Time, other than Rollover Shares, Canceled Shares or Dissenting Shares, will be converted into the right to receive the Common Stock Per Share Merger Consideration of $9.74 in cash, without interest and less applicable withholding taxes, and each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Rollover Shares, Canceled Shares or Dissenting Shares, will be converted into the right to receive the Series B Per Share Merger Consideration of an amount in cash equal to the Common Stock Per Share Merger Consideration multiplied by the number of shares of Common Stock into which such share of Series B Preferred Stock is convertible. At the Effective Time, each share of Voting Stock theretofore issued and outstanding, other than Rollover Shares, will be cancelled automatically and cease to exist.

Treatment of Outstanding RSUs and Company Stock Awards

Each RSU that is outstanding immediately prior to the Effective Time, whether or not then vested, will, immediately prior to the Effective Time, be canceled, extinguished and converted into the right to receive from Parent or the surviving corporation, an amount in cash, without interest (and net of applicable tax withholding), equal to the product of (i) the aggregate number of shares of Common

Stock underlying such RSU, multiplied by (ii) the Common Stock Per Share Merger Consideration, provided, that, with respect to any RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986 (the “Code”) and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment will be made at the earliest time permitted under the applicable Plan and award agreement that will not trigger a tax or penalty under Section 409A of the Code.

Each Company Stock Award that is outstanding immediately prior to the Effective Time will be forfeited to the Company and automatically converted into the right to receive from Parent or the Company an amount in cash, without interest, equal to the Common Stock Per Share Merger Consideration.

Payment Procedures

Parent will cause the designated paying agent to mail to each holder of Common Stock or Series B Preferred Stock with (i) a letter of transmittal specifying delivery, and risk of loss and title to such holder’s shares passing only upon proper delivery of the certificate or certificates (or, in lieu thereof, an affidavit of loss and posting of a customary bond as indemnity against any claim that may be made with respect to such certificate) to the paying agent or, in the case of book-entry shares, upon adherence to procedures set forth in the letter of transmittal, and (ii) instructions for surrendering such stock certificates or book-entry shares in exchange, which, upon surrender, will be canceled immediately and will be exchanged for either the Common Stock Per Share Merger Consideration or the Series B Per Share Merger Consideration, as may be the case, less any required withholding of taxes.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, solely for the benefit of each other. These representations and warranties are subject in some cases to certain exceptions, qualifications and limitations, including, among other things, as to materiality or, with respect to the representations and warranties made by the Company, material adverse effect qualifiers (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would, as the case may be, be material or, result in a material adverse effect (as discussed further below)).

For purposes of the Merger Agreement, a material adverse effect on Parent means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, would prevent or materially delay the completion of the Merger.

For purposes of the Merger Agreement, a material adverse effect on the Company means any fact, circumstance, change, event, development, occurrence or effect that (i) individually or in the aggregate with all other events, circumstances, developments, changes and effects, would prevent or delay the completion of the Merger beyond the Termination Date or (ii) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, assets or results of operations, liabilities or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole. However, subject to certain exceptions, in determining whether a material adverse effect pursuant to clause (ii) above has occurred, the following events and circumstances are excluded and not taken into account:

•

any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections or any developments in respect of the legalization of sports or online gambling in the State of New York;

•	changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof);

•

any failure to make any payment of principal, interest or fees when due, or the occurrence of certain defaults under that certain Building Term Loan Credit Agreement, dated as of January 24, 2017, by and among Montreign, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent (the “Term Loan Credit Agreement”), that certain Revolving Credit Agreement, dated as of January 24, 2017, by and among Montreign, the lender parties thereto and Fifth Third Bank, as administrative agent (the “Revolving Credit Agreement”), or the Bangkok Bank Loan Agreement as a result of a failure by Kien Huat to fund the amounts and at the times required by the Existing Preferred Stock Commitment Letter (as amended by the Preferred Stock Commitment Letter Amendment);

•	changes in interest, currency or exchange rates or the price of any commodity, security or market index;

•	changes in legal or regulatory conditions, including changes or proposed changes in law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof;

•	changes in the Company’s and its subsidiaries’ industries in general or seasonal fluctuations in the business of the Company or any of its subsidiaries;

•

any change in the market price or trading volume of any securities or indebtedness of the Company or any of its subsidiaries, any decrease of the ratings or the ratings outlook for the Company or any of its subsidiaries by any applicable rating agency and the consequences of such ratings or outlook decrease, or the change in, or failure of the Company to meet, or the publication of any report regarding, any internal or public projections, forecasts, budgets or estimates of or relating to the Company or any of its subsidiaries for any period, including with respect to revenue, earnings, cash flow or cash position;

•	the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war;

•	the existence, occurrence or continuation of any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; and

•	the public announcement of the Merger Agreement, the transactions contemplated by the Merger Agreement and the identities of Parent, Merger Sub and their respective affiliates.

The Merger Agreement contains representations and warranties of the Company and its subsidiaries relating to, among other things:

•	corporate organization, existence, and good standing and other corporate matters with respect to the Company and its subsidiaries;

•	corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	enforceability of the Merger Agreement against the Company;

•	the subsidiaries of the Company;

•	required regulatory filings and authorizations, consents or approvals of governmental entities;

•

absence of the creation of certain liens or certain violations, defaults or consent requirements under certain contracts, organizational documents, and laws, in each case arising out of the execution and delivery of, and completion of the transactions contemplated by, the Merger Agreement;

•	the capitalization of the Company;

•

that the Required Stockholder Vote is the only vote or consent of holders of Voting Stock necessary to approve and adopt the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement (other than the Series F COD Amendment)

•	the accuracy of the Company’s SEC filings and financial statements, internal controls and procedures over financial reporting in compliance with SEC rules;

•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	the absence of certain undisclosed liabilities;

•	the absence of off balance sheet contracts or arrangements;

•

the conduct of the Company’s and each of its subsidiaries respective business, in all material respects, in the ordinary course of such businesses consistent with past practice since December 31, 2018;

•	the absence of a material adverse effect since December 31, 2018;

•	the absence of pending or threatened actions, arbitrations, litigations, suits or other civil or criminal proceedings;

•	the existence of, and validity of, material contracts and the absence of defaults in connection therewith;

•	employee benefits plans and other benefits and compensation arrangements;

•	labor matters;

•	the filing of tax returns, the payment of taxes and other tax matters;

•	environmental matters, including compliance with applicable environmental regulations;

•	the rights to, and protection of, the Company’s intellectual property;

•	owned and leased real property, including the condition of certain real property;

•	compliance with applicable laws and the possession of, and compliance with, necessary permits and authorizations;

•	insurance policies;

•	certain transactions with affiliates;

•	the delivery of a fairness opinion by Moelis; and

•	the absence of brokerage, finder’s or other similar fees or commissions in connection with the Merger, except those fees payable to the Company’s financial advisor;

•	state takeover laws; and

•	the absence of certain business practices.

The Merger Agreement contains representations and warranties of each the Parent and the Merger Sub relating to, among other things:

•	corporate organization, existence, and good standing;

•	corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	required regulatory filings and authorizations, consents or approvals of governmental entities;

•

the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents, and laws, in each case arising out of the execution and delivery of, and completion of the transactions contemplated by, the Merger Agreement;

•	the capitalization of the Merger Sub;

•	delivery by the Parent to the Company of the Equity Commitment Letters to fund Parent’s payment of obligations under the Merger Agreement;

•

the absence of any exclusivity, lock-up or other similar agreement, arrangement or understanding with any potential provider of debt or equity financing that would prevent or hinder financing to any third party in connection with a transaction relating to the Company or its subsidiaries;

•

the absence of pending or threatened actions, arbitrations, litigations, suits or other civil or criminal proceedings or orders or investigations that seek to materially delay or prevent completion of the Merger or the transactions contemplated by the Merger Agreement;

•

the absence of facts relating to Parent or its affiliates’ business, operations, financial condition or legal status that may impair the ability to obtain required regulatory filings and authorizations, consents or approvals of governmental entities;

•	the absence of abandonment, withdrawal, denial suspension or revocation of gaming approval;

•	the absence certain arrangements with the Company and its management;

•	the absence of brokerage, finder’s or other similar fees or commissions in connection with the Merger;

•	the information supplied by Parent or Merger Sub for inclusion in this Proxy Statement and the related Schedule 13E-3; and

•	independent investigation and non-reliance on Company estimates, projections, forecasts, forward-looking statements and business plans.

Covenants of the Company

The Company has various obligations and responsibilities under the Merger Agreement from the date of the Merger Agreement until the Effective Time, including, but not limited to, the following:

Conduct of Business Pending the Merger

The Company will, and will cause each of its subsidiaries to, use its reasonable best efforts to conduct the business of the Company and the subsidiaries in the usual course consistent with past practice. The Company will not, and will cause its subsidiaries not to, take any of the following actions, without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned:

•	amend or modify any of the organizational documents or implement any shareholder rights plan, “poison pill” or similar plan or agreement;

•

except with respect to periodic cash dividends paid on the Series B Preferred Stock outstanding, make, declare, set aside or pay any dividend or distribution on, or make any other distributions in respect of, any of their respective capital stock, other than dividends and distributions by wholly-owned subsidiaries of the Company, without the prior written consent of Parent;

•

(i) adjust, split, combine or reclassify its capital stock or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or rights, warrants or options to acquire or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, (iii) grant any person any right or option to acquire any shares of its capital stock, (iv) enter into any voting agreement with respect to capital stock of the Company except as relates to supporting the transactions contemplated by the Merger Agreement, (v) amend or modify any term or provision of any of its outstanding capital stock, (vi) accelerate or waive any restrictions pertaining to the vesting of any equity awards, warrants or other rights of any kind to acquire any shares of capital stock or (vii) except pursuant to the Existing Preferred Stock Commitment Letter, issue, authorize the issuance of, grant, deliver, pledge, encumber, dispose of, sell or purchase any additional shares of its capital stock or rights, warrants or options to acquire or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than pursuant to (x) the settlement of RSUs outstanding that vest and are required to be settled in accordance with their terms as in effect on the date of the Merger Agreement or (y) as permitted under the following covenant);

•

(i) increase the compensation or benefits payable or to become payable to any of its directors or officers or accelerate the time of vesting, payment or funding of any compensation or benefits under any Company employee benefit; (ii) enter into or amend in any material respect any contract providing for the employment or consultancy of any director or officer or otherwise providing material compensation or other material benefits to any director or officer other than in the ordinary course of business; or (iii) establish, adopt, enter into, amend, modify, renew or terminate any Company employee benefit or any employee benefit plan, agreement, policy, program or commitment that, if in effect on the date of the Merger Agreement, would be a material Company employee benefit, except, in the case of each of clauses (i) through (iii), to the extent required by applicable law or the terms of any Company employee benefit or, in conjunction with new hires, promotions or other changes in job status, if in accordance with the following covenant;

•

(i) hire or engage the services of any individual who is expected to have target annual compensation equal to or above $150,000; provided, that the Company or any of its subsidiaries may hire or engage the services of any individual in order to replace any individual who is terminated; or (ii) engage in any mass layoff, site closure, plant shutdown or other similar termination event involving multiple employees or other service providers;

•

acquire (by merger, consolidation, acquisition of equity interests or assets, or otherwise), directly or indirectly, any person, business, assets or capital stock of any other person, except for any such transaction (i) which is between the Company and any of its wholly-owned subsidiaries or between any such wholly-owned subsidiaries of the Company, (ii) for which the consideration paid (including assumed indebtedness for borrowed money) does not exceed $50,000 or (iii) pursuant to any contract existing and in effect as of the date of the Merger Agreement;

•

sell, market, lease, license, transfer, pledge, mortgage, encumber, grant or dispose of any material Company assets (other than intellectual property), including the capital stock of subsidiaries of the Company, other than (i) the sale of inventory in the ordinary course of business, (ii) the disposition of used, obsolete or excess equipment in the ordinary course of business, (iii) any permitted liens (as defined in the Merger Agreement), (iv) pursuant to any contract existing and in effect as of the date hereof or (v) space leases, subleases (at any level), licenses and other occupancy agreements entered into for fair market value in the ordinary course of business;

•

make any loans, advances or capital contributions to or investments in any person (other than (i) to wholly-owned subsidiaries of the Company, (ii) to employees for advancement of related business expenses in the ordinary course of business, (iii) to any joint venture in which the Company or any of its subsidiaries has any equity interest, (iv) any other loans or capital contributions in an aggregated amount not to exceed $150,000, or (v) pursuant to director, officer or employee indemnification or advancement obligations under the organizational documents of, or any contract with, the Company or any of its subsidiaries);

•

(i) incur, assume or guarantee any new indebtedness for borrowed money or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person (other than the Company or any of its subsidiaries) with respect to any indebtedness for borrowed money (including any debt securities), in excess of $500,000 in the aggregate, which indebtedness will be prepayable in full without premium or penalty (other than ordinary course breakage costs), other than (x) revolving loans under the Revolving Credit Agreement, or (y) performance bonds, letters of credit or hedging arrangements entered into in the ordinary course of business, (ii) amend, modify, refinance, redeem, purchase, retire, waive, alter or extend in any respect the Term Loan Credit Agreement, the Revolving Credit Agreement or the Empire Credit Agreement or make any payment of principal that is not required by the terms thereof, (iii) enter into an agreement in respect of the Term Loan Credit Agreement, the Revolving Credit Agreement or the Empire Credit Agreement that confers a material benefit on the lenders thereunder or that imposes material obligations on the Company or its subsidiaries or (iv) fail to make any payment when due under the Term Loan Credit Agreement, the Revolving Credit Agreement, the Empire Credit Agreement or any other indebtedness of the Company (other than any such failure resulting from a failure by Kien Huat to fund the amounts and at the times required by the Existing Preferred Stock Commitment Letter (as amended by the Preferred Stock Commitment Letter Amendment));

•

make capital expenditures that exceed, in the aggregate, (x) the amount of capital expenditures contemplated by the capital expenditure information previously made available to Parent, plus (y) $50,000;

•

adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation, bankruptcy or other reorganization or take any steps in furtherance of the foregoing;

•	change its material accounting policies or procedures, other than as required by GAAP or applicable law;

•

waive, release, assign, settle or otherwise compromise or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of, or fail to defend, any legal action, other than (i) solely involving the payment of monetary damages in the ordinary course of business in an amount not to exceed $200,000 (net of any amount covered by insurance); (ii) that do not involve the admission of wrongdoing by the Company or any of its subsidiaries; and (iii) that do not impose any restrictions on the business of the Company, any of its subsidiaries, Parent, or any of their respective affiliates;

•	(i) cancel, terminate (including by failing to exercise an expiring renewal or extension option), extend, renew or amend any material contract or any agreement relating to the transactions contemplated by the Merger Agreement, (ii) waive, release or assign, in any respect, any material rights or material obligations under any material contract or (iii) enter into any contract which would have been a material contract if entered into prior to the date hereof;

•

except as otherwise required by applicable law, make or change any material tax election other than consistent with past practice, file any material amended tax return, change any tax accounting period, settle any material tax claim relating to the Company or any of its subsidiaries or surrender a right to a material tax refund;

•

(i) enter into any new line of business other than the lines of business in which the Company and its subsidiaries are currently engaged as of the date of the Merger Agreement or (ii) establish any new subsidiary or joint venture;

•

(i) divest, sell, assign, transfer, license (other than in the ordinary course of business) or subject to any lien (other than a Permitted Lien (as defined in the Merger Agreement)) any owned intellectual property; or (ii) abandon, cancel, allow to lapse or fail to renew or continue to prosecute or defend any material owned intellectual property;

•

take any actions or omit to take any actions that would or would reasonably be expected to (i) result in any of the conditions to consummating the Merger not being satisfied or (ii) materially impair or delay the ability of the Parties to consummate the transactions contemplated by the Merger Agreement in accordance with the terms thereof; or

•	authorize, commit or agree to do any of the foregoing.

Access to Information

From and after the date of the Merger Agreement and prior to the earlier of the Effective Time or the termination of the Merger Agreement, the Company will, and will cause its subsidiaries to, (i) provide to Parent and its representatives reasonable access, during normal business hours and upon reasonable prior notice, to the officers, employees, properties, auditors, authorized representatives, books and records of the Company and its subsidiaries and (ii) furnish promptly such information concerning the Company and its subsidiaries as Parent and its representatives may reasonably request, except in either case that none of the Company or any of its subsidiaries will be required to (A) grant access if the Company reasonably determines that such access would materially disrupt or impair the business or operations of the Company or any of its subsidiaries, (B) disclose information to the extent such disclosure would, in the Company’s good faith opinion after consultation with outside legal counsel, (x) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (y) violate any applicable law or any confidentiality obligation of such party or (C) grant access or disclose information relating to the negotiation and execution of the Merger Agreement, that are reasonably pertinent to any adverse legal action between the Company and its subsidiaries, on the one hand, and Parent and its affiliates (other than the Company and its subsidiaries), on the other hand, or that relate to a Takeover Proposal prior to the Company obtaining the Required Stockholder Vote. Substantially concurrently with such time as such information is provided to senior management of the Company or the Company Board, the Company will deliver to Parent an unaudited profit and loss statement, balance sheet and income statement following the end of each calendar month for such month and the year-to-date through the end of such month and any other financial information regarding the Company regularly provided to senior management or the Company Board.

Notification of Certain Matters

From and after the date of the Merger Agreement until the Effective Time, the Company will promptly notify Parent of (a) any change or event that would be reasonably likely to result in a material adverse effect of the Company or to cause any of the conditions to closing not to be satisfied, (b) any legal actions commenced or threatened against the Company or a member of the Board or management of the Company which relate to the Merger Agreement or the transactions contemplated hereby and (c) any notice or other communication received by the Company from any governmental authority or other person related to the Merger Agreement or the transactions contemplated thereby alleging that the consent of such person is or may be required in connection with the Merger Agreement or the transactions contemplated thereby.

Go-Shop Period; No-Shop Period

During the Go-Shop Period (the 10-business day period beginning on the date of the Merger Agreement) the Company has the right to solicit, initiate, knowingly facilitate or knowingly encourage any alternative Takeover Proposal (as defined herein) and to participate or engage in discussions or negotiations with respect to any Takeover Proposal. At the end of the Go-Shop Period, the Company will cease such activities, and be subject to customary covenants restricting its ability to solicit Takeover Proposals from third parties or to provide information to and engage in discussions with a third party in relation to a Takeover Proposal, subject to certain customary exceptions to permit the Board to comply with its fiduciary duties summarized further below. However, if a third party has submitted a Takeover Proposal during the Go-Shop Period that the Board or the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, is or would reasonably be expected to result in a Superior Proposal (as defined herein) (the person making such an alternative proposal, an “Exempted Party”), then the Company may continue discussions or negotiations with such Exempted Party until the tenth day after the Go-Shop Period ends (the “Cut-Off Date”).

Following the end of the Go-Shop Period (or the end of the Cut-Off Date in respect of an Exempted Party) and until the required stockholder approval is obtained, the Board or the Special Committee may (i) change its recommendation that stockholders vote to adopt the Merger Agreement in response to an Intervening Event (as defined in the Merger Agreement) or (ii) change its recommendation in response to, or terminate the Merger Agreement to accept, a Superior Proposal, in each case, if the Board (acting on the recommendation of the Special Committee) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that failing to so act would be inconsistent with its fiduciary duties and if the Company first provides Parent an opportunity of up to five business days to negotiate amendments to the Merger Agreement that, if accepted by the Company, would, in the case of a Superior Proposal, cause the applicable Takeover Proposal to cease to be a Superior Proposal or, in the case of an Intervening Event, to cease to require a change to the Board’s recommendation that stockholders vote to adopt the Merger Agreement in response to such Intervening Event.

At 12:00 p.m. Eastern time on August 30, 2019 the Go-Shop Period expired. During the Go-Shop Period, the Company, with the assistance of Moelis, the financial advisor to the Special Committee of the Board of the Company, contacted 19 potential bidders. Each party that was contacted either notified the Company that it would not be interested in pursuing a potential transaction with the Company or did not respond. The Company also received inbound indications of interest from 2 potential financing sources. Ultimately, however, both of these parties failed to make a proposal constituting a Takeover Proposal. Starting immediately after 12:00 p.m. Eastern time on August 30, 2019 and in accordance with the terms of the Merger Agreement, the Company became subject to customary “no-shop” restrictions on its ability to solicit alternative acquisition proposals and to provide non-public information to, and engage in discussions or negotiations with, third parties regarding alternative acquisition proposals, subject to the above-mentioned exceptions to permit the Board to comply with its fiduciary duties, as set forth in the Merger Agreement.

A “Superior Proposal” is a bona fide written Takeover Proposal to acquire at least 75% of the outstanding equity or assets of the Company that the Special Committee has determined in good faith, after consultation with its outside legal counsel and financial advisors, (i) is on terms and conditions more favorable, from a financial point of view, to the stockholders of the Company than those contemplated by the Merger Agreement and (ii) is reasonably capable of being completed, taking into account all material financial, regulatory, legal and other aspects of such proposal, but excluding whether Parent and any of its affiliates that are stockholders of the Company would support the Takeover Proposal.

A “Takeover Proposal” is any proposal or offer (whether written or oral) relating to:

•

a merger, consolidation, spin-off, share exchange (including a split-off) or business combination involving the Company or any of its subsidiaries representing 20% or more of the assets of the Company and its subsidiaries, taken as a whole;

•

a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 20% or more of the assets of the Company and its subsidiaries, taken as a whole;

•

a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of the Company, including by way of a tender offer or exchange offer;

•	a reorganization, recapitalization, liquidation or dissolution involving 20% or more of the assets of the Company and its subsidiaries, taken as a whole; or

•	any other transaction having a similar effect to those described above.

Proxy Statement; Schedule 13E-3

The Merger Agreement requires, as promptly as practicable following the date of the Merger Agreement, the Company to prepare and file with the SEC the Proxy Statement and the Company and Parent to jointly prepare and file with the SEC the Schedule 13E-3 with the objective of filing fifteen business days after the date of the Merger Agreement. The Company and Parent will respond to any comments or requests for additional information made by the SEC, and will prepare and file any amendments or supplements necessary to be filed in response to any such comments or requests. The Company will use its reasonable best efforts to have the Proxy Statement cleared by the staff of the SEC and thereafter mail it to its stockholders, and the Company and Parent will use their respective reasonable best efforts to have the Schedule 13E-3 cleared by the staff of the SEC. The Company will, to the extent required by applicable law, as promptly as reasonably practicable, file and mail to the Company stockholders any supplement or amendment to the Proxy Statement and the Company and

Parent will, to the extent required by applicable law, as promptly as reasonably practicable, prepare and file any supplement or amendment to the Schedule 13E-3.

Parent and Merger Sub will cooperate with the Company in the preparation of the Proxy Statement and Schedule 13E-3 and provide the Company will all required information. The Company will notify Parent of any communications, comments or requests that the Company receives from the SEC and will provide Parent with reasonable opportunity to review and comment on any filing or communication to the SEC or mailing to its stockholders.

Following the clearance of the Proxy Statement and Schedule 13E-3 by the SEC, the Company will call and hold a stockholders meeting as promptly as reasonably practicable following the date of the Merger Agreement for the purpose of obtaining the required stockholder approval. The date of the stockholders meeting and the Record Date therefor will be set in consultation with Parent. The Company will use its reasonable best efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of the Merger Agreement sufficient to obtain the required stockholder approval. The Company may adjourn or postpone the stockholders meeting (i) with the consent of Parent, (ii) for absence of a quorum, (iii) to allow reasonable time for the filing and distribution of any supplemental or amended disclosure necessary under applicable laws or (iv) if the Company has received a Superior Proposal or experienced an Intervening Event, has notified Parent pursuant to the Merger Agreement, and all relevant deadlines for Parent to respond thereunder have not expired. Parent may also request that the Company postpone or adjourn the stockholders meeting to permit additional time to solicit the Required Stockholder Vote.

Covenants of Parent and/or Merger Sub

Conduct of Business During Merger

Parent will not, and will not permit any of its affiliates to, without the prior written consent of the Company, take or agree to take any actions or omit to take any actions that would or would be reasonably expected to (i) result in any of the conditions to closing set forth in the Merger Agreement not being satisfied or (ii) materially impair or delay the ability of the Parties to consummate the transactions contemplated by the Merger Agreement.

Employee Matters

For a period of one (1) year following the closing or, with respect to any Employee, such shorter period as such Employee is employed by Parent, the surviving corporation or any of their respective affiliates following closing will provide individuals who, immediately prior to the Effective Time, were employees of the Company or any of its subsidiaries (each, an “Employee”) (i) a salary or hourly wage rate and short-term (annual or more frequent) bonus or commission opportunity no less favorable than that provided to such Employee immediately prior to the Effective Time and (ii) other compensation and benefits (excluding equity and equity-based awards) that are comparable in the aggregate to such compensation and benefits being provided to Employees immediately prior to the Effective Time.

As of and after the Effective Time, Parent will recognize credit for purposes of eligibility and vesting and, solely in respect of vacation and severance plans, benefit accrual purposes for each such Employee’s years of service with the Company and its subsidiaries (and their predecessor entities) prior to the Effective Time, to the extent the Company recognized such service for corresponding benefits, under any employee compensation, incentive and benefit (including vacation and severance) plans, programs, policies and arrangements maintained for the benefit of Employees as of and after the Effective Time by Parent or its subsidiaries.

For the later of a period of one (1) year following the date of the closing (the “Continuation Period”) or the remaining term of any individual employment, severance or separation agreement in effect immediately prior to the Effective Time, Parent will provide each Employee who suffers a termination of employment under circumstances that would have given the Employee a right to severance payments and benefits under the Company’s severance policy or individual employment, severance or separation agreement in effect immediately prior to the Effective Time (each, a “Company Severance Plan”) with severance payments and benefits no less favorable than those that would have been provided to such Employee under any Company Severance Plan. With respect to any accrued but unused vacation time to which any Employee is entitled pursuant to the vacation policy or individual agreement applicable to such Employee immediately prior to the Effective Time, Parent will, or will (i) allow such Employee to use such accrued vacation and (ii) if any Employee’s employment terminates during the Continuation Period under circumstances entitling the Employee to severance pay under the Company Severance Plan, pay the Employee, in cash, an amount equal to the value of the accrued vacation time.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

The Merger Agreement provides that Parent and the surviving corporation will cause all rights of indemnification, advancement of expenses and exculpation existing in favor of any present or former director, officer or employee of the Company or any of its subsidiaries to survive the Merger and continue in full force and effect for at least six years after the Effective Time. In addition, for six years following the Effective Time, the Company and its subsidiaries will cause their respective organizational documents to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the respective organizational documents of the Company and its subsidiaries as of the date of the Merger Agreement.

Following the Effective Time, the Company and its subsidiaries will indemnify and hold harmless, to the fullest extent permitted by applicable law, any present or former director, officer or employee of the Company or its subsidiaries, respectively, against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any threatened or actual action or proceeding arising out of such individual’s role as a director, officer or employee of the Company, including matters, acts or omissions occurring in connection with the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

Additionally, for a period of six years after the Effective Time, the Company will maintain in effect the policies of directors’ and officers’ liability insurance currently maintained by the Company or policies of at least the same coverage and amounts containing terms and conditions no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Effective Time, provided that the Company is not obligated to expend on an annual basis an amount in excess of 300% of the current annual premium paid by the Company. In lieu of such policies, the Company may purchase a “tail” directors’ and officers’ liability insurance policy, provided that such policy covers the matters currently covered by directors’ and officers’ liability insurance and such policy is maintained in effect for six years following the Effective Time.

Certain Covenants of Each Party

Reasonable Best Efforts

Each of the Parties and their affiliates will use its reasonable best efforts (i) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in the Merger Agreement are satisfied and to consummate the transactions contemplated by the Merger Agreement as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions described therein, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) to make or obtain, as applicable (and to cooperate with the other Parties to make or obtain, as applicable), any consents, approvals, registrations, authorizations, waivers, permits, orders, filings, notifications and other confirmations of any third party necessary, proper or advisable to be made or obtained, as applicable, in connection with the transactions contemplated by the Merger Agreement, penalties or other consideration to obtain any consent or approval required for the completion of the transactions contemplated by the Merger Agreement) and (iii) execute and deliver any additional instruments necessary to consummate the transaction described therein.

Approvals and Consents

Parent, its affiliates and the Company will use reasonable best efforts to promptly (i) obtain any consents, approvals or other authorizations, including any gaming approvals, and make any filings and notifications, required in connection with the transactions contemplated by the Merger Agreement, (ii) make any other submissions either required or deemed appropriate by either Parent or the Company as required under the Securities Act of 1933, the Exchange Act, the DGCL, the Nasdaq Global Select Market rules, any applicable gaming law and regulations and any other applicable law, and (iii) take or cause to be taken all other actions necessary, proper or advisable to cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under such laws, including any gaming approvals, as soon as reasonably practicable.

At Parent’s sole cost and expense, the Company will use its reasonable best efforts to cooperate with GenM, Kien Huat and their respective affiliates and to provide any information required in connection with any filings or notifications required for the Merger pursuant to the Term Sheet, including under the HSR Act, and to facilitate such filing or notification being made as promptly as reasonably practicable.

The Parties will, and will cause their affiliates to, promptly inform the other Party upon receipt of any communication from any governmental authority regarding any of the transactions contemplated by the Merger Agreement, consult with each other responses to any requests from a governmental authority and provide the other Party with notice and the opportunity to attend or participate in any meetings or substantive conversations with any governmental authority.

Applicable Exchange De-listing

Prior to the closing, the Company and Parent will cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things reasonably necessary on its part under applicable law and the rules and policies of the Nasdaq Global Select Market to enable the delisting of the Company’s Common Stock from the Nasdaq Global Select

Market and the deregistration of the Company’s Common Stock under the Exchange Act at or as promptly as practicable after the Effective Time.

Rule 16b-3

Prior to the Effective Time, the Company will take such steps as may be reasonably requested by any Party to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by the Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Transaction Litigation

Prior to the earlier of the Effective Time or the termination of the Merger Agreement, the Company will control the defense of any legal action (including any class action or derivative litigation) brought by any stockholder of the Company or any other person against the Company or its officers or directors alleging a breach of fiduciary duty relating directly or indirectly to the Merger Agreement or the transactions contemplated hereby (“Transaction Litigation”). However, under the Merger Agreement, the Company will, as promptly as reasonably practicable after obtaining knowledge thereof, notify Parent in writing of, and will (i) give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any Transaction Litigation (and the Company will in good faith take such comments into account), and the opportunity to participate in the defense and settlement of, any Transaction Litigation and (ii) if Parent does not exercise such right to participate (subject to the Company’s control right), keep Parent reasonably and promptly informed with respect to the status of such Transaction Litigation. No compromise or settlement of any Transaction Litigation will be agreed to by the Company without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Public Announcements

Parent (and its affiliates) and the Company will consult with each other before issuing any press release or otherwise making any public statements about the Merger Agreement or any of the transactions contemplated thereby, unless they are not inconsistent with previous press releases, public disclosures or public statements made jointly by the Parties and otherwise in compliance with the Merger Agreement and do not reveal material non-public information in connection with the Merger Agreement or the transactions contemplated thereby. Without the prior consent of the other Parties, (a) the Parties may communicate with customers, vendors, suppliers, financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable law, (b) the Parties may disseminate the information included in a press release or other document previously approved for external distribution by the other Party and (c) these will not apply to any disclosure of information concerning the Merger Agreement in connection with any dispute between the Parties regarding the Merger Agreement. Parent’s consent will not be required, and the Company will not be required to consult with Parent in connection with, or provide Parent an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made principally relating to any Takeover Proposal (as defined in the Merger Agreement) or any withdrawal, modification or amendment of the recommendations of the Board or the Special Committee prior to the time the required approval is obtained.

Conditions to the Completion of the Merger

Conditions to the obligation of each of the Parties to consummate the Merger include:

•	the Merger Agreement being duly adopted by the Required Stockholder Vote at a duly called stockholders meeting;

•	the receipt of all requisite gaming authority approvals and remain in full force and effect;

•	no governmental authority has issued any law or order enjoining, rendering illegal or otherwise prohibiting completion of the Merger; and

•	twenty-one days elapsing since an information statement relating to the Series F COD Amendment has been cleared by the staff of the SEC and mailed to the Company’s stockholders.

Conditions to the obligation of each of Parent and Merger Sub to consummate the Merger include:

•	the accuracy of the Company’s representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers);

•	the Company performing or complying, in all material respects, with all obligations required to be performed or complied with by it under the Merger Agreement at or before the closing;

•

the non-occurrence of an event of default under certain of the Company’s outstanding indebtedness, unless such event of default occurred and is continuing due to a failure by Kien Huat to fund the amounts and at the times required by the Existing Preferred Stock Commitment Letter (as amended by the Preferred Stock Commitment Letter Amendment); and

•	Parent and Merger Sub receiving a certificate from the Company acknowledging its compliance with the aforementioned closing conditions.

Conditions to the obligation of the Company to consummate the Merger include:

•	the accuracy of Parent’s and Merger Sub’s representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers);

•

each of Parent and Merger Sub performing or complying, in all material respects, with all obligations required to be performed or complied with by it under the Merger Agreement at or before the closing; and

•	the Company receiving a certificate from Parent acknowledging its compliance with the aforementioned closing conditions.

Availability of financing for the Merger is not a condition to Parent’s obligations to consummate the Merger.

Termination

The Merger Agreement may be terminated at any time before the Effective Time by mutual written consent of Parent and the Company (but with respect to the Company, only pursuant to a resolution adopted by the Special Committee).

The Merger Agreement may be terminated by either Parent or the Company (only pursuant to a resolution adopted by the Special Committee) at any time before the Effective Time:

•

whether before or after obtaining the Required Stockholder Vote, if the Merger has not been consummated by the Termination Date of March 1, 2020. This specific right to terminate the Merger Agreement will not be available to any party whose breach of any representation, warranty, covenant or agreement has materially contributed to, or resulted in, the failure to consummate the Merger by such date;

•

if the Merger Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company stockholders meeting and the required stockholder approval is not obtained upon a vote taken thereat (or following an adjournment or postponement thereof); or

•

whether before or after obtaining the required stockholder approval, if any governmental authority will have issued any law or order that makes illegal, permanently enjoins or otherwise permanently prohibits completion of the Merger and such law or order is or will have become final and nonappealable, and the party seeking to terminate has used reasonable best efforts to challenge such law or order.

The Merger Agreement may be terminated by Parent at any time before the Effective Time:

•

prior to the Company obtaining the required stockholder approval, if the Board or any committee thereof (including the Special Committee) will have effected an Adverse Company Recommendation (as defined in the Merger Agreement);

•

if the Company breaches any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach (i) would give rise to the failure of a condition to closing, and (ii) (A) is not capable of being cured prior to the Termination Date or (B) has not been cured by the Company within twenty business days after the Company’s receipt of written notice of such breach from Parent, but only so long as neither Parent nor Merger Sub are then in breach of their respective representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would give rise to the failure of a condition to closing.

The Merger Agreement may be terminated by the Company (only pursuant to a resolution adopted by the Special Committee) at any time before the Effective Time:

•	to enter into a definitive contract providing for a Superior Proposal;

•

if Parent or Merger Sub breaches any of their respective representations, warranties, covenants or agreements contained in the Merger Agreement, which breach (i) would give rise to the failure of a condition to closing and (ii) (A) is not capable of being cured prior to the

Termination Date or (B) has not been cured by Parent within twenty business days after Parent’s receipt of written notice of such breach from the Company, but only so long as the Company is not then in breach of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would give rise to the failure of a condition to closing; or

•

if (i) all of the conditions to the closing have been satisfied or waived (other than any condition the failure of which to be satisfied is attributable, in whole or in part, to a breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements contained in the Merger Agreement and other than conditions that, by their nature, are to be satisfied at the closing and which were, at the time of termination, capable of being satisfied), (ii) Parent and Merger Sub have failed to consummate the closing on the date the closing should have occurred, (iii) the Company has notified Parent in writing that the Company is ready, willing and able to consummate the closing and that such notice is being sent to Parent, and (iv) Parent and Merger Sub fail to consummate the closing within five business days after such notice is delivered to Parent.

Effect of Termination; Fees and Expenses

Fees

The Company will pay to Parent an amount in cash equal to $1,750,000 if (i) the Merger Agreement is terminated by Parent prior to the Company obtaining the Required Stockholder Vote if the Board or any committee thereof (including the Special Committee) has effected an Adverse Company Recommendation or (ii) the Merger Agreement is terminated by the Company to enter into a definitive contract providing for a Superior Proposal. Except in the case of a willful and material breach, Parent’s receipt of the aforementioned fee is the sole and exclusive remedy of Parent and its affiliates against the Company and certain related parties for any damages suffered as a result of the failure of the Merger to be consummated and any other damages suffered as a result of or under the Merger Agreement and the transactions contemplated by the Merger Agreement.

Effect of Termination; General Expense Provisions

Any party terminating the Merger Agreement will give written notice to the other party in accordance with the Merger Agreement. If the Merger Agreement is terminated, it will become void and of no further force and effect, with no liability on the part of any party (or any related party). Certain sections of the Merger Agreement, the Equity Commitment Letters (in accordance with the terms thereof) and the confidentiality agreements between Kien Huat and the Company and GenM and the Company will survive any termination of the Merger Agreement. Termination will not relieve any party from any damages resulting from a willful and material breach of the Merger Agreement prior to any termination.

Whether or not the Merger is consummated, all fees, costs and expenses (including those payable to representatives) incurred by the Parties or on their behalf will be paid by the Party incurring those expenses, except (i) expenses incurred in connection with the filing, printing and mailing of this Proxy Statement and Schedule 13E-3 and (ii) the cost of determining whether the Company is a USRPHC, the fees costs and expenses of each of which will be borne by Parent.

Specific Performance

The Parties will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court sitting in the State of Delaware) and the Parties waive any requirement for the posting of any bond or similar collateral in connection therewith. Each Party also agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Amendment; Extension; Waiver

The Merger Agreement may be amended by the Parties at any time before the Effective Time, so long as (a) no amendment that requires further stockholder approval under applicable law after stockholder approval hereof will be made without such required further approval and (b) such amendment has been duly approved by the Special Committee.

At any time before the Effective Time, Parent, Merger Sub and the Company (only pursuant to a resolution adopted by the Special Committee) may (a) extend the time for the performance of any of the obligations of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in the Merger Agreement or in any document delivered under Merger Agreement, or (c) subject to applicable law, waive compliance with any of the covenants or conditions contained in the Merger Agreement. The failure of any party to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of such rights, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

Special Committee Approval

No amendment or waiver of any provision of the Merger Agreement and no decision or determination will be made, or action taken, by or on behalf of the Company under or with respect to the Merger Agreement without first obtaining the approval of the Special Committee.

ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION

General

In accordance with Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the “golden parachute compensation,” the Compensation Proposal, that may be paid or become payable to its named executive officers in connection with the Merger, which has been quantified and discussed in more detail in “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Golden Parachute Compensation”.

Advisory Vote

As required by Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act, the Company is asking its stockholders to vote on the approval of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger, as disclosed in the sections of the Proxy Statement entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” and “Advisory Vote on Golden Parachute Compensation” including the associated narrative discussion, is hereby APPROVED.”

The vote on executive compensation that may become payable in connection with the Merger is a vote separate and apart from the vote to approve the Merger Agreement. Accordingly, you may vote to approve the executive compensation and vote against approval of the Merger Agreement, or vice versa. Because the vote is advisory in nature only, it will not be binding on either the Company or Parent. Accordingly, approval of the Compensation Proposal is not a condition to the completion of the Merger. In addition, because the Company is contractually obligated to pay the compensation disclosed in the sections of the Proxy Statement entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger”, the compensation will be payable, subject only to the conditions applicable thereto, if the Merger is approved and consummated and regardless of the outcome of the advisory vote.

Required Vote

Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of votes cast by the holders of outstanding Voting Stock present in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes are not considered votes cast for purposes of the Compensation Proposal and will have no effect on the approval of this proposal.

Recommendation

The Board recommends a vote “FOR” the Compensation Proposal.

ADJOURNMENT OF THE SPECIAL MEETING

Adjournment of the Special Meeting

In the event that the number of shares of Voting Stock present in person and represented by proxy at the Special Meeting and voting “FOR” the Merger is insufficient to approve the Merger Proposal, the Company may move to adjourn the Special Meeting in order to enable the Board to solicit additional proxies in favor of the approval of the Merger Proposal. In that event, the Company will ask its stockholders to vote only upon the Adjournment Proposal and not on the other proposals discussed in this Proxy Statement.

Required Vote

The approval of the Adjournment Proposal requires the affirmative vote of stockholders holding a majority of the votes cast by holders of Voting Stock present in person or by proxy at the Special Meeting and entitled to vote thereon.

Recommendation

The Board, based in part on the unanimous recommendation of the Special Committee, has unanimously approved and authorized the Merger, and recommends that you vote “FOR” the adoption of the Merger Agreement and, if there are not sufficient votes to adopt the Merger Agreement, recommends that you vote “FOR” the proposal to adjourn the Special Meeting.

MARKETS AND MARKET PRICE

Shares of Common Stock are listed and traded on the Nasdaq Global Market under the symbol “NYNY.” The following table shows, for the periods indicated, the reported high and low sale prices per share on the Nasdaq Global Market for the Company’s Common Stock.

Prices listed below are the high and low prices within any given day for the period, as opposed to the high opening or closing prices during the period.

	High	Low

Fiscal Year Ended December 31, 2017

First Quarter	$24.90	$20.45

Second Quarter	$25.50	$22.50

Third Quarter	$24.70	$20.75

Fourth Quarter	$29.10	$20.75

Fiscal Year Ended December 31, 2018

First Quarter	$30.98	$15.88

Second Quarter	$24.10	$16.30

Third Quarter	$20.25	$8.25

Fourth Quarter	$16.96	$6.31

Fiscal Year 2019

First Quarter	$15.31	$9.54

Second Quarter	$14.22	$8.75

Third Quarter (through September 20, 2019)	$11.53	$8.11

On the Undisturbed Date, the high and low sale prices for Common Stock as reported on the Nasdaq Global Market were $10.18 and $9.58 per share, respectively, and the closing sale price on that date was $9.58. On Friday, August 16, 2019, the last trading day prior to the announcement of the Merger Agreement on Monday, August 19, 2019, the high and low sale prices for Common Stock as reported on the Nasdaq Global Market were $8.35 and $8.67 per share, respectively, and the closing sale price on that date was $8.45. On September 20, 2019, the last trading day for which information was available prior to the date of the printing of this Proxy Statement, the high and low sale prices for Common Stock as reported on the Nasdaq Global Market were $9.83 and $9.68 per share, respectively, and the closing sale price on that date was $9.68.

The Company’s stockholders should obtain a current market quotation for Common Stock before making any decision with respect to the Merger. On                    , 2019 (the Record Date for stockholders entitled to vote at the Special Meeting), there were approximately                      holders of record of Common Stock.

Since its organization, the Company has not declared or paid any cash dividends on Common Stock. Accordingly, we do not expect to declare or pay dividends on the Common Stock prior to completion of the Merger and, under the terms of the Merger Agreement, we are prohibited from doing so.

SELECTED FINANCIAL INFORMATION

Selected Historical Financial Information

	Six Months ended		Year ended December 31,
	June 30, 2019	June 30, 2018	2018	2017

Statement of Operations

Revenues:

Gaming	$90,484	$68,955	$156,546	$60,540

Racing	2,499	2,558	5,335	5,820

Food and beverage	15,260	7,119	20,056	2,560

Room	5,413	2,458	7,345	—

Other	4,032	2,175	5,563	973

Gross revenues	117,688	83,265	194,845	69,893
Less: Promotional allowances	—	—	—	(4,042)

Net revenues	117,688	83,265	194,845	65,851

Total operating costs and expenses	156,186	129,478	283,909	95,768

Loss from operations	(38,498)	(46,213)	(89,064)	(29,917)

Other expense	(1,066)	(93)	(561)	—

Interest expense	(34,500)	(17,453)	(49,835)	(19,269)

Interest income	399	529	873	2,842

Loss before income taxes	(73,665)	(63,230)	(138,587)	(46,344)

Income tax provision	—	—	109	—

Net loss	(73,665)	(63,230)	(138,696)	(46,344)

Dividends on Preferred Stock	(64)	(64)	(128)	(128)

Net loss applicable to common stockholders	$(73,729)	$(63,294)	$(138,824)	$(46,472)

Weighted average common shares outstanding:

Basic	34,399	32,601	32,882	30,981

Diluted	34,399	32,601	32,882	30,981

Loss per common share:

Basic	$(2.14)	$(1.94)	$(4.22)	$(1.50)

Diluted	$(2.14)	$(1.94)	$(4.22)	$(1.50)

Other Data:

Net cash provided by / (used in):

Operating activities	(46,767)	(27,624)	(66,698)	(34,304)

Investing activities, including capital costs	(11,893)	(1,257)	(76,089)	(416,722)

Financing activities	48,355	15,967	139,482	465,607

Capital expenditures	(9,119)	(426)	(1,012)	(2,007)

Capitalized Development Projects costs	(2,774)	(123,249)	(204,524)	(300,277)

Balance Sheet Data:

Cash and cash equivalents	38,022	16,743	28,338	10,380

Total assets	876,358	781,715	846,426	832,238

Total long-term debt, net of debt issuance costs	487,595	462,744	495,693	455,148

Stockholders’ equity/(deficit)	185,314	217,614	211,839	271,321

Operating Data:

Total number of slot machines	1,604	2,156	2,156	—

Total number of table game positions	151	154	163	—

Total number of video gaming machines	—	1,110	1,090	1,110

Total number of video lottery terminals	—	1,070	1,070	1,070

Total number of electronic table games positions	—	40	20	40

No separate financial information is provided for Parent because Parent is a newly formed entity formed in connection with the Merger and has no independent operations. No pro forma data giving effect to the Merger has been provided. The Company does not believe that such information is material to stockholders in evaluating the proposed Merger and Merger Agreement because (i) the proposed Per Share Merger Consideration is all-cash, and (ii) if the Merger is completed, Common Stock will cease to be publicly traded.

Book Value Per Share

The Company’s net book value per share as of June 30, 2019 was approximately $5.38 (calculated based on 34,418,008 shares outstanding as of such date).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company regarding the beneficial ownership of Voting Stock as of September 23, 2019 (unless otherwise indicated), the most recent practicable date by (i) each of the Company’s “named executive officers” as determined pursuant to SEC rules, (ii) each director, (iii) all of the Company’s directors and executive officers as a group and (iv) each person who is known by the Company to be the beneficial owner of more than 5% of any class or series of the Company’s capital stock. Except as set forth in the table below or otherwise set forth elsewhere in this Proxy Statement, none of the Parent Filing Group Persons and, to the knowledge of the Parent Filing Group Persons after reasonable inquiry, the Parent Filing Group Natural Persons beneficially owned Voting Stock as of September 23, 2019.

As of September 23, 2019, there were 34,454,240 shares of our Common Stock, 44,258 shares of Series B Preferred Stock and 965 shares of Series F Preferred Stock issued and outstanding and entitled to notice of and to vote on all matters presented to stockholders. Each share of Common Stock entitles the holder thereof to one vote, each share of Series B Preferred Stock entitles the holder thereof to fifty-four thousandths (.054) of one vote and each share of Series F Preferred Stock entitles the holder thereof to 5,000 votes.

The information regarding beneficial ownership of our Common Stock has been presented in accordance with the rules of the SEC. Under these rules, a person may be deemed to beneficially own any shares of capital stock as to which such person, directly or indirectly, has or shares voting power or investment power, and to beneficially own any shares of our capital stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing (a) (i) the number of shares beneficially owned by such person plus (ii) the number of shares as to which such person has the right to acquire voting or investment power within 60 days by (b) the total number of shares outstanding as of such date, plus any shares that such person has the right to acquire from us within 60 days. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Beneficial Ownership of Common Stock as of the Record Date

Name and Address of
Beneficial Owner (1)
	Common Stock Beneficially Owned			Series B Preferred Stock Beneficially Owned		Series F Preferred Stock Beneficially Owned
Directors	Shares		Percentage	Shares	Percentage	Shares		Percentage

Emanuel R. Pearlman	58,331	(2)	*	—	—	—		—

Keith L. Horn	9,250	(3)	*	—	—	—		—

Edmund Marinucci	10,622	(4)	*	—	—	—		—

Nancy Palumbo	21,372	(5)	*	—	—	—		—

Gerard Ewe Keng Lim	4,875	(6)	*	—	—	—		—

Current Officers

Nanette L. Horner	8,734	(7)	*	—	—	—		—

Jamie M. Sanko	0	(8)	*	—	—	—		—

Ryan Eller	0	(9)	*	—	—	—		—

Directors and Officers as a Group (8 people)	113,184	(10)	*	—	—

Stockholders

Kien Huat Realty III Limited c/o Kien Huat Realty Sdn Bhd. 22nd Floor Wisma Genting Jalan Sultan Ismail 50250 Kuala Lumpur Malaysia	28,914,606	(11)	84.0%	—	—	965	(12)	100%

Patricia Cohen 6138 S. Hampshire Ct. Windermere, FL 34786	—		—	44,258	100%	—		—

*	less than 1%
(1)

Unless otherwise indicated, the address of each stockholder, director, and executive officer listed above is Empire Resorts, Inc., c/o Monticello Casino and Raceway, State Route 17B, P.O. Box 5013, Monticello, New York 12701.

(2)

Consists of 39,581 shares of our Common Stock owned directly by Mr. Pearlman and 18,750 shares of Company Stock Award issued pursuant to the Company’s Plan which vest on March 16, 2020; however, there is immediate vesting in the event (i) Mr. Pearlman is removed from the Board other than for cause, (ii) if he is not re-nominated by Kien Huat to stand for election to the Board, or (iii) upon a Change in Control (as defined in the award). Does not reflect 25,000 RSUs issued pursuant to the Company’s Plan, which vest as follows: 8,333 shares vested on June 5, 2018, 8,333 shares vested on June 5, 2019 and 8,334 shares vest on June 5, 2020; 25,000 RSUs issued pursuant to the Company’s Plan, which vest as follows: 8,333 shares vested on March 13, 2019, 8,333 shares vest on March 13, 2020 and 8,334 shares vest on March 13, 2021; and 50,000 RSUs issued pursuant to the Company’s Plan, which vest as follows: 16,667 shares vest on January 21, 2020, 16,667 shares vest on January 21, 2021 and 16,666 shares vest on January 21, 2022; however, there is immediate vesting in the event (i) Mr. Pearlman is removed from the Board other than for cause, (ii) if he is not re-nominated by Kien Huat to stand for election to the Board, or (iii) upon a Change in Control (as defined in the award).

(3)

Consists of 9,250 shares of our Common Stock owned directly by Mr. Horn. Does not reflect 11,000 shares of RSUs issued pursuant to the Company’s Plan which vest on January 6, 2020 and 6,400 shares of RSUs issued pursuant to the Company’s Plan which vest on May 15, 2020.

(4)

Consists of 10,622 shares of our Common Stock owned directly by Mr. Marinucci. Does not reflect 11,000 shares of RSUs issued pursuant to the Company’s Plan which vest on January 6, 2020 and 6,400 shares of RSUs issued pursuant to the Company’s Plan which vest on May 15, 2020.

(5)

Consists of 21,372 shares of our Common Stock owned directly by Ms. Palumbo. Does not reflect 11,000 shares of RSUs issued pursuant to the Company’s Plan which vest on January 6, 2020 and 6,400 shares of RSUs issued pursuant to the Company’s Plan which vest on May 15, 2020.

(6)

Consists of 4,875 shares of our Common Stock owned directly by Mr. Gerard Lim. Does not reflect 11,000 shares of RSUs issued pursuant to the Company’s Plan which vest on January 6, 2020 and 6,400 shares of RSUs issued pursuant to the Company’s Plan which vest on May 15, 2020.

(7)

Consists of 8,734 shares of our Common Stock owned directly by Ms. Horner. Does not reflect 1,000 RSUs issued pursuant to the Company’s Plan, 333 shares of which vested on May 1, 2018, 333 shares vested on May 1, 2019 and 334 shares vest on May 1, 2020; however, there is immediate vesting in the event of a Change in Control (as defined in the award); and 6,600 RSUs issued pursuant to the Company’s Plan, which vest as follows: 2,200 shares vested on March 12, 2019, 2,200 shares vest on March 12, 2020 and 2,200 shares vest on March 12, 2021; however, there is immediate vesting in the event of a Change in Control (as defined in the award). Also does not reflect 22,500 RSUs issued pursuant to the Company’s Plan, which vest as follows: 11,250 shares vested immediately on the date of grant and 11,250 shares vest on March 20, 2020; however, there is immediate vesting in the event of a Change in Control (as defined in the award).

(8)

Does not reflect 10,000 RSUs issued to Mr. Sanko pursuant to the Company’s Plan, which vest as follows: 3,333 shares vested on March 12, 2019, 3,333 shares vest on March 12, 2020 and 3,334 shares vest on March 12, 2020; however, there is immediate vesting in the event of a Change in Control (as defined in the award). Also does not reflect 30,000 RSUs issued pursuant to the Company’s Plan, which vest as follows: 15,000 shares vested immediately on the date of grant and 15,000 shares vest on March 20, 2020; however, there is immediate vesting in the event of a Change in Control (as defined in the award).

(9)

Does not reflect 90,000 RSUs issued pursuant to the Company’s Plan. On June 5, 2017, Mr. Eller was granted 20,000 RSUs, which vest as follows: 6,667 shares vested on June 5, 2018, 6,667 shares vested on June 5, 2019 and 6,666 shares vest on June 5, 2020; however, there is immediate vesting in the event of a Change in Control (as defined in the award). Also does not reflect 20,000 RSUs, which vest as follows: 6,667 shares vested on March 13, 2019, 6,667 shares vest on March 13, 2020 and 6,666 shares vest on March 13, 2021; however, there is immediate vesting in the event Mr. Eller is (i) terminated by the Company other than for cause (as such term is defined in the award), (ii) removed from the Board other than for cause or he is not re-nominated by Kien Huat to stand for election to the Board, or (iii) upon a Change in Control (as defined in the award). Further, does not reflect 50,000 RSUs, which vest as follows: 16,667 shares vest on January 21, 2020, 16,667 shares vest on January 21, 2021 and 16,666 shares vest on January 21, 2022; however, there is immediate vesting in the event Mr. Eller is (i) terminated by the Company other than for cause (as such term is defined in the award), (ii) terminated from serving as the Company’s President and Chief Executive Officer, or (iii) upon a Change in Control (as defined in the award).

(10)

Consists of 94,434 shares of our Common Stock owned directly by directors and officers of the Company and 18,750 shares of Company Stock Awards issued pursuant to the Company’s Plan which currently have voting rights but vest on March 16, 2020. Does not reflect 329,700 RSUs issued to officers and directors pursuant to the Company’s Plan.

(11)

On August 5, 2019, Kien Huat, Gen USA and GenM entered into the Term Sheet. Pursuant to the Term Sheet, subject to the satisfaction of certain conditions (including receipt of regulatory approvals), it is expected that prior to the completion of the Merger Kien Huat will sell to Gen USA 13,200,000 shares of Common Stock at $9.74 per share of Common Stock. In addition, pursuant to the Term Sheet, it is expected that prior to the completion of the Merger, Kien Huat and Gen USA will contribute 15,714,606 shares of Common Stock and 13,200,000 shares of Common Stock, respectively, to Parent. In exchange for such contributions, Kien Huat and Gen USA will continue to hold a membership interest of 51% and 49% in Parent, respectively, and Kien Huat will receive approximately $9.4 million.

(12)

Includes 150 shares of Series F Preferred Stock which Kien Huat acquired from the Company on August 26, 2019 and 75 shares of Series F Preferred Stock which Kien Huat acquired from the Company on September 23, 2019, both pursuant to the Existing Preferred Stock Commitment Letter, as amended by the Preferred Stock Commitment Letter Amendment.

COMMON STOCK TRANSACTION INFORMATION

Transactions by the Parent Filing Group Persons

Except as set forth in the table below or otherwise set forth elsewhere in this Proxy Statement, none of the Parent Filing Group Persons and, to the knowledge of the Parent Filing Group Persons after reasonable inquiry, Parent Filing Group Natural Persons has (a) effected any transaction in shares of Common Stock or any other equity securities of the Company during the past two years (with respect to such Parent Filing Group Natural Persons, any such transaction exceeding $60,000) or (b) effected any transaction in shares of the Common Stock or any other equity securities of the Company during the past sixty days.

Quantity	Price ($)	Transaction Date	Transaction Description
KIEN HUAT(1)

1,379,873	$36,166,465	12/28/2017	Shares of Common Stock issued in exchange for full satisfaction of promissory note, dated January 24, 2017, issued by Montreign to Kien Huat, with total outstanding indebtedness of $36,166,465.

1,666	$24,990	1/24/2018	Kien Huat exercised its Option Matching Right, as defined in, and under the terms of, the Investment Agreement.

120	$12,000,000	11/13/2018	Pursuant to the Existing Preferred Stock Commitment Letter, Kien Huat subscribed for 120 shares of Series F Preferred Stock.

200	$20,000,000	2/20/2019	Pursuant to the Existing Preferred Stock Commitment Letter, Kien Huat subscribed for 200 shares of Series F Preferred Stock.

270	$27,000,000	5/21/2019	Pursuant to the Existing Preferred Stock Commitment Letter, Kien Huat subscribed for 270 shares of Series F Preferred Stock.

150	$15,000,000	6/17/2019	Pursuant to the Existing Preferred Stock Commitment Letter, Kien Huat subscribed for 150 shares of Series F Preferred Stock.

150	$15,000,000	8/26/2019	Pursuant to the Existing Preferred Stock Commitment Letter and the Preferred Stock Commitment Letter Amendment, Kien Huat subscribed for 150 shares of Series F Preferred Stock.

75	$7,500,000	9/23/2019	Pursuant to the Existing Preferred Stock Commitment Letter and the Preferred Stock Commitment Letter Amendment, Kien Huat subscribed for 75 shares of Series F Preferred Stock.

GENM (1)

GEN USA (1)

PARENT (1)

GERARD LIM (2)

(1)

On August 5, 2019, Kien Huat, Gen USA and GenM entered into the Term Sheet. Pursuant to the Term Sheet, subject to the satisfaction of certain conditions (including receipt of regulatory approvals), it is expected that prior to completion of the Merger Kien Huat will sell to Gen USA 13,200,000 shares of Common Stock at $9.74 per share of Common Stock. In addition, pursuant to the Term Sheet, it is expected that prior to the completion of the Merger, Kien Huat and Gen USA will contribute 15,714,606 shares of Common Stock and 13,200,000 shares of Common Stock, respectively, to Parent. In exchange for such contributions, Kien Huat and Gen USA will continue to hold a membership interest of 51% and 49% in Parent, respectively, and Kien Huat will receive approximately $9.4 million.

(2)	See “Common Stock Transaction Information – Transactions by the Company’s Directors and Executive Officers”.

Transactions by the Company

There have been no transactions in shares of Common Stock by the Company within the 60 days prior to the date of this Proxy Statement, except as provided below:

	Number of Shares Issued	Range of Issuance Prices	Average Issuance Price
Fiscal Year Ended December 31, 2017
First Quarter	33,333	$22.75	$22.75
Second Quarter	N/A	N/A	N/A
Third Quarter	875	$23.15	$23.15
Fourth Quarter	1,381,873	$22.90 to $26.21	$26.21
Fiscal Year Ended December 31, 2018
First Quarter	203,332	$15.00 to $23.60	$23.46
Second Quarter	N/A	N/A	N/A
Third Quarter	N/A	N/A	N/A
Fourth Quarter	1,685,759	$18.13	$18.13
Fiscal Year 2019
First Quarter	20,000	$10.33	$10.33
Second Quarter	4,549	$12.21 to $12.36	$12.28
Third Quarter (through September 20, 2019)	36,232	$9.68 to $9.73	$9.71

There have been no repurchases of Common Stock by the Company during the past two years, except as provided below:

	Number of Shares Purchased (1)	Range of Prices Paid	Average Purchase Price
Fiscal Year Ended December 31, 2017
First Quarter	12,128	$22.50 to $23.75	$22.68
Second Quarter	N/A	N/A	N/A
Third Quarter	N/A	N/A	N/A
Fourth Quarter	N/A	N/A	N/A
Fiscal Year Ended December 31, 2018
First Quarter	27,610	$23.75 to $28.85	$27.07
Second Quarter	N/A	N/A	N/A
Third Quarter	17,848	$12.35	$12.35
Fourth Quarter	N/A	N/A	N/A
Fiscal Year 2019
First Quarter	9,791	$10.81	$10.81
Second Quarter	N/A	N/A	N/A
Third Quarter (through September 20, 2019)	N/A	N/A	N/A

(1)	- Represents shares withheld to pay statutory taxes resulting from vesting of restricted shares.

Transactions by the Company’s Directors and Executive Officers

None of the Company’s directors and executive officers have (a) effected any transaction with the Company in shares of Common Stock or any other equity securities of the Company exceeding $60,000 during the past two years or (b) effected any transaction in shares of the Common Stock or any other equity securities of the Company during the past sixty days, except as provided below:

Transaction Date	Quantity	Price ($)		Transaction Description
NANETTE HORNER

1/20/2019	22,500	$		Grant of RSUs, 11,250 of which vest immediately.

8/05/2018	(2,418)		$12.35	Withheld shares to pay statutory income taxes resulting from vesting of RSUs.

3/12/2018	6,600	$		Grant of RSUs.

2/05/2018	(2,539)		$28.85	Withheld shares to pay statutory income taxes resulting from vesting of RSUs.

5/01/2017	1,000	$		Grant of RSUs.

RYAN ELLER

1/21/2019	50,000	$		Grant of RSUs

3/13/2018	20,000	$		Grant of RSUs

6/05/2017	20,000	$		Grant of RSUs

JAMIE SANKO

1/20/2019	30,000	$		Grant of 30,000 RSUs, 15,000 of which vest immediately.

3/13/2018	10,000	$		Grant of RSUs

EMANUEL PEARLMAN

3/15/2019	(9,791)		$10.81	Withheld shares to pay statutory income taxes resulting from vesting of restricted stock

1/21/2019	50,000	$		Grant of RSUs

8/05/2018	(13,012)		$12.35	Withheld shares to pay statutory income taxes resulting from vesting of restricted stock.

3/16/2018	(9,625)		$23.75	Withheld shares to pay statutory income taxes resulting from vesting of restricted stock.

3/13/2018	25,000	$		Grant of RSUs

2/05/2018	(12,914)		$28.85	Withheld shares to pay statutory income taxes resulting from vesting of restricted stock.

6/05/2017	25,000	$		Grant of RSUs

3/15/2017	(10,378)		$22.50	Withheld shares to pay statutory income taxes resulting from vesting of restricted stock.

1/06/2017	(1,750)		$23.75	Withheld shares to pay statutory income taxes resulting from vesting of restricted stock.

Transaction Date	Quantity	Price ($)	Transaction Description
GERARD EWE KENG LIM

5/06/2019	6,400	$	Grant of RSUs

11/06/2018	11,000	$	Grant of RSUs

11/01/2017	4,000	$	Grant of RSUs

9/18/2017	875	$	Grant of restricted stock

KEITH HORN

5/06/2019	6,400	$	Grant of RSUs

11/06/2018	11,000	$	Grant of RSUs

11/01/2017	4,000	$	Grant of RSUs

NANCY PALUMBO

5/06/2019	6,400	$	Grant of RSUs

11/06/2018	11,000	$	Grant of RSUs

11/01/2017	4,000	$	Grant of RSUs

EDMUND MARINUCCI

5/06/2019	6,400	$	Grant of RSUs

11/06/2018	11,000	$	Grant of RSUs

11/01/2017	4,000	$	Grant of RSUs

STOCKHOLDER PROPOSALS AND NOMINATIONS

If the Merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the Merger is not completed, we expect our next annual meeting of stockholders to generally be held in May of each year. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2020 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals must be received by the Company at its offices at c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, New York 12701 no later than November 23, 2019.

In addition, our Third Amended and Restated Bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. Notice of a nomination or proposal must be delivered to us not less than 120 days and not more than 180 days prior to the date we first mailed our proxy materials for the preceding year’s annual meeting of stockholders, or not more than 15 days from the public announcement of the meeting if the meeting is first publicly announced less than 90 days prior to the date of the meeting. Accordingly, for our 2020 annual meeting, notice of a nomination or proposal must be delivered to us no later than November 23, 2019 and no earlier than September 24, 2020. Nominations and proposals also must satisfy other requirements set forth in the Third Amended and Restated Bylaws. If a stockholder fails to comply with the foregoing notice provision or with certain additional procedural requirements under SEC rules, the Company will have authority to vote shares under proxies we solicit when and if the nomination or proposal is raised at the annual meeting of stockholders and, to the extent permitted by law, on any other business that may properly come before the annual meeting of stockholders and any adjournments or postponements. The Executive Chairman of the Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

If the Merger is completed, we do not expect to hold our 2020 annual meeting of stockholders.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (such as a broker, bank or other agent) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, including this Proxy Statement and other proxy materials, unless the affected stockholder has provided us with contrary instructions. This procedure provides extra convenience for stockholders and cost savings for companies.

Empire and some brokers, banks or other agents may be householding our proxy materials, including this Proxy Statement. A single set of this Proxy Statement and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Registered stockholders may revoke their consent at any time by contacting the Company’s transfer agent Continental Stock Transfer & Trust Company, toll-free at (917) 262-2373. Holders through banks or brokers or other agents must notify such agents.

Upon written or oral request, Empire will promptly deliver a separate copy of the Proxy Statement and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Proxy Statement and other proxy materials, you may send a written request to Empire Resorts, Inc., c/o Monticello Casino and Raceway 204 State Route 17B, P.O. Box 5013, Monticello, New York 12701, Attention: Nanette Horner, Executive Vice President, Chief Counsel and Chief Compliance Officer, or call (845) 807-0001. In addition, if you are receiving multiple copies of the Proxy Statement and other proxy material, you can request householding by contacting our General Counsel and Secretary in the same manner.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

The Company files certain reports and information with the SEC under the Exchange Act. The SEC maintains an Internet website that contains our reports, proxy statements and other information at www.sec.gov.

Because the Merger is a “going private” transaction, the Company and the Parent Filing Group Persons have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as part of it, is available for inspection as set forth above. The reports, opinions or appraisals referenced in this Proxy Statement and filed as exhibits to the Schedule 13E-3 will also be made available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested holder of Voting Stock or any representative who has been so designated in writing.

The information contained in this Proxy Statement speaks only as of the date indicated on the cover of this Proxy Statement unless the information specifically indicates that another date applies. The information that the Company later files with the SEC may update and supersede the information in this Proxy Statement.

The SEC allows the Company to “incorporate by reference” information into this Proxy Statement. This means that the Company can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement. This Proxy Statement and the information that the Company later files with the SEC may update and supersede the information incorporated by reference. Similarly, the information that the Company later files with the SEC may update and supersede the information in this Proxy Statement.

The following documents filed with the SEC are incorporated by reference in this Proxy Statement:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019;

•

The Company’s Current Reports on Form 8-K, filed with the SEC on January 7, 2019, January 22, 2019, February 20, 2019, March 15, 2019, March 25, 2019, April 24, 2019, May 6, 2019, May 23, 2019, June 17, 2019, June 24, 2019, July 17, 2019, July 25, 2019, August 6, 2019, August 19, 2019, August 26, 2019, September 3, 2019, September 12, 2019 and September 23, 2019; and

•	The description of our common stock contained in our registration on Form 8-A as filed with the SEC on June 20, 2001.

We also incorporate by reference each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K filed under Items 2.02 and 7.01) after the date of this Proxy Statement and before the Special Meeting.

Any person, including any beneficial owner, to whom this Proxy Statement is delivered may request copies of any of the documents incorporated by reference in this Proxy Statement. Requests for such copies should be directed to Empire Resorts, Inc., c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, New York 12701, Attention: Nanette Horner, Executive Vice President, Chief Counsel and Chief Compliance Officer; Telephone: (845) 807-0001 and should be made at least five business days before the date of the Special Meeting. If you wish to receive a copy of any documents incorporated by reference in this Proxy Statement, will mail you these documents without charge excluding any exhibits to those documents (unless the exhibit is specifically incorporated by reference into this Proxy Statement).

These documents are also available at the investor relations section of the Company’s website, located at http://empireresorts.gcs-web.com/. The information provided on the Company’s website is not part of this Proxy Statement, and therefore is not incorporated by reference herein.

Questions

If you have questions about the Special Meeting or the Merger after reading this Proxy Statement, or if you would like additional copies of this Proxy Statement or the proxy card, you should contact Empire Resorts, Inc., c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, New York 12701, Attention: Nanette Horner, Executive Vice President, Chief Counsel and Chief Compliance Officer. You may also contact the Company’s proxy solicitor, MacKenzie Partners, Inc., by calling toll-free at (800) 322-2885.

*    *    *

The Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this Proxy Statement should not create an implication that there has been no change in the affairs of the Company since the date of this Proxy Statement or that the information herein is correct as of any later date.

No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person. This Proxy Statement is dated      , 2019. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date, and the mailing of this Proxy Statement to stockholders will not create any implication to the contrary.

No other matters are intended to be brought before the Special Meeting by the Company, and the Company does not know of any matters to be brought before the Special Meeting by others. If, however, any other matters properly come before the meeting, the persons named in this Proxy Statement will vote the shares represented thereby in accordance with the judgment of management on any such matter.

The Proxy Statement is available to Stockholders at

http://www.cstproxy.com/empireresorts/2019

p  FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED  p

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Empire Resorts, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EMPIRE RESORTS, INC.

The undersigned hereby appoints Ryan Eller and Emanuel R. Pearlman as proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them acting singly, to represent and vote, as designated on the reverse side, all the shares of Common Stock and Series B Preferred Stock of Empire Resorts, Inc. (the “Company”) held of record by the undersigned at the close of business on                 , 2019, at the Special Meeting of Stockholders to be held at                 on                 , 2019, at                 , Eastern Time, or any adjournment(s) or postponement(s) thereof (the “Meeting”) and authorizes and instructs said proxies to vote in the manner directed on the reverse side.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the adoption of the Agreement and Plan of Merger, “FOR” the approval of certain items of compensation that may become payable to named executive officers, and “FOR” the approval of the adjournment of the special meeting or to solicit additional proxies. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting or any adjournment(s) or postponement(s) of the Meeting. If you wish to vote via the Internet, please read the directions on the reverse side.

(Continued and to be marked, dated and signed, on the other side)

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Daylight Time, on , 2019.

INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

PROXY	Please mark your votes like this	☒

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 18, 2019 (AS IT MAY BE AMENDED), BY AND AMONG EMPIRE RESORTS, INC., HERCULES TOPCO LLC AND HERCULES MERGER SUBSIDIARY INC. (THE “MERGER AGREEMENT”), “FOR” THE APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF CERTAIN ITEMS OF COMPENSATION THAT ARE BASED ON OR OTHERWISE RELATED TO THE MERGER UNDER THE MERGER AGREEMENT AND THAT MAY BECOME PAYABLE TO NAMED EXECUTIVE OFFICERS UNDER EXISTING AGREEMENTS WITH EMPIRE RESORTS, INC., AND “FOR” THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING.

		FOR	AGAINST	ABSTAIN
1.	Adoption of the Agreement and Plan of Merger, dated as of August 18, 2019 (as it may be amended), by and among Empire Resorts, Inc., Hercules Topco LLC and Hercules Merger Subsidiary Inc. (the “Merger Agreement”)	☐	☐	☐	THE BOARD RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

		FOR	AGAINST	ABSTAIN
2.	Approval, on an advisory (non-binding) basis, of certain items of compensation that are based on or otherwise related to the merger under the Merger Agreement and that may become payable to named executive officers under existing agreements with Empire Resorts, Inc.	☐	☐	☐	THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF CERTAIN ITEMS OF COMPENSATION THAT ARE BASED ON OR OTHERWISE RELATED TO THE MERGER UNDER THE MERGER AGREEMENT AND THAT MAY BECOME PAYABLE TO NAMED EXECUTIVE OFFICERS UNDER EXISTING AGREEMENTS WITH EMPIRE RESORTS, INC.

		FOR	AGAINST	ABSTAIN
3.	Approval of the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.	☐	☐	☐	THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT.

CONTROL NUMBER

Signature

Signature, if held jointly

Date                       , 2019.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Appendix A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

HERCULES TOPCO LLC,

HERCULES MERGER SUBSIDIARY INC.

and

EMPIRE RESORTS, INC.

Dated as of August 18, 2019

A-i

A-ii

A-iii

Exhibit A

Series F Designation Amendment

Disclosure Letters

Company Disclosure Letter

Parent Disclosure Letter

A-iv

INDEX OF DEFINED TERMS

Term	Section
$8.2(c)
Acceptable Confidentiality Agreement	8.1(a)
Adverse Company Recommendation	5.6(e)
Affiliate	8.1(b)
Affiliate Transactions	3.24
Agreement	Preamble
Anticorruption Laws	8.1(c)
Applicable Exchange	8.1(d)
Balance Sheet Date	3.12(a)
Book-Entry Shares	2.2(c)(i)
Business Day	8.1(e)
Canceled Shares	2.1(c)
Capitalization Date	3.8(a)
Certificate of Merger	1.3
Certificates	2.2(c)(i)
Closing	1.2
Closing Date	1.2
Code	8.1(f)
Common Merger Consideration	2.1(d)
Common Stock	8.1(g)
Company	Preamble
Company Assets	3.7
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Letter	III
Company Employee Benefits	3.16(a)
Company Equity Awards	8.1(h)
Company Equity Plan	8.1(i)
Company Financial Advisor	3.25
Company Material Adverse Effect	8.1(j)
Company Option	8.1(k)
Company Permits	3.22(a)
Company Proxy Statement	3.6(b)
Company Related Parties	8.1(l)
Company RSU	2.3(a)
Company SEC Reports	3.10(a)
Company Severance Plan	5.8(c)
Company Stock Award	2.3(b)
Company Stockholders Meeting	3.6(b)
Company Termination Fee	7.6(c)
Compensation Committee	2.3(c)
Confidentiality Agreements	5.4(c)
Continuation Period	5.8(c)
Contract	8.1(m)
Court of Chancery	8.5
Cut-Off Date	5.6(b)
Damages	5.9(b)
DGCL	1.1
Dissenting Shares	2.1(f)(i)

A-v

Term	Section
Dollars	8.2(c)
Effective Time	1.3
Empire Credit Agreement	8.1(n)
Employee	5.8(a)
Enforceability Exceptions	8.1(o)
Environmental Law	3.19
Equity Commitment Letter	4.6(a)
Equity Financing	4.6(a)
Equity Investors	Recitals
ERISA	3.16(a)
ERISA Affiliate	3.16(a)
Event of Default	8.1(p)
Exchange Act	8.1(q)
Exempted Party	8.1(r)
Expenses	5.13
Funding Default	8.1(s)
GAAP	3.11(a)(ii)
Gaming Approvals	8.1(t)
Gaming Authorities	8.1(u)
Gaming Law	8.1(v)
GenM	5.4(c)
Go-Shop Period	5.6(a)
Governmental Authority	8.1(w)
Governmental Authorizations	3.6
Hazardous Substances	8.1(x)
HSR Act	4.3(f)
Indemnified Parties	5.9(a)
Information Statement	5.17
Intellectual Property	8.1(y)
Intervening Event	8.1(z)
IRS	3.16(b)
IT Systems	3.20(e)
KH 2018 Preferred Stock Commitment Letter	5.1(c)
Knowledge	8.1(aa)
Law	8.1(bb)
Legal Actions	3.14(a)
Liabilities	3.12
Licensed Parties	4.9
Licensing Affiliates	4.9
Liens	8.1(cc)
Material Contracts	3.15
Maximum Premium	5.9(c)
Merger	Recitals
Merger Consideration	2.1(d)
Merger Sub	Preamble
MOC	5.1(i)
No-Shop Period Start Date	5.6(a)
Orders	8.1(dd)
Organizational Documents	8.1(ee)
Owned Intellectual Property	8.1(ff)
Parent	Preamble

A-vi

Term	Section
Parent Assets	4.4
Parent Contracts	4.4
Parent Disclosure Letter	IV
Parent Material Adverse Effect	8.1(gg)
Parent Plan	5.8(b)
Parent Related Parties	8.1(hh)
Parties	Preamble
Paying Agent	2.2(a)
Payment Fund	2.2(b)
Permits	3.22(a)
Permitted Lien	8.1(ii)
Person	8.1(jj)
Personal Information	8.1(kk)
Preferred Stock	3.8(a)
Principal Stockholder	Recitals
Real Property Leases	3.21(b)
Representatives	8.1(ll)
Requisite Company Vote	8.1(mm)
Requisite Gaming Approvals	8.1(nn)
Revolving Credit Agreement	5.1(i)
Rollover Shares	2.1(b)
Schedule 13E-3	3.6(b)
SEC	3.6(b)
Section 203 Assumption	3.3
Securities Act	3.10(a)
Series B Merger Consideration	2.1(d)
Series B Preferred Stock	3.8(a)
Series F Approval	3.3
Series F Designation	5.17
Series F Designation Amendment	5.17
Series F Preferred Stock	3.8(a)
Special Committee	Recitals
Special Committee Recommendation	Recitals
Subsidiary	8.1(oo)
Superior Proposal	8.1(pp)
Surviving Bylaws	1.6
Surviving Charter	1.5
Surviving Corporation	1.1
Takeover Proposal	8.1(qq)
Tax Returns	8.1(rr)
Taxes	8.1(ss)
Term Loan Credit Agreement	8.1(tt)
Term Sheet	5.11(a)
Termination Date	7.2(a)
Transaction Litigation	5.14
Vacation Policy	5.8(c)
Voting Agreement	Recitals
Willful and Material Breach	8.1(uu)

A-vii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 18, 2019 (this “Agreement”), by and among Hercules Topco LLC, a Delaware limited liability company (“Parent”), Hercules Merger Subsidiary Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Empire Resorts, Inc., a Delaware corporation (the “Company” and, together with Parent and Merger Sub, the “Parties”).

RECITALS

WHEREAS, the Board of Directors of the Company (the “Company Board”) established a Special Committee (the “Special Committee”), consisting solely of independent and disinterested directors, to, among other things, consider and negotiate strategic transactions involving the Company, including the merger of Merger Sub with and into the Company on the terms and subject to the conditions of this Agreement (the “Merger”) and the other transactions contemplated by this Agreement, and to make a recommendation to the Company Board with respect thereto;

WHEREAS, the Special Committee at a meeting duly called and held, has (a) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, the voting agreement with the Principal Stockholder (the “Voting Agreement”) and the Series F Designation Amendment, (b) approved and declared advisable this Agreement, the Merger and the transactions contemplated by this Agreement, including the Voting Agreement and the Series F Designation Amendment, (c) declared that it is in the best interests of the Company and its stockholders to enter into this Agreement, to consummate the Merger on the terms and subject to the conditions set forth in this Agreement and to effect the Series F Designation Amendment and (d) recommended that the Company Board adopt the Company Board Recommendation (the “Special Committee Recommendation”);

WHEREAS, the Company Board, based in part on the recommendation of the Special Committee, at a meeting thereof duly called and held, has (a) authorized and approved the Voting Agreement, (b) authorized and approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Voting Agreement and the Series F Designation Amendment, (c) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, including the Voting Agreement and the Series F Designation Amendment, (d) declared that it is fair to, advisable and in the best interests of the Company and its stockholders to enter into this Agreement, to consummate the Merger on the terms and subject to the conditions set forth in this Agreement and to effect the Series F Designation Amendment, (e) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (f) recommended to the stockholders of the Company that they adopt this Agreement (the “Company Board Recommendation”);

WHEREAS, the board of directors of Merger Sub, at a meeting thereof duly called and held, has approved and declared advisable, and the board of directors of Parent has approved, this Agreement, the Merger and the transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, Resorts

World Omni, LLC and the Principal Stockholder (together, the “Equity Investors”) have entered into and delivered the Equity Commitment Letters naming the Company as an express third party beneficiary of the terms thereof;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, Kien Huat Realty III Limited (the “Principal Stockholder”) is entering into the Voting Agreement with Parent and the Company pursuant to which, among other things, the Principal Stockholder has agreed, on the terms and subject to the conditions set forth therein, to vote or cause to be voted all shares of capital stock of the Company beneficially owned by the Principal Stockholder in favor of the adoption and approval of this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, the Principal Stockholder will execute and deliver to the Company a written consent adopting the Series F Designation Amendment.

Accordingly, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, (a) Merger Sub shall be merged with and into the Company and (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, at 10:00 a.m. (local time) on the second (2nd) Business Day after the day on which the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement, or (b) at such other place and time as Parent and the Company may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. At the Closing, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, signed, acknowledged and filed with the Secretary of State of the State of Delaware in such form as is required by the relevant provisions of the DGCL, and shall make all other deliveries, filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL, this Agreement and the Certificate of Merger. From and after the Effective Time, the Surviving

Corporation shall possess all of the rights, powers, privileges, franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided in the DGCL.

Section 1.5 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Charter”), until, subject to the provisions of Section 5.9, thereafter amended in accordance with the terms thereof and applicable Law.

Section 1.6 Bylaws. The Parties shall take all necessary action such that the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation (the “Surviving Bylaws”), until, subject to the provisions of Section 5.9, thereafter amended in accordance with the terms thereof, the Surviving Charter and applicable Law.

Section 1.7 Directors. The Parties shall take all necessary action so that the directors of Merger Sub immediately before the Effective Time shall be, from and after the Effective Time, the only directors of the Surviving Corporation, in each case until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and applicable Law.

Section 1.8 Officers. The officers of the Company immediately before the Effective Time shall remain the officers of the Surviving Corporation after the Effective Time, in each case until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and applicable Law.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Treatment of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of capital stock of Merger Sub or the Company:

(a) Conversion of Merger Sub Capital Stock. All shares of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and become a number of validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of the Surviving Corporation equal to the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than Rollover Shares and Canceled Shares) (assuming conversion of all Series B Preferred Stock into Common Stock).

(b) Parent-Owned Stock to Remain Outstanding. Each share of Common Stock and Series F Preferred Stock issued and outstanding immediately before the Effective Time that is owned by the Principal Stockholder, GenM or their respective Affiliates (the “Rollover Shares”) shall remain outstanding.

(c) Cancellation of Company-Owned Stock. Each issued share of Common Stock or Preferred Stock owned immediately before the Effective Time by the Company or any of its wholly owned Subsidiaries (collectively, the “Canceled Shares”), shall be canceled and shall cease to exist, and no consideration shall be paid for those Canceled Shares.

(d) Conversion of Common Stock and Series B Preferred Stock. Each share of Common Stock issued and outstanding immediately before the Effective Time (other than Rollover Shares, Canceled Shares and Dissenting Shares) shall be converted into the right to receive $9.74 in cash, without interest (the “Common Merger Consideration”). Each share of Series B Preferred Stock issued and outstanding immediately before the Effective Time (other than Rollover Shares, Canceled Shares and Dissenting Shares) shall be converted into the right to receive an amount in cash, without interest, equal to the product of (i) the Common Merger Consideration, multiplied by (ii) the number of shares of Common Stock into which such share of Series B Preferred Stock is then convertible (the “Series B Merger Consideration” and, together with the Common Merger Consideration, the “Merger Consideration”). From and after the Effective Time, all shares of Common Stock and Series B Preferred Stock that have been converted pursuant to this Section 2.1(d) shall cease to exist or be outstanding, and the holders of such shares as of immediately prior to the Effective Time shall cease to have any rights with respect to such shares, other than the right to receive the Merger Consideration in accordance with this Section 2.1(d) and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

(e) Equitable Adjustment. If, at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Common Stock or Series B Preferred Stock shall occur by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split), combination, exchange or readjustment of shares, stock dividend or stock distribution (including any dividend or distribution of securities convertible into or exchangeable for shares of Common Stock or Series B Preferred Stock), then the Merger Consideration shall be proportionately and equitably adjusted, without duplication, to reflect such change.

(f) Dissenting Shares.

(i) Notwithstanding any provision of this Agreement to the contrary (but subject to the other provisions of this Section 2.1(f)), any shares of Common Stock or Series B Preferred Stock issued and outstanding as of immediately prior to the Effective Time as to which the holder thereof (i) has not voted in favor of the Merger or consented to it in writing and (ii) has validly exercised appraisal rights in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration in accordance with Section 2.1(d), but instead shall entitle the holder thereof only to such rights as may be granted to a holder of Dissenting Shares pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and such holder shall cease to hold any rights thereto except as provided in Section 262 of the DGCL or this Section 2.1(f)); provided, that any Dissenting Share held by any Person who fails to perfect, effectively withdraws or otherwise loses his, her or its rights to appraisal of such Dissenting Shares pursuant to Section 262 of the DGCL shall thereupon (A) be deemed no longer to be a Dissenting Share and (B) be treated as if it have been converted, as of the Effective Time, into the right to receive the Merger Consideration pursuant to Section 2.1(d).

(ii) The Company shall give Parent (i) prompt notice of any written demands for appraisal, any withdrawals of such demands and any other instrument served on the Company under the DGCL in respect of Dissenting Shares and (ii) the right to direct all negotiations and proceedings with respect to such demands for appraisal. Prior to the Effective Time, the Company shall not offer to make or make any payment with respect to any such demands for appraisal or otherwise settle or offer to settle any such demands without the prior written consent of Parent.

Section 2.2 Surrender of Certificates and Book-Entry Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall (i) select a bank or trust company, satisfactory to the Company in its reasonable discretion, to act as the paying agent in the Merger (the “Paying Agent”) and (ii) enter into a paying agent agreement with the Paying Agent, the terms and conditions of which are satisfactory to the Company in its reasonable discretion. Parent shall be responsible for all fees and expenses of the Paying Agent.

(b) Payment Fund. At, or prior to, the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Common Stock and Series B Preferred Stock, for payment in accordance with this Article II through the Paying Agent, sufficient funds for the payment of the aggregate Merger Consideration for all issued and outstanding shares of Common Stock and Series B Preferred Stock (other than Rollover Shares, Dissenting Shares and Canceled Shares). Such funds provided to the Paying Agent are referred to as the “Payment Fund.”

(c) Payment Procedures.

(i) Letter of Transmittal. As soon as reasonably practicable, and in any event within five (5) Business Days, after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a share of Common Stock or Series B Preferred Stock converted pursuant to Section 2.1(d), (A) a letter of transmittal in customary form and reasonably acceptable to the Company, specifying that delivery shall be effected, and risk of loss and title to such holder’s shares shall pass, only upon proper delivery of the certificate or certificates representing such shares (the “Certificates”) (or affidavit of loss in lieu thereof) to the Paying Agent or, in the case of such shares represented by book-entry (the “Book-Entry Shares”), upon adherence to the procedures set forth in the letter of transmittal and (B) instructions for surrendering such Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares in exchange for (I) the Common Merger Consideration payable in respect of the Common Stock evidenced by such Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares and (II) the Series B Merger Consideration payable in respect of the Series B Preferred Stock evidenced by such Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares.

(ii) Surrender of Shares. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or of a Book-Entry Share for cancellation to the Paying Agent, together with a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent, the holder of that Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share shall be entitled to receive, and the Paying Agent shall promptly pay in exchange therefor, the Merger Consideration payable in respect of the number of shares formerly evidenced by that Certificate (or affidavit of loss in lieu thereof) or such Book-Entry Share less any required withholding of Taxes. Any Certificates (or affidavit of loss in lieu thereof) and Book-Entry Shares so surrendered shall be canceled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares.

(iii) Unregistered Transferees. If any Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, then the Merger Consideration may be paid to such a transferee so long as (A) the surrendered Certificate or Book-Entry Share is accompanied by all documents reasonably required by

Parent to evidence and effect that transfer, in each case properly endorsed (including signature guaranteed), and (B) the Person requesting such payment (x) pays any applicable transfer Taxes or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share or (y) establishes to the reasonable satisfaction of Parent and the Paying Agent that all such transfer Taxes have already been paid or are not applicable.

(iv) No Other Rights. Until surrendered in accordance with this Section 2.2(c), each Certificate and each Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration, subject to the Surviving Corporation’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time. Any Merger Consideration paid upon the surrender of any Certificate or Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share and, in the case of a Certificate, the shares of Common Stock or Series B Preferred Stock formerly represented by it.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon (A) the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and (B) the posting by such Person of a bond in customary form and in such amount as the Surviving Corporation may reasonably require as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay the applicable Merger Consideration to such Person in respect of the shares of Common Stock or Series B Preferred Stock represented by such Certificate.

(e) No Further Transfers. At the Effective Time, there shall be no further registration of transfers of the shares of Common Stock or Preferred Stock that were outstanding immediately before the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged for the applicable Merger Consideration as provided in this Article II.

(f) Required Withholding.

(i) Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement such amounts as they are required to deduct or withhold therefrom under the Code, or any applicable state, local or non-U.S. tax Law. To the extent that any amounts are so deducted and withheld and paid to the appropriate taxing authorities, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes of this Agreement.

(ii) The Company shall use reasonable best efforts, at the sole cost and expense of Parent, to (a) determine, as soon as reasonably practicable after the date hereof, whether it is a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code and (b) provide prompt notice of such determination to Parent and, if requested by Parent, evidence of the basis of such determination in a form reasonably satisfactory to Parent. At the Closing the Company shall, to the extent it is legally entitled to do so, deliver (or cause to be delivered) to Parent a certificate from the Company, dated as of the Closing, in form and substance consistent with the requirements of Treasury Regulations Section 1.897-2(h), certifying that the Company is not, and was not at any time during the 5-year period ending on the Closing, a U.S. real property holding corporation (together with a proof of mailing to the Internal Revenue Service, as required under Treasury Regulations Section 1.897-2(h)(2)). Notwithstanding the foregoing, regardless of the Company’s determination of its status as a United States Real Property Holding Corporation, and the Company’s delivery of (or failure to deliver) the certificate described above, Parent hereby acknowledges that, under currently applicable Law, it need not withhold tax under Section 1445(a) of the Code (i) from its payment of Common Merger Consideration with respect to any holder of Common Stock, because the Common Stock is regularly traded on an established securities market within the meaning of Section 1445(b)(6) of the Code or (ii) from its payment of Series B Merger Consideration with respect to any holder of Series B Preferred Stock that provides Parent with a complete and executed Internal Revenue Service Form W-9 or certification of non-foreign status in form and substance consistent with the requirements of Treasury Regulations Section 1.1445-2(b)(2) and dated as of the Closing Date.

(g) No Liability. None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for any amount properly paid to a public official under any applicable abandoned property, escheat or similar Law.

(h) Investment of Payment Fund. The Paying Agent may invest the Payment Fund only as directed by Parent; provided that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $5 billion, or in mutual funds investing solely in such assets and, in any such case, no such instrument shall have a maturity exceeding three (3) months. Any such investment shall be for the benefit, and at the risk, of Parent, and any interest or other income resulting from such investment shall be for the benefit of Parent; provided that no such investment or losses thereon shall affect the Merger Consideration payable hereunder and Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional funds to the Paying Agent for the benefit of the holders of Common Stock and Series B Preferred Stock immediately prior to the Effective Time in the amount of any such losses to the extent necessary to satisfy the obligations of Parent and the Surviving Corporation under this Article II.

(i) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Certificates or Book-Entry Shares one (1) year after the Effective Time shall be delivered by the Paying Agent to Parent upon demand. Thereafter, any holder of Certificates or Book-Entry Shares who has not complied with this Article II shall look only to Parent and/or the Surviving Corporation, which shall remain responsible for payment of the applicable Merger Consideration.

Section 2.3 Treatment of Company Equity Awards.

(a) Each restricted stock unit award granted under the Company’s Equity Plan (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time, whether or not then vested, by virtue of the Merger and without any further action by Parent, Merger Sub, the Company or the holder of that Company RSU, shall, immediately prior to the Effective Time, be canceled, extinguished and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, payable at the time set forth in Section 2.3(d), without interest (and net of applicable tax withholding), equal to the product of (i) the aggregate number of shares of Common Stock underlying such Company RSUs, multiplied by (ii) the Common Merger Consideration, provided, that, with respect to any Company RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Company Equity Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(b) Each share of restricted Common Stock (each, a “Company Stock Award”) that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Company Stock Award, shall be forfeited to the Company, treated in accordance with Section 2.1(d) and automatically converted into the right to receive from Parent or the Surviving Corporation an amount in cash, without interest, equal to the Common Merger Consideration.

(c) As soon as reasonably practicable following the date of this Agreement, within ten (10) Business Days after the date hereof, the Company, the Company Board, the compensation committee of the Company Board (the “Compensation Committee”) or a committee appointed by the Company Board to administer the Company Equity Plan, as applicable, shall adopt any resolutions and take any and all actions that are necessary to effectuate the provisions of this Section 2.3, it being understood and agreed that from and after the Effective Time, no participant in any Company Equity Plan or other Company Employee Benefit will have any right thereunder to acquire any equity securities of Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries. All Company Stock Awards, Company RSUs and all Company Equity Plans, will terminate as of the Effective Time without ongoing liability to Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries other than to make the payments set forth in this Section 2.3, and the provisions in any other Company Employee Benefit or Contract providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries will be cancelled as of the Effective Time. Prior to the Effective Time, the Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Common Stock or other capital stock or other equity interests of the Company to any Person pursuant to the settlement of Company RSUs and Company Stock Awards or any other awards under the Company Equity Plan.

(d) All amounts payable pursuant to this Section 2.3 shall be paid to the applicable recipient solely through the payroll system of the Company and the Company’s Subsidiaries, as applicable, less applicable withholding Taxes and other applicable deductions, if any, as soon as practicable following the Effective Time, but in no event later than the second regular payroll date of the Company following the Closing.

Section 2.4 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement and the transactions contemplated hereby, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (x) the confidential disclosure letter delivered by the Company to Parent before or in connection with the execution of this Agreement (the “Company Disclosure Letter”), it being agreed that disclosure of any item in any section of the Company Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section of the Company Disclosure Letter and any other representation or warranty made elsewhere in Article III, in either case, to which the relevance of such item is reasonably apparent or (y) the Company SEC Reports filed with, or furnished to, the SEC on or after January 1, 2018 and two (2) Business Days prior to the date of this Agreement (other than disclosures contained under the caption “Risk Factors” or disclosures that are general in nature or cautionary, predictive or forward-looking in nature, including under the caption “Forward-Looking Statements”), the Company represents and warrants to Parent and Merger Sub that:

Section 3.1 Organization and Power. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease, use and operate its assets and properties and to carry on its business as now conducted. Except as has not had and would not have a Company Material Adverse Effect, each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite power and authority to own, lease, use and operate its assets and properties and to carry on its business as now conducted. The copies of the Company’s certificate of incorporation and bylaws that are incorporated by reference into the Company’s Annual Report on Form 10-K for the annual period ended on December 31, 2018, filed with the SEC on March 15, 2019, are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

Section 3.2 Foreign Qualifications. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the nature of its business or ownership, leasing, use or operation of its properties requires such qualification, except where failure to be so qualified, licensed or in good standing would not have a Company Material Adverse Effect.

Section 3.3 Corporate Authorization. Assuming that none of Parent, Merger Sub or any of their respective “affiliates” or “associates” is an “interested stockholder” restricted from engaging in “business combinations” with the Company pursuant to Section 203 of the DGCL (with the meaning of each foregoing word in quotation marks as defined in Section 203 of the DGCL) (the “Section 203 Assumption”), the Company has all necessary corporate power and authority to enter into, deliver, and perform its obligations under this Agreement and, subject to the receipt of the Requisite Company Vote with respect to the Merger and the receipt of the Series F Approval with respect to the Series F Designation Amendment, to consummate the transactions contemplated by this Agreement. The

Company Board at a meeting duly called and held has duly adopted resolutions: (a) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Voting Agreement and the Series F Designation Amendment, (b) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, including the Voting Agreement and the Series F Designation Amendment, (c) declaring that it is fair to, advisable and in the best interests of the Company and its stockholders to enter into this Agreement, to consummate the Merger on the terms and subject to the conditions set forth in this Agreement and to effect the Series F Designation Amendment, (d) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (e) recommending to the stockholders of the Company that they adopt this Agreement. The Special Committee at a meeting duly called and held has duly adopted resolutions: (a) approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, the Voting Agreement and the Series F Designation Amendment, (b) approving and declaring advisable this Agreement, the Merger and the transactions contemplated by this Agreement, including the Voting Agreement and the Series F Designation Amendment, (c) declaring that it is in the best interests of the Company and its stockholders to enter into this Agreement, to consummate the Merger on the terms and subject to the conditions set forth in this Agreement and to effect the Series F Designation Amendment and (d) recommending that the Company Board adopt the Company Board Recommendation. Prior to the date hereof, the Special Committee duly adopted resolutions approving the formations of Parent and Merger Sub for purposes of Section 203 of the DGCL. Assuming the truth of the Section 203 Assumption, that the Requisite Company Vote is received and that the Series F Designation Amendment has been duly adopted by a majority of the voting power of the Common Stock and Preferred Stock, voting as single class (the “Series F Approval”), the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company.

Section 3.4 Enforceability. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.5 Subsidiaries. Except as disclosed in Section 3.8(c) of the Company Disclosure Letter, each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens). Section 3.5 of the Company Disclosure Letter sets forth a true and complete list of all of the Subsidiaries of the Company, including the jurisdiction of organization of each such Subsidiary, as of the date hereof.

Section 3.6 Governmental Authorizations. Assuming the truth of Parent’s and Merger Sub’s representations and warranties in the last sentence of Section 4.4, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any consent, approval, order, waiver or other authorization of, or, registration, declaration or filing with or notification to (collectively, “Governmental Authorizations”), any Governmental Authority, other than:

(a) the filing of each of the Certificate of Merger and the Series F Designation Amendment with the Secretary of State of the State of Delaware;

(b) the filing with the Securities and Exchange Commission (the “SEC”) of (i) a proxy statement (the “Company Proxy Statement”) relating to the meeting of the stockholders of the Company to be held to consider the adoption of this Agreement (the “Company Stockholders Meeting”), (ii) a Rule 13E-3 transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) relating to the adoption of this Agreement by the stockholders of the Company, (iii) the Information Statement and (iv) any other filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Exchange Act and the DGCL;

(c) any filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under state securities Laws or “blue sky” Laws;

(d) compliance with the Applicable Exchange rules and regulations;

(e) compliance with and obtaining such Gaming Approvals as may be required under applicable Gaming Laws; and

(f) any such Governmental Authorization, the failure of which to make or obtain, would not have a Company Material Adverse Effect.

Section 3.7 Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (a) contravene or conflict with, or result in any violation or breach of, any provision of Organizational Documents of the Company or its Subsidiaries, (b) contravene or conflict with, or result in any violation or breach of, any Law applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound, assuming that all Governmental Authorizations set forth in Section 3.6 have been obtained or made, and any waiting periods thereunder have terminated or expired, at or prior to the Effective Time and, with respect to the consummation of the Merger, assuming the truth of the Section 203 Assumption and that the Requisite Company Vote is received and, with respect to the Series F Designation Amendment, assuming the Series F Approval is obtained, (c) subject to obtaining the consents described in Section 3.7 of the Company Disclosure Letter, conflict with or result in any violation or breach of, or constitute a default under, or give rise to, or to a right of, termination, modification, cancellation or acceleration of a loss of rights or benefits or acceleration of performance or obligations required under, in each case, with or without notice or lapse of time or both, any Material Contracts, (d) result in the creation of any Lien upon any of the properties, assets or rights of the Company or any of its Subsidiaries (other than any Lien granted by Parent or Merger Sub) or (e) except as disclosed in Section 3.7 of the Company Disclosure Letter, require any consent, approval or other authorization of, or filing with or notification to, any Person under any Material Contracts, other than in the case of clauses (b), (c), (d) and (e) of this Section 3.7, as would not have a Company Material Adverse Effect (without regarding to the exclusions set forth in clause (x) of the definition of “Company Material Adverse Effect”).

Section 3.8 Capitalization.

(a) The Company’s authorized capital stock consists solely of (i) 150,000,000 shares of Common Stock and, (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of which Preferred Stock (x) 821,496 have been designated Series B Preferred Stock (the “Series B Preferred Stock”) and (y) 1,500 have been designated Series F Convertible Preferred Stock (the “Series F Preferred Stock”). As of August 8, 2019 (the “Capitalization Date”),

(A) 34,435,907 shares of Common Stock were issued and outstanding, of which 18,750 were outstanding Company Stock Awards, (B) no shares of Common Stock were held in treasury by the Company or any of its Subsidiaries, (C) 446,000 shares of Common Stock were reserved for issuance upon the settlement of outstanding Company RSUs; (D) no Company Options are outstanding; (E) 193,334 shares of Common Stock were issuable upon exercise of outstanding warrants; (F) 44,258 shares of Series B Preferred Stock were issued and outstanding; (G) 740 shares of Series F Preferred Stock were issued and outstanding, all of which are owned by the Principal Stockholder or one or more of its Affiliates; and (H) no other shares of Preferred Stock were issued and outstanding. Except as set forth above, as of the date hereof, there are no shares of capital stock or securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Company. Since the close of business on the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has issued any shares of capital stock or securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Company or any of its Subsidiaries, including shares of Preferred Stock, Company Equity Awards or other equity interests of the Company or any of its Subsidiaries other than shares of Common Stock issued upon the exercise or settlement of Company Equity Awards outstanding as of the close of business on the Capitalization Date in accordance with their terms.

(b) All issued and outstanding shares of Common Stock and Preferred Stock, and all shares of Common Stock and Preferred Stock that are subject to issuance, upon issuance prior to the Effective Time in accordance with the terms and subject to the conditions specified in the instruments under which they are issuable (i) are, or upon issuance will be, duly authorized, validly issued, fully paid and non-assessable and (ii) are not, or upon issuance will not be, subject to any pre-emptive or similar rights.

(c) Each outstanding share of capital stock of each Subsidiary of the Company that is a corporation is duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive or similar rights. All equity interests of each Subsidiary that is not a corporation are duly created pursuant to the Laws of such Subsidiary’s jurisdiction of organization or formation, are issued and paid for in accordance with the Organizational Documents of such Subsidiary and are fully paid and non-assessable. Except as disclosed in Section 3.8(c) of the Company Disclosure Letter, each of the outstanding shares of capital stock, or other equity or voting interest, in each Subsidiary is owned by the Company free and clear of any Lien (other than Permitted Liens).

(d) Except for the capital stock and other equity interests of the Company’s Subsidiaries or as disclosed in Section 3.8(d) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other voting or equity securities or interests in any Person. There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Common Stock, Preferred Stock or capital stock of any Subsidiary of the Company or (ii) to provide any funds to or make any investment (including in respect of any unsatisfied subscription obligation or capital contribution or capital account funding obligation) in (A) any Subsidiary of the Company that is not wholly-owned by the Company or (B) any other Person.

(e) Except as set forth on Section 3.8(e) of the Company Disclosure Letter, there are no voting trusts, proxies, stockholder agreements, registration rights agreements or similar Contracts to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of any shares of capital stock or other voting or equity interests of the Company or any of its Subsidiaries or any preemptive rights with respect thereto. There are no bonds, debentures, notes or other indebtedness the Company or any of its Subsidiaries that entitle the holder thereof to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) together with stockholders of the Company or its Subsidiaries on any matters with respect to the Company or its Subsidiaries.

(f) Except as set forth on Section 3.8(f) of the Company Disclosure Letter and as set forth above in this Section 3.8, there are no preemptive or other outstanding rights, options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the Company’s stockholders on any matter, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(g) The Company is not party to any shareholder rights agreement, “poison pill” rights plan or similar plan or agreement relating to any shares of capital stock or other equity interests of the Company.

Section 3.9 Voting. Assuming the truth of the Section 203 Assumption, the Requisite Company Vote is the only vote or consent of the holders of any class or series of the capital stock of the Company necessary to approve and adopt this Agreement, the Merger and the transactions contemplated by this Agreement (other than the approval of the Series F Designation Amendment).

Section 3.10 SEC Reports; Company Proxy Statement; Schedule 13E-3.

(a) The Company and its Subsidiaries have timely filed with the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all forms, reports, schedules, statements and other documents required to be filed by the Company or its Subsidiaries with the SEC (collectively, the “Company SEC Reports”) since January 1, 2017. Except to the extent corrected by subsequent Company SEC Reports filed prior to the date hereof, such Company SEC Reports (a) complied, and each of the Company SEC Reports filed subsequent to the date of this Agreement will comply, in all material respects with the applicable requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act of 2002 and other applicable Laws, including the applicable rules and regulations promulgated thereunder and (b) did not, at the time they were filed, or if amended or restated, at the time of such later amendment or restatement, contain any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which such statements were made, not misleading in any material respect. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC. As of the date hereof, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Reports. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Reports is the subject of an ongoing SEC formal, informal or voluntary review or investigation.

(b) None of the information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Company Proxy Statement or the Schedule 13E-3 will (i) in the case of the Schedule 13E-3 (or any amendment thereof or supplement thereto), as of the date of filing and as of the date of the Company Stockholders Meeting, and (ii) in the case of the Company Proxy Statement (or any amendment thereof or supplement thereto), as of the date of filing or mailing to the Company’s stockholders and as of the date of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein to the extent based on information supplied by or on behalf of Parent or Merger Sub or any Affiliate of Parent or Merger Sub in connection with the preparation of the Company Proxy Statement or the Schedule 13E-3 for inclusion or incorporation by reference therein. The Company Proxy Statement will, as of the date of filing or mailing to the Company’s stockholders and as of the date of the Company Stockholders Meeting, comply as to form in all material respects with the provisions of the Exchange Act.

Section 3.11 Financial Statements; Internal Controls.

(a) Each of the consolidated financial statements (including, in each case, the related notes thereto) of the Company and its consolidated Subsidiaries included in the Company SEC Reports:

(i) when filed complied as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

(ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and

(iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the date thereof, and the consolidated results of operations and cash flows for the period then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments that are not, and will not be, material).

(b) Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to any director or executive officer (as defined in Rule 3b-7 under the Exchange Act) of the Company. The Company has been and is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Applicable Exchange.

(c) The Company and its Subsidiaries have established and maintain disclosure controls and procedures as defined in and required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. As of June 30, 2019, such disclosure controls and procedures were reasonably effective to ensure that all material information relating to the Company and its Subsidiaries required to be disclosed in the Company’s periodic reports under the Exchange Act is made known on a timely basis to the Company’s principal executive officer and its principal financial officer by others within the Company or any of its Subsidiaries, and such disclosure controls and procedures are reasonably effective in timely alerting the Company’s principal executive officer and its principal financial officer to such information required to be included in the Company’s periodic reports required under the Exchange Act. The Company has disclosed, based on the most recent evaluation of its principal executive officer and its principal financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information in any material respect and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company and its Subsidiaries have established and maintain internal control over financial reporting (as defined in and in accordance with the requirements of Rule 13a-15(f) of the Exchange Act) effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

Section 3.12 Liabilities. There are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”), of the Company or any of its Subsidiaries, other than:

(a) Liabilities disclosed in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2018 (the “Balance Sheet Date”) or the footnotes thereto set forth in the Company SEC Reports;

(b) Liabilities disclosed in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2019 or incurred since the Balance Sheet Date in the ordinary course of business;

(c) Liabilities incurred in connection with the transactions contemplated by this Agreement or as permitted or contemplated by this Agreement;

(d) Liabilities disclosed in, related to or arising under any Contract to which the Company or any of its Subsidiaries is a party (other than to the extent arising from a breach thereof by the Company or such Subsidiary of the Company);

(e) Liabilities disclosed in Section 3.12 of the Company Disclosure Letter; and

(f) other Liabilities that would not have a Company Material Adverse Effect.

Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any off balance sheet partnership, joint venture or any similar arrangement (including any Contract relating to any transaction or relationship between or among the Company and/or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose Person, on the other hand), or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act).

Section 3.13 Absence of Certain Changes. Except as otherwise required or expressly permitted by this Agreement or as may be affected by actions required or expressly permitted to be taken by this Agreement, since the Balance Sheet Date (a) through the date hereof, the Company and each of its Subsidiaries have conducted their respective business, in all material respects, in the ordinary course of such businesses consistent with past practice, and have not taken any action, that, if taken after the date hereof, would have required the written consent of Parent under Sections 5.1(d), 5.1(e), 5.1(h) or 5.1(i) and (b) there has not been any Company Material Adverse Effect.

Section 3.14 Litigation.

(a) There are no material legal actions, arbitrations, litigations, suits or other civil or criminal proceedings (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or to which any of their respective properties or assets is subject that would have a Company Material Adverse Effect. As of the date hereof, there are no Legal Actions pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries that would or seeks to materially delay or prevent the consummation of the Merger or the transactions contemplated by this Agreement. There are no Orders outstanding to which the Company or any of its Subsidiaries is subject or bound that would have a Company Material Adverse Effect. As of the date hereof, there are no Orders outstanding to which the Company or any of its Subsidiaries is subject or bound that would materially delay or prevent the consummation of any of the transactions contemplated by this Agreement.

(b) Since January 1, 2017, neither the Company nor its Subsidiaries has been a party to any settlement agreement with any Person resolving or pertaining to any allegation of sexual harassment or sexual misconduct by or against the Company, its Subsidiaries or, to the Knowledge of the Company, any of their respective employees at a level of Vice President or above and there have been no Legal Actions pending or, to the Knowledge of the Company, threatened, against any of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their respective employees, including Legal Actions involving allegations that an employee of the Company or its Subsidiaries engaged in sexual harassment or sexual misconduct with respect to any employee of the Company or its Subsidiaries at a level of Vice President or above.

Section 3.15 Material Contracts. Except for Contracts filed as exhibits to the Company SEC Reports or as disclosed in Section 3.15 of the Company Disclosure Letter, as of the date of this Agreement, (i) neither the Company nor any of its Subsidiaries is a party to, and (ii) none of the Company, any of its Subsidiaries or any of their respective properties or assets are bound by (in each case, other than any Company Employee Benefit) (collectively, the Contracts and other agreements or arrangements of the type described in clauses (a) through (t) below, including Contracts and other agreements or arrangements entered into after the date hereof, are referred to herein as, the “Material Contracts”):

(a) any Contract that is or would be required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10)(i) of Regulation S-K under the Securities Act or disclosed by the Company in a Current Report on Form 8-K since the Balance Sheet Date and before the date hereof;

(b) any Contract (excluding any Contract under which the Company or any of its Subsidiaries grant a license with respect to any Owned Intellectual Property) containing a covenant (A) limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business, to carry on business in any geographic region, to offer any product or service or operate within any industry or commercial field, or to compete with any Person, (B) providing for exclusivity outside of the ordinary course of business or that would, by its terms, purport to restrict Parent or its Affiliates following the Closing, (C) obligating the Company to provide preferential pricing or similar obligations or volume requirements or commitments to a counterparty or (D) that, in any material respect, limits the ability to hire or solicit for hire the employment of any individual or group other than service providers engaged in services that are not material to the Company’s operations; provided, that with respect to clauses (A) and (B), only to the extent such limitation is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted;

(c) any Contract between the Company or any Subsidiary of the Company, on the one hand, and any individual who has the meaning ascribed to a “related person” under Item 404 of Regulation S-K under the Securities Act;

(d) any Contract under which the Company or the applicable Subsidiary (i) has granted to a third party any material license with respect to any Owned Intellectual Property, or (ii) receives a material license or otherwise obtains material rights to the Intellectual Property of a third party;

(e) any limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the businesses of the Company and its Subsidiaries, taken as a whole, other than any such limited liability company, partnership or joint venture that is a Subsidiary of the Company;

(f) any Contract under which (i) any Person (other than the Company or any of its Subsidiaries) has directly or indirectly guaranteed outstanding Liabilities of the Company or any of its Subsidiaries or (ii) the Company or any Subsidiary has directly or indirectly guaranteed outstanding Liabilities of any Person (other than the Company or any Subsidiary) (in each case of (i) and (ii), which guarantee obligation exceeds $500,000, other than, in each case, endorsements for the purpose of collection in the ordinary course of business);

(g) any Contract under which the Company or the applicable Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person (other than the Company or any of its Subsidiaries), in any such case which the outstanding balance, individually, is in excess of $200,000;

(h) any Contract under which the Company or the applicable Subsidiary, directly or indirectly, has agreed to make after the date hereof any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries and other than extensions of trade credit in the ordinary course of business), in any such case which, individually, is in excess of $200,000;

(i) any Contract that prohibits the pledging of capital stock of the Company or any Subsidiary of the Company or prohibits the issuance of guaranties by any Subsidiary of the Company, in each case, other than pursuant to any joint venture;

(j) any Contract that requires the future acquisition from another Person or future disposition to another Person of assets or capital stock or other equity interest of another Person and any other Contract that relates to an acquisition or similar transaction which contain indemnities or “earn-out” obligations with respect to the Company or any of its Subsidiaries, in any such case, after the date hereof with a value in excess of $500,000; and

(k) any Contract involving (i) capital expenditures of an amount or value reasonably expected to exceed $500,000 in the aggregate during the twelve (12) month period following the date hereof or (ii) future payments, performance of services or delivery of goods or material to or by the Company and the Subsidiaries of the Company that is outside the ordinary course of business and of an amount or value reasonably expected to exceed $1,000,000 in the aggregate during the twelve (12) month period following the date hereof;

(l) any Contract with any Governmental Authority;

(m) any Contract which grants any person a right of first refusal, a right of first offer or similar right with respect to any material properties, assets or business of the Company or the Subsidiaries of the Company;

(n) any Contract that settled or resolved any Legal Actions entered into since January 1, 2017, which resulted in payments in excess of $200,000 or that includes any continuing material obligations of the Company or any Subsidiary of the Company from and after the date hereof;

(o) any Contract that contains a “change of control”, assignment or similar clause that would be triggered by the transactions contemplated herein;

(p) any Contract relating to the lease of any gaming devices, gambling games, implements of gambling or any other similar products involving aggregate annual consideration over $200,000;

(q) any Contract that obligates the Company to manage any gaming assets on behalf of any Person;

(r) all Real Property Leases;

(s) any Contract for indemnification, advancement of expenses and or exculpation of liability with any current or former director or executive officer of the Company or any of its Subsidiaries; or

(t) any Contract that commits the Company or any of its Subsidiaries to enter into any of the foregoing.

Except as would not have a Company Material Adverse Effect: (i) each Material Contract is, subject to the Enforceability Exceptions, a valid and binding agreement of the Company or its applicable Subsidiary and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable against the Company or its Subsidiary and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, (ii) none of the Company, its applicable Subsidiary or, to the Knowledge of the Company, any other party thereto, is in breach of or default under any such Material Contract, (iii) to the Knowledge of the Company, no party to any Material Contract has committed or failed to perform any act under and no event has occurred which, with or without notice, lapse of time or both, would constitute a default, require consent or result in the loss of a material benefit or give rise to any right of termination, amendment, acceleration or cancellation, under the provisions of such Material Contract, and (iv) as of the date hereof, neither the Company nor any of its Subsidiaries has received written notice from any other party to a Material Contract of the existence of any event, or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract. The Company has made available to Parent, prior to the date hereof, true and complete copies of all Material Contracts in effect as of the date hereof, including any material amendments thereto.

Section 3.16 Benefit Plans.

(a) Section 3.16(a) of the Company Disclosure Letter lists, as of the date hereof, all material Company Employee Benefits. For purposes of this Agreement, “Company Employee Benefits” means all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and all material stock purchase, stock option, severance, employment, consulting, change-of-control, collective bargaining, bonus, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, incentive, deferred compensation, supplemental retirement and other material benefit plans (including the Company Equity Plan), agreements, programs, policies or commitments, in each case, whether or not subject to ERISA, (i) under which any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries has any right to benefits, (ii) to which the Company or any of its Subsidiaries makes or is required to make contributions with respect to such directors, officers, employees or consultants, (iii) which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries or any trade or business (whether or not incorporated) which would be treated at any relevant time as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) or (iv) in respect of which the Company or any of its Subsidiaries has or may have any obligation to contribute or other liability.

(b) With respect to each of the Company Employee Benefits, if applicable, the Company has made available to Parent, prior to the date hereof, true and complete copies of (i) the plan document, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 (including all schedules), (iv) the most recent annual audited financial statements and opinion and (v) if the Company Employee Benefits are intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the “IRS”) and (vi) any material notices to or from the IRS or any office or representative of the United States Department of Labor, Pension Benefit Guaranty Corporation or any other Governmental Authority.

(c) No Company Employee Benefit is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Company nor any of its Subsidiaries has any material liability in respect of any multiemployer plan. Except as set forth in Section 3.16 of the Company Disclosure Letter, the Company does not maintain, sponsor or contribute to, and has not within the preceding six years maintained, sponsored or contributed to, any employee benefit plan subject to Section 412 of the Code or Title IV of ERISA and no liability under Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA has been incurred by any ERISA Affiliate which, in each case, would have a Company Material Adverse Effect.

(d) Except as would not have a Company Material Adverse Effect, each of the Company Employee Benefits has been established, maintained, funded and operated in compliance with its terms, ERISA, the Code and other applicable Law. Except as would not have a Company Material Adverse Effect, there has not occurred any “reportable events” (as such term is defined in Section 4043 of ERISA), other than those events as to which the thirty-day notice period is waived. With respect to each of the Company Employee Benefits that is intended to qualify under Section 401(a) of the Code (i) a favorable determination or opinion letter has been issued by the IRS with respect to such Company Employee Benefit and (ii) to the Knowledge of the Company, no event has occurred since the date of such qualification or exemption that would materially and adversely affect such qualification.

(e) Except as would not have a Company Material Adverse Effect, none of the Company Employee Benefits provides health, medical, life insurance or death benefits to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law.

(f) Except as set forth on Section 3.16(f) of the Company Disclosure Letter or in this Agreement (including Section 2.3), the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)) will not (i) entitle any current or former employee or director to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) result in any payment from the Company or any of its Subsidiaries becoming due, or increase the amount of any compensation due, to any current or former employee or director of the Company, (iii) increase any benefits otherwise payable under any of the Company Employee Benefits, (iv) result in the acceleration of the time of payment, vesting or funding of any compensation or benefits from the Company or any of its Subsidiaries to any current or former officer of the Company or (v) limit or restrict the right of Parent or the Surviving Corporation to merge, amend or terminate any of the Company Employee Benefits.

(g) None of the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any of their respective employees or consultants for any Taxes incurred by such person under Section 409A or 4999 of the Code, or any interest or penalty related thereto.

(h) Except as would not have a Company Material Adverse Effect, each arrangement subject to Section 409A of the Code (if any) has been maintained and administered in compliance with Section 409A of the Code and all applicable regulatory guidance (including proposed and final regulations, notices and rulings) thereunder.

(i) There are no pending, or, to the Knowledge of the Company, threatened Legal Actions against any of the Company Employee Benefits, other than claims in the ordinary course for benefits by participants and beneficiaries or as would not have a Company Material Adverse Effect.

Section 3.17 Labor Relations.

(a) Except as set forth on Section 3.17(a) of the Company Disclosure Letter, no employee of the Company or any of its Subsidiaries is represented by a union or other organization and, to the Knowledge of the Company, no union organizing efforts have been conducted within the last three years or are now being conducted. Except as set forth on Section 3.17(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, currently negotiating or bound by any, collective bargaining agreement or other labor contract. Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries as of the date hereof has, or, to the Knowledge of the Company, is there now pending or threatened, a strike, picket, work stoppage, work slowdown, lockout, unfair labor practice charge, grievance, complaint or other organized labor dispute against the Company or any of its Subsidiaries.

(b) Except as would not have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is in compliance with all applicable Laws relating to the employment of labor, hiring and termination of employees, the proper classification of employees and/or independent contractors, wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding or social security taxes and (ii) neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law since January 1, 2017 that remains unsatisfied.

Section 3.18 Taxes. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and correct.

(b) The Company and its Subsidiaries have fully and timely paid all Taxes that are required to be paid and withheld all amounts that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, stockholder, Affiliate or third party, except with respect to matters being contested in good faith as to which adequate reserves have been established in the most recent financial statements in accordance with GAAP.

(c) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(d) No audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of the Company, threatened in writing with respect to any Tax matter with respect to, or Taxes due from or with respect to the Company or any of its Subsidiaries.

(e) All deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company SEC Reports filed with, or furnished to, the SEC two (2) Business Days prior to the date of this Agreement.

(f) During the two year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

(g) There are no Liens on the assets of the Company or its Subsidiaries relating to or attributable to Taxes, except for Permitted Liens.

Section 3.19 Environmental Matters. Except as would not have a Company Material Adverse Effect: (a) the operations of the Company and each of its Subsidiaries comply, and for the past three years have complied, with applicable Law relating to (i) pollution, contamination, protection of the environment and worker health and safety with respect to exposure to Hazardous Substances, (ii) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, or (iii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport, presence or handling of or exposure to Hazardous Substances (collectively, “Environmental Law”), (b) the Company and its Subsidiaries possess and maintain in good standing all Permits required under Environmental Law necessary for their respective operations, and such operations are, and for the previous three years have been, in compliance with applicable Permits, (c) no Legal Action or notice of violation or noncompliance arising under or pursuant to Environmental Law or the release or presence of or exposure to Hazardous Substances is pending, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, and (d) there has been no release, threatened release or presence of or exposure to Hazardous Substances on, at, above, under or from any facility or real property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company, any of its Subsidiaries that is reasonably likely to result in a requirement for notification, investigation or remediation by the Company or any of its Subsidiary or Liability of the Company or any of its Subsidiary under any applicable Environmental Law.

Section 3.20 Intellectual Property.

(a) Section 3.20(a) of the Company Disclosure Letter sets forth a list of all Owned Intellectual Property that is registered, issued or the subject of a pending application for registration that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted.

(b) The Company or one of its Subsidiaries, as applicable, owns, is licensed to use or otherwise has the right to use all Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted, free and clear of all Liens (other than Permitted Liens), except as would not have a Company Material Adverse Effect.

(c) Except as set forth on Section 3.20(c) of the Company Disclosure Letter, (i) the conduct of the business of the Company and its Subsidiaries, as presently conducted, does not infringe upon or misappropriate the Intellectual Property rights of any third party and no claim is pending or asserted in writing since January 1, 2017 against the Company or any of its Subsidiaries that the conduct of the business of the Company and its Subsidiaries, as presently conducted, infringes upon or misappropriates any material Intellectual Property rights of a third party and (ii) to the Knowledge of the Company, no third party is infringing or violating any of the Owned Intellectual Property in any material respect.

(d) The Company and its Subsidiaries take commercially reasonable steps consistent with industry practice to protect and preserve the Owned Intellectual Property.

(e) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries take commercially reasonable actions consistent with industry practice to protect the confidentiality, integrity and security of their software, databases, systems, computer and telecommunications equipment, information technology, networks and Internet sites (“IT Systems”) and all information stored or contained therein or transmitted thereby from any unauthorized use, access, or modification. There have been no material (i) failure or other substandard performance of any IT Systems, (ii) unauthorized intrusions or breaches of the security of any of the IT Systems (including ransomware attacks) or (iii) unauthorized access to or misuse of any Personal Information stored by or on behalf of the Company and its Subsidiaries. The Company and its Subsidiaries, have complied in all material respects with all Laws, contractual obligations, industry standards (including the Payment Card Industry Data Security Standard) and internal and external policies applicable to the collection, storage, processing, use, transfer, disposal and/or disclosure of Personal Information.

Section 3.21 Real Property.

(a) Section 3.20(a) of the Company Disclosure Letter sets forth a list of all real property owned, leased, licensed or otherwise occupied by the Company or any Subsidiary of the Company. Except as would not have a Company Material Adverse Effect, the Company or a Subsidiary of the Company, as applicable, has good, valid and marketable title to, or has a valid and enforceable right to use or a valid and enforceable leasehold (sub-leasehold, sub-sub-leasehold or sub-sub-sub-leasehold, as applicable) interest in, all real property (including all buildings, fixtures and other improvements thereto) used by the Company and each Subsidiary of the Company. As of the date of this Agreement, none of the Company’s or any of its Subsidiaries’ ownership of or leasehold (or sub-leasehold, at any level) interest in, any real property is subject to any Lien, except for Permitted Liens and other such Liens as would not have a Company Material Adverse Effect. The use and operation of the owned and leased (and sub-leased, at any level) real property used by the Company and its Subsidiaries do not violate any Law, covenant, condition, restriction, easement, license, permit or agreement, except for such violations (x) that constitute Permitted Liens or (y) that would not have a Company Material Adverse Effect.

(b) Each of the material leases, subleases (at any level) and similar occupancy agreements, together with the amendments, modifications and other agreements related thereto, to which the Company or any of its Subsidiaries is a party as of the date of this Agreement pursuant to which the Company or any of its Subsidiaries, as applicable, uses or occupies any leased, licensed or similarly occupied real property (excluding, for the avoidance of doubt, leases, subleases (at any level), licenses and occupancy agreements pursuant to which the Company or any Subsidiary is the lessor, sublessor, licensor or similar grantor, the “Real Property Leases”) is, subject to the Enforceability Exceptions, valid, binding, in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, in full force and effect or enforceable in accordance with its terms would not have a Company Material Adverse Effect. As of the date of this Agreement, no breach or default on the part of the Company or any such Subsidiary or, to the Knowledge of the Company, the counterparty thereto exists under any Real Property Lease, except as would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice of termination from any lessor or sub-lessor (at any level, as applicable) or similar party under any Real Property Lease. The Company has made available to Parent, prior to the date hereof, true and correct copies of all of the Real Property Leases.

Section 3.22 Permits; Compliance with Law.

(a) Except as would not have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is, and since January 1, 2017 has been, in possession of all franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Authority (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”) and (ii) all such Company Permits are in full force and effect. Except as would not have a Company Material Adverse Effect, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or threatened in writing.

(b) Except as would not have a Company Material Adverse Effect, since January 1, 2017, the Company and its Subsidiaries have been in compliance with all Laws and Permits applicable to their business or operations and have not received any written notice of any violations of such Laws or Permits. Since January 1, 2017 until the date hereof, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that any Permit will be terminated or materially modified or, to the Knowledge of the Company, is threatened with suspension or will not be renewed in the ordinary course of business consistent with past practice, except as would not constitute a Company Material Adverse Effect.

Section 3.23 Insurance. Except as would not have a Company Material Adverse Effect, (a) the Company and/or its Subsidiaries maintain insurance policies in such amounts and against such risks as are customary in the industry in which the Company and its Subsidiaries operate, (b) to the Knowledge of the Company, each such insurance policy is legal, valid, binding and enforceable subject to the Enforceability Exceptions, (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, (d) as of the date hereof, no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals and (e) there are no material claims by the Company or any Subsidiary of the Company pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 3.24 Affiliated Transactions. Except in connection with this Agreement, any Contract to which the Principal Stockholder is a party, the transactions contemplated hereby and thereby, or as set forth in the Company SEC Reports filed with, or furnished to, the SEC two (2) Business Days prior to the date of this Agreement, no director, officer or Affiliate (other than Subsidiaries of the Company) of the Company is, or since January 1, 2017 has been, a party to any transaction, Contract, agreement, arrangement or understanding with the Company or its Subsidiaries or has any material interest in any property used by the Company or its Subsidiaries, nor as of the date hereof are there any of the foregoing currently proposed to the Company’s audit committee, in each case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (collectively, “Affiliate Transactions”) and, as of the date hereof, have not been so disclosed. The Company maintains and enforces a policy requiring that all Affiliate Transactions be presented to the Company’s audit committee for prior authorization and approval or ratification.

Section 3.25 Opinion of Financial Advisor. Moelis & Company LLC (the “Company Financial Advisor”) has delivered to the Special Committee its opinion to the effect that, as of the date of such opinion, and subject to the various limitations, assumptions, factors and matters set forth therein, the Merger Consideration to be received by the holders of Common Stock (other than Parent, Merger Sub, the Principal Stockholder and their respective Affiliates) is fair, from a financial point of view, to such holders. A true and correct copy of the Company Financial Advisor’s written opinion has been, or will be, made available to Parent as promptly as practicable following the execution of this Agreement for informational purposes only.

Section 3.26 Brokers. No broker, finder or investment banker other than the Company Financial Advisor is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made on or before the date hereof by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent, prior to the date hereof, true and complete copies of all Contracts (including the Contract with the Company Financial Advisor) under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the Person to whom such fees are payable.

Section 3.27 State Takeover Laws. Assuming the truth of the Section 203 Assumption, the Company Board or the Special Committee has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger or this Agreement.

Section 3.28 Certain Business Practices. Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any of their respective directors) has made a violation of any Anticorruption Laws. The Company and its Subsidiaries have, and have implemented, policies, procedures and internal controls reasonably designed to ensure compliance with the Anticorruption Laws.

Section 3.29 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV: (i) none of Parent, Merger Sub, their Affiliates or any of their respective stockholders, controlling persons or Representatives has made any representation or warranty, express or implied, in connection with the transactions contemplated hereby; and (ii) no Person has been authorized by Parent, Merger Sub, their Affiliates or any of their respective stockholders, controlling persons or Representatives to make any such representation or warranty, and if made, such representation or warranty must not be relied upon by the Company or any of its Affiliates or Representatives as having been authorized by Parent, Merger Sub, their Affiliates or any of their respective stockholders, controlling persons or Representatives (or any other Person).

(b) No Reliance. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, it is not acting (including, as applicable, by entering into this Agreement or consummating any of the transactions contemplated hereby) in reliance on, and hereby disclaims reliance on, (i) any representation or warranty, express or implied; (ii) information (including any statement, document or agreement delivered pursuant to this Agreement) provided by or on behalf of Parent, Merger Sub, their Affiliates or any of their respective stockholders, controlling persons or Representatives or otherwise made available to the Company or any of its Affiliates, stockholders or Representatives; or (iii) the accuracy or completeness of any of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections of the confidential disclosure letter delivered by Parent to the Company before or in connection with the execution of this Agreement (the “Parent Disclosure Letter”), it being agreed that disclosure of any item in any section of the Parent Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section of the Parent Disclosure Letter and any other representation and warranty made elsewhere in Article IV, in either case, to which the relevance of such item is reasonably apparent, Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

Section 4.1 Organization and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization.

Section 4.2 Corporate Authorization. Each of Parent and Merger Sub has all necessary limited liability or corporate, as applicable, power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which shall occur immediately following execution of this Agreement. The board of directors of each of Parent and Merger Sub has adopted resolutions approving this Agreement and the transactions contemplated by this Agreement. The board of directors of each of Parent and Merger Sub have (a) approved and declared advisable this Agreement, the Merger and the transactions contemplated by this Agreement and (b) declared that it is in the best interests of the stockholders of Parent or Merger Sub that Parent or Merger Sub, as applicable, enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub (subject to adoption of this Agreement by Parent as the sole stockholder of Merger Sub). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions. Other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, no vote or consent of the stockholders (or comparable equity holders) of Merger Sub or any of its direct or indirect parent entities is required by applicable Law or the Organizational Documents of such Persons in connection with the Merger or the other transactions contemplated by this Agreement.

Section 4.3 Governmental Authorizations. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any Governmental Authorization, other than:

(a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

(b) the filing with the SEC of any filings or reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Exchange Act and the DGCL;

(c) any filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under state securities Laws or “blue sky” Laws;

(d) compliance with the Applicable Exchange rules and regulations;

(e) compliance with and obtaining such Gaming Approvals as may be required under applicable Gaming Laws; and

(f) any such Governmental Authorization (other than pursuant to the Hart Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”)), the failure of which to make or obtain would not have a Parent Material Adverse Effect.

Section 4.4 Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not: (a) contravene or conflict with, or result in any violation or breach of, any provision of the Organizational Documents of Parent or Merger Sub; (b) contravene or conflict with, or result in any violation or breach of, any Law applicable to Parent or any of its Subsidiaries or by which any assets of Parent or any of its Subsidiaries (“Parent Assets”) are bound, assuming that all Governmental Authorizations described in Section 4.3 have been obtained or made, and any waiting periods thereunder have terminated or expired, at or prior to the Effective Time; (c) result in any violation or breach of or constitute a default (with or without notice or lapse of time or both) under any Contracts to which Parent or any of its Subsidiaries is a party or by which any Parent Assets are bound (collectively, “Parent Contracts”), other than as would not have a Parent Material Adverse Effect; or (d) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Parent Contracts, other than as, if not obtained, would not have a Parent Material Adverse Effect. No filings or notifications are required pursuant to the HSR Act with respect to the transactions contemplated by this Agreement other than any filing or notification required in connection with the Purchase.

Section 4.5 Capitalization; Interim Operations of Merger Sub; Ownership of Common Stock and Preferred Stock.

(a) As of the date of this Agreement, the authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.

(b) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. Other than the Company (if Parent shall have acquired shares of Common Stock prior to the Effective Time), Parent has no Subsidiaries other than Merger Sub, and Merger Sub has no Subsidiaries.

(c) As of the date hereof, Parent and its Affiliates collectively own beneficially and of record 28,914,606 shares of Common Stock and 740 shares of Series F Preferred Stock. Except as set forth herein and as disclosed on Section 4.5(c) of the Parent Disclosure Letter, as of the date hereof, none of Parent, Merger Sub or their respective Affiliates own, directly or indirectly, beneficially or of record, any other shares of Common Stock or Preferred Stock, and none of Parent, Merger Sub or their respective Affiliates holds any rights to acquire or vote any other shares of Common Stock or Preferred Stock except pursuant to this Agreement or Contracts filed with, or furnished to, the SEC two (2) Business Days prior to the date of this Agreement. As of the date hereof, none of Parent, Merger or their respective “affiliates” or “associates” is an “interested stockholder” restricted from engaging in “business combinations” with the Company pursuant to Section 203 of the DGCL (with the meaning of each foregoing word in quotation marks as defined in Section 203 of the DGCL).

Section 4.6 Equity Financing; Availability of Funds; No Lock-Ups.

(a) Prior to the date hereof, Parent has made available to the Company a true and complete copy of executed equity commitment letters from the Equity Investors to, among other things, provide equity financing sufficient to fund all of Parent’s payment obligations set forth in Article II and all fees and Expenses payable by Parent in respect of the Merger and the other transactions contemplated by this Agreement (the “Equity Financing”) to Parent and/or Merger Sub (the “Equity Commitment Letters”). As of the date hereof, (i) the Equity Commitment Letters are legal, valid and binding obligations of Parent or Merger Sub and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with its terms, (ii) the Equity Commitment Letters are in full force and effect and the obligation to fund the Equity Financing thereunder has not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, (iii) to the Knowledge of Parent, neither Parent nor Merger Sub is in breach of any of the terms or conditions to fund the Equity Financing set forth in the Equity Commitment Letters, (iv) to the Knowledge of Parent, there is no fact or occurrence existing on the date hereof that, with or without notice, lapse of time or both, would reasonably be expected to (A) make any of the assumptions or any of the statements set forth in respect of the Equity Financing in the Equity Commitment Letters inaccurate, (B) result in any of the conditions to funding the Equity Financing in the Equity Commitment Letters not being satisfied, (C) cause the obligation to fund the Equity Financing in the Equity Commitment Letters to be ineffective or (D) otherwise result in the Equity Financing not being available, on a timely basis in order to consummate the transactions contemplated by this Agreement and (E) the Equity Investors have not notified Parent or Merger Sub of their intention to terminate the Equity Commitment Letters or not to provide the Equity Financing. As of the date hereof, Parent has not amended, modified, supplemented or waived any of the conditions or contingencies to funding contained in the Equity Commitment Letters made available to the Company prior to the date hereof, or any other provision of, or remedies under, the Equity Commitment Letters made available to the Company prior to the date hereof.

(b) Assuming (i) the Equity Financing is funded in accordance with its terms and conditions and (ii) the satisfaction of the conditions set forth in Section 6.2, Parent will have cash on hand sufficient to consummate the Merger and the other transactions contemplated by this Agreement, including the payment by Parent and Merger Sub of the aggregate Merger Consideration and any fees and Expenses of or payable by Parent, Merger Sub or the Surviving Corporation. For the avoidance of doubt, it is not a condition to Closing under this Agreement, nor to the consummation of the Merger, for Parent or Merger Sub to obtain the Equity Financing or any alternative financing.

(c) None of Parent, Merger Sub, the Equity Investors or any of their respective Affiliates has entered into an exclusivity, lock-up or other similar agreement, arrangement or understanding with any bank or investment bank or other potential provider of debt or equity financing, in either case, that would prevent or hinder such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or its Subsidiaries (including in connection with the making of any Takeover Proposal). Neither Parent, Merger Sub nor any of their Affiliates has caused or induced any Person to take any action that, if taken by Parent or Merger Sub, would be a breach of, or would cause to be untrue, any of the representations in this Section 4.6(c).

Section 4.7 Litigation. As of the date of this Agreement, there is no Legal Action pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Affiliates before any

Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger or the transactions contemplated by this Agreement. As of the date of this Agreement, neither Parent nor any of its Affiliates is subject to any Order of, or, to the Knowledge of Parent, continuing investigation by, any Governmental Authority, or any Order of any Governmental Authority that would or seeks to materially delay or prevent the consummation of any of the transactions contemplated by this Agreement.

Section 4.8 No Regulatory Impediment. To the Knowledge of Parent, there is no material fact relating to Parent or any of its Affiliates’ respective businesses, operations, financial condition or legal status, including any officer’s, director’s or current employee’s status, that would reasonably be expected to impair the ability of the parties to this Agreement to obtain, on a timely basis, any authorization, consent, Order, declaration or approval of, or ability to contract with, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement.

Section 4.9 Licensability. To the Knowledge of Parent, none of Parent, Merger Sub, any of their respective officers, directors, partners, managers, members, principals or Affiliates which may reasonably be considered in the process of determining the suitability of Parent and Merger Sub for a Gaming Approval by a Gaming Authority, or any holders of Parent’s capital stock or other equity interests who will be required to be licensed or found suitable under applicable Gaming Laws (the foregoing persons collectively, the “Licensing Affiliates”), has ever abandoned or withdrawn with prejudice (in each case in response to a communication from a Gaming Authority regarding a likely or impending denial, suspension or revocation) or been denied or had suspended or revoked a Gaming Approval, or an application for a Gaming Approval, by a Gaming Authority, except where such denial was the result of a competitive process for a single or limited number of available Gaming Approvals. Except as would not have a Parent Material Adverse Effect, Parent, Merger Sub and each of their respective Licensing Affiliates which is licensed or holds any Gaming Approval pursuant to applicable Gaming Laws (collectively, the “Licensed Parties”) is in good standing in each of the jurisdictions in which such Licensed Party owns, operates, or manages gaming facilities. Except as would not have a Parent Material Adverse Effect, to the Knowledge of Parent, there are no facts which, if known to any Gaming Authority, would be reasonably likely to (i) result in the denial, revocation, limitation or suspension of a Gaming Approval of any of the Licensed Parties or (ii) result in a negative outcome to any finding of suitability proceedings of any of the Licensed Parties currently pending, or under the licensing, suitability, registration or approval proceedings necessary for the consummation of the Merger.

Section 4.10 Absence of Certain Arrangements. Other than this Agreement, those Contracts filed with, or furnished to, the SEC two (2) Business Days prior to the date of this Agreement and those other agreements contemplated hereby, there are no Contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their respective Affiliates, on the one hand, and any member of the Company’s management or the Company Board or any of their respective Affiliates, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 4.11 Brokers. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent or Merger Sub, other than any such fee that is conditioned upon consummation of the Merger.

Section 4.12 Proxy Statement; Schedule 13E-3. None of the information to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Company Proxy Statement (or any amendment thereof or supplement thereto) or the Schedule 13E-3 will (i) in the case of the Schedule 13E-3 (or any amendment thereof or supplement thereto), as of the date of filing and as of the date of the Company Stockholders Meeting and (ii) in the case of the Company Proxy Statement (or any amendment thereof or supplement thereto), as of the date of filing or mailing to the Company’s stockholders and as of the date of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, with respect to information provided by Parent or Merger Sub, in light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein to the extent based on information supplied by or on behalf of the Company or any Affiliate of the Company in connection with the preparation of the Company Proxy Statement or the Schedule 13E-3 for inclusion or incorporation by reference therein.

Section 4.13 Exclusivity of Representations and Warranties; Non-Reliance.

(a) No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III: (i) none of the Company, its Affiliates or any of its or their respective stockholders, controlling persons or Representatives has made any representation or warranty, express or implied, with respect to the Company or its Subsidiaries or Affiliates or their business, operations, technology, assets, liabilities, results of operations, financial condition, prospects, projections, budgets, estimates or operational metrics, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided by or on behalf of the Company (including in any management presentations, information or descriptive memorandum, certain “data rooms” maintained by the Company, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Parent and Merger Sub or any of their respective Affiliates, stockholders or Representatives; and (ii) no Person has been authorized by the Company, its Subsidiaries or Affiliates or any of its or their respective Representatives to make any such representation or warranty, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company, its Subsidiaries or Affiliates or any of its or their respective Representatives (or any other Person).

(b) No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating any of the transactions contemplated hereby) in reliance on, and hereby disclaims reliance on, (i) any representation or warranty, express or implied; (ii) information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided by or on behalf of the Company (including in any management presentations, information or descriptive memorandum, certain “data rooms” maintained by the Company, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Parent and Merger Sub or any of their respective Affiliates, stockholders or Representatives; or (iii) the accuracy or completeness of any of the foregoing.

(c) Investigation. In entering into this Agreement and each of the other documents and instruments relating to the Merger and the other transactions contemplated by this Agreement, Parent and Merger Sub have each relied solely upon its own investigation and analysis and the representations and warranties of the Company expressly set forth in Article III.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company. From and after the date of this Agreement and prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, except as required by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, or as required by applicable Law, Order or to comply with any notice from a Governmental Authority, without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned (except with respect to the matters set forth in Sections 5.1(c), 5.1(i) and 5.1(k), in which case consent shall be provided in Parent’s sole discretion), the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to conduct the business of the Company and the Subsidiaries in the usual course consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise required by this Agreement, as set forth in the corresponding subsection of Section 5.1 of the Company Disclosure Letter, or as otherwise required by applicable Law, from and after the date of this Agreement and prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions, without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned (except with respect to the matters set forth in Sections 5.1(c), 5.1(i) and 5.1(k), in which case consent shall be provided in Parent’s sole discretion):

(a) Organizational Documents. Amend or modify any of the Organizational Documents of the Company or any of its Subsidiaries in any manner or implement any shareholder rights plan, “poison pill” or similar plan or agreement;

(b) Dividends. Except with respect to the periodic cash dividends paid by the Company on Series B Preferred Stock outstanding on the date hereof in an amount not in excess of the amounts required by the Organizational Documents of the Company for such Series B Preferred Stock, with record and payment dates generally consistent with the timing of record and payment dates in the most recent comparable prior year fiscal quarter prior to the date of this Agreement, make, declare, set aside or pay any dividend or distribution on any shares of its capital stock or set any record date therefor (whether payable in cash, stock, property or a combination thereof), other than cash dividends and cash distributions by wholly-owned Subsidiaries of the Company;

(c) Capital Stock. (i) Adjust, split, combine or reclassify its capital stock or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or rights, warrants or options to acquire or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, (iii) grant any Person any right or option to acquire any shares of its capital stock, (iv) enter into any voting agreement with respect to capital stock of the Company except as relates to supporting the transactions contemplated by this Agreement, (v) amend or modify any term or provision of any of its outstanding capital stock, (vi) accelerate or waive any restrictions pertaining to the vesting of any equity awards, warrants or other rights of any kind to acquire any shares of capital stock or (vii) except pursuant to that certain letter agreement entered into between the Principal Stockholder and the Company on November 6, 2018 (as amended from time to time) (the “KH 2018 Preferred Stock Commitment Letter”), issue, authorize the issuance of, grant, deliver, pledge, encumber, dispose of, sell or purchase any additional shares of its capital stock or rights, warrants or options to acquire or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than pursuant to (x) the settlement of Company RSUs outstanding as of the date hereof that vest and are required to be settled in accordance with their terms as in effect on the date of this Agreement or (y) as permitted by Section 5.1(d));

(d) Compensation and Benefits. (i) Increase the compensation or benefits payable or to become payable to any of its directors or officers or accelerate the time of vesting, payment or funding of any compensation or benefits under any Company Employee Benefit; (ii) enter into or amend in any material respect any Contract providing for the employment or consultancy of any director or officer or otherwise providing material compensation or other material benefits to any director or officer other than in the ordinary course of business; or (iii) establish, adopt, enter into, amend, modify, renew or terminate any Company Employee Benefit or any employee benefit plan, agreement, policy, program or commitment that, if in effect on the date of this Agreement, would be a material Company Employee Benefit, except, in the case of each of clauses (i) through (iii), to the extent required by applicable Law or the terms of any Company Employee Benefit or, in conjunction with new hires, promotions or other changes in job status, if in accordance with Section 5.1(e) below;

(e) Labor and Employment. (i) Hire or engage the services of any individual who is expected to have target annual compensation equal to or above $150,000; provided, that the Company or any of its Subsidiaries may hire or engage the services of any individual in order to replace any individual who is terminated; or (ii) engage in any mass layoff, site closure, plant shutdown or other similar termination event involving multiple employees or other service providers;

(f) Acquisitions. Acquire (by merger, consolidation, acquisition of equity interests or assets, or otherwise), directly or indirectly, any Person, business, assets or capital stock of any other Person, except for any such transaction (i) which is between the Company and any of its wholly-owned Subsidiaries or between any such wholly-owned Subsidiaries of the Company, (ii) for which the consideration paid (including assumed indebtedness for borrowed money) does not exceed $50,000 or (iii) pursuant to any Contract existing and in effect as of the date hereof;

(g) Dispositions. Sell, market, lease, license, transfer, pledge, mortgage, encumber, grant or dispose of any material Company Assets (other than Intellectual Property), including the capital stock of Subsidiaries of the Company, other than (i) the sale of inventory in the ordinary course of business, (ii) the disposition of used, obsolete or excess equipment in the ordinary course of business, (iii) any Permitted Liens, (iv) pursuant to any Contract existing and in effect as of the date hereof or (v) space leases, subleases (at any level), licenses and other occupancy agreements entered into for fair market value in the ordinary course of business;

(h) Loans. Make any loans, advances or capital contributions to or investments in any Person (other than (i) to wholly-owned Subsidiaries of the Company, (ii) to employees for advancement of related business expenses in the ordinary course of business, (iii) to any joint venture in which the Company or any of its Subsidiaries has any equity interest, (iv) any other loans or capital contributions in an aggregated amount not to exceed $150,000 or (v) pursuant to director, officer or employee indemnification or advancement obligations under the Organizational Documents of, or any Contract with, the Company or any of its Subsidiaries);

(i) Indebtedness; Guarantees. (i) Incur, assume or guarantee any new indebtedness for borrowed money or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person (other than the Company or any of its Subsidiaries) with respect to any indebtedness for borrowed money (including any debt securities), in excess of $500,000 in the aggregate, which indebtedness shall be prepayable in full without premium or penalty (other than ordinary course breakage costs), other than (x) revolving loans under the Revolving Credit Agreement (the “Revolving Credit Agreement”), dated as of January 24, 2017, by and among Montreign Operating Company, LLC (“MOC”), the lender parties thereto and Fifth Third Bank, as administrative agent, or (y) performance bonds, letters of credit or hedging arrangements entered into in the ordinary course of business, (ii) amend, modify, refinance, redeem, purchase, retire, waive, alter or extend in any respect the Term Loan Credit Agreement, the Revolving Credit Agreement or the Empire Credit Agreement or make any payment of principal that is not required by the terms thereof, (iii) enter into an agreement in respect of the Term Loan Credit Agreement, the Revolving Credit Agreement or the Empire Credit Agreement that confers a material benefit on the lenders thereunder or that imposes material obligations on the Company or its Subsidiaries or (iv) fail to make any payment when due under the Term Loan Credit Agreement, the Revolving Credit Agreement, the Empire Credit Agreement or any other indebtedness of the Company (other than any such failure resulting from a Funding Default);

(j) Capital Expenditures. Make capital expenditures that exceed, in the aggregate, (x) the amount of capital expenditures contemplated by the capital expenditure information previously made available to Parent, plus (y) $50,000;

(k) Dissolution. Adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation, bankruptcy or other reorganization or take any steps in furtherance of the foregoing;

(l) Accounting. Change its material accounting policies or procedures, other than as required by GAAP or applicable Law;

(m) Legal Actions. Subject to Section 5.14, waive, release, assign, settle or otherwise compromise or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of, or fail to defend, any Legal Action, other than (i) (A) solely involving the payment of monetary damages in the ordinary course of business in an amount not to exceed $200,000 (net of any amount covered by insurance); (ii) that do not involve the admission of wrongdoing by the Company or any of its Subsidiaries; and (iii) that do not impose any restrictions on the business of the Company, any of its Subsidiaries, Parent, the Surviving Corporation or any of their respective Affiliates;

(n) Material Contracts. (i) Cancel, terminate (including by failing to exercise an expiring renewal or extension option), extend, renew or amend any Material Contract or any agreement with a Representative relating to the transactions contemplated by this Agreement, (ii) waive, release or assign, in any respect, any material rights or material obligations under any Material Contract or (iii) enter into any Contract which would have been a Material Contract if entered into prior to the date hereof;

(o) Taxes. Except as otherwise required by applicable Law, make or change any material Tax election other than consistent with past practice, file any material amended Tax Return, change any Tax accounting period, settle any material Tax claim relating to the Company or any of its Subsidiaries or surrender a right to a material Tax refund;

(p) New Business. (i) Enter into any new line of business other than the lines of business in which the Company and its Subsidiaries are currently engaged as of the date of this Agreement or (ii) establish any new Subsidiary or joint venture;

(q) Intellectual Property. (i) Divest, sell, assign, transfer, license (other than in the ordinary course of business) or subject to any Lien (other than a Permitted Lien) any Owned Intellectual Property; or (ii) abandon, cancel, allow to lapse or fail to renew or continue to prosecute or defend any material Owned Intellectual Property;

(r) Frustration of Closing Conditions. Take any actions or omit to take any actions that would or would be reasonably expected to (i) result in any of the conditions set forth in Article VI not being satisfied or (ii) materially impair or delay the ability of the Parties to consummate the transactions contemplated hereby in accordance with the terms hereof; or

(s) Related Actions. Authorize, commit or agree to do any of the foregoing.

Any action expressly permitted under any one clause of this Section 5.1 shall be permitted under all other clauses of this Section 5.1.

Nothing contained in this Agreement gives, or is intended to give, Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement gives, or is intended to give, the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.2 Conduct of Business of Parent. Parent shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned) take or agree to take any actions or omit to take any actions that would or would be reasonably expected to (i) result in any of the conditions set forth in Article VI not being satisfied or (ii) materially impair or delay the ability of the Parties to consummate the transactions contemplated hereby in accordance with the terms hereof.

Section 5.3 Corporate Authorization. Effective immediately following the execution of this Agreement, Parent (in its capacity as Merger Sub’s sole stockholder) shall deliver a written consent adopting this Agreement.

Section 5.4 Access to Information; Confidentiality.

(a) From and after the date of this Agreement and prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, the Company shall, and shall cause its Subsidiaries to, (i) provide to Parent and its Representatives reasonable access (under Company supervision), during normal business hours and upon reasonable prior notice, to the officers, employees, properties, auditors, authorized representatives, books and records of the Company and its Subsidiaries and (ii) furnish promptly such information concerning the Company and its Subsidiaries as Parent and its Representatives may reasonably request, except in either case that none of the Company or any of its Subsidiaries shall be required to (A) grant access if the Company reasonably determines that such access would materially disrupt or impair the business or operations of the Company or any of its Subsidiaries, (B) disclose information to the extent such disclosure would, in the Company’s good faith opinion after consultation with outside legal counsel, (x) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (y) violate any applicable Law or any confidentiality obligation of such party (provided, however, that in each case under this clause (B), the Company, to the extent practicable, shall inform Parent of the general nature of the information being withheld and, upon Parent’s request, use reasonable best efforts to cooperate with Parent to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (x) and (y)) or (C) grant access or disclose information relating to the negotiation and execution of this Agreement, that are reasonably pertinent to any adverse Legal Action between the Company and its Subsidiaries, on the one hand, and Parent and its Affiliates (other than the Company and its Subsidiaries), on the other hand, or that relate to a Takeover Proposal prior to the Company obtaining the Requisite Company Vote. Substantially concurrently with such time as such information is provided to senior management of the Company or the Company Board, the Company shall deliver to Parent an unaudited profit and loss statement, balance sheet and income statement following the end of each calendar month for such month and the year-to-date through the end of such month and any other financial information regarding the Company regularly provided to senior management or the Company Board. Except as provided in the immediately preceding sentence, nothing in this Section 5.4 will be construed to require the Company, any of its Subsidiaries or any of its or their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information that are not prepared in the ordinary course of business or could not be prepared absent unreasonable expense or efforts. Any access to the properties of the Company or any of its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. Nothing contained in this Agreement shall give Parent or its Affiliates, directly or indirectly, rights to conduct or cause to be conducted any environmental investigation of the current or former operations or facilities of the Company or any of its Subsidiaries without the prior written consent of the Company in its sole discretion.

(b) Prior to the Closing, Parent and Merger Sub will not, and will cause their respective Representatives not to, contact or otherwise communicate with customers, suppliers, distributors, banks or other lenders, joint venture partners or other business relations of the Company or any of its Subsidiaries regarding the business of the Company, this Agreement, the Merger or the other transactions contemplated by this Agreement without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that, for the avoidance of doubt, nothing in this Section 5.4(b) shall be deemed to restrict Parent and its Representatives and Affiliates from contacting such parties in the ordinary course of Parent’s or such Affiliates’ businesses; provided, further, that the Company shall use reasonable best efforts (i) to invite Parent and its Representatives, to the extent practicable, to attend any substantial meeting, conversation or discussion between the Company and any of its material banks or other material lenders and (ii) schedule meetings, conversations or discussions with its material banks or other material lenders and with Parent upon Parent’s request no more frequently than once per month.

(c) The terms and conditions of those certain Confidentiality Agreements, each dated August 11, 2019, by and between either the Principal Stockholder or Genting Malaysia Berhad (“GenM”), on the one hand, and the Company, on the other hand (the “Confidentiality Agreements”), will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted or information disclosed under this Section 5.4.

(d) All requests for access pursuant to this Section 5.4 must be directed to the person or persons designated from time to time by the Special Committee.

Section 5.5 Notification of Certain Matters. From and after the date of this Agreement until the Effective Time, the Company shall promptly notify Parent of (a) any change or event that would be reasonably likely to result in a Company Material Adverse Effect or to cause any of the conditions in Article VI not to be satisfied, (b) any Legal Actions commenced or, to the Knowledge of the Company, threatened against the Company or a member of the Company Board or management of the Company which relate to this Agreement or the transactions contemplated hereby and (c) any notice or other communication received by the Company from any Governmental Authority or other Person related to this Agreement or the transactions contemplated hereby alleging that the consent of such Person is or may be required in connection with this Agreement or the transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not (i) limit or otherwise affect any remedies available to Parent or Merger Sub, (ii) be deemed to be an amendment of this Agreement or (iii) be deemed to affect or modify Parent’s or Merger Sub’s reliance on, or cure any breach of, any representations, warranties, covenants, obligations or conditions contained in this Agreement, as the case may be.

Section 5.6 No Solicitation.

(a) Notwithstanding anything to the contrary set forth in this Agreement, during the period (the “Go-Shop Period”) beginning on the date of this Agreement and continuing until 12:00 p.m., Eastern time, on the tenth (10th) Business Day thereafter (the “No-Shop Period Start Date”), the Company and its Representatives shall have the right to: (i) solicit, initiate or knowingly facilitate or knowingly encourage, any proposal or inquiry that constitutes, or is reasonably expected to lead to, a Takeover Proposal and (ii) subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement, furnish to any Person any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case for the purpose of soliciting, initiating or knowingly facilitating or knowingly encouraging any proposal or inquiry that constitutes, or is reasonably expected to lead to, a Takeover Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to a Takeover Proposal; provided, however, that the Company will promptly (and in any event within 24 hours) provide to Parent, or provide Parent access to, any such non-public information concerning the Company or any of its Subsidiaries that is provided to any such Person or its Representatives that was not previously provided to Parent or its Representatives; and (iii) participate or engage in discussions or negotiations with any Person with respect to a Takeover Proposal; provided, further that the Company shall not pay or reimburse or agree to pay or reimburse the fees or expenses of any such Person in connection with any Takeover Proposal.

(b) Except as expressly permitted by this Section 5.6 and except in respect of an Exempted Party (but only until the earlier of (i) the date such Person or group of Persons ceases to be an Exempted Party and (ii) the date that is ten (10) days after the No-Shop Period Start Date (the “Cut-Off Date”)), from and after the No-Shop-Period Start Date, the Company will and will cause each of its Subsidiaries and its and their officers and directors to, and will instruct and use its reasonable best efforts to cause its other Representatives to, (i) cease any solicitations, discussions or negotiations with any Person that would be prohibited by this Section 5.6(b), request the prompt return or destruction of all non-public information concerning the Company and its Subsidiaries theretofore furnished to any such Person with whom a confidentiality agreement was entered into within the six (6) month period immediately preceding the No-Shop Period Start Date and terminate all access granted to any such Person and its Representatives to any physical or electronic data room; and (ii) until the earlier of the date the Requisite Company Vote has been obtained and the termination of this Agreement pursuant to Article VII, and except as expressly permitted by Section 5.6(c) and Section 5.6(f), the Company shall not, and the Company shall cause its Subsidiaries not to, and the Company shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly:

(i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal;

(ii) enter into or participate in any discussions or negotiations with any Person regarding, or provide or furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to such information or personnel of the Company or any of its Subsidiaries to any Person (other than Parent, Merger Sub or any of their respective Affiliates or Representatives) with the intent to induce the making of any proposal or offer that constitutes, or would reasonably be expected to lead to a Takeover Proposal (other than to state that the Company is not permitted to have discussions); or

(iii) approve or recommend a Takeover Proposal or execute or enter into any Contract, letter of intent or agreement in principle relating to, or that would reasonably be expected to lead to a Takeover Proposal (other than an Acceptable Confidentiality Agreement).

For the avoidance of doubt, notwithstanding the expiration of the Go-Shop Period, the Company and its Representatives may, prior to the Cut-Off Date, continue to engage in the activities described in this Section 5.6(b) with respect to Persons who are Exempted Parties (but only for so long as such Person or group is an Exempted Party) and their Representatives, including with respect to any amended proposal submitted by any Exempted Party following the expiration of the Go-Shop Period and prior to the Cut-Off Date, and the restrictions in this Section 5.6(b) shall not apply with respect thereto; provided, that the provisions of Section 5.6(e) shall apply to a Takeover Proposal of any Exempted Party.

(c) Notwithstanding Section 5.6(b), if, at any time following the No-Shop Period Start Date but before obtaining the Requisite Company Vote, the Company or any of its Representatives receives a Takeover Proposal, (i) the Company and its Representatives shall be permitted to participate in discussions regarding such Takeover Proposal with the Person making such Takeover Proposal and its Representatives solely to clarify the terms of such Takeover Proposal and (ii) with respect to a written, bona fide Takeover Proposal that did not result from any breach in any material respect of this Section 5.6, if the Special Committee or the Company Board determines in good faith, (A) after consultation with the Company’s or Special Committee’s, as applicable, outside legal counsel and outside financial advisors, that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (B) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Takeover Proposal would reasonably be expected to be inconsistent with its fiduciary duties, then the Company and its Representatives may, in response to such Takeover Proposal, (x) furnish access and non-public information with respect to the Company and any of its Subsidiaries to the Person who has made such Takeover Proposal and its Representatives pursuant to an Acceptable Confidentiality Agreement, so long as any non-public information provided under this clause (x) has previously been provided to Parent or is provided to Parent substantially concurrently with the time it is provided to such Person, and (y) participate in discussions and negotiations regarding such Takeover Proposal in accordance with this Section 5.6.

(d) From and after the date of this Agreement, the Company shall advise Parent promptly (and, in any event, within twenty-four (24) hours) orally and in writing of the receipt of any Takeover Proposal, specifying the material terms and conditions thereof (including, if applicable, copies of any Takeover Proposals made in writing and any other written terms and proposals, including proposed agreements, and a written summary of the material terms of any Takeover Proposal not made in writing, sent or provided to the Company and its Representatives in connection with such Takeover Proposal), and the identity of the Person making such Takeover Proposal. Thereafter, the Company shall keep Parent reasonably informed, on a reasonably prompt basis, of the status of any such Takeover Proposal and supplementally provide any material change to the financial or other material terms and conditions of such Takeover Proposal (including any information referred to in the immediately prior sentence).

(e) Except as set forth in Section 5.6(f), neither the Company Board nor any committee thereof (including the Special Committee) shall (i) withdraw, modify or amend the Company Board Recommendation or Special Committee Recommendation in any manner adverse to Parent or fail to include the Company Board Recommendation or Special Committee Recommendation in the Company Proxy Statement, (ii) at any time following receipt of a Takeover Proposal, fail to publicly reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within ten (10) Business Days) after receipt of any reasonable written request to do so from Parent or (iii) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against a Takeover Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after commencement of such Takeover Proposal (any of the above, an “Adverse Company Recommendation”).

(f) Notwithstanding Section 5.6(e), at any time before obtaining the Requisite Company Vote, the Company Board (acting upon the recommendation of the Special Committee) may make an Adverse Company Recommendation and, in the case of the following clause (I)(x), the Company may terminate this Agreement to enter into a definitive Contract providing for such Superior Proposal, in either case, to the extent the Company Board (acting upon the recommendation of the Special Committee) determines by resolution in good faith, after consultation with its outside financial advisors and outside legal counsel, that (I) (x) a Takeover Proposal received by the Company after the date of this Agreement constitutes a Superior Proposal or (y) an Intervening Event exists and (II) the failure to act, in accordance with this Section 5.6(f), in response to such Superior Proposal or Intervening Event, as applicable, would be inconsistent with its fiduciary duties under Delaware Law, but only if:

(i) the Company shall have first provided prior written notice, at least five (5) Business Days in advance, to Parent that it intends to make such Adverse Company

Recommendation, which notice shall include (A) the material terms and conditions of the transaction that constitutes such Superior Proposal, the identity of the party making such Superior Proposal and copies of any Contracts that are proposed to be entered into with respect to such Superior Proposal or (B) the material change, development, effect, circumstance, state of facts or event that constitutes the Intervening Event and basis for making such Adverse Company Recommendation; and

(ii) (A) with respect to a Superior Proposal (it being understood and agreed that any material change to the financial or other terms and conditions of such Superior Proposal shall require an additional notice to Parent and a new three (3) Business Day period), after considering any binding and irrevocable written proposal made by Parent to the Company during the five (5) Business Days (or shorter period in accordance with the following proviso, if Parent does not desire to negotiate) after the receipt of such notice the Company Board (acting upon the recommendation of the Special Committee) subsequently determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that the Takeover Proposal that constituted a Superior Proposal continues to constitute a Superior Proposal and (B) with respect to an Intervening Event, after considering any binding and irrevocable written proposal made by Parent to the Company during the five (5) Business Days (or shorter period in accordance with the following proviso, if Parent does not desire to negotiate) after the receipt of such notice the Company Board (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that such Intervening Event continues to require an Adverse Company Recommendation; provided, that the Company (acting through the Special Committee) shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to so negotiate) during such period with respect to such proposal to make such adjustments in the terms and conditions of this Agreement so that, in the case of clause (A), the Superior Proposal described in such notice ceases to constitute a Superior Proposal and, in the case of clause (B), there is no longer a reasonable basis for such Adverse Company Recommendation.

(g) Nothing contained in this Agreement shall prohibit the Company from complying with Rule 14e-2(a) under the Exchange Act, making a statement contemplated by Item 1012(a) of Regulation M-A promulgated under the Exchange Act, from complying with Rule 14d-9 under the Exchange Act (including by issuing a “stop, look and listen” statement pending disclosure of its position of the type contemplated under Rule 14d-9(f) under the Exchange Act) or from making any other disclosure to the Company’s stockholders that the Company Board or Special Committee determines in good faith, after consultation with its outside legal counsel, is required under applicable Law or would be inconsistent with its fiduciary duties not to make; provided, that any such disclosure or public statement that constitutes an Adverse Company Recommendation shall be subject to Section 5.6(f). For the avoidance of doubt, in no event shall the issuance of a customary “stop, look and listen” statement (or other similar statement pursuant to any requirement of applicable Law) of the type contemplated in the immediately preceding sentence in and of itself constitute a change, withdrawal, modification or amendment of the Company Board Recommendation or Special Committee Recommendation under this Agreement.

(h) Any material violations of the restrictions set forth in this Section 5.6 by any senior Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.6 by the Company.

Section 5.7 Company Proxy Statement; Schedule 13E-3; Company Stockholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Company Proxy Statement and the Company and Parent shall jointly prepare and file with the SEC the Schedule 13E-3 with the objective of filing within fifteen (15) Business Days after the date hereof. The Company Proxy Statement shall contain the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL. The Company shall, as promptly as reasonably practicable (and after consultation with Parent), respond to any comments or requests for additional information made by the SEC with respect to the Company Proxy Statement and the Company and Parent shall, as promptly as reasonably practicable, jointly respond to any comments or requests for additional information made by the SEC with respect to the Schedule 13E-3. The Company shall, as promptly as reasonably practicable (and after consultation with Parent), prepare and file any amendments or supplements necessary to be filed in response to any such comments or requests with respect to the Company Proxy Statement and the Company and Parent shall, as promptly as reasonably practicable (and after consultation with Parent), prepare and file any amendments or supplements necessary to be filed in response to any such comments or requests with respect to the Schedule 13E-3. The Company shall use its reasonable best efforts to have the Company Proxy Statement cleared by the staff of the SEC and thereafter mail to its stockholders such Company Proxy Statement as promptly as practicable and the Company and Parent shall use their respective reasonable best efforts to have the Schedule 13E-3 cleared by the staff of the SEC. The Company shall, to the extent required by applicable Law, as promptly as reasonably practicable, file and mail to the Company stockholders any supplement or amendment to the Company Proxy Statement and the Company and Parent shall, to the extent required by applicable Law, as promptly as reasonably practicable, prepare and file any supplement or amendment to the Schedule 13E-3.

(b) Parent and Merger Sub shall cooperate with the Company in the preparation of the Company Proxy Statement and the Schedule 13E-3. Without limiting the generality of the foregoing, (i) each of Parent and Merger Sub will furnish to the Company the information relating to it and its Affiliates required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement, that is customarily included in proxy statements or Rule 13E-3 transaction statements on Schedule 13E-3 prepared in connection with transactions of the type contemplated by this Agreement or that is reasonably requested by the Company, (ii) the Company shall promptly notify Parent of any communication it or its Subsidiaries receives from the SEC and shall provide Parent with a reasonable opportunity to review and comment on, and the Company shall reasonably consider all comments reasonably proposed by Parent with respect to, any proposed communication by the Company or its Subsidiaries to the SEC and (iii) prior to the filing with the SEC or the mailing to the Company’s stockholders of the Company Proxy Statement (or any amendment thereto) or the filing with the SEC of the Schedule 13E-3 (or any amendment thereto), the Company shall provide Parent with a reasonable opportunity to review and comment on, and the Company shall reasonably consider all comments reasonably proposed by Parent with respect to, the Company Proxy Statement (and any amendment thereto) and the Schedule 13E-3 (and any amendment thereto). The Company shall promptly (A) notify Parent upon the receipt of any comments or requests (written or oral) from the SEC and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, in each case, to the extent such comments, requests or correspondence relates to the Company Proxy Statement or the Schedule 13E-3.

(c) The Company Proxy Statement shall include the Company Board Recommendation and Special Committee Recommendation unless the Company Board has withdrawn, modified or amended the Company Board Recommendation and the Special Committee Recommendation in accordance with Section 5.6.

(d) Unless an Adverse Company Recommendation has been made in accordance with Section 5.6, following the clearance of the Company Proxy Statement and Schedule 13E-3 by the SEC, the Company shall call and hold the Company Stockholders Meeting as promptly as reasonably practicable following the date of this Agreement for the purpose of obtaining the Requisite Company Vote. The date of the Company Stockholders Meeting and the record date therefor shall be set in consultation with Parent. Subject to Section 5.6, the Company shall use its reasonable best efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement sufficient to obtain the Requisite Company Vote; provided that the Company may postpone, recess or adjourn the Company Stockholders Meeting: (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board or Special Committee has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting or (iv) if the Company has provided a written notice to Parent pursuant to Section 5.6(f)(i) and the latest deadline contemplated by Section 5.6(f) with respect to such notice has not been reached. Subject to Section 5.6, if requested by Parent, the Company shall postpone or adjourn the Company Stockholders Meeting to permit additional time to solicit the Requisite Company Vote if sufficient proxies constituting the Requisite Company Vote have not been received by the Company. Each Party shall keep the other Party reasonably updated with respect to proxy solicitation results. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement shall have been terminated prior to the date of the Company Stockholders’ Meeting in accordance with its terms, the obligation of the Company to call, give notice of, convene and hold the Company Stockholders’ Meeting in accordance with this Section 5.7(d) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Takeover Proposal or by the making of an Adverse Company Recommendation.

Section 5.8 Employees; Benefit Plans.

(a) For a period of one year following the Closing Date or, with respect to any Employee, such shorter period as such Employee is employed by Parent, the Surviving Corporation or any of their respective Affiliates following the Closing Date, Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, provide to individuals who, immediately prior to the Effective Time, were employees of the Company or any of its Subsidiaries (each, an “Employee”) (i) a salary or hourly wage rate and short-term (annual or more frequent) bonus or commission opportunity no less favorable than that provided to such Employee immediately prior to the Effective Time and (ii) other compensation and benefits (excluding equity and equity-based awards) that are comparable in the aggregate to such compensation and benefits being provided to Employees immediately prior to the Effective Time.

(b) As of and after the Effective Time, Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, recognize, without duplication, credit for purposes of eligibility and vesting and, solely in respect of vacation and severance plans, benefit accrual purposes for each such Employee’s years of service with the Company and its Subsidiaries (and their predecessor entities) prior to the Effective Time, to the extent the Company recognized such service for corresponding benefits, under any employee compensation, incentive and benefit (including vacation and severance) plans, programs, policies and arrangements maintained for the benefit of Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation (each, a “Parent Plan”). With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries shall use commercially reasonable efforts to (i) cause there to be waived any pre-existing condition or eligibility limitations (to the extent waived, satisfied or inapplicable under the corresponding plan maintained by the Company and its Subsidiaries immediately prior to the Effective Time) and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time in the year in which the Closing Date occurs.

(c) For the later of a period of one year following the Closing Date (the “Continuation Period”) or the remaining term of any individual employment, severance or separation agreement in effect immediately prior to the Effective Time, Parent shall provide each Employee who suffers a termination of employment under circumstances that would have given the Employee a right to severance payments and benefits under the Company’s severance policy or individual employment, severance or separation agreement in effect immediately prior to the Effective Time (each, a “Company Severance Plan”) with severance payments and benefits no less favorable than those that would have been provided to such Employee under any Company Severance Plan. With respect to any accrued but unused vacation time to which any Employee is entitled pursuant to the vacation policy or individual agreement applicable to such Employee immediately prior to the Effective Time, (the “Vacation Policy”), Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, (i) allow such Employee to use such accrued vacation and (ii) if any Employee’s employment terminates during the Continuation Period under circumstances entitling the Employee to severance pay under the Company Severance Plan, pay the Employee, in cash, an amount equal to the value of the accrued vacation time.

(d) Without limiting Section 8.11, nothing in this Section 5.8, whether express or implied, shall create any third party beneficiary rights in any current or former employee of the Company, Parent, the Surviving Corporation or any of their respective Affiliates or confer upon any current or former employee of the Company, Parent, the Surviving Corporation or any of their respective Affiliates, any rights or remedies including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Section 5.8. No provision of this Section 5.8 shall modify, amend or create any employee benefit plan of the Company, Parent, Surviving Corporation or any of their respective Affiliates.

Section 5.9 Directors’ and Officers’ Indemnification and Insurance.

(a) For a period of six (6) years following the Effective Time (provided that such period shall be extended with respect to all unresolved claims for indemnification by any Indemnified Party as of the sixth anniversary of the Effective Time until such claims are finally resolved), Parent and the Surviving Corporation shall cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any present or former director, officer or employee of the Company or any of its Subsidiaries (the “Indemnified Parties”) as provided in (i) the Organizational Documents of the Company and its Subsidiaries or (ii) agreements between an Indemnified Party and the Company or one of its Subsidiaries (which agreements have been made available by the Company to Parent), to survive the Merger and to continue in full force and effect for a period of not less than six years after the Effective Time or, if longer, for such period as is set forth in any applicable agreement with an Indemnified Party in effect on the date of this Agreement with effect for the period prior to the Effective Time. In addition, for a period of six (6) years following the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the respective Organizational Documents of the Company and its Subsidiaries as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) For a period of six years following the Effective Time (provided that such period shall be extended with respect to all unresolved claims for indemnification by any Indemnified Party as of the sixth anniversary of the Effective Time until such claims are finally resolved), the Surviving Corporation shall, or shall cause its applicable Subsidiary to, indemnify and hold harmless all of their respective Indemnified Parties to the fullest extent permitted by applicable Law with respect to all acts and omissions occurring prior to the Effective Time arising out of or relating to their services as directors, officers or employees of the Company, its Subsidiaries or another Person, if such Indemnified Party is or was serving as a director, officer or employee of such other Person at the request of the Company, whether asserted or claimed at, after or before the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement or otherwise). If any Indemnified Party is or becomes involved in any Legal Action in connection with any matter subject to indemnification hereunder, then the Surviving Corporation shall, or shall cause its applicable Subsidiary to, advance as incurred any costs or expenses (including legal fees and disbursements), judgments, fines, losses, claims, damages or Liabilities (“Damages”) arising out of or incurred in connection with such Legal Action, subject to the Surviving Corporation’s or such Subsidiary’s, as applicable, receipt of an undertaking by or on behalf of such Indemnified Party, if required by the DGCL, to repay such Damages if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to be indemnified. In the event of any such Legal Action, the Surviving Corporation or such Subsidiary, as applicable, shall cooperate with the Indemnified Party in the defense of any such Legal Action.

(c) The Surviving Corporation shall maintain in effect for at least six years after the Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement) so long as the Surviving Corporation is not required to pay an annual premium in excess of 300% of the last annual premium paid by the Company for such insurance before the date of this Agreement (such 300% amount being the “Maximum Premium”). If the Surviving Corporation is unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, then the Surviving Corporation shall instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium. Notwithstanding the foregoing, in lieu of the arrangements contemplated by this Section 5.9(c), before the Effective Time, the Company shall be entitled to purchase a “tail” directors’ and officers’ liability insurance policy covering the matters described in this Section 5.9(c) and, if the Company elects to purchase such a policy before the

Effective Time, then the Surviving Corporation’s obligations under this Section 5.9(c) shall be satisfied so long as the Surviving Corporation causes such policy to be maintained in effect for a period of six years following the Effective Time.

(d) The covenants contained in this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(e) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Parent and the Surviving Corporation shall take all necessary action so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.9.

Section 5.10 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law, each of the Parties shall, and shall cause its Affiliates to, use its reasonable best efforts (i) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions described herein, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) to make or obtain, as applicable (and to cooperate with the other Parties to make or obtain, as applicable), any consents, approvals, registrations, authorizations, waivers, permits, orders, filings, notifications and other confirmations of any third party necessary, proper or advisable to be made or obtained, as applicable, in connection with the transactions contemplated by this Agreement (provided that, prior to the Effective Time, in no event shall the Company or its Subsidiaries be required to pay, or otherwise incur any Liability with respect to, any fees (except for customary fees to Governmental Authorities), penalties or other consideration to obtain any consent or approval required for the consummation of the transactions contemplated by this Agreement) and (iii) execute and deliver any additional instruments necessary to consummate the transaction described herein.

Section 5.11 Consents; Filings; Further Action; Notices.

(a) Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law, each of Parent and the Company shall, and Parent shall cause each of its Affiliates to, use its reasonable best efforts to promptly (i) obtain any consents, approvals or other authorizations, including any Gaming Approvals, and make any filings and notifications, required in connection with the transactions contemplated by this Agreement, (ii) make any other submissions either required or deemed appropriate by either Parent or the Company in connection with the transactions contemplated by this Agreement under the Securities Act, the Exchange Act, the DGCL, the Applicable Exchange rules, any applicable Gaming Law and regulations and any other applicable Law and (iii) take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 5.11 to cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under such Laws, including any Gaming

Approvals, as soon as reasonably practicable. Parent and the Company shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents to the non-filing Party and its advisors before filing. No Party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned. At Parent’s sole cost and expense, the Company shall use its reasonable best efforts to cooperate with GenM, the Principal Stockholder and their respective Affiliates and to provide any information required in connection with any filings or notifications required for the Purchase pursuant to the binding term sheet by and between the Equity Investors and Genting (USA) Limited, dated as of August 5, 2019 (the “Term Sheet”), including under the HSR Act, and to facilitate such filing or notification being made as promptly as reasonably practicable after the date hereof.

(b) Each of Parent and the Company shall, and shall cause their Affiliates to, promptly inform the other Party upon receipt of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If Parent or the Company (or any of their respective Affiliates) receives a request for additional information from any Governmental Authority that is related to the transactions contemplated by this Agreement, then such Party shall endeavor in good faith to make, or cause to be made, to the extent practicable and after consultation with the other Party, an appropriate response to such request. No Party shall, or shall permit any of its Affiliates to, participate in any meeting or engage in any material substantive conversation with any Governmental Authority without giving the other Party prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. Parent shall advise the Company promptly of any understandings, undertakings or agreements (oral or written) which Parent or any of its Affiliates proposes to make or enter into with any Governmental Authority in connection with the transactions contemplated by this Agreement.

Section 5.12 Public Announcements. Except as provided for in this Agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. Neither Parent nor the Company shall issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the Applicable Exchange requirements, in which case that Party shall use its reasonable best efforts to consult with the other Party before issuing any such release or making any such public statement; provided that each Party may, without complying with the foregoing obligations, make any public statement regarding the transactions contemplated by this Agreement, including in response to questions from the press, analysts, investors or those attending industry conferences, and may make internal announcements to employees, to the extent that such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the Parties and otherwise in compliance with this Section 5.12 and do not reveal material non-public information regarding this Agreement or the transactions contemplated hereby; provided, further, that, subject to compliance with Section 5.6, Parent’s consent shall not be required, and the Company shall not be required to consult with Parent in connection with, or provide Parent an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made principally relating to any Takeover Proposal or any withdrawal, modification or amendment of the Company Board Recommendation or the Special Committee Recommendation prior to the time the Requisite Company Vote is obtained. Notwithstanding the foregoing, without the prior consent of the other Parties, (a) the Parties may communicate with customers, vendors, suppliers, financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law, (b) the Parties may disseminate the information included in a press release or other document previously approved for external distribution by the other Party and (c) this Section 5.12 shall not apply to any disclosure of information concerning this Agreement in connection with any dispute between the Parties regarding this Agreement. Any obligation of Parent under this Section 5.12 shall be deemed to include an obligation of Parent to cause its Affiliates to so act or refrain from so acting, as applicable.

Section 5.13 Fees, Expenses and Conveyance Taxes. Except as explicitly provided otherwise in this Agreement, whether or not the Merger is consummated, all fees, costs and expenses (including those payable to Representatives) incurred by any Party or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) shall be paid by the Party incurring those Expenses, except that Expenses incurred in connection with the filing, printing and mailing of the Company Proxy Statement and Schedule 13E-3 shall be paid by Parent.

Section 5.14 Transaction Litigation. Prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, the Company shall control the defense of any Legal Action (including any class action or derivative litigation) brought by any stockholder of the Company or any other Person against the Company or its officers or directors alleging a breach of fiduciary duty relating directly or indirectly to this Agreement or the transactions contemplated hereby (“Transaction Litigation”); provided, however, that the Company shall, as promptly as reasonably practicable after obtaining Knowledge thereof, notify Parent in writing of, and shall (i) give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any Transaction Litigation (and the Company shall in good faith take such comments into account), and the opportunity to participate in the defense and settlement of, any Transaction Litigation and (ii) if Parent does not exercise such right to participate (subject to the Company’s control right), keep Parent reasonably and promptly informed with respect to the status of such Transaction Litigation. No compromise or settlement of any Transaction Litigation shall be agreed to by the Company without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.15 Applicable Exchange De-listing. Prior to the Closing, the Company and Parent shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things reasonably necessary on its part under applicable Law and the rules and policies of the Applicable Exchange to enable the delisting of the shares of Common Stock from the Applicable Exchange and the deregistration of the shares of Common Stock under the Exchange Act at or as promptly as practicable after the Effective Time.

Section 5.16 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any Party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.17 Amendment of Series F Preferred Stock Certificate of Designations. Concurrent with the execution of this Agreement, the Company Board shall approve, and the Principal Stockholder shall deliver a written consent that provides the Series F Approval with respect to, an amendment to the

Amended and Restated Certificate of the Designations, Powers, Preferences and Rights of the Series F Convertible Preferred Stock ($0.01 par value per share) of the Company (the “Series F Designation”) in the form attached hereto as Exhibit A (the “Series F Designation Amendment”). As promptly as practicable following the date hereof (and, in any event, within ten (10) Business Days after the date hereof), the Company shall file an Information Statement of the type contemplated by Rule 14c-2 under the Exchange Act containing the information specified in Schedule 14C under the Exchange Act related to the adoption of the Series F Designation Amendment by the Principal Stockholder (the “Information Statement”). The Company shall (i) promptly notify Parent of any communication it or its Subsidiaries receives from the SEC regarding the Information Statement and shall provide Parent with a reasonable opportunity to review and comment on, and the Company shall reasonably consider all comments reasonably proposed by Parent with respect to, any proposed communication by the Company or its Subsidiaries to the SEC and (ii) prior to the filing with the SEC or the mailing to the Company’s stockholders of the Information Statement (or any amendment thereto), the Company shall provide Parent with a reasonable opportunity to review and comment on, and the Company shall reasonably consider all comments reasonably proposed by Parent with respect to, the Information Statement (and any amendment thereto). The Company shall promptly (A) notify Parent upon the receipt of any comments or requests (written or oral) from the SEC and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, in each case, to the extent such comments, requests or correspondence relates to the Information Statement. The Company shall use its reasonable best efforts to have the Information Statement cleared by the staff of the SEC and thereafter mail to its stockholders such Information Statement as promptly as practicable. The Company shall, to the extent required by applicable Law, as promptly as practicable, file and mail to the Company stockholders any supplement or amendment to the Information Statement. The Company shall file the Series F Designation Amendment with the Secretary of State of the State of Delaware as soon as practicable on the twenty-first day following the date the Information Statement was mailed to Company stockholders.

Section 5.18 Company Equity Plan. Within five (5) Business Days after the date of this Agreement, the Company Board, the Compensation Committee of the Company Board or a committee appointed by the Company Board to administer the Company Equity Plan, as applicable, shall adopt resolutions resolving to interpret and clarify that the “Purchase” (as defined in the Term Sheet) does not constitute a “Change in Control” as defined in the Company Equity Plan.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver on or before the Closing Date of each of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been duly adopted by the Requisite Company Vote in accordance with the DGCL and the Organizational Documents of the Company at a duly called Company Stockholders Meeting.

(b) Regulatory Approvals. All Requisite Gaming Approvals shall have been duly obtained and shall be in full force and effect.

(c) No Orders. No Governmental Authority shall have issued any Law or Order that enjoins, renders illegal or otherwise prohibits consummation of the Merger.

(d) Information Statement. Twenty-one (21) days shall have elapsed since the Information Statement shall have been cleared by the staff of the SEC and mailed to the stockholders of the Company.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction or waiver by Parent on or before the Closing Date of the following conditions:

(a) Representations and Warranties.

(i) Other than the representations and warranties contained in the first sentence of Section 3.1, Section 3.3, the first sentence of Section 3.5, Section 3.8(a), Section 3.8(f), Section 3.13(b), Section 3.25, Section 3.26 and Section 3.27, the representations and warranties of the Company set forth in Article III shall be true and correct (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifications contained therein) as of the date hereof and at and as of the Effective Time, as though made at and as of the date hereof and at and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except for such failures to be true and correct that would not individually or in the aggregate have a Company Material Adverse Effect.

(ii) The representations and warranties contained in the first sentence of Section 3.1, Section 3.3, the first sentence of Section 3.5, Section 3.25, Section 3.26 and Section 3.27 shall be true and correct in all material respects as of the date hereof and at and as of the Effective Time, as though made at and as of the date hereof and at and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date).

(iii) The representations and warranties contained in Section 3.8(a), Section 3.8(f) and Section 3.13(b) shall be true and correct in all respects as of the date hereof and at and as of the Effective Time, as though made at and as of the date hereof and at and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except, in the case of the representations and warranties contained in Section 3.8(a) or Section 3.8(f), for any de minimis inaccuracy.

(b) Performance of Obligations. The Company shall have, in all material respects, performed or complied with all obligations required to be performed or complied with by it under this Agreement at or before the Closing Date.

(c) No Event of Default. There shall not have occurred and be continuing, an Event of Default; provided, that this condition shall be deemed satisfied if such Event of Default occurred and is continuing due to a Funding Default.

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(e) Officer’s Certificate. Parent shall have received a certificate, signed by either the Chief Executive Officer or Chief Financial Officer of the Company, certifying as to the matters set forth in Section 6.2(a), Section 6.2(b), Section 6.2(d) and Section 6.2(d).

Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated hereby is also subject to the satisfaction or waiver by the Company on or before the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of each of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any “materiality” or “Parent Material Adverse Effect” qualifications contained therein) as of the date hereof and at and as of the Effective Time, as though made at and as of the date hereof and at and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except for such failures to be true and correct that would not individually or in the aggregate have a Parent Material Adverse Effect.

(b) Performance of Obligations. Each of Parent and Merger Sub shall have, in all material respects, performed or complied with all obligations required to be performed or complied with by it under this Agreement at or before the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate, signed by an executive officer of Parent, certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b).

Section 6.4 Frustration of Closing Conditions. Neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger and the other transactions contemplated hereby, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such Party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.10 and Section 5.11, materially contributed to the failure of such condition to be satisfied.

ARTICLE VII

TERMINATION; TERMINATION FEES AND EXPENSES

Section 7.1 Termination by Mutual Consent. This Agreement may be terminated at any time before the Effective Time by mutual written consent of Parent and the Company (but with respect to the Company, only pursuant to a resolution adopted by the Special Committee).

Section 7.2 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company (only pursuant to a resolution adopted by the Special Committee) at any time before the Effective Time:

(a) whether before or after obtaining the Requisite Company Vote, if the Merger has not been consummated by March 1, 2020 (the “Termination Date”). Notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.2(a) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement has materially contributed to, or resulted in, the failure to consummate the Merger by such date;

(b) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote is not obtained upon a vote taken thereat (or following an adjournment, postponement or recess thereof); or

(c) whether before or after obtaining the Requisite Company Vote, if any Governmental Authority shall have issued any Law or Order that makes illegal, permanently enjoins or otherwise permanently prohibits consummation of the Merger and such Law or Order is or shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 7.2(c) shall have used reasonable best efforts to challenge such Law or Order and cause such Law or Order to be withdrawn, rescinded, terminated, cancelled or otherwise nullified to the extent required under Section 5.10.

Section 7.3 Termination by Parent. This Agreement may be terminated by Parent at any time before the Effective Time:

(a) prior to the Company obtaining the Requisite Company Vote, if the Company Board or any committee thereof (including the Special Committee) shall have effected an Adverse Company Recommendation;

(b) if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition to Closing set forth in Section 6.2(a) or Section 6.2(b) and (ii) (A) is not capable of being cured prior to the Termination Date or (B) has not been cured by the Company within twenty (20) Business Days after the Company’s receipt of written notice of such breach from Parent, but only so long as neither Parent nor Merger Sub are then in breach of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition to Closing set forth in Section 6.3(a) or Section 6.3(b).

Section 7.4 Termination by the Company. This Agreement may be terminated by the Company (only pursuant to a resolution adopted by the Special Committee) at any time before the Effective Time:

(a) to enter into a definitive Contract providing for a Superior Proposal in accordance with Section 5.6(f);

(b) if Parent or Merger Sub breaches any of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition to Closing set forth in Section 6.3(a) or Section 6.3(b) and (ii) (A) is not capable of being cured prior to the Termination Date or (B) has not been cured by Parent within twenty (20) Business Days after Parent’s receipt of written notice of such breach from the Company, but only so long as the Company is not then in breach of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition to Closing set forth in Section 6.2(a) or Section 6.2(b);

(c) if (i) all of the conditions to the Closing set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than any condition the failure of which to be satisfied is attributable, in whole or in part, to a breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements contained in this Agreement and other than conditions that, by their nature, are to be satisfied at the Closing and which were, at the time of termination, capable of being satisfied), (ii) Parent and Merger Sub have failed to consummate the Closing on the date the Closing should have occurred pursuant to Section 1.2, (iii) the Company has notified Parent in writing that the Company is ready, willing and able to consummate the Closing and that such notice is being sent to Parent pursuant to this Section 7.4(c) and (iv) Parent and Merger Sub fail to consummate the Closing within five (5) Business Days after such notice is delivered to Parent.

Section 7.5 Manner and Effect of Termination. Any Party terminating this Agreement pursuant to any of Section 7.2, Section 7.3 or Section 7.4 shall give written notice of such termination to the other Party in accordance with this Agreement, which written notice shall specify the provision or provisions hereof pursuant to which such termination is being effected. If this Agreement is terminated pursuant to this Article VII, it shall become void and of no further force and effect, with no Liability on the part of any Party (or any Parent Related Party or Company Related Party) other than as provided in Section 7.6; provided that, notwithstanding anything to the contrary contained in this Agreement, the provisions of Section 2.2(f)(ii), Section 3.29, Section 4.13, Section 5.4(b), Section 5.11(a), Section 5.12, Section 5.13, this Section 7.5, Section 7.6, Article VIII, the Equity Commitment Letters (in accordance with the terms thereof) and the Confidentiality Agreements shall survive any termination of this Agreement; and provided, further, that, subject to Section 7.6, no such termination shall relieve any Party from any Damages resulting from a Willful and Material Breach of this Agreement prior to any termination, in which case the non-breaching Party shall be entitled to all rights and remedies available at Law or in equity.

Section 7.6 Fees and Expenses Following Termination.

(a) Except as set forth in this Section 7.6, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid in accordance with the provisions of Section 5.13.

(b) The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to the Company Termination Fee if this Agreement is terminated by Parent pursuant to Section 7.3(a) or the Company pursuant to Section 7.4(a), in which case payment shall be made within five (5) Business Days following such termination.

(c) For purposes of this Agreement, the “Company Termination Fee” means an amount in cash equal to $1,750,000.

(d) Parent and the Company acknowledge that (i) the fees and other provisions of this Section 7.6 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent and the Company would not enter into this Agreement and (iii) any amount payable pursuant to this Section 7.6 does not constitute a penalty. Except in the case of a Willful and Material Breach, Parent’s receipt of the Company Termination Fee, to the extent owed pursuant to this Section 7.6 shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) of Parent and its Affiliates, as applicable, against the Company Related Parties for (x) any Damages suffered as a result of the failure of the Merger to be consummated and (y) any other Damages suffered as a result of or under this Agreement and the transactions contemplated by this Agreement, and upon payment of the Company Termination Fee in accordance with this Section 7.6, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided that the foregoing shall not impair the rights of Parent, if any, to obtain injunctive relief pursuant to Section 8.15 prior to any termination of this Agreement

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Certain Definitions. For purposes of this Agreement:

(a) “Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a Person making a Takeover Proposal entered into on terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements.

(b) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person; provided that no Person that owns equity securities of the Company shall be deemed to be an Affiliate of the Company solely by virtue of such Person’s ownership of equity securities of the Company; provided, further, that (a) Parent and its Affiliates (other than the Company and its Subsidiaries) shall be deemed not to be Affiliates of the Company and its Subsidiaries and (b) the Company and its Subsidiaries shall be deemed not to be Affiliates of Parent and its Affiliates (other than the Company and its Subsidiaries), in each case, for any purposes hereunder. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(c) “Anticorruption Laws” means any and all applicable Laws concerning or relating to corruption, bribery, campaign finance, money laundering or sanctions, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, and Executive Orders imposing or regulations implementing economic sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control.

(d) “Applicable Exchange” means the NASDAQ Global Select Market or the Bursa Malaysia Berhad.

(e) “Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in New York, New York or Kuala Lumpur, Malaysia are authorized or required by Law to close.

(f) “Code” means the Internal Revenue Code of 1986.

(g) “Common Stock” means the common stock, par value $0.01 per share, of the Company.

(h) “Company Equity Awards” means a Company RSU or Company Stock Award.

(i) “Company Equity Plan” means the Empire Resorts, Inc. Amended and Restated 2015 Equity Incentive Plan.

(j) “Company Material Adverse Effect” means any fact, circumstance, change, event, development, occurrence or effect that (a) individually or in the aggregate with all other events,

circumstances, developments, changes and effects, would prevent or delay the consummation of the Merger beyond the Termination Date or (b) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, assets or results of operations, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, that, solely with respect to the foregoing clause (b), the term “Company Material Adverse Effect” shall not include any such fact, circumstance, change, event, development, occurrence or effect to the extent relating to or arising from (i) any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections or any developments in respect of the legalization of sports or online gambling in the State of New York, (ii) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof), (iii) any failure to make any payment of principal, interest or fees when due under any of the Term Loan Credit Agreement, the Revolving Credit Agreement or the Empire Credit Agreement at any time as a result of a Funding Default, (iv) any default under (A) Section 6.08(a) or Section 6.08(b) of the Term Loan Credit Agreement, (B) Section 6.08(a) or Section 6.08(b) of the Revolving Credit Agreement or (C) Section 8.10 of the Empire Credit Agreement, in each case, if cured or at any time after a Funding Default, (v) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (vi) changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof, (vii) changes in the Company’s and its Subsidiaries’ industries in general or seasonal fluctuations in the business of the Company or any of its Subsidiaries, (viii any change in the market price or trading volume of any securities or indebtedness of the Company or any of its Subsidiaries, any decrease of the ratings or the ratings outlook for the Company or any of its Subsidiaries by any applicable rating agency and the consequences of such ratings or outlook decrease, or the change in, or failure of the Company to meet, or the publication of any report regarding, any internal or public projections, forecasts, budgets or estimates of or relating to the Company or any of its Subsidiaries for any period, including with respect to revenue, earnings, cash flow or cash position (it being understood that the underlying causes of such change, decrease or failure shall, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be taken into account in determining whether a Company Material Adverse Effect has occurred), (ix) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war, (x) the existence, occurrence or continuation of any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, and (xi) the public announcement of this Agreement, the transactions contemplated by this Agreement and the identities of Parent, Merger Sub and their respective Affiliates (provided, that if any of the foregoing described in this clause (xi) result in a breach of any representation set forth in Article III, the fact, circumstance, change, event, development, occurrence or effect that result from, arise out of or relate to such breach shall not be disregarded when determining whether a Company Material Adverse Effect has occurred), except, in the case of clauses (i)–(ii), (v)–(vi) and (viii)-(ix), to the extent any such fact, circumstance, change, event, development occurrence or effect has a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the principal industries in which the Company and its Subsidiaries operate.

(k) “Company Option” means an award of an option to purchase shares of Common Stock granted pursuant to a Company Equity Plan.

(l) “Company Related Parties” means (i) the Company and its Subsidiaries, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of the Company or its Subsidiaries or (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing.

(m) “Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, obligation, promise, undertaking, commitment or other binding arrangement (in each case, whether written or oral). For avoidance of doubt, the term “Contract” does not include the Organizational Documents of any Person.

(n) “Empire Credit Agreement” means the Delayed Draw Term Loan Credit Agreement, dated as of December 28, 2017, among the Company, Monticello Raceway Management, Inc. and Bangkok Bank PCL, New York Branch.

(o) “Enforceability Exceptions” means (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability affecting creditors’ rights generally and (ii) general principles of equity.

(p) “Event of Default” means the occurrence of an “Event of Default” under any of the following Contracts, in each case as defined therein: the Term Loan Credit Agreement; the Revolving Credit Agreement; and the Empire Credit Agreement.

(q) “Exchange Act” means the Securities Exchange Act of 1934.

(r) “Exempted Party” means any Person, group of Persons or group that includes any Person (so long as such Person, together with all other members of such group, if any, who were members of such group that included such Person immediately prior to the expiration of the Go-Shop Period, represent at least 50% of the equity financing of such group at all times following the expiration of the Go-Shop Period), from whom the Company or any of its Representatives has received, after the execution of this Agreement and prior to the expiration of the Go-Shop Period, a Takeover Proposal that the Company Board (or a committee thereof, including the Special Committee) determines in good faith (such determination to be made no later than prior to the No-Shop Period Start Date), after consultation with outside legal counsel and its outside financial advisors, is a Superior Proposal or would reasonably be expected to result in a Superior Proposal; provided, however, that such Person or group of Persons shall immediately and irrevocably cease to be an Exempted Party (i) following the Cut-Off Date or (ii) if, at any time after the No-Shop Period Start Date, the Takeover Proposal submitted by such Person or group of Persons is withdrawn or terminated or modified in a manner such that, in the good faith determination of the Company Board (or a committee thereof, including the Special Committee) after consultation with outside legal counsel and its outside financial advisors, as modified, it no longer constitutes or is reasonably expected to result in a Superior Proposal.

(s) “Funding Default” means any failure by the Principal Stockholder to fund the KHRL Financing in the amounts and at the times required by the KH 2018 Preferred Stock Commitment Letter, including as the KH 2018 Preferred Stock Commitment Letter may have been or be amended before, on or after the date of this Agreement.

(t) “Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions (in each case, whether temporary or permanent) issued by any Gaming Authority or under Gaming Laws necessary for or relating to conduct of gaming, gambling, racing, casino or similar activities or the manufacture, distribution, service or sale of alcoholic beverages or the ownership or the operation, management and development of any gaming, gambling, racing, casino or similar operations.

(u) “Gaming Authorities” means any Governmental Authority with regulatory control and authority or jurisdiction over the conduct of gaming, gambling, racing, casino or similar activities or the manufacture, distribution, service or sale of alcoholic beverages or the ownership, operation, management or development of any gaming, gambling, racing, casino or similar operations, including the New York State Gaming Commission.

(v) “Gaming Law” means any foreign, federal, tribal, state, county or local statute, law, ordinance, rule, regulation, permit, consent, approval, finding of suitability, license, judgment, order, decree, injunction or other authorization governing or relating to the conduct of gaming, gambling, racing, casino or similar activities or the manufacture, distribution, service or sale of alcoholic beverages or the ownership, operation, management or development of any gaming, gambling, racing, casino or similar operations, including the rules, regulations, and Orders of the Gaming Authorities.

(w) “Governmental Authority” means: (i) any federal, state, local, municipal, foreign or international government or governmental authority, quasi-governmental entity of any kind, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private) or any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, (ii) any self-regulatory organization (including any stock exchange) or (iii) any political subdivision of any of the foregoing.

(x) “Hazardous Substances” means: (i) any substance that is listed, classified or regulated as hazardous, toxic or a pollutant or contaminant (or words of similar import) under any Environmental Law or (ii) any petroleum product or by-product, asbestos or asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon.

(y) “Intellectual Property” means all rights in and to intellectual property of any type or nature throughout the world, including: (i) trademarks, service marks, brand names, Internet domain names, logos, trade dress, trade names, and other indicia of origin, and all goodwill associated therewith and symbolized thereby; (ii) proprietary works of authorship, including works protected by copyright and proprietary industrial designs; (iii) patents and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues; (iv) proprietary data, confidential information, trade secrets and know-how; (v) domain names and social media identifiers and accounts, and (vi) software, in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority.

(z) “Intervening Event” means an event, fact, development, circumstance or occurrence (but specifically excluding any Takeover Proposal or Superior Proposal) that improves the business, assets, operations or prospects of the Company or its Subsidiaries and that was not known or reasonably foreseeable to the Special Committee and Company Board as of the date hereof and becomes known to the Special Committee and Company Board after the date of this Agreement.

(aa) “Knowledge” means, when used with respect to Parent or the Company, the actual knowledge of the Persons set forth in Section 8.1(aa) of the Parent Disclosure Letter or Company Disclosure Letter, respectively.

(bb) “Law” means any law, statute, ordinance, code, regulation, rule, treaty, convention or other requirement of, or promulgated or enacted by, any Governmental Authority, and any Orders.

(cc) “Liens” means any mortgages, deeds of trust, licenses, restrictions, lease, sublease, covenant, right of way, easement, encroachment, right, conditional sale, liens, pledges, security interests, claims, options, rights of first offer or refusal, charges or other encumbrances in respect of any property or asset, including any restriction on use, transfer, voting or other exercise of any attributes of ownership.

(dd) “Orders” means any orders, decisions, judgments, writs, injunctions, decrees, awards or other determination of any Governmental Authority.

(ee) “Organizational Documents” means the certificate of incorporation and bylaws (or the equivalent organizational documents) executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

(ff) “Owned Intellectual Property” means all Intellectual Property owned by either the Company or any of its Subsidiaries.

(gg) “Parent Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, would prevent or materially delay the consummation of the Merger.

(hh) “Parent Related Parties” means (i) Parent, Merger Sub and the Equity Investors, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of Parent, Merger Sub or the Equity Investors or (iii) any former, current or future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing.

(ii) “Permitted Lien” shall mean (i) any Lien for Taxes, assessments or other governmental charges which are not yet due or which are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP, (ii) Liens securing indebtedness or liabilities that are reflected in the Company SEC Reports filed with, or furnished to, the SEC two (2) Business Days prior to the date of this Agreement, (iii) such non-monetary Liens or other imperfections or irregularities of title, if any, that are not materially adverse to the Company and its Subsidiaries or to the market value, use or operation of the encumbered property, including (A) easements, rights-of-way, servitudes, covenants, conditions and restrictions, in each case whether or not shown by the public records, (B) overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the applicable property, and (C) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (iv) rights of parties in possession under leases, subleases (at any level) or other occupancy agreements, (v) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning, entitlement, building and other land use Liens and regulations but only to the extent that the same are not materially violated by the current operations of the Company and its Subsidiaries, (vi) Liens disclosed on existing title insurance policies (including any date down endorsements issued thereto), title reports or existing surveys which have been delivered to Parent, (vii) materialmans’, mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business for amounts not yet due or which are being contested in good faith and for which adequate accruals or reserves have been established, in each case, to the extent required by GAAP, (viii) in the case of leased, subleased (at any level) or licensed real property, any Lien to which the fee or any other superior interest in the leased, subleased (at any level) or licensed premises is subject, and any rights contained in the applicable lease, sublease (at any level), license or other occupancy agreement, (ix) licenses or other grants of rights to use of Intellectual Property, (x) Liens securing obligations under the Empire Credit Agreement, the Revolving Credit Agreement and the Term Loan Credit Agreement, (xii) Liens disclosed in Section 8.1 of the Company Disclosure Letter and (xiii) Liens incurred in connection with workers’ compensation, unemployment insurance and other types of social security or in the ordinary course of business to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations.

(jj) “Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a Governmental Authority.

(kk) “Personal Information” means any information (i) that alone or in combination with other information can be used to specifically identify an individual natural Person or (ii) relating to an identified or identifiable individual.

(ll) “Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of such Person (including, in the case of the Company, the Special Committee) and their respective Affiliates.

(mm) “Requisite Company Vote” means adoption of this Agreement by the affirmative vote or consent of holders of (i) a majority of the voting power of the outstanding shares of Common Stock, Series B Preferred Stock and Series F Preferred Stock, voting as a single class, entitled to vote thereon as of the record date for the Company Stockholders Meeting and (ii) a majority of the voting power of the outstanding shares of Common Stock and Series B Preferred Stock, voting as a single class, that are not owned, beneficially or of record, by the Principal Stockholder, GenM or their respective Affiliates or any officer or director of the Company.

(nn) “Requisite Gaming Approvals” means such Gaming Approvals as set forth in Section 8.1(nn) of the Company Disclosure Letter.

(oo) “Subsidiary” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person.

(pp) “Superior Proposal” means a bona fide written Takeover Proposal (with all percentages in the definition of Takeover Proposal changed to 75%) made in writing and not solicited in violation of Section 5.6 which the Special Committee determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, (i) is on terms and conditions more favorable, from a financial point of view, to the stockholders of the Company than those contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 5.6(f) and the time likely to be required to consummate such Takeover Proposal) and (ii) is reasonably capable of being completed, taking into account all material financial, regulatory, legal and other aspects of such proposal, but excluding whether Parent and any of its Affiliates that stockholders of the Company would vote in favor of, tender into or otherwise support such Takeover Proposal.

(qq) “Takeover Proposal” means, other than the transactions contemplated by this Agreement, any proposal or offer (whether written or oral) relating to (i) a merger, consolidation, spin-off, share exchange (including a split-off) or business combination involving the Company or any of its Subsidiaries representing 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of the Company, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution involving 20% or more of the assets of the Company and its Subsidiaries, taken as a whole or (v) any other transaction having a similar effect to those described in clauses (i) through (iv).

(rr) “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(ss) “Taxes” means all federal, state, provincial, county, local, municipal, foreign and other taxes, assessments, duties or similar charges, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Authority.

(tt) “Term Loan Credit Agreement” means the Building Term Loan Credit Agreement, dated as of January 24, 2017, among MOC, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, administrative agent.

(uu) “Willful and Material Breach” means a willful and deliberate act or a willful and deliberate failure to act (including a failure to cure), in each case that is the consequence of an act or omission by a Party that knows that the taking of such act or failure to take such act would cause a breach of this Agreement (regardless of whether breaching was the object of the act or failure to act), it being understood that such term shall include, in any event, the failure to consummate the Merger within five (5) Business Days of the time when such Party is required to do so by this Agreement and the failure to obtain the Equity Financing.

Section 8.2 Interpretation. Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean U.S. dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided that nothing contained in this Section 8.2 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j) the word “or” shall be disjunctive but not exclusive;

(k) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(l) references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

(m) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties;

(n) with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence;

(o) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and

(p) references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.”

(q) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of such Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.9 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.3 No Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement (other than those set forth in Section 3.29 and Section 4.13) shall survive the Effective Time. This Section 8.3 shall not limit any covenant or agreement of the Parties which, by its terms, contemplates performance after the Effective Time, which, in each case, shall survive in accordance with its terms and conditions.

Section 8.4 Governing Law; Submission to Jurisdiction; Waivers. This Agreement, and any dispute, claim, legal action, suit, proceeding or controversy arising out of or in any way relating hereto or any of the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that state without regard to the conflict of laws rules thereof.

Section 8.5 Submission to Jurisdiction; Service. EACH PARTY TO THIS AGREEMENT IRREVOCABLY (A) CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY (THE “COURT OF CHANCERY”) AND ANY STATE APPELLATE COURT THEREFROM LOCATED IN THE STATE OF DELAWARE (OR, ONLY IF THE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE) IN ANY ACTION RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION BROUGHT IN SUCH COURT, (C) WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND (D) AGREES THAT SERVICE OF PROCESS OR OF ANY OTHER PAPERS UPON SUCH PARTY BY REGISTERED MAIL AT THE ADDRESS TO WHICH NOTICES ARE REQUIRED TO BE SENT TO SUCH PARTY UNDER SECTION 8.7 SHALL BE DEEMED GOOD, PROPER AND EFFECTIVE SERVICE UPON SUCH PARTY.

Section 8.6 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND

ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION  8.6.

Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a Party as shall be specified by like notice):

If to Parent or Merger Sub, to:

c/o Genting Malaysia Berhad

24th Floor Wisma Genting

Jalan Sultan Ismail

Kuala Lumpur, Malaysia

Attention: Elaine Loh

Email:       elaine.loh@genting.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Steven L. Wilner

     Matthew P. Salerno

     James E. Langston

Facsimile: (212)225-3999

Email: swilner@cgsh.com

          msalerno@cgsh.com

          jlangston@cgsh.com

and

Morris, Nichols, Arsht & Tunnell LLP

1201 N. Market Street

Wilmington, DE 19801

Attention: Melissa DiVincenzo

        Eric Klinger-Wilensky

Email:      mdivincenzo@mnat.com

        ekwilensky@mnat.com

If to the Company, to:

c/o Special Committee of the Board of Directors

Empire Resorts, Inc.

Monticello Casino and Raceway

204 State Route 17B, P.O. Box 5013

Monticello, NY 12701

Attention: Nanette Horner

Email:       nhorner@empireresorts.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Jeffrey D. Marell

Email:       jmarell@paulweiss.com

All such notices or communications shall be deemed to have been delivered and received (a) if delivered in person, on the day of such delivery, (b) if by electronic mail, on the day on which such electronic mail was sent; provided that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the seventh Business Day after the mailing thereof or (d)  if by reputable overnight delivery service, on the second Business Day after the sending thereof.

Section 8.8 Amendment. This Agreement may be amended by the Parties at any time before the Effective Time, whether before or after obtaining the Requisite Company Vote, so long as (a) no amendment that requires further stockholder approval under applicable Law after stockholder approval hereof shall be made without such required further approval and (b) such amendment has been duly approved by the Special Committee. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 8.9 Extension; Waiver. At any time before the Effective Time, Parent and Merger Sub, on the one hand, and the Company (only pursuant to a resolution adopted by the Special Committee), on the other hand, may (a) extend the time for the performance of any of the obligations of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a Party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 8.10 Entire Agreement. This Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Equity Commitment Letters and the Confidentiality Agreements contain all of the terms, conditions and representations and warranties agreed to by the Parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. Without limiting the generality of Section 3.29 and Section 4.13, no representation, warranty, inducement, promise, understanding or condition not set forth in Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Equity Commitment Letters and the Confidentiality Agreements has been made or relied upon by any of the Parties. Notwithstanding anything to the contrary herein, this Agreement shall not supersede any Contract in effect on the date hereof between Kien Huat and its Affiliates and the Company (including (a) the investment agreement between Kien Huat and the Company, dated August 19, 2009 (as amended by that certain first amendment and clarification to the investment agreement dated September 30, 2009), (b) the letter agreement between Kien Huat and the Company, dated February 17, 2016 (as amended on December 28, 2017), (c) the letter agreement between Kien Huat and the Company, dated November 6, 2018 (as amended and restated on November 9, 2018, and amended on May 7, 2019), (d) the loan agreement between Kien Huat and the Company, dated December 28, 2017, (e) the loan agreement between Kien Huat and the Company, dated June 25, 2018 and (f) the registration rights agreement between Kien Huat and the Company, dated August 19, 2009).

Section 8.11 No Third-Party Beneficiaries. Except (a) as provided in Section 5.9 and Section 8.18 and (b) for the provisions of Article II (which, from and after the Effective Time, shall be for the benefit of holders of Common Stock, Series B Preferred Stock, Company RSUs and Company Stock Awards as of the Effective Time), Parent and Merger Sub, on the one hand, and the Company, on the other hand, hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.9 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, then (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 8.13 Rules of Construction. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Subject to and without limiting the introductory language to Article III and Article IV, each Party has or may have set forth information in its respective disclosure letter in a section of such disclosure letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not constitute an admission by such Party that such item is material, that such item has had or would have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement.

Section 8.14 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other Parties, which any such Party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void.

Section 8.15 Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court (or, only if the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court sitting in the State of Delaware), this being in addition to any other remedy at law or in equity, and the Parties hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.16 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each Party shall have received a counterpart signed by all of the other Parties.

Section 8.17 Special Committee Approval. Notwithstanding anything to the contrary herein, no amendment or waiver of any provision of this Agreement and no decision or determination shall be made, or action taken, by or on behalf of the Company under or with respect to this Agreement without first obtaining the approval of the Special Committee.

Section 8.18 Non-Recourse. The Company agrees, both for itself and its stockholders and Affiliates, that, except with respect to the named parties to the Equity Commitment Letters and then only to the extent expressly permitted by such Equity Commitment Letters, all claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against Parent and Merger Sub, and no Person who is not a named Party, including without limitation any Parent Related Parties, shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of

Parent or Merger Sub against its owners or Affiliates) for any obligations or Liabilities arising under, in connection with or related to this Agreement, the Equity Commitment Letters or for any claim based on, in respect of, or by reason of this Agreement, the Equity Commitment Letters or their negotiation or execution, and the Company waives and releases all such Liabilities, claims and obligations against any such Parent Related Parties. Parent Related Parties are expressly intended as third party beneficiaries of this provision of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Members have duly executed this Agreement as of the date first written above.

HERCULES TOPCO LLC

By:	/s/ Dato’ Sri Lee Choong Yan
Name: Dato’ Sri Lee Choong Yan
Title: Authorized Officer

[Signature Page to Agreement and Plan of Merger]

HERCULES MERGER SUBSIDIARY INC.

By:	/s/ Dato’ Sri Lee Choong Yan
Name: Dato’ Sri Lee Choong Yan
Title: Authorized Officer

[Signature Page to Agreement and Plan of Merger]

EMPIRE RESORTS, INC.

By:	/s/ Ryan Eller
Name: Ryan Eller
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

[See attached]

Execution Version

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF THE DESIGNATIONS, POWERS

PREFERENCES AND RIGHTS

OF THE

SERIES F CONVERTIBLE PREFERRED STOCK

($0.01 PAR VALUE PER SHARE)

OF

EMPIRE RESORTS, INC.

A DELAWARE CORPORATION

PURSUANT TO SECTION 242 OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Empire Resorts, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Amended and Restated Certificate of the Designations, Powers Preferences and Rights of the Series F Convertible Preferred Stock ($0.01 Par Value per Share) of the Corporation is hereby amended by:

a. Replacing the words “One Thousand Five Hundred (1,500)” in Section 1 thereof with the words “One Thousand Six Hundred (1,600)”; and

b. Adding a new Subsection 4(b)(iv) to provide in full as follows:

“(iv) Notwithstanding anything to the contrary herein, neither (i) the acquisition of shares of capital stock of the Corporation by Kien Huat Realty III Limited (“Kien Huat”), Genting (USA) Limited (“Gen USA”) or any of their respective affiliates or any Person that is a “group” of which Kien Huat, Gen USA or their respective affiliates is a member (including the Purchase and the Contributions pursuant to that certain Term Sheet, dated as of August 5, 2019, entered into by Kien Huat, Genting Malaysia Berhad and Gen USA) nor (ii) the consummation of a merger pursuant to that certain Agreement and Plan of Merger, dated August 18, 2019 (as it may be amended from time to time), by and between Hercules Topco LLC, Hercules Merger Subsidiary Inc. and the Corporation shall constitute a Change of Control Transaction.”

2. The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this      day of                     , 2019.

EMPIRE RESORTS, INC.

By:
Name: Ryan Eller
Title: President and Chief Executive Officer

[Signature Page to Certificate of Amendment to Series F Certificate of Designation]

Appendix B

August 18, 2019

Special Committee of the Board of Directors

Empire Resorts, Inc.

Monticello Casino and Raceway

204 State Route 17B, P.O. Box 5013

Monticello, NY 12701

Members of the Special Committee:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of Empire Resorts, Inc. (the “Company”), other than the Excluded Holders (as defined below), of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among Hercules Topco LLC (“Parent”), Hercules Merger Subsidiary Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. As more fully described in the Agreement, Merger Sub will be merged with and into the Company (the “Transaction”) and each issued and outstanding share of Company Common Stock (other than (x) shares owned by the Principal Stockholder, GenM (as defined in the Agreement) or their respective affiliates, (y) shares owned by the Company or any of its wholly owned subsidiaries and (z) shares regarding which appraisal rights have been validly exercised in accordance with Section 262 of the Delaware General Corporation Law) will be converted into the right to receive $9.74 in cash, without interest (the “Consideration”). The term “Excluded Holders” refers to Parent, Merger Sub, and the holder (the “Principal Stockholder”) of Company Common Stock (and their respective affiliates) that is entering into a voting agreement with the Company with respect to the Agreement and the respective affiliates of the foregoing.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company; (iii) conducted discussions with members of the senior management and representatives of the Company concerning the information described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Company generally; (iv) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (v) reviewed an execution version the Agreement; (vi) participated in certain discussions and negotiations among representatives of the Company and representatives of, and advisors to, Parent and its affiliates; and (vii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not assumed any responsibility for, and did not undertake any, independent verification of any of such information. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. We express no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company, and does not address any legal, regulatory, tax or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the fairness of the Consideration from a financial point of view to the holders of Company Common Stock (other than the Excluded Holders). In addition, we note and have taken into account the Company’s disclosure in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019 that the Company may be required, in the absence of obtaining additional liquidity sources or restructuring its existing debt and other obligations, to pursue an in-court proceeding for protection under Chapter 11 of the United States Bankruptcy Code with respect to certain subsidiaries of the Company in light of liquidity challenges facing the Company and its subsidiaries. We are not expressing any opinion as to fair value or the solvency of the Company following the closing of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, and that the parties to the Agreement will comply with all the material terms of the Agreement. We have assumed, with your consent, that all governmental, regulatory or other consents or approvals necessary for the completion of the Transaction will be obtained, except to the extent that could not be material to our analysis.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments occurring or coming to our attention after the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company, Parent or the Transaction.

We have acted as financial advisor to the Special Committee in connection with the Transaction and will receive fees for our services, the principal portion of which is contingent upon the consummation of the Transaction. We also received monthly fees in connection with our engagement and will be entitled to receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and Parent. We have provided and are currently providing investment banking and other services to the Company unrelated to the Transaction and have received and may receive compensation for such services. In the past two years prior to the date hereof, we acted, among other things, (i) as a financial advisor to the Company in connection with a capital markets transaction in January 2017, (ii) as a financial advisor to the Company in connection with a capital markets transaction in May 2017, (iii) as a financial advisor to a subsidiary of the Company for general advisory services in December 2017, (iv) as a financial advisor to the Company in connection with a strategic alliance in November 2018, and (v) currently as a financial advisor to the company in connection with a potential acquisition transaction. We may in the future provide investment banking and other services for the Company, Parent, the Principal Stockholder and their respective affiliates, and may receive compensation for such services.

This opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Consideration from a financial point of view to the holders of Company Common Stock (other than the Excluded Holders). In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by holders of Company Common Stock (other than the Excluded Holders) in the Transaction is fair from a financial point of view to such holders.

Very truly yours,

MOELIS & COMPANY LLC

Appendix C

General Corporation Law of Delaware

Section 262 Appriasal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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